Exhibit 2

Scheme Booklet

This is an important document and requires your immediate attention. You should read this document in its entirety prior to deciding whether or not to vote in favour of the Merger Proposal. In addition to information for St.George Shareholders, this document provides information regarding a SAINTS Scheme and Option Scheme. Your Directors recommend that SAINTS Holders vote in favour of the SAINTS Scheme and Award Option Holders vote in favour of the Option Scheme, in each case in the absence of a superior proposal.

If you are in any doubt as to how to deal with this document, please consult your financial, legal, tax or other professional adviser immediately.

For a proposal to merge

St.George Bank Limited

(ABN 92 055 513 070) and

Westpac Banking Corporation

(ABN 33 007 457 141)

VOTE YES

Your Directors unanimously

recommend that you vote in

favour of the Merger Proposal,

in the absence of a superior

proposal

Financial adviser to St.George Bank Limited	Legal adviser to St.George Bank Limited	St.George Bank Limited (ABN 92 055 513 070)

Overview of this Scheme Booklet

What is this Scheme Booklet for?

This booklet contains information about the proposed merger of St.George and Westpac by way of a scheme of arrangement (referred to in this Scheme Booklet as the Merger Proposal).

It provides holders of St.George Bank Limited ordinary shares (St.George Shareholders) with information to consider before voting on the Merger Proposal at the Share Scheme Meeting and Extraordinary General Meeting to be held on Thursday 13 November 2008.

This booklet also provides:

•

SAINTS Holders with information to consider before voting on the SAINTS Scheme at the SAINTS Scheme Meeting to be held on Thursday 13 November 2008 after the Share Scheme Meeting and Extraordinary General Meeting (see Section 10 of this Scheme Booklet for details); and

•

Award Option Holders with information to consider before voting on the Option Scheme at the Option Scheme Meeting to be held on Thursday 13 November 2008 after the SAINTS Scheme Meeting (see Section 11 of this Scheme Booklet for details).

Why should St.George Shareholders vote?

If you are a St.George Shareholder, you will have a say in whether the Merger Proposal is implemented.

Is the Merger Proposal in the best interests of St.George Shareholders?

The St.George Directors unanimously recommend that St.George Shareholders vote in favour of the Merger Proposal, in the absence of a superior proposal.

The Independent Expert has concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal.

However, you are not obliged to follow the recommendation of the St.George Directors or the conclusions of the Independent Expert. There are certain factors that may lead you to vote against the Merger Proposal. Some of these factors are outlined in the Section headed “Why you may consider voting against the Merger Proposal” on page 20

Questions?

St.George Security Holders who have questions in relation to the Merger Proposal, SAINTS Scheme or Option Scheme can visit St.George’s website for the Merger Proposal (www.stgeorgemerger.com.au), or contact the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday. Alternatively, they can contact their financial, legal, tax or other professional adviser.

ST.GEORGE SCHEME BOOKLET

What to do next

1. Read this Scheme Booklet

St.George Security Holders should read and carefully consider the information in this Scheme Booklet to help them make an informed decision:

•	in relation to their St.George Shares, SAINTS and/or Award Options (as applicable); and

•	on how to vote at the Share Scheme Meeting, Extraordinary General Meeting, SAINTS Scheme Meeting and/or Option Scheme Meeting (as applicable).

2. Vote on the Merger Proposal, SAINTS Scheme and/or Option Scheme

St.George Shareholders who are entitled to vote on the Merger Proposal can do so:

•

by proxy, using the enclosed Ordinary Shareholders Proxy Form (which covers both the Share Scheme Meeting and Extraordinary General Meeting) or submitting their proxy appointment(s) online at www.stgeorgemerger.com.au; or

•

in person, by attending the Share Scheme Meeting and Extraordinary General Meeting to be held on Thursday 13 November 2008 at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney, with the Share Scheme Meeting starting first at 10.00am (Sydney time).

Those persons who are registered as St.George Shareholders as at 7.00pm (Sydney time) on Tuesday 11 November 2008 will be entitled to vote at the Share Scheme Meeting (other than Excluded Shareholders) and Extraordinary General Meeting.

Each St.George Shareholder who votes by proxy must deliver, post or fax their Ordinary Shareholders Proxy Form (which covers both the Share Scheme Meeting and Extraordinary General Meeting) to the address or fax number set out on the Proxy Form so that it is received by the St.George Registry by 12.00pm (Sydney time) on Tuesday 11 November 2008. Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

SAINTS Holders should refer to Section 10 for details on how to vote on the SAINTS Scheme, and Award Option Holders should refer to Section 11 for details on how to vote on the Option Scheme.

Important notices

Purpose of this Scheme Booklet

This Scheme Booklet provides St.George Security Holders with information about the acquisition by Westpac of all of the St.George Shares and SAINTS, as well as the cancellation of all of the Award Options (other than those held by Excluded Award Option Holders), pursuant to the Share Scheme, SAINTS Scheme and Option Scheme respectively. It explains the terms of the Schemes and the manner in which the Schemes will be considered and implemented (if approved), and provides such information as is prescribed or otherwise material to the decision of the relevant St.George Security Holders whether or not to vote in favour of the relevant Scheme at the relevant Scheme Meeting.

This Scheme Booklet also contains information about the proposed Constitution Amendment that must be approved by St.George Shareholders at the Extraordinary General Meeting in order for the Share Scheme to be implemented.

In this Scheme Booklet, the term Merger Proposal means the Share Scheme and Constitution Amendment collectively.

General

St.George Security Holders should read this Scheme Booklet in its entirety before making a decision as to how to vote on the resolutions to be considered at the relevant Scheme Meeting and the Extraordinary General Meeting. If they have any questions, they should contact the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or visit the website www.stgeorgemerger.com.au. Alternatively, they can contact their financial, legal, tax or other professional adviser.

In addition to this Scheme Booklet, a Scheme Booklet Supplement containing a copy of the complete Independent Expert’s Report, the Investigating Accountant’s Report and the Merger Implementation Agreement may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday. A copy of the Scheme Booklet and Scheme Booklet Supplement can be requested online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will also be available for downloading and viewing from that website.

Responsibility for information

St.George has provided, and is responsible for, the St.George Information in this Scheme Booklet, and Westpac and its directors, officers, employees and advisers do not assume any responsibility for the accuracy or completeness of the St.George Information.

Westpac has provided, and is responsible for, the Westpac Information in this Scheme Booklet and St.George and its directors, officers, employees and advisers do not assume any responsibility for the accuracy or completeness of the Westpac Information.

PricewaterhouseCoopers Securities Ltd has prepared and is responsible for the Investigating Accountant’s Report, and:

•	St.George and its directors, officers, employees and advisers do not assume any responsibility for the accuracy or completeness of the Investigating Accountant’s Report; and

•	Westpac and its directors, officers, employees and advisers do not assume any responsibility for the accuracy or completeness of the Investigating Accountant’s Report.

A copy of the Investigating Accountant’s Report is set out in the Scheme Booklet Supplement.

Grant Samuel & Associates Pty Limited has prepared and is responsible for the Independent Expert’s Report, and the summary of the Independent Expert’s Report, and takes responsibility for those. None of St.George, Westpac, and their respective directors, officers, employees and advisers assume any responsibility for the accuracy or completeness of the information in the Independent Expert’s Report or its summary, except, in the case of St.George and Westpac, in relation to information given by them respectively to the Independent Expert.

The summary of the Independent Expert’s Report is contained in Section 8 and a copy of the complete Independent Expert’s Report is set out in the Scheme Booklet Supplement.

ASIC and ASX

This Scheme Booklet contains the explanatory statement for each Scheme for the purposes of section 412(1) of the Corporations Act. A copy of this Scheme Booklet has been registered by ASIC for the purposes of section 412(6) of the Corporations Act. ASIC has been given the opportunity to comment on this Scheme Booklet in accordance with section 411(2)(b) of the Corporations Act. Neither ASIC nor any of its officers take any responsibility for the contents of this Scheme Booklet.

ASIC has been requested to provide a statement, in accordance with section 411(17)(b) of the Corporations Act, that ASIC has no objection to the Schemes. If ASIC provides that statement, it will be produced to the Court at the time of the Court hearing to approve the Schemes.

A copy of this Scheme Booklet has been provided to ASX. Neither ASX nor any of its officers takes any responsibility for the contents of this Scheme Booklet.

Forward looking statements

Certain statements in this Scheme Booklet relate to the future. The forward looking statements in this Scheme Booklet are not based on historical facts, but rather reflect the current expectations of St.George or, in relation to the Westpac Information, Westpac, concerning future results and events. These statements generally may be identified by the use of forward looking words or phrases such as ‘believe’, ‘aim’, ‘expect’, ‘anticipate’, ‘intend’, ‘foresee’, ‘likely’, ‘should’, ‘plan’, ‘may’, ‘estimate’, ‘potential’, or other similar words and phrases. Similarly, statements that describe St.George’s or Westpac’s objectives, plans, goals or expectations are or may be forward looking statements.

These forward looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual results, performance or achievements of St.George, Westpac or the Merged Group to be materially different from future results, performance or achievements expressed or implied by such statements. Such forward looking statements are based on numerous assumptions regarding present and future business strategies and the environment in which St.George, Westpac and the Merged Group will operate in the future. Certain important factors that could cause actual results, performance or achievements to differ materially from those in the forward looking statements include, among others, the actions of competitors, activities by governmental authorities such as changes in tax or regulation and general economic conditions. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any forward looking statements. Other unknown factors could also have a material adverse effect on future results of St.George, Westpac or the Merged Group. Forward looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward looking statements.

St.George Security Holders should note that the historical financial performance of St.George and Westpac is no assurance of future financial performance of St.George, Westpac and/or the Merged Group (whether or not the Merger Proposal proceeds).

Other than as required by law, neither St.George nor Westpac nor any of the directors of those companies nor any other person gives any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Scheme Booklet will actually occur.

The forward looking statements in this Scheme Booklet reflect views held only at the date of this Scheme Booklet. Subject to any continuing obligations under law or the Listing Rules, St.George, Westpac and their respective directors disclaim any obligation or undertaking to disseminate after the date of this Scheme Booklet any updates or revisions to any forward looking statements to reflect any change in expectations in relation to those statements or any change in events, conditions or circumstances on which any such statement is based.

Effect of rounding

A number of figures, amounts, percentages, estimates, calculations of value and fractions in this Scheme Booklet, including, but not limited to, those in respect of the consideration under each Scheme (Figures), are subject to the effect of rounding. Accordingly, the actual calculation of these Figures may differ from the Figures set out in this Scheme Booklet. In particular, all entitlements to New Westpac Shares will be rounded up or down to the nearest whole number of New Westpac Shares (with any fractional entitlement of 0.5 or more being rounded up) in order to avoid fractions of New Westpac Shares.

Investment decisions

This Scheme Booklet does not constitute financial product advice and has been prepared without reference to the investment objectives, financial situation, tax position or particular needs of any securityholder or any other person. This Scheme Booklet should not be relied upon as the sole basis for any investment decisions in relation to St.George Shares, SAINTS or Award Options, Westpac Shares or any other securities, and independent financial, legal, tax and other professional advice should be sought before making any such investment decision.

Notice to St.George Security Holders in jurisdictions outside Australia

This Scheme Booklet has been prepared having regard to Australian disclosure requirements and Australian accounting standards. These disclosure requirements and accounting standards may be different from those in other countries.

It is important that St.George Security Holders who are not Australian resident taxpayers or who are liable for tax outside Australia seek specific tax advice in relation to the Australian and overseas tax consequences of each of the Schemes.

This Scheme Booklet, the Merger Proposal, the SAINTS Scheme and the Option Scheme do not, either individually or in combination, constitute an offer to sell to St.George Security Holders or a solicitation of an offer to purchase from St.George Security Holders any securities in St.George or Westpac in any jurisdiction where such an offer or solicitation would be illegal. In particular, St.George Shareholders who are Ineligible Foreign St.George Shareholders (which, as at the date of this Scheme Booklet, are expected to comprise those St.George Shareholders with registered addresses in jurisdictions outside Australia and its external territories, New Zealand, the UK, the US, Hong Kong and Singapore) will not be issued with New Westpac Shares but will receive a cash payment. See Section 1.7 for further details.

Notice to St.George Shareholders in New Zealand

The offer to any St.George Shareholder in New Zealand of New Westpac Shares under the Share Scheme is made in reliance on the Securities Act (Overseas Companies) Exemption Notice 2002. This Scheme Booklet has not been registered, filed with or approved by any New Zealand regulatory authority or under or in accordance with the Securities Act 1978 (New Zealand).

This Scheme Booklet is, therefore, not a prospectus or an investment statement under New Zealand law and may not contain all the information that a prospectus or investment statement under New Zealand law is required to contain. St.George Shareholders in New Zealand should seek their own advice and satisfy themselves as to the Australian and New Zealand tax consequences of participating in the Share Scheme.

Notice to St.George Shareholders in the United States of America

The New Westpac Shares to be issued pursuant to the Share Scheme have not been, and will not be, registered under the United States Securities Act of 1933, as amended (Securities Act), or the securities laws of any other jurisdiction, and may not be offered or sold in the US or to U.S. Persons (as defined in Regulation S under the Securities Act) unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

Any New Westpac Shares issued pursuant to the Share Scheme will be issued in reliance on the exemption from the registration requirements of the Securities Act provided in section 3(a)(10) of the Securities Act based on the approval of the Share Scheme by the Court.

ST.GEORGE SCHEME BOOKLET

If the Court approves the Share Scheme, its approval will constitute the basis for the Westpac Shares to be issued under the Share Scheme without registration under the Securities Act, in reliance on the exemption from the registration requirements of the Securities Act provided by section 3(a)(10).

Westpac Shares received pursuant to the Share Scheme by any person who may be deemed to be an “affiliate” of Westpac under rule 145 under the Securities Act, including, without limitation, directors and certain executive officers, may not be resold in the US or to a U.S. Person except in accordance with the provisions of Rule 144 under the Securities Act, outside of the US in reliance upon Regulation S under the Securities Act, or as otherwise permitted by the Securities Act.

Notice to St.George Security Holders in Hong Kong

This Scheme Booklet is for the exclusive use of St.George Security Holders in connection with the Schemes. Accordingly, this Scheme Booklet must not be distributed, published, reproduced or disclosed (in whole or in part) by St.George Security Holders to any other person in Hong kong or used for any purpose in Hong kong other than in connection with St.George Security Holders’ consideration of the Schemes. This Scheme Booklet does not constitute an offer or invitation for the subscription, sale or purchase of securities in Hong kong and shall not form the basis of any contract.

Notice to St.George Shareholders in Singapore

This Scheme Booklet has not been lodged or registered with the Monetary Authority of Singapore (MAS). The MAS assumes no responsibility for the contents of this Scheme Booklet. The MAS has not in any way considered the merits of the New Westpac Shares being offered pursuant to the Share Scheme and Option Scheme as described in this Scheme Booklet.

Defined terms

Capitalised terms and certain abbreviations used in this Scheme Booklet and the Proxy Forms have the defined meanings set out in the Glossary in Section 13. The reports contained in the Annexures to this Scheme Booklet and the Scheme Booklet Supplement each have their own defined terms which are sometimes different from those set out in the Glossary in Section 13.

References to currency

All references to $, A$, AUD, cents or c in this Scheme Booklet are to Australian currency, unless otherwise specified.

Privacy and personal information

St.George and Westpac and their respective share registries may collect personal information in the process of implementing the Merger Proposal, the SAINTS Scheme or the Option Scheme. The personal information may include the names, addresses, other contact details, bank account details and details of the holdings of St.George Security Holders, and the names of individuals appointed by St.George Security Holders as proxies, corporate representatives or attorneys at the Scheme Meetings and Extraordinary General Meeting.

St.George Security Holders who are individuals and the other individuals in respect of whom personal information is collected as outlined above have certain rights to access the personal information collected in relation to them. Such individuals should contact the St.George Registry on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or e-mail privacy@computershare.com.au in the first instance if they wish to request access to that personal information.

The personal information is collected for the primary purpose of assisting St.George and Westpac to implement the Merger Proposal, the SAINTS Scheme and the Option Scheme and conduct the Scheme Meetings and the Extraordinary General Meeting. The personal information may be disclosed to St.George’s and Westpac’s share registries, to securities brokers, to third party service providers, including print and mail service providers and professional advisers, to Related Bodies Corporate of St.George, Westpac and each of their agents and contractors, and to ASX and other regulatory authorities, and in any case, where disclosure is required or allowed by law or where the individual St.George Security Holder has consented. Personal information of St.George Security Holders may also be used to call them in relation to their securities, the Merger Proposal, SAINTS Scheme and/or Option Scheme.

St.George Security Holders who appoint an individual as their proxy, corporate representative or attorney to vote at the Scheme Meetings and the Extraordinary General Meeting should ensure that they inform such an individual of the matters outlined above.

References to time

All references to time in this Scheme Booklet are to the time in Sydney, Australia.

Date of this Scheme Booklet

This Scheme Booklet is dated 29 September 2008.

Contents

	Overview of this Scheme Booklet	IFC
	What to do next	1
	Important notices	2
	Key dates for the Merger Proposal	4
	Letter from the Chairman of St.George	6
	Letter from the Chairman of Westpac	8
	Meeting details and how to vote on the Merger Proposal	10
	What you will receive under the Merger Proposal	12
	Why you should vote in favour of the Merger Proposal	13
	Why you may consider voting against the Merger Proposal	20
	Other relevant considerations for St.George Shareholders	23
	Frequently asked questions	25
1	Summary of the Merger Proposal	33
2	Information about St.George	41
3	Information about Westpac	55
4	Profile of the Merged Group	79
5	Risks associated with the Merger Proposal	91
6	Implementation of the Merger Proposal	97
7	key terms of the Merger Implementation Agreement	101
8	Summary of Independent Expert’s Report	105
9	Tax summary	131
10	Information for SAINTS Holders	135
11	Information for Award Option Holders	145
12	Additional information	159
13	Glossary	173
Annexure A	Schemes of Arrangement	183
Annexure A.1	Share Scheme of Arrangement	183
Annexure A.2	SAINTS Scheme of Arrangement	191
Annexure A.3	Option Scheme of Arrangement	199
Annexure B	Deed Poll	207
Annexure C	Notices of Scheme Meetings	213
Annexure C.1	Notice of Share Scheme Meeting	213
Annexure C.2	Notice of SAINTS Scheme Meeting	217
Annexure C.3	Notice of Option Scheme Meeting	221
Annexure D	Notice of Extraordinary General Meeting	225
Annexure E	Addendum to Notice of Extraordinary General Meeting: Statement pursuant to s249P of Corporations Act	231
	Corporate Directory	IBC

Key dates for the Merger Proposal

Event	Date

St.George FY2008 financial results released	Wednesday 29 October 2008

Westpac FY2008 financial results released	Thursday 30 October 2008

Latest time and date for receipt of Ordinary Shareholders Proxy Forms (or submission of proxy appointment(s) online) for the Share Scheme Meeting and the Extraordinary General Meeting	12.00pm (Sydney time) on Tuesday 11 November 2008

Time and date for determining eligibility to vote at the Share Scheme Meeting and the Extraordinary General Meeting	7.00pm (Sydney time) on Tuesday 11 November 2008

Share Scheme Meeting – to be held at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney	10.00am (Sydney time) on Thursday 13 November 2008

Extraordinary General Meeting – to be held at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney	At the later of 10.30am (Sydney time) and the conclusion or adjournment of the Share Scheme Meeting on Thursday 13 November 2008

If the resolutions considered at the Share Scheme Meeting and the Extraordinary General Meeting are approved by St.George Shareholders:

Court hearing for approval of the Share Scheme	Monday 17 November 2008

Effective Date	Monday 17 November 2008

Court order lodged with ASIC and announcement to ASX	Monday 17 November 2008

Last day of trading in St.George Shares – St.George Shares	Monday 17 November 2008
suspended from trading on ASX from close of trading on ASX

New Westpac Shares commence trading on ASX on a deferred settlement basis	Tuesday 18 November 2008

ST.GEORGE SCHEME BOOKLET

Event	Date

Record Date	7.00pm (Sydney time) on Monday 24 November 2008

Scheme Record Date for determining entitlement to the Share Scheme Consideration	7.00pm (Sydney time) on Monday 24 November 2008

Record date for determining entitlement to St.George Share FY2008 Final Dividend and Special Dividend	7.00pm (Sydney time) on Monday 24 November 2008

Implementation Date	Monday 1 December 2008

Issue of New Westpac Shares and transfer of St.George Shares to Westpac	Monday 1 December 2008

Commencement of despatch to Share Scheme Participants of holding statements confirming the issue of New Westpac Shares	Monday 1 December 2008

Last day of deferred settlement trading on ASX for New Westpac Shares	Monday 1 December 2008

New Westpac Shares commence trading on a normal settlement basis on ASX	Tuesday 2 December 2008

Payment of St.George Share FY2008 Final Dividend and Special Dividend	Thursday 18 December 2008

This timetable is indicative only and, among other things, is subject to the satisfaction or, where applicable, waiver of the Conditions Precedent, and to all necessary Court and regulatory approvals. Any variation to the timetable set out above will be announced to ASX and published online at www.stgeorgemerger.com.au.

Letter from the Chairman of St.George

29 September 2008

Dear St.George Security Holder,

Merger proposal

On 26 May 2008, St.George entered into an agreement with Westpac, under which your Board agreed to recommend that St.George shareholders vote in favour of a proposal for St.George to merge with Westpac (Merger Proposal).

Your Board believes that the union of St.George and Westpac will create an even stronger bank. Westpac’s vision is that the merger will create Australia’s leading financial services company.

The merger will be implemented by:

•	a scheme of arrangement under which Westpac would issue to St.George shareholders 1.31 Westpac shares for each St.George share held (Share Scheme); and

•	an amendment to the St.George constitution to remove the individual 10% shareholding limit and therefore enable implementation of the Share Scheme (Constitution Amendment).

Directors’ recommendation

Your Board unanimously recommends that you vote in favour of the Merger Proposal, subject to no superior proposal emerging, as we believe it is in the best interests of St.George shareholders. Each director who holds St.George shares, or on whose behalf St.George shares are held, at the time of the share scheme meeting or extraordinary general meeting intends to vote in favour of the Merger Proposal, in the absence of a superior proposal.

This recommendation to vote in favour of the Merger Proposal is based on the following important points:

•	the upfront premium value offered to St.George shareholders;

•

the findings of the Independent Expert who considers that the Merger Proposal is “fair” and “reasonable” and who has therefore concluded that, in its opinion, the Merger Proposal is in the best interests of St.George shareholders, in the absence of a superior proposal;

•	the proposed business operating model which is expected to enhance value for shareholders in the merged group; and

•	the recognition that as shareholders of the merged group, St.George shareholders will have the opportunity to benefit from the enhanced value of the merged group.

In considering the value of the offer, the Board has considered the value of the Westpac shares offered relative to the potential value of St.George shares in the absence of the Merger Proposal. As at 9 May 2008(1), the offer of 1.31 Westpac shares represented a 28.5% premium to the closing price of St.George shares and a 24.1% premium to the one month VWAP. The Board believes the value of the offer continues to represent an attractive premium taking into account the likely share price of St.George as at the date of this Scheme Booklet in the absence of the Merger Proposal(2).

In a share-exchange transaction, where an overwhelming majority of our shareholders are expected to retain shares in the merged group, the operating model for the combined business is critical as opposed to an all cash transaction. Under the Merger Proposal, Westpac has advised that the St.George brands, distribution network and distinctive customer service culture will be retained and incorporated in the combined business. Your Board is of the opinion that this approach is likely to enhance the customer experience across the merged group and therefore increase shareholder value.

For St.George shareholders, the Merger Proposal provides an opportunity to receive an upfront premium and also participate in the value which can be created in a larger and stronger financial services company, with existing St.George shareholders expected by Westpac to have ownership of approximately 28% of the merged group. The proposed merger is expected to generate significant benefits for shareholders, customers and employees including through revenue opportunities, cost synergies and lower funding costs. However, like all large transactions, there are integration risks which will need to be managed and the integration risks associated with the Merger Proposal are set out in more detail in this Scheme Booklet.

(1)	The last trading day prior to the announcement of the Merger Proposal. The above premia are based on share prices of Westpac and St.George adjusted for their respective interim dividends.
(2)

The Independent Expert believes that, in the absence of the Merger Proposal (or any takeover speculation), St.George shares probably would have fallen by at least as much as Westpac shares (but not necessarily for the same reasons) and would currently be trading at less than $25.00.

ST.GEORGE SCHEME BOOKLET

It is expected the cash earnings and dividends received on 1.31 new Westpac shares for the 2008/2009 financial year will be greater than the expected cash earnings and dividends which would have been earned or paid (as applicable) on each St.George share on a stand alone basis for the 2008/2009 financial year.

St.George shareholders will have the opportunity to vote on the Merger Proposal at the share scheme meeting and extraordinary general meeting To Whom It May Concern: be held on Thursday 13 November 2008.

Independent Expert’s conclusion

The Independent Expert considers that the Merger Proposal is “fair” and “reasonable” and has therefore concluded that, in its opinion, the Merger Proposal is in the best interests of St.George shareholders, in the absence of a superior proposal. You should note, however, that the Independent Expert has stated that any conclusions and value judgments need to be considered in light of uncertain and volatile markets. The summary of the Independent Expert’s report is included in Section 8 of this booklet and I encourage you to read it.

Dividends

St.George shareholders will receive the final dividend for the 2008 financial year. As announced on 8 September 2008, St.George shareholders will also receive a fully franked special dividend. The amounts of the final dividend and special dividend will be announced when St.George releases its annual results on 29 October 2008, but the aggregate amount will not exceed $1.25 per St.George share.

SAINTS Scheme and Option Scheme

In addition to the Merger Proposal, your Board has agreed to propose a separate scheme of arrangement involving SAINTS holders (SAINTS Scheme) and a separate scheme of arrangement involving award option holders (other than excluded award option holders) (Option Scheme). Further details on the SAINTS Scheme and the Option Scheme are set out in Section 10 and Section 11 respectively.

If you are a SAINTS holder or an award option holder, your Board unanimously recommends that you vote in favour of the SAINTS Scheme and Option Scheme (as the case may be), subject to no superior proposal emerging.

Further information

Please read this Scheme Booklet carefully as it contains important information in relation to the Merger Proposal, the SAINTS Scheme and the Option Scheme and will assist you in making an informed decision. It is important that you cast your vote, either by:

•	attending the meeting(s); or

•	completing and returning the proxy form(s) which accompany this Scheme Booklet in respect of the meeting(s) in accordance with the instructions on those form(s).

If you have any questions in relation to any part of the Merger Proposal, the SAINTS Scheme or the Option Scheme, please contact the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or visit the following website: www.stgeorgemerger.com.au.

Yours faithfully,

John Curtis
Chairman
St. George Bank Limited

Letter from the Chairman of Westpac

29 September 2008

Dear St.George Security Holder,

Proposed merger of St.George Bank Limited and Westpac Banking Corporation

As you are aware, on 26 May 2008, St.George Bank Limited and Westpac Banking Corporation entered into an agreement relating to a proposed merger of the two companies.

Importantly, the boards of both St.George and Westpac support the Merger Proposal and we encourage you to participate in this decision by reading this Scheme Booklet and voting.

In bringing together the two organisations, we are seeking to preserve the best of both, and thereby create a larger, more diverse company with improved opportunities for growth. St.George and Westpac are each strong businesses, with iconic brands and complementary cultures.

The Merger Proposal is a genuine merger, and this will be reflected in:

•	retaining the distinctive St.George and Westpac brands;

•	maintaining the respective distribution networks of the two banks, including preserving and seeking to enhance existing customer relationships and branches;

•	creating a new Westpac Board with three members from the present St.George Board, including your Chairman, John Curtis, as Deputy Chairman of Westpac;

•	creating a strong management team that draws from both businesses, recognising the distinct strengths of both; and

•	bringing the St.George shareholders and award option holders onto the expanded Westpac share register.

This approach is expected to allow the St.George and Westpac brands, people and customer service culture to grow and flourish.

I believe the agreed exchange ratio strikes an appropriate balance between providing immediate value for St.George shareholders and allowing both St.George and Westpac shareholders to share in the benefits of combining the two organisations. Based on its assessment of the value range for St.George and the value of the consideration under the Merger Proposal, the Independent Expert considers that the Merger Proposal is “fair” and “reasonable” and has therefore concluded that, in its opinion, the Merger Proposal is in the best interests of St.George shareholders, in the absence of a superior proposal. You should note, however, that the Independent Expert has stated that any conclusions and value judgments need to be considered in light of uncertain and volatile markets. The exchange ratio of 1.31 Westpac shares for each St.George share represents a premium of 28.5%, based on the closing prices of St.George and Westpac shares on 9 May 2008 (being the last trading day before announcement of the Merger Proposal)(1).

Westpac has a long and proud history. We are Australia’s first bank and first company. Westpac has a strong track record of profits and dividends, resulting in the creation of value for our shareholders. The consistency of our performance reflects the quality of our franchise and our sound risk management disciplines.

In merging with St.George, we expect to deliver value for all shareholders and create Australia’s leading financial institution. We aim to achieve this by ultimately creating a better business for our combined customers by increasing product choice and offering more access and convenience for customers.

(1)	Adjusted to remove their respective interim dividends of 70 cents per share and 88 cents per share respectively.

ST.GEORGE SCHEME BOOKLET

Your vote is important. I encourage you to read this important document in its entirety and to vote on the Merger Proposal, SAINTS Scheme and/or Option Scheme (as may be applicable to you) by either attending the meeting(s) to be held on Thursday 13 November 2008 or by completing the relevant proxy forms enclosed with this Scheme Booklet and returning them as instructed.

The Merger Proposal is a wonderful opportunity for both St.George and Westpac, and is strongly endorsed by the Westpac Board. We look forward to welcoming St.George shareholders and award option holders as shareholders of Westpac, and to share in the combined strengths of the new organisation.

Yours faithfully,

Ted Evans AC

Chairman

Westpac Banking Corporation

Meeting details and how to vote on the Merger Proposal

The Share Scheme Meeting and the Extraordinary General Meeting will be held on Thursday 13 November 2008 at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney with the Share Scheme Meeting starting first at 10.00am (Sydney time).

Share Scheme Meeting details

The Share Scheme Meeting is scheduled to start at 10.00am (Sydney time) on Thursday 13 November 2008.

The business of the Share Scheme Meeting is to consider and, if thought fit, to approve the Share Scheme. The Share Scheme must be approved by:

•                  a majority in number (more than 50%) of St.George Shareholders (other than Excluded Shareholders) present and voting at the Share Scheme Meeting (in person, by attorney, by proxy or, in the case of corporations, by corporate representative); and

•                  at least 75% of the total number of votes cast on the resolution at the Share Scheme Meeting by St.George Shareholders (other than Excluded Shareholders) entitled to vote on the resolution.

St.George Shareholders (other than Excluded Shareholders) who are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 may vote at the Share Scheme Meeting in person, by attorney, by proxy or, in the case of corporations, by corporate representative.

The Share Scheme will only become Effective if the Constitution Amendment is approved by St.George Shareholders.

Voting at the Share Scheme Meeting will be by poll.

Please refer to Section 6 and the Notice of Share Scheme Meeting in Annexure C.1 for further details.

Extraordinary General Meeting details

The Extraordinary General Meeting is scheduled to start at the later of 10.30am (Sydney time) on Thursday 13 November 2008 and the conclusion or adjournment of the Share Scheme Meeting.

The business of the Extraordinary General Meeting is to consider and, if thought fit, to approve the Constitution Amendment (being an amendment to the St.George Constitution to remove the 10% limit on the amount of issued share capital in St.George that any one shareholder, together with their associates, can hold).

The Constitution Amendment must be approved by at least 75% of the total number of votes cast at the Extraordinary General Meeting by St.George Shareholders entitled to vote.

St.George Shareholders who are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 may vote at the Extraordinary General Meeting in person, by attorney, by proxy or, in the case of corporations, by corporate representative.

The Constitution Amendment will only take effect if the Share Scheme becomes Effective.

Voting at the Extraordinary General Meeting will be by poll.

Please refer to Section 6 and the Notice of Extraordinary General Meeting in Annexure D for further details.

How to vote in person

St.George Shareholders who are entitled to vote and wish to do so in person should attend the Share Scheme Meeting and the Extraordinary General Meeting.

Those St.George Shareholders voting in person should bring their meeting registration forms to facilitate admission to the meetings. The meeting registration form for the Share Scheme Meeting and the Extraordinary General Meeting is the Ordinary Shareholders Proxy Form included with this Scheme Booklet (which covers both meetings). Persons who are attending as an attorney should bring the original power of attorney (or a certified copy), unless St.George has already noted it. Persons who are attending as a corporate representative for a corporation should bring evidence of their authority.

ST.GEORGE SCHEME BOOKLET

How to vote by proxy

St.George Shareholders who wish to appoint a proxy to attend and vote at the Share Scheme Meeting or the Extraordinary General Meeting should complete the enclosed Ordinary Shareholders Proxy Form (which covers both meetings). Alternatively, they can submit their proxy appointment online at www.stgeorgemerger.com.au.

To be effective, the completed Ordinary Shareholders Proxy Form must be returned to the St.George Registry in accordance with the instructions set out on the Ordinary Shareholders Proxy Form so that it is received by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. St.George Shareholders submitting their proxy appointment(s) online at www.stgeorgemerger.com.au must do so by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

If an attorney signs the Ordinary Shareholders Proxy Form on a St.George Shareholder’s behalf, the original power of attorney (or a certified copy) under which that Ordinary Shareholders Proxy Form was signed must be received by the St.George Registry at the same time as the Ordinary Shareholders Proxy Form (unless a certified copy has already been provided to St.George).

St.George Shareholders who complete and return the Ordinary Shareholders Proxy Form (or who submit their proxy appointment(s) online) may still attend the Share Scheme Meeting or the Extraordinary General Meeting in person, revoke the proxy and vote at that meeting.

Obtaining further information

St.George Shareholders who have any questions, including about obtaining a copy of the Scheme Booklet Supplement, should contact the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or visit the website www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au. If you are in any doubt about anything in this Scheme Booklet or the Scheme Booklet Supplement, contact your financial, legal, tax or other professional adviser.

What you will receive under the Merger Proposal

Share Scheme Consideration

If the Merger Proposal is approved and implemented:

•                  each of the St.George Shares will be transferred to Westpac; and

•                  each Share Scheme Participant (other than Ineligible Foreign St.George Shareholders) will receive the Share Scheme Consideration of 1.31 New Westpac Shares(1) for each St.George Share that is held on the Scheme Record Date.

The Scheme Record Date is expected to be 7.00pm (Sydney time) on Monday 24 November 2008.

Ineligible Foreign St.George Shareholders (i.e. St.George Shareholders whose address as shown in the Share Register on the Scheme Record Date is outside of Australia and its external territories, New Zealand, the UK, the US, Hong Kong and Singapore) will not receive New Westpac Shares, but will instead receive a cash payment. See Section 1.7 for further details.

Implied value of the Share Scheme Consideration

The table below illustrates the implied value of the Share Scheme Consideration as assessed by the Independent Expert. The actual value of the Share Scheme Consideration at implementation of the Share Scheme will depend on the price of Westpac Shares at that time.

Westpac Share price (Independent Expert’s range)	Implied value of Share Scheme Consideration per St.George Share
$23.00	$30.13
$25.50	$33.40

Timing for provision of the Share Scheme Consideration

The Share Scheme Consideration will be issued to Share Scheme Participants on the Implementation Date, which is currently expected to be Monday 1 December 2008, with holding statements to be despatched within five Business Days after that date. Please refer to Section 1.6 for further details.

(1)           Subject to rounding – see Section 1.6.

ST.GEORGE SCHEME BOOKLET

Why you should vote in favour of the Merger Proposal

1.             Your Directors unanimously recommend that you vote in favour of the Merger Proposal, in the absence of a superior proposal

2.             St.George Shareholders have been offered a substantial upfront premium

3.             The proposed operating model, which retains and incorporates St.George’s distribution networks, brands and culture, and the strong combined management team available to the Merged Group, are expected to enhance value for St.George Shareholders

4.             The offer of New Westpac Shares as consideration provides an attractive opportunity for St.George Shareholders to participate in the potential value that could be created in the Merged Group

5.             The 2009 cash earnings and cash dividends for every 1.31 New Westpac Shares (received as consideration) are expected to be higher than the expected 2009 cash earnings and cash dividends for each St.George Share(1) you currently hold

6.             Based on its assessment of the value range for St.George and the value of the consideration under the Merger Proposal, the Independent Expert considers that the Merger Proposal is “fair” and “reasonable” and has therefore concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal

7.             Westpac’s expected ‘AA’ Credit Rating, post merger, will provide funding advantages for the Merged Group relative to St.George on a stand alone basis

8.             St.George Shareholders who are Australian residents for taxation purposes should generally be able to choose to obtain CGT scrip for scrip rollover relief on any capital gains

9.             Three current St.George Directors will be appointed to the board of Westpac

10.      If the Merger Proposal is not implemented, in the absence of another proposal emerging, the St.George Share price is likely to fall

(1)                                 Assuming the New Westpac Shares are retained by the St.George Shareholder and, in relation to dividends, excluding the Special Dividend. Does not apply to Ineligible Foreign St.George Shareholders.

Why you should vote in favour of the Merger Proposal (continued)

1.             Your Directors unanimously recommend that you vote in favour of the Merger Proposal, in the absence of a superior proposal

The St.George Directors have concluded that the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal. In forming this view, the Directors compared the Merger Proposal, including its disadvantages and risks (as outlined in the Section headed “Why you may consider voting against the Merger Proposal” on page 20), to the stand alone position of St.George (see also the Section headed “Other relevant considerations for St.George Shareholders” on page 23).

Each St.George Director who holds St.George Shares, or on whose behalf St.George Shares are held at the time of the Share Scheme Meeting and Extraordinary General Meeting, intends to vote in favour of the Merger Proposal, in the absence of a superior proposal.

2.             St.George Shareholders have been offered a substantial upfront premium

The key terms of the Merger Proposal were announced on 13 May 2008. As at 9 May 2008 (the last day of trading in St.George Shares and Westpac Shares prior to 13 May 2008), the value of the Share Scheme Consideration (1.31 Westpac Shares for each St.George Share) was $33.10 per St.George Share (based on the closing price of Westpac Shares on 9 May 2008 of $25.27(1)).

This represents a 28.5% premium to the closing price of St.George Shares on 9 May 2008 of $25.77.(2) The Share Scheme Consideration also represents a premium to the one month and three month VWAPs of St.George up to and including 9 May 2008 based on the comparable Westpac VWAPs as shown below.

Premium of pre-announcement value of Share Scheme Consideration to pre-announcement trading prices of St.George Shares(1),(2),(3) as at 9 May 2008

Notes:

(1)                                 Spot premium calculated as at 9 May 2008. Both share prices adjusted for the respective interim dividends.

(2)                                 One month VWAP premium calculated based on the volume weighted average prices of St.George Shares and Westpac Shares for the one month period up to and including 9 May 2008 of $24.90 and $23.59 respectively. Both share prices adjusted for the respective interim dividends.

(3)                                 Three month VWAP premium calculated based on the volume weighted average prices of St.George Shares and Westpac Shares for the three month period up to and including 9 May 2008 of $24.23 and $22.89 respectively. Both share prices adjusted for the respective interim dividends.

The implied value of the Share Scheme Consideration is dependent on the trading price of Westpac Shares after the Merger Proposal is implemented. In line with the banking sector as a whole, the Westpac Share price has fallen since 9 May 2008, which has had the effect of decreasing the implied value of the Share Scheme Consideration.

The Independent Expert’s view is that, while it is not possible to know with certainty what St.George’s share price would have been in the absence of the Merger Proposal, having regard to the movements in each of the listed banks and St.George’s position, it probably would have fallen by at least as much as Westpac’s share price (but not necessarily for the same reasons). To this extent, the effective percentage premium being paid by Westpac is still as much as it was at the time of the announcement.

The Board believes the value of the offer continues to represent an attractive premium having regard to the likely price of St.George Shares as at the date of this Scheme Booklet in the absence of the Merger Proposal(3).

(1)                                 Adjusted for the Westpac interim dividend for the half year to 31 March 2008.

(2)                                 Adjusted for the St.George interim dividend for the half year to 31 March 2008.

(3)                                 The Independent Expert believes that, in the absence of the Merger Proposal (or any takeover speculation), St.George Shares probably would have fallen by at least as much as Westpac Shares (but not necessarily for the same reasons) and would currently be trading at less than $25.00.

ST.GEORGE SCHEME BOOKLET

As at 26 September 2008, the last day of trading in Westpac Shares prior to the date of this Scheme Booklet, the closing price of Westpac Shares was $23.98 (implying a Share Scheme Consideration value of $31.41 per St.George Share) and the closing price of St.George Shares was $31.50. Further implied values based on the historical trading price of Westpac Shares are set out below.

		Implied value of Scheme
		Consideration based on
	Westpac Share price	1.31 Westpac Shares
Closing price on 9 May 2008, adjusted for interim dividend	$25.27	$33.10
One month VWAP to 9 May 2008 adjusted for interim dividend	$23.59	$30.91
Three month VWAP to 9 May 2008 adjusted for interim dividend	$22.89	$29.98
Closing price on 26 September 2008	$23.98	$31.41
One month VWAP to 26 September 2008	$23.50	$30.79
Three month VWAP to 26 September 2008	$21.88	$28.66

3.              The proposed operating model, which retains and incorporates St.George’s distribution networks, brands and culture, and the strong combined management team available to the Merged Group, are expected to enhance value for St.George Shareholders

Westpac has stated that:

•                 its proposed operating model aims to preserve existing customer relationships across both St.George and Westpac in order to minimise customer attrition and maximise the value of the Merged Group (see Section 4.3(b)(i));

•                 it is focussed on retaining customer relationships by enhancing, over time, the customer experience through an increase in product choice and greater access and convenience for customers (see Section 4.3(b)(iv));

•                 the St.George brands, including BankSA and Asgard, and the St.George/BankSA branch and ATM networks, will be retained within the Merged Group (see Section 4.2(a));

•                 there will be no net reduction in branch or ATM numbers of St.George and Westpac (see Section 4.2(a)); and

•                 it intends to continue to have a corporate presence in kogarah (see Section 4.6(d)).

Both St.George and Westpac have strong management teams. Mrs Gail Kelly is the Managing Director and CEO of Westpac Banking Corporation and will be the chief executive of the Merged Group. Gail Kelly’s previous leadership as Managing Director and CEO at St.George will bring to the Merged Group a deep understanding and detailed knowledge of St.George’s culture, customers and operations. Westpac intends that the combined management team for the Merged Group will be chosen from both St.George and Westpac, recognising the distinct strengths of both.

Why you should vote in favour of the Merger Proposal (continued)

4.              The offer of New Westpac Shares as consideration provides an opportunity for St.George Shareholders to participate in the potential value that could be created in the Merged Group

If the Merger Proposal is completed, St.George Shareholders will hold shares in the Merged Group representing approximately 28% of the total shares in Westpac post the merger (see Section 4.6(a)).

Westpac has stated that:

•                 it expects the Merger Proposal to present benefits to the Merged Group’s shareholders through revenue opportunities, cost synergies and other benefits (see Section 4.3(b));

•                 it expects the key revenue opportunities of the Merged Group are a broader distribution base, sharing best practice in products and services and an expanded capability in wealth, insurance and institutional banking (see Section 4.3(b)(i)); and

•                 in respect of cost synergies, it expects pre-tax savings as a result of the Merger Proposal to be approximately 20-25% of St.George’s total operating expenses (excluding interest expense and loan impairment charges) by the third year after the Implementation Date - these cost savings will be sourced from the Merged Group and generated primarily through aligning product processing operations and investment in technology, synergies from combining various support functions, procurement and potential service contract savings, and the combination of head offices of St.George and Westpac (see Section 4.3(b)(ii)).

Westpac also states that it expects shareholders will have the opportunity to benefit from the enhanced positioning and scale of the Merged Group, which will be Australia’s leading financial services company. Specifically, as set out in Section 4.3(a), the Merged Group will be:

•                 Australia’s largest branch network with almost 1,200 branches;

•                 Australia’s second largest ATM network with more than 2,700 ATMs;

•                 Australia’s largest provider of home lending;

•                 Australia’s largest provider of wealth platforms by funds under administration;

•                 Australia’s second largest business banking lender; and

•                 Australia’s second largest bank by assets.

ST.GEORGE SCHEME BOOKLET

5.             The 2009 cash earnings and cash dividends for every 1.31 New Westpac Shares (received as consideration) is expected to be higher than the expected 2009 cash earnings and cash dividends for each St.George Share(1) you currently hold

If the merger of St.George and Westpac is implemented, it is expected that the 2009 cash earnings for(2), and cash dividends paid on every 1.31 New Westpac Shares (which you would receive for each St.George Share you currently hold) would be greater than the expected 2009 cash earnings for, and cash dividends which would have been paid on, each St.George Share you currently hold.

This expectation is based on, and is subject to, various matters such as:

•                 Westpac’s advice to St.George relating to:

•                 Westpac’s expected cash earnings outcome for the year to 30 September 2009 on a stand alone basis;

•                 Westpac’s expected cost synergies as discussed in Section 4.3(b)(ii); and

•                 Westpac’s expected dividend outcome for the year to 30 September 2009;

•                 St.George’s expected cash earnings outcome for the year to 30 September 2009 on a stand alone basis; and

•                 the Share Scheme Consideration of 1.31 New Westpac Shares for each St.George Share.

A number of factors will influence the earnings of, and therefore the dividends payable by, the Merged Group in future years including:

•                 the future performance of the Merged Group including the impacts of:

•                 economic conditions; and

•                 changes in financial market conditions;

•                 the amount and timing of cost savings and revenue enhancements realised;

•                 the extent of customer attrition as a consequence of the implementation of the Merger Proposal;

•                 the amount and timing of integration costs, the degree to which these costs are capitalised and the rate at which they are amortised; and

•                 further developments and transactions by the Merged Group.

A number of the factors which may influence the future earnings of, and therefore the dividends payable by, St.George on a stand alone basis are discussed in the section headed “Other relevant considerations for St.George Shareholders” on pages 23 to 24.

St.George Shareholders should note that the level of future dividend income and franking on New Westpac Shares will ultimately depend upon the Merged Group’s future earnings (which are influenced by various factors as described above), tax position and dividend policy. Accordingly, no assurance can be given as to the timing, extent and payment of dividends or the extent to which dividends will be franked.

The dividend expectation described above in respect of the St.George Shares excludes the Special Dividend which St.George Shareholders will receive along with the St.George Share FY2008 Final Dividend. In the context of the Merger Proposal, the Special Dividend is proposed to be paid in conjunction with a package of measures designed to increase the certainty of completion of the transaction and accelerate merger benefits. Further details concerning the Special Dividend are set out in Section 1.13(b).

(1)                                 Assuming the New Westpac Shares are retained by the St.George Shareholder and, in relation to dividends, excluding the Special Dividend. Does not apply to Ineligible Foreign St.George Shareholders.

(2)                                 Cash earnings is net profit available to equity holders of the relevant entity, adjusted for material items to ensure they appropriately reflect profits normally available for ordinary shareholders. The adjustments are likely to be similar to those previously made by St.George (see Section 2.4(e)) and Westpac (see Section 3.11(c)) with further adjustments to exclude the impact of integration costs and the amortisation charges relating to certain intangible assets recognised as part of the acquisition accounting for the merger. Cash earnings per share in respect of an entity is calculated as cash earnings divided by the basic weighted average number of shares in the entity.

Why you should vote in favour of the Merger Proposal (continued)

6.             Based on its assessment of the value range for St.George and the value of the consideration under the Merger Proposal, the Independent Expert considers that the Merger Proposal is “fair” and “reasonable” and has therefore concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal

The Independent Expert has concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal.

The Independent Expert has estimated the full underlying value of St.George, including a control premium, to be in the range of $30.62 to $35.02 per St.George Share (after adjusting for the incremental dividend)(1).The value was estimated having regard to both discounted cash flow analysis and multiples of net profit after tax.

The Independent Expert has assessed a current value for the consideration under the Merger Proposal of $30.13 to $33.40 based on an estimated market value of Westpac Shares of $23.00 to $25.50.

While the bottom end of the value of the consideration is slightly below the bottom end of the value range for St.George, it is the range for the value of the consideration and not an individual price that is the relevant consideration. There is a very substantial degree of overlap and over 85% of the value range for the consideration falls within the St.George valuation range. Accordingly, the Independent Expert considers the Merger Proposal is “fair” and therefore “reasonable”. You should note, however, that the Independent Expert has stated that any conclusions and value judgments need to be considered in light of uncertain and volatile markets.

A summary of the Independent Expert’s Report is contained in Section 8. You are encouraged to read this summary. A copy of the complete Independent Expert’s Report is contained in the Scheme Booklet Supplement, which may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +613 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday. A copy of the Scheme Booklet Supplement can be requested online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet Supplement will also be available for downloading and viewing from that website.

7.             Westpac’s expected ‘AA’ Credit Rating, post merger, will provide funding advantages for the Merged Group relative to St.George on a stand alone basis

The current dislocation in the global credit markets has reduced access to term wholesale funding and increased the cost of term wholesale funding for all banks, including St.George and Westpac. It is not possible to determine when global credit market conditions will improve.

As set out in Section 4.7(c), post the merger, Westpac is expected to have a ‘AA’ Credit Rating. This higher credit rating should provide the Merged Group with improved access to term wholesale funding and a lower cost of term wholesale funding than St.George could achieve stand alone.

(1)                                The Independent Expert has adjusted the full underlying value to take into account an assumed incremental dividend of $0.28 per St.George Share (based on the difference between the maximum St.George Share FY2008 Final Dividend set out in the Merger Implementation Agreement of $0.97 and the maximum aggregate of the St.George Share FY2008 Final Dividend and the Special Dividend set out in the Merger Implementation Agreement of $1.25). An assumption as to the amount of the incremental dividend has been made because, as noted in Section 1.13(b), the amount of the Special Dividend will not be known until it is announced on 29 October 2008, when the St.George Share FY2008 Final Dividend is announced.

ST.GEORGE SCHEME BOOKLET

8.             St.George Shareholders who are Australian residents for taxation purposes should generally be able to choose to obtain CGT scrip for scrip rollover relief on any capital gains

Greenwoods & Freehills Pty Limited as tax adviser to St.George has advised St.George that Share Scheme Participants who would otherwise make a capital gain in respect of their St.George Shares, should generally be eligible to choose to obtain CGT scrip for scrip rollover relief.

The ATO has been requested to confirm this. Details of the ATO’s decision will be placed on the website www.stgeorgemerger.com.au when it becomes available.

CGT scrip for scrip rollover relief enables St.George Shareholders who are Australian residents for taxation purposes to defer any CGT liability they would otherwise incur on disposal of their St.George Shares until the time they dispose of the New Westpac Shares they receive under the Share Scheme.

For further details on the Australian tax implications of the Share Scheme, please refer to Section 9.

9.             Three current St.George Directors will be appointed to the board of Westpac

Three current St.George Directors will be appointed to the board of Westpac, including St.George’s current Chairman, John Curtis, who will be appointed Deputy Chairman.

This is broadly in proportion to the anticipated aggregated shareholding of St.George Shareholders in Westpac post the merger (being approximately 28%) (see Section 4.6(a)).

The Westpac Board is chaired by Mr Ted Evans, and includes Mrs Gail Kelly as Chief Executive Officer and Managing Director, and the other five current Westpac Directors as Non-executive Directors.

10.      If the Merger Proposal is not implemented, in the absence of another proposal emerging, the St.George Share price is likely to fall

It is difficult to predict the St.George Share price movement in the absence of the Merger Proposal or speculation regarding an alternative proposal.

St.George expects that, in the absence of the Merger Proposal or speculation regarding an alternative proposal, the St.George Share price is likely to trade at levels below the price at which it has traded since the Merger Proposal was announced on 13 May 2008 (although this is difficult to predict with any degree of certainty).

The Independent Expert believes that in the absence of the Merger Proposal or any takeover speculation, St.George Shares “would currently be trading at less than $25.00”.

Why you may consider voting against the Merger Proposal

The St.George Directors are of the opinion that the benefits of the Merger Proposal outweigh its disadvantages and unanimously recommend that St.George Shareholders vote in favour of the Merger Proposal, in the absence of a superior proposal.

However, you are not obliged to follow the recommendation of the St.George Directors or the conclusions of the Independent Expert. Some factors that may lead you to vote against the Merger Proposal are outlined below.

You should also read the Section headed “Other relevant considerations for St.George Shareholders” on page 23 and all of Section 5, which sets out a number of potential risks that should be considered when assessing whether to vote in favour of the Merger Proposal.

1.             The Merged Group will be exposed to a number of integration risks

2.             Potential share price volatility may affect the value of New Westpac Shares

3.             Westpac is exposed to some risks which do not impact St.George on a stand alone basis

4.             There is a possibility that a superior proposal emerges in the future whether prior to the Share Scheme Meeting or if the Share Scheme does not proceed

5.             There is a fixed share consideration ratio for St.George Shareholders

ST.GEORGE SCHEME BOOKLET

1.                        The Merged Group will be exposed to a number of integration risks

In addition to the risks within each of St.George and Westpac’s businesses on a stand alone basis, there are significant integration risks associated with the integration of two organisations the size of St.George and Westpac.

The success of the Merger Proposal and, in particular, the ability to realise the synergy value outlined in Section 4.3(b)(ii) will be dependent on the successful implementation of the proposed operating model. This will involve, among other things, St.George and Westpac being integrated effectively, without material disruption to the businesses and in a timely manner. Any material disruption to the business during the integration period is likely to increase the level of customer attrition across the business and potentially lead to heightened pressure by competitors seeking to take advantage of such a disruption, which will impact upon the future growth and profitability of the Merged Group(1).

Areas of particular integration risk identified by Westpac in Section 5.4 include:

•                           difficulties or unexpected costs relating to the integration of information technology platforms, financial and accounting systems and management systems of the two organisations;

•                           difficulties or unexpected costs in realising synergies from the consolidation of head office and back office functions;

•                           higher than expected levels of customer attrition arising as a result of the Merger Proposal;

•                           unexpected losses of key personnel during or following the integration of the two businesses;

•                           possible conflict in the culture of the two organisations and decrease in employee morale caused by uncertainty arising from the transaction; and

•                           potential damage to the reputation of brands due to actions from competitors, media and lobby groups in relation to the Merger Proposal.

In addition, Westpac has stated that it is currently implementing the changes to its organisational structure in relation to the Business Financial Services, Consumer Financial Services and Business Technology Solutions and Services divisions (which were announced by Westpac in July 2008). As stated in Westpac’s announcement, to facilitate the end-to-end redesign of Westpac’s products and processes from a customer perspective, all consumer and business product development, management and operations will be brought together in a new division called Product and Operations. These changes align Westpac’s structure with the proposed operating model for the Merged Group and their continued implementation will be appropriately sequenced with the merger as part of an overall transformation plan. These changes are significant, both in scale and investment requirements, and are likely to continue to be implemented at the same time as integrating St.George’s businesses to form the Merged Group. Accordingly, there may be some diversion of frontline personnel as well as senior management and this may lead to lower sales productivity and additional customer attrition, potentially impacting the financial performance of the Merged Group.

Realisation of these risks could impact upon the future profitability and prospects of the Merged Group which may result in the future value of Westpac Shares being lower than as at the date of this Scheme Booklet.

(1)                  The Independent Expert considers that the risks associated with Merger Proposal are reflected in the Westpac Share price and that if the Merger Proposal was assumed to be successfully implemented and the synergies fully realised there would be a case for a materially higher Westpac Share price than the value assessed by the Independent Expert.

Why you may consider voting against the Merger Proposal (continued)

2.                       Potential share price volatility may affect the value of New Westpac Shares

Westpac has stated that it will issue up to 745 million New Westpac Shares under the Share Scheme and Option Scheme. This will be equivalent to approximately 28% of the total shares in Westpac post the merger (see Section 4.6(a)). If the Share Scheme is implemented and a significant number of St.George Shareholders sell their New Westpac Shares, there may be some volatility in the Westpac Share price in the short-term.

Volatility in share markets or sentiment towards the financial services sector and general exposure as an ASX listed entity may mean that the future value of Westpac Shares could be lower than as at the date of this Scheme Booklet.

3.                       Westpac is exposed to some risks which do not impact St.George on a stand alone basis

As set out in Section 5.3, in addition to the risk factors common to both St.George and Westpac, there are some risks to which only Westpac’s businesses are currently exposed. Accordingly, they are risks to which the Merged Group will be exposed.

If the Merger Proposal is implemented, St.George Shareholders (other than Ineligible Foreign St.George Shareholders) will become exposed to these risks via the acquisition of an investment in the Merged Group. However, it is possible that the degree to which the Merged Group will be exposed to a particular risk is greater than, or less than, the degree to which Westpac is currently exposed on a stand alone basis.

The risks identified by Westpac in Section 5.3 include exposure to New Zealand’s economic, regulatory, political and tax environment (noting that in FY2007, approximately 18% of Westpac’s revenue was generated in New Zealand).

4.                       There is a possibility that a superior proposal emerges in the future whether prior to the Share Scheme Meeting or if the Share Scheme does not proceed

There has been only one bidder for St.George. It is not clear whether in different and more stable market conditions, a more competitive bidding process may have taken place leading to a higher offer from Westpac or another party.

It is possible that a superior proposal for St.George, which is more attractive for St.George Shareholders than the Share Scheme, may materialise in the future.

However, the St.George Board is not aware of any superior proposal and notes that, since the announcement of the signing of the Merger Implementation Agreement on 26 May 2008, there has been ample opportunity for an alternative proposal to emerge.

The Independent Expert believes that while there is a possibility of a superior proposal being put forward by an alternative party, the likelihood is relatively low.

5.                       There is a fixed share consideration ratio for St.George Shareholders

The consideration that you will receive under the Share Scheme is fixed at 1.31 New Westpac Shares per St.George Share.

This ratio will not change even if the value of Westpac Shares decreases or the value of St.George Shares increases, or vice versa, prior to the Implementation Date of the Share Scheme. The value of New Westpac Shares received on the Implementation Date will vary over time.

ST.GEORGE SCHEME BOOKLET

Other relevant considerations for St.George Shareholders

Prospects of St.George on a stand alone basis

Section 2 of this Scheme Booklet describes the business and historical performance of St.George on a stand alone basis. St.George has been consistently one of the top 20 Australian companies by market capitalisation for the last 10 years.

St.George’s business has been focussed on Australian customers and markets, with operations in Retail, Corporate & Business Banking and Wealth Management. It has achieved strong financial results with a market leading cost to income ratio. This has been supported by excellence in customer satisfaction, brand and employee recognition. In the last decade, its expansion into Wealth Management and Corporate & Business Banking has provided a solid base for further growth.

If the Merger Proposal is not implemented (and in the absence of a superior proposal), St.George will continue to operate under the current market conditions on a stand alone basis. While it is not possible to predict future market conditions, in deciding whether to vote in favour of or against the Merger Proposal, St.George Shareholders should have regard to the prospects of St.George on a stand alone basis (i.e. if the Merger Proposal is not approved and implemented).

In that respect, the following comments about the impact of the current market conditions should be taken into account.

•                           The financial services sector has experienced a range of pressures, including increased cost of funding and some restrictions on access to offshore debt markets for all banks.

•                           In addition, the softening growth across the broader Australian economy and general economic conditions have started to impact the rate of credit growth across all sectors and there has been some increase in credit default rates.

•                           In this environment St.George is expected to continue to benefit from its historically lower cost to income ratio relative to the major banks and its domestically based operations.

•                           However, these difficult market conditions are expected to continue for some indeterminate time into the future. While these conditions exist, the rate of growth of earnings for St.George and other banks is likely to reduce, compared to that experienced over the past five years. This, along with a possible increase in capital requirements (see further below), could result in lower or no growth in earnings per share for St.George.(1)

In particular, on a stand alone basis, St.George’s growth in earnings may be impacted by the following.

•                           While St.George has experienced strong credit growth across a number of business lines, this rate of growth is likely to slow given current economic and market conditions.

•                           In the current market environment, it is the intention of the St.George Board to increase its Tier 1 capital ratio to closer to 7% by 31 March 2009, which is above St.George’s regulatory minimum of 6.25%. In these circumstances, St.George may seek to increase capital by reducing the ordinary dividends paid and/or undertaking further capital raisings. St.George has entered into a conditional underwriting agreement for the amount of the St.George Share FY2008 Final Dividend and the Special Dividend, which will only operate if the Merger Proposal does not proceed. St.George would also need to consult with APRA concerning the total aggregate amount of the St.George Share FY2008 Final Dividend and the Special Dividend if the merger does not proceed.

•                           The likely slowdown in the rate of profit growth and possible increase in St.George’s capital base in the near future mentioned above would also impact profits available for distribution, which correspondingly may cause the dividend payout to be reduced in the near term.

(1)                   On balance, the Independent Expert believes it would take well over five years for stand-alone earnings to catch up with Merged Group earnings and a stand alone strategy also entails higher risks for St.George Shareholders.

Other relevant considerations for St.George Shareholders (continued)

•                           St.George is currently rated ‘A+’ by Standard & Poor’s. This is a relatively strong credit rating which has enabled St.George to successfully access term wholesale funding markets in Australia and offshore over a number of years. However, the severe deterioration in credit markets globally has led to an additional increase in the cost of term wholesale funding for St.George relative to the major banks because of its lower credit rating and reduced access to those markets. In addition, while securitisation has been an important source of wholesale funding for the bank, as a result of the global credit crisis and recent market volatility, access to securitisation markets is severely limited. If global credit markets were subject to further deterioration for a prolonged period of time, as a Standard & Poor’s ‘A+’ rated bank, St.George would continue to be disadvantaged relative to the position of Westpac which is rated ‘AA’ by Standard & Poor’s.(1)

•                           In terms of access to funding, it should be noted that St.George’s term wholesale funding for the 2008 financial year was 100% completed by June 2008, and it has already raised $4.6 billion representing 40% of its expected requirements for the 2009 financial year, although no assurance can be given as to access to available markets and the cost of such funding in the future.

•                           On 12 May 2008, the rating by Moody’s Investors Service (Moody’s) of St.George was placed on review – direction uncertain – following the announcement by Westpac that it was in merger discussions with St.George. Moody’s has indicated that if the Merger Proposal does not proceed, or is not completed within the envisaged timeframe, there would be potential for downward pressure on St.George’s bank financial strength rating, subject to some qualifications. If that rating were to be downgraded, there would also be potential for downward pressure on St.George’s deposit and debt ratings. See Section 2.7 for a full description of Moody’s Investors Service’s assessment.(2)

•                           As a result of the general economic conditions, bad and doubtful debts could increase, particularly if there was a material decline in the value of residential and/or commercial property.

(1)                  The credit rating references are based on information publicly released by Standard & Poor’s and Moody’s Investors Service (Rating Agencies), as applicable. The Rating Agencies have not consented to the use of these credit rating references in this Scheme Booklet. The credit ratings are not recommendations by the Rating Agencies to buy, sell or hold St.George or Westpac debt or equity securities or for St.George Security Holders to vote in favour of or against the Share Scheme, SAINTS Scheme or Option Scheme. Each of the Rating Agencies may revise or withdraw their credit rating of St.George and/or Westpac at any time.

(2)                  As above.

ST.GEORGE SCHEME BOOKLET

Frequently asked questions

This Section answers some frequently asked questions about the Merger Proposal. It is not intended to address all relevant issues for St.George Shareholders. This Section should be read together with all other parts of this Scheme Booklet.

Questions about the Merger Proposal

1.                       What is the Merger Proposal?

The proposal is for St.George to merge with Westpac by way of:

•                           the acquisition by Westpac of all of the St.George Shares via the Share Scheme in exchange for the issue to St.George Shareholders of 1.31 New Westpac Shares for each St.George Share held on the Scheme Record Date; and

•                           the Constitution Amendment to remove the individual 10% shareholding limit to enable implementation of the Share Scheme.

2.                        What are the reasons to vote in favour of the Merger Proposal?

The St.George Directors are of the opinion that the Merger Proposal is in the best interests of St.George Shareholders for the following reasons.

•                           Your Directors unanimously recommend that you vote in favour of the Merger Proposal, in the absence of a superior proposal.

•                           St.George Shareholders have been offered a substantial upfront premium.

•                           The proposed operating model, which retains and incorporates St.George’s distribution networks, brands and culture, and the strong combined management team available to the Merged Group, are expected to enhance value for St.George Shareholders.

•                           The offer of New Westpac Shares as consideration provides an attractive opportunity for St.George Shareholders to participate in the potential value that could be created in the Merged Group.

•                           The 2009 cash earnings and cash dividends for every 1.31 New Westpac Shares (received as consideration) are expected to be higher than the expected 2009 cash earnings and cash dividends for each St.George Share(1) you currently hold.

•                           Based on its assessment of the value range for St.George and the value of the consideration under the Merger Proposal, the Independent Expert considers that the Merger Proposal is “fair” and “reasonable” and has therefore concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal.

•                           Westpac’s expected ‘AA’ Credit Rating, post merger, will provide funding advantages for the Merged Group relative to St.George on a stand alone basis.

•                           St.George Shareholders who are Australian residents for taxation purposes should generally be able to choose to obtain CGT scrip for scrip rollover relief on any capital gains.

•                           Three current St.George Directors will be appointed to the board of Westpac.

•                           If the Merger Proposal is not implemented, in the absence of another proposal emerging, the St.George Share price is likely to fall.

Please refer to the Section headed “Why you should vote in favour of the Merger Proposal” on page 13 for further details.

3.                        What are the reasons why St.George Shareholders might vote against the Merger Proposal?

Some factors that may lead a St.George Shareholder to vote against the Merger Proposal include the following:

•                          The Merged Group will be exposed to a number of integration risks, and Westpac is exposed to some risks which do not impact St.George on a stand alone basis.

•                          There is a fixed share consideration ratio for St.George Shareholders.

Please refer to the Section headed “Why you may consider voting against the Merger Proposal” on page 20 for further details.

(1)                   Assuming the New Westpac Shares are retained by the St.George Shareholder and, in relation to dividends, excluding the Special Dividend. Does not apply to ineligible Foreign St. George Shareholders.

Frequently asked questions (continued)

4.                       What are the risks associated with the Merger Proposal?

For St.George Shareholders who are to receive New Westpac Shares under the Share Scheme, the risks associated with the Merger Proposal include, but are not limited to risk factors:

•                           that are common to the existing businesses of St.George and Westpac, and which will therefore be risks to which the Merged Group will be exposed (e.g. risks relating to the Australian and general economy, credit risk, dislocation in global capital markets (debt and equity), liquidity risk, and regulatory and tax);

•                           that are specifc to Westpac’s existing businesses, and which will therefore be risks to which the Merged Group will be exposed (e.g. New Zealand’s economic, regulatory, political and tax environment);

•                           arising in relation to the implementation of the Merger Proposal itself (e.g. integration risk and changes to the Westpac organisational structure); and

•                          that relate to the trading price of Westpac Shares.

Please refer to Section 5 for further details.

5.                        What do the St.George Directors recommend in respect of the Merger Proposal?

The Directors have unanimously recommended that St.George Shareholders vote in favour of the Merger Proposal, in the absence of a superior proposal. Additionally, each St.George Director who holds St.George Shares, or on whose behalf St.George Shares are held at the time of the Share Scheme Meeting and the Extraordinary General Meeting, intends to vote in favour of the Merger Proposal, in the absence of a superior proposal.

Please refer to Section 1.2 for further details.

Questions about the Merged Group

6.                       How will the Merged Group differ from St.George?

The Merged Group will be a significantly larger financial services organisation than St.George with an enhanced distribution network, strong capital position and broad based funding. Post the merger, Westpac is expected to have a ‘AA’ Credit Rating, resulting in improved access to funding and achievement of a lower cost of funding than St.George could achieve stand alone.

Section 5 sets out the risk factors that could adversely affect the Merged Group’s business.

7.                       What will be the pro forma ownership of the Merged Group if the Merger Proposal proceeds?

If the Share Scheme is approved and implemented, the former St.George Shareholders who are Share Scheme Participants will hold approximately 28% of the Westpac Shares then on issue (see Section 4.6(a)).

8.                       What will be the strategy of the Merged Group?

The Merged Group’s vision is to become the leading financial services company in Australia and New Zealand.

Underlying this vision is a customer focussed strategy whereby the Merged Group will seek to create a culture in which customers are at the centre of everything it does. This includes designing products, developing its distribution footprint and organising service around the needs of customers.

The strategy will be supported by a combined operating model which consists of four customer facing divisions with common support and corporate functions. Refer to Section 4.2 for a description of the proposed operating model for the Merged Group.

9.                       Who will be the directors of Westpac?

Each of the current Westpac Directors will remain on the Westpac Board following the implementation of the Merger Proposal, with Mr Ted Evans remaining as Chairman. Westpac will appoint three current St.George Directors to join the Westpac Board on the implementation of the Merger Proposal, including Mr John Curtis, the current Chairman of St.George, who will become the Deputy Chairman of Westpac. The number of St.George Directors on the Westpac Board will be broadly in proportion to the anticipated aggregated shareholding of St.George Shareholders in Westpac post merger (being approximately 28%) (see Section 4.6(a)).

ST.GEORGE SCHEME BOOKLET

Questions about the Share Scheme

10.                What is the Share Scheme?

The Share Scheme is a scheme of arrangement between St.George and St.George Shareholders that will, if implemented, result in the acquisition of all of the St.George Shares by Westpac.

The Share Scheme is subject to a number of Conditions Precedent which are summarised in Section 7.2. In broad terms, the Conditions Precedent are:

•                           the receipt of approvals by St.George Shareholders, the Court and other regulatory bodies (including approval from the Federal Treasurer under the Financial Sector (Shareholdings) Act and Banking Act);

•                           there being no Court orders or statutory restraints preventing implementation of the Share Scheme;

•                           the New Westpac Shares being approved for offcial quotation by ASX;

•                           there being no occurrence of a St.George Prescribed Occurrence, Westpac Prescribed Occurrence, St.George Material Adverse Change or Westpac Material Adverse Change (each as defined in the Merger Implementation Agreement); and

•                           the representations and warranties given by St.George and Westpac in the Merger Implementation Agreement being true and correct.

11.                What is the Independent Expert’s conclusion on the Share Scheme?

Based on its assessment of the value range for St.George and the value of the consideration under the Merger Proposal, the Independent Expert, Grant Samuel, considers that the Merger Proposal is “fair” and “reasonable” and has therefore concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal. You should note, however, that the Independent Expert has stated that any conclusions and value judgments need to be considered in light of uncertain and volatile markets.

A summary of the Independent Expert’s Report is set out in Section 8. St.George Shareholders are encouraged to read that summary in its entirety, including the assumptions, qualifications and disclaimers on which the Independent Expert’s conclusions are based. The complete Independent Expert’s Report contains more detailed information on the Independent Expert’s conclusions. A copy of the complete Independent Expert’s Report is contained in the Scheme Booklet Supplement.

Questions about the Share Scheme Consideration

12.                What is the Share Scheme Consideration?

On the Implementation Date, Share Scheme Participants (other than those who are Ineligible Foreign St.George Shareholders) will be issued 1.31 New Westpac Shares for each St.George Share held on the Scheme Record Date as Share Scheme Consideration.

Ineligible Foreign St.George Shareholders should refer to Section 1.7 for details of the consideration they will receive.

Please refer to the Section headed “What you will receive under the Merger Proposal” on page 12 for further details.

13.                When will I receive the Share Scheme Consideration?

If the Share Scheme becomes Effective, New Westpac Shares will be issued to Share Scheme Participants on the Implementation Date. The Implementation Date is currently expected to be Monday 1 December 2008.

Please refer to Section 1.6 for further details.

Ineligible Foreign St.George Shareholders should refer to Section 1.7 for details about the timing and form of payment of the consideration they will receive.

14.                How will I be notified of my new holdings in Westpac?

Statements confirming the issue of New Westpac Shares are expected to be despatched as soon as practicable on and from the Implementation Date. The Implementation Date is currently expected to be Monday 1 December 2008.

Please refer to Section 1.6 for further details.

15.                When can I start trading my New Westpac Shares?

New Westpac Shares are expected to trade on a deferred settlement basis at the commencement of trading on Tuesday 18 November 2008. It is the responsibility of each New Westpac Shareholder to confrm their holding before trading in New Westpac Shares to avoid the risk of selling shares that they do not own. Normal trading of New Westpac Shares is expected to commence on Tuesday 2 December 2008, the Trading Day after the expected Implementation Date.

Please refer to Section 1.6 for further details.

Frequently asked questions (continued)

Questions about dividends

16.                Will I receive the St.George Share FY2008 Final Dividend and/or Westpac FY2008 Final Dividend?

The St.George Board expects to declare a fully franked final dividend in relation to FY2008 (St.George Share FY2008 Final Dividend) at the same time as the announcement of St.George’s full year results on Wednesday 29 October 2008.

St.George Shareholders will receive the St.George Share FY2008 Final Dividend provided they are registered as St.George Shareholders on the record date for that dividend (expected to be Monday 24 November 2008, the same day as the Scheme Record Date). The amount of the St.George Share FY2008 Final Dividend will be consistent with St.George’s usual dividend payout ratio, but will not be more than $0.97 per St.George Share.

It is anticipated that the St.George Share FY2008 Final Dividend will be paid on Thursday 18 December 2008. The St.George Share FY2008 Final Dividend will be paid irrespective of the outcome of the Merger Proposal.

However, the Westpac FY2008 Final Dividend will not be payable on the New Westpac Shares issued to St.George Shareholders under the Share Scheme.

17.                What is the Special Dividend?

In addition to the St.George Share FY2008 Final Dividend, St.George Shareholders will also receive a fully franked special dividend (Special Dividend).

In the context of the Merger Proposal, the Special Dividend is proposed to be paid in conjunction with a package of measures designed to increase the certainty of completion of the transaction and accelerate merger benefits.

The Special Dividend will be paid at the same time as the St.George Share FY2008 Final Dividend. The amount of the Special Dividend will be announced on 29 October 2008 when the St.George Share FY2008 Final Dividend is announced. The aggregate amount of the Special Dividend and the St.George Share FY2008 Final Dividend will not exceed $1.25 per St.George Share.

Please refer to Section 1.13(b) for further details.

18.                Will the St.George dividend reinvestment plan operate in respect of the St.George Share FY2008 Final
Dividend and the Special Dividend?

If the Merger Proposal is approved and implemented, the St.George dividend reinvestment plan will be terminated and therefore will not operate in respect of the St.George Share FY2008 Final Dividend and the Special Dividend. In that case, the St.George Share FY2008 Final Dividend and the Special Dividend will be paid in the form of cash only.

Questions about the Share Scheme Meeting

19.                When and where will the Share Scheme Meeting be held?

The Share Scheme Meeting will be held on Thursday 13 November 2008 at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney. The Share Scheme Meeting is scheduled to start at 10.00am (Sydney time).

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

20.                What voting majority is required to approve the Share Scheme?

The Share Scheme must be approved by:

•                           a majority in number (more than 50%) of St.George Shareholders (other than Excluded Shareholders) present and voting at the Share Scheme Meeting (in person, by attorney, by proxy or, in the case of corporations, by corporate representative); and

•                           at least 75% of the total number of votes cast on the resolution at the Share Scheme Meeting by St.George Shareholders (other than Excluded Shareholders) entitled to vote on the resolution.

Additionally, the Share Scheme will only become Effective if it is approved by the Court and St.George Shareholders approve the removal of the 10% share ownership restriction in the St.George Constitution at the Extraordinary General Meeting.

The resolution to be considered at the Share Scheme Meeting is set out in full in the Notice of Share Scheme Meeting included in Annexure C.1.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

ST.GEORGE SCHEME BOOKLET

21.                Who is entitled to vote at the Share Scheme Meeting?

St.George Shareholders (other than Excluded Shareholders) who are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 may vote at the Share Scheme Meeting.

Voting at the Share Scheme Meeting may be in person, by attorney, by proxy or, in the case of corporations, by corporate representative.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

22.                How do I vote if I am not able to attend the Share Scheme Meeting?

An Ordinary Shareholders Proxy Form in respect of the Share Scheme Meeting is included with this Scheme Booklet. St.George Shareholders who are unable to attend the Share Scheme Meeting and who wish to appoint a proxy to attend and vote at the Share Scheme Meeting on their behalf should complete the Ordinary Shareholders Proxy Form (which covers both the Share Scheme Meeting and Extraordinary General Meeting) and return it to the St.George Registry in accordance with the instructions on the form so that it is received by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

23.                Is voting compulsory?

Voting is not compulsory. However, the St.George Directors unanimously recommend that each St.George Shareholder vote in favour of the Share Scheme, in the absence of a superior proposal. In the event that you cannot attend the Share Scheme Meeting, you are encouraged to complete the enclosed personalised Ordinary Shareholders Proxy Form (which covers both the Share Scheme Meeting and Extraordinary General Meeting) and return it to the St.George Registry as per the instructions on the form so that it is received by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

24.                When will the results of the Share Scheme Meeting be known?

The results of the Share Scheme Meeting will be available shortly after the conclusion of the Share Scheme Meeting and will be provided to ASX as soon as practicable. The results will be available online at www.asx.com.au and www.stgeorgemerger.com.au.

Questions about the Constitution Amendment

25.                What is the Constitution Amendment?

The Constitution Amendment is a proposed amendment to the St.George Constitution to remove the limit on the amount of issued share capital in St.George that any one shareholder (together with their associates) can hold. As Westpac intends to acquire 100% of the issued share capital of St.George, this limit needs to be removed in order for the Share Scheme to be implemented.

St.George has convened the Extraordinary General Meeting to consider and, if thought fit, approve the Constitution Amendment.

The resolution to be considered at the Extraordinary General Meeting is set out in full in the Notice of Extraordinary General Meeting included as Annexure D.

Please refer to Section 1.11 for further details.

26.                What do the St.George Directors recommend in respect of the Constitution Amendment?

The St.George Directors unanimously recommend that St.George Shareholders vote in favour of the Constitution Amendment at the Extraordinary General Meeting. Additionally, each St.George Director who holds St.George Shares, or on whose behalf St.George Shares are held at the time of the Extraordinary General Meeting, intends to vote in favour of the Constitution Amendment.

Frequently asked questions (continued)

Questions about the Extraordinary General Meeting

27.                When and where will the Extraordinary General Meeting be held?

The Extraordinary General Meeting is being held on Thursday 13 November 2008 at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney. It is scheduled to start at the later of 10.30am (Sydney time) and the conclusion or adjournment of the Share Scheme Meeting.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

28.                What will happen if the Share Scheme does not become Effective?

The Constitution Amendment is conditional upon the Share Scheme becoming Effective. If the Constitution Amendment is approved by the requisite majority of St.George Shareholders, but the Share Scheme does not become Effective, the Constitution Amendment will not be made and the St.George Constitution will not change.

29.                What voting majority is required to approve the Constitution Amendment?

The Constitution Amendment must be approved by at least 75% of the total number of votes cast at the Extraordinary General Meeting by St.George Shareholders entitled to vote on the resolution.

Voting at the Extraordinary General Meeting will be by poll.

Please refer to Section 1.11 for further details.

30.                Who is entitled to vote at the Extraordinary General Meeting?

St.George Shareholders who are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 may vote at the Extraordinary General Meeting in person, by attorney, by proxy or, in the case of corporations, by corporate representative.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

31.                How do I vote if I am not able to attend the Extraordinary General Meeting?

An Ordinary Shareholders Proxy Form is included with this Scheme Booklet. St.George Shareholders who are unable to attend and who wish to appoint a proxy to attend and vote on their behalf at the Extraordinary General Meeting should complete the Ordinary Shareholders Proxy Form (which covers both the Extraordinary General Meeting and Share Scheme Meeting) and return it to the St.George Registry as per the instructions on the form so that it is received by the St.George Registry no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

32.                Is voting compulsory?

Voting is not compulsory. However, the St.George Directors unanimously recommend that St.George Shareholders vote in favour of the Constitution Amendment. In the event that you cannot attend the Extraordinary General Meeting, you are encouraged to complete the enclosed personalised Ordinary Shareholders Proxy Form (which covers both the Share Scheme Meeting and Extraordinary General Meeting) and return it to the St.George Registry as per the instructions on the form so that it is received by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

33.                When will the results of the Extraordinary General Meeting be known?

The results of the Extraordinary General Meeting will be available shortly after the conclusion of the Extraordinary General Meeting and will be provided to ASX as soon as practicable and released on its website: www.asx.com.au. The results will also be posted on the following website: www.stgeorgemerger.com.au.

ST.GEORGE SCHEME BOOKLET

Other questions

34.                What happens after the Share Scheme Meeting and the Extraordinary General Meeting?

If the Share Scheme and Constitution Amendment are approved by the relevant majorities of St.George Shareholders, St.George will make applications to the Court to approve the Share Scheme.

Section 6 contains further details of the implementation steps and approvals required, as well as a number of other conditions that must be satisfied (or waived), before the Share Scheme can be implemented and the Constitution Amendment can take effect.

35.                What are the tax implications of the Merger Proposal?

Section 9 contains a discussion of the main Australian tax implications of the Merger Proposal, the St.George Share FY2008 Final Dividend and the Special Dividend for St.George Shareholders.

This Scheme Booklet should not be relied upon as the sole basis for any investment decisions in relation to St.George Shares, Westpac Shares or any other securities, and independent financial, legal, tax and other professional advice should be sought before making any such investment decision.

36.                What happens if a superior proposal emerges?

In those circumstances, the St.George Directors will carefully reconsider the Merger Proposal and advise you of their recommendation.

37.                Can I sell my St.George Shares now?

St.George Shareholders may sell their St.George Shares on market at any time before close of trading on ASX on the Effective Date which is expected to be Monday 17 November 2008. St.George Shares are expected to be suspended from trading on ASX from close of trading on that date.

38.                What are the consequences if the Merger Proposal does not proceed?

If the Merger Proposal does not proceed:

•                           St.George Shareholders will continue to hold St.George Shares; and

•                           the St.George Constitution will not be amended.

The St.George Board has confidence in St.George’s future as an independent entity and its ability to maintain sound earnings growth, having regard to the current economic and market conditions.

It is diffcult to predict the St.George Share price movement in the absence of the Merger Proposal or speculation regarding an alternative proposal. However, in this circumstance it is likely that the St.George Share price would fall.

The Independent Expert believes that in the absence of the Merger Proposal or any takeover speculation, St.George Shares “ would currently be trading at less than $25.00”.

In the current market environment, it is the intention of the St.George Board to increase St.George’s Tier 1 capital ratio to closer to 7% by 31 March 2009, which is above St.George’s regulatory minimum of 6.25%. In these circumstances, St.George may seek to increase capital by reducing the ordinary dividends paid and/or undertaking further capital raisings.

Please refer to Sections 1.4 and 1.13 for further details on the consequences if the Merger Proposal does not proceed. Please also refer to the Section headed “Other relevant considerations for St.George Shareholders” on page 23.

39.                What is the form enclosed with this Scheme Booklet?

Enclosed with this Scheme Booklet is an Ordinary Shareholders Proxy Form in respect of the Share Scheme Meeting and Extraordinary General Meeting. You must complete the Ordinary Shareholders Proxy Form if you wish to appoint a proxy to vote on your behalf at the Share Scheme Meeting and the Extraordinary General Meeting.

You must return your Ordinary Shareholders Proxy Form to the St.George Registry in accordance with the instructions on the form so that it is received by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Please refer to the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 for further details.

Frequently asked questions (continued)

40.                When will St.George’s and Westpac’s FY2008 results be released?

St.George’s FY2008 results are expected to be released on Wednesday 29 October 2008 and Westpac’s FY2008 results are expected to be released on Thursday 30 October 2008.

Following the release of these results by St.George and Westpac, the St.George Board will request the Independent Expert to review the results and, if the Independent Expert is able to do so, confirm that the results do not change the Independent Expert’s opinion that the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal. The outcome of this review will be announced to ASX and released on its website www.asx.com.au and also placed on the website www.stgeorgemerger.com.au in advance of the Share Scheme Meeting.

Further information

41.                What is the Scheme Booklet Supplement and how do I obtain a copy?

The Scheme Booklet Supplement contains a copy of the complete Independent Expert’s Report, the Investigating Accountant’s Report and the Merger Implementation Agreement. A summary of the Independent Expert’s Report and the Merger Implementation Agreement are contained in this Scheme Booklet.

You can request a printed copy of the Scheme Booklet Supplement by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +613 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or by submitting a request online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au.

42.                Who can I speak to if I have questions?

St.George Shareholders who have any questions about the Merger Proposal can contact the St.George InfoLine on 1800 804 457 (within Australia) or +613 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday.

Alternatively, they may contact their financial, legal, tax or other professional adviser.

SAINTS Holders

43.                What will happen to any SAINTS that I hold?

It is proposed that Westpac will acquire all of the SAINTS for $100 cash per SAINTS, pursuant to a separate scheme of arrangement between St.George and SAINTS Holders (other than Excluded SAINTS Holders). SAINTS Holders will also be paid a Stub Dividend under the SAINTS Scheme.

The SAINTS Scheme requires approval by SAINTS Holders (other than Excluded SAINTS Holders) and the Court, and is subject to the Share Scheme becoming Effective.

Further information about the SAINTS Scheme is set out in Section 10. SAINTS Holders should have regard to that Section and to each of the other sections of this Scheme Booklet that are referred to therein.

Award Option Holders

44.                What will happen to any Award Options that I hold?

It is proposed that all Award Options (other than those held by Excluded Award Option Holders(1)) will be cancelled in exchange for the issue or transfer of 1.31 Westpac Shares per Award Option, pursuant to a separate scheme of arrangement between St.George and those Award Option Holders. Some of these Westpac Shares will be subject to disposal restrictions and will be held under the Westpac Restricted Share Plan.

The Option Scheme requires approval by Award Option Holders (other than Excluded Award Option Holders) and the Court, and is subject to the Share Scheme becoming Effective.

Further information about the Option Scheme is set out in Section 11. Award Option Holders (other than Excluded Award Option Holders) should have regard to that Section and to each of the other sections of this Scheme Booklet that are referred to therein.

SPS, CPS and CPS II holders

45.                What will happen to any SPS, CPS and CPS II securities that I hold?

Westpac has stated that it intends that, if the Share Scheme becomes Effective, St.George will redeem all of the SPS, CPS and CPS II. See Section 4.6(f). Holders of SPS, CPS and CPS II will be separately sent information about the redemption process for these securities.

(1)                   See Section 1.17 for information about Excluded Award Option Holders.

ST.GEORGE SCHEME BOOKLET

Summary of the Merger Proposal

Summary of the Merger Proposal (continued)

1.1                Background

On 13 May 2008, St.George and Westpac announced the terms of a proposed merger of the two companies with a vision to create Australia’s leading fnancial services company. The announcement was made after the two companies had signed an agreement containing the key terms of the merger.

On 26 May 2008, St.George and Westpac announced that a two week due diligence review had been successfully completed and that they had entered into the Merger Implementation Agreement. The Merger Implementation Agreement was revised on 8 September 2008 to refect the following key matters: immediate commencement of integration planning, the terms of the SAINTS Scheme and Option Scheme, the circumstances in which St.George would be required to pay Westpac a break fee of $100 million (plus GST, if applicable), an updated transaction timetable and Westpac’s agreement to the payment by St.George of a Special Dividend.

The key terms of the Merger Proposal are set out in this Scheme Booklet and involve:

•                           the acquisition by Westpac of all of the St.George Shares via the Share Scheme in exchange for the issue to Share Scheme Participants of 1.31 New Westpac Shares for each St.George Share held on the Scheme Record Date; and

•                           the Constitution Amendment to remove the individual 10% shareholding limit to enable implementation of the Share Scheme.

This Scheme Booklet contains important information that you should consider in deciding whether or not to vote in favour of the Merger Proposal at the Share Scheme Meeting and Extraordinary General Meeting. The St.George Directors encourage you to read this Scheme Booklet in its entirety and recommend that you vote in favour of the Merger Proposal, in the absence of a superior proposal.

1.2                The Directors unanimously recommend the Merger Proposal

The St.George Directors are of the opinion that the Merger Proposal (comprising the Share Scheme and the Constitution Amendment) is in the best interests of St.George Shareholders and unanimously recommend that St.George Shareholders vote in favour of the Merger Proposal, in the absence of a superior proposal. As of the date of this Scheme Booklet, no other proposal for St.George has emerged.

Each St.George Director who holds St.George Shares, or on whose behalf St.George Shares are held at the time of the Share Scheme Meeting and the Extraordinary General Meeting, intends to vote in favour of the Merger Proposal, in the absence of a superior proposal.

In making their recommendation and determining how to vote on the Merger Proposal, the St.George Directors have considered the following:

•                           the reasons for St.George Shareholders to vote in favour of the Merger Proposal, as set out in the Section headed “Why you should vote in favour of the Merger Proposal” on page 13;

•                           the reasons St.George Shareholders may consider voting against the Merger Proposal, as set out in the Section headed “Why you may consider voting against the Merger Proposal” on page 20;

•                           other issues that St.George Shareholders should consider as set out in the Section headed “Other relevant considerations for St.George Shareholders” on page 23;

•                           the risks associated with the Merger Proposal, as set out in Section 5; and

•                           the report of the Independent Expert (which has concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal - please refer to Section 1.3 for further details), a summary of which is set out in Section 8.

The St.George Directors encourage St.George Shareholders to do the following before making any decision in relation to the Merger Proposal:

•                           read this Scheme Booklet in its entirety (and - if you require a copy of the complete Independent Expert’s Report, the Investigating Accountant’s Report and the Merger Implementation Agreement - the Scheme Booklet Supplement);

•                           have regard to your investment objectives, fnancial situation, tax position or particular needs; and

•                           obtain independent fnancial, legal, tax and other professional advice before making any decision on the Merger Proposal.

The interests of St.George Directors in the Merger Proposal are disclosed in Section 12.

1.3                Independent Expert

St.George commissioned the Independent Expert, Grant Samuel, to prepare a report on the Share Scheme to determine whether it is in the best interests of St.George Shareholders.

The Independent Expert, Grant Samuel, has concluded that, in its opinion, the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal.

The Independent Expert has:

•                          estimated the full underlying value of St.George, including a control premium to be in the range $30.62 to $35.02 per St.George Share (after adjusting for the incremental dividend);(1) and

(1)                   The Independent Expert has adjusted the full underlying value to take into account an assumed incremental dividend of $0.28 per St.George Share (based on the difference between the maximum St.George Share FY2008 Final Dividend set out in the Merger Implementation Agreement of $0.97 per St.George Share and the maximum aggregate of the St.George Share FY2008 Final Dividend and the Special Dividend set out in the Merger Implementation Agreement of $1.25 per St.George Share). An assumption as to the amount of the incremental dividend has been made because, as noted in Section 1.13(b), the amount of the Special Dividend will not be known until it is announced on 29 October 2008, when the St.George Share FY2008 Final Dividend is announced.

ST.GEORGE SCHEME BOOKLET

•                          assessed a current value for the Share Scheme Consideration of $30.13 to $33.40 per St.George Share based on an estimated market value of Westpac Shares of $23.00 to $25.50.

While the bottom end of the value of the consideration is slightly below the bottom end of the value range for St.George, it is the range for the value of the consideration and not an individual price that is the relevant consideration. There is a very substantial degree of overlap and over 85% of the value range for the consideration falls within the St.George valuation range. Accordingly, the Independent Expert considers the Merger Proposal is “fair” and therefore “reasonable”. You should note, however, that the Independent Expert has stated that any conclusions and value judgments need to be considered in light of uncertain and volatile markets.

A summary of the Independent Expert’s Report is set out in Section 8. St.George Shareholders are encouraged to read this summary in its entirety, including the assumptions, qualifcations and disclaimers on which the Independent Expert’s conclusions are based.

The complete Independent Expert’s Report contains more detailed information on the Independent Expert’s conclusions. A copy of the complete Independent Expert’s Report is contained in the Scheme Booklet Supplement, which may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or by submitting a request online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au.

1.4                If the Merger Proposal does not proceed

If the Share Scheme and the Constitution Amendment are not approved by the requisite majorities of St.George Shareholders, or if the Share Scheme is not approved by the Court, the Merger Proposal will not proceed and:

•                           St.George Shareholders will continue to hold St.George Shares;

•                           the Constitution Amendment will not take effect and the St.George Constitution will not change; and

•                           St.George will continue to operate as an independent entity listed on ASX.

The St.George Board has confidence in St.George’s future as an independent entity and its ability to maintain sound earnings, in the current economic circumstances, and balance sheet growth moving forward.

In the current market environment, it is the intention of the St.George Board to increase St.George’s Tier 1 capital ratio to closer to 7% by 31 March 2009, which is above St.George’s regulatory minimum of 6.25%. In these circumstances, St.George may seek to increase capital by reducing the ordinary dividends paid and/or undertaking further capital raisings.

It is diffcult to predict how the St.George Share price will move if the Merger Proposal does not proceed. The Independent Expert believes that in the absence of the Merger Proposal or any takeover speculation, St.George Shares “would currently be trading at less than $25.00”.

Despite the confdence of the St.George Board in the future of St.George as an independent entity, it nonetheless believes that the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal.

1.5                Merger Implementation Agreement

The key terms of the Merger Implementation Agreement are summarised in Section 7. A full copy of the Merger Implementation Agreement is contained in the Scheme Booklet Supplement, which may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or by submitting a request online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au.

Section 7 summarises the key matters provided for in the Merger Implementation Agreement. These include the following matters:

(a)                   Conditions Precedent

The Share Scheme is subject to a number of Conditions Precedent. Please refer to Section 7.2 for further details.

(b)                   Exclusivity provisions

St.George has agreed to ‘no-shop, no-talk’ restrictions in the Merger Implementation Agreement. These restrictions prevent St.George from soliciting a Competing Transaction and from negotiating with any potential alternative bidders. These restrictions do not apply if the St.George Directors determine that an unsolicited Competing Transaction is superior to the Share Scheme. Please refer to Section 7. 4 for further details.

(c)                   Break fee

St.George has agreed to pay Westpac a break fee of $100 million (plus GST, if applicable) if at any time after 8 September 2008 and before the Sunset Date (currently 31 December 2008) any of a prescribed list of events occurs and Westpac does not proceed to acquire 100% of the St.George Shares by the Sunset Date. Please refer to Section 7.5 for further details.

(d)                   Termination

Each of St.George and Westpac has termination rights under the Merger Implementation Agreement in certain circumstances, including if the Share Scheme does not become Effective by the Sunset Date (currently 31 December 2008). If a termination right is exercised, the Merger Proposal will not proceed. Please refer to Section 7.6 for further details.

Summary of the Merger Proposal (continued)

1.6                Share Scheme Consideration

If the Merger Proposal is approved by the requisite majorities of St.George Shareholders and the Share Scheme becomes Effective, Share Scheme Participants (other than Ineligible Foreign St.George Shareholders) will receive 1.31 New Westpac Shares as Share Scheme Consideration for each St.George Share that is held on the Scheme Record Date. The Scheme Record Date is currently expected to be Monday 24 November 2008.

Any fractional entitlement to a part of a New Westpac Share which is:

•                           0.5 or greater will be rounded up to the nearest whole number of Westpac Shares; and

•                           less than 0.5 will be rounded down to the nearest whole number of Westpac Shares.

If either St.George or Westpac reasonably believes that a Share Scheme Participant has been a party to the splitting or division of a shareholding in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Share Scheme Participant’s entitlement to New Westpac Shares, then St.George and Westpac reserve the right to round the entitlement of such holdings so as to provide only the number of New Westpac Shares that would have been received but for the splitting or division.

The New Westpac Shares will be issued to Share Scheme Participants (other than Ineligible Foreign St.George Shareholders) on the Implementation Date. New Westpac Shares are currently expected to trade on a deferred settlement basis from the commencement of trading on Tuesday 18 November 2008.

It is the responsibility of each St.George Shareholder who becomes a New Westpac Shareholder to confirm their holding before trading in New Westpac Shares to avoid the risk of selling shares they do not own. New Westpac Shareholders who sell New Westpac Shares before they receive their holding statement do so at their own risk. St.George, Westpac and the Westpac Registry disclaim all liability (to the maximum extent permitted by law) to persons who trade New Westpac Shares before receiving their holding statements, whether on the basis of confirmation of the allocation provided by Westpac or the Westpac Registry.

Holding statements, or confirmation for CHESS holdings, detailing the issue of New Westpac Shares are expected to be despatched by Westpac to New Westpac Shareholders within five Business Days after the Implementation Date. The Implementation Date is currently expected to be Monday 1 December 2008.

Trading on ASX of New Westpac Shares on a normal settlement basis is expected to commence on Tuesday 2 December 2008.

Ineligible Foreign St.George Shareholders will receive the net cash proceeds of sale of the number of New Westpac Shares as Share Scheme Consideration they would otherwise have been entitled to receive. Please refer to Section 1.7 for further information.

1.7                Ineligible Foreign St.George Shareholders

A Share Scheme Participant whose address shown on the Share Register on the Scheme Record Date is a place outside of Australia and its external territories, New Zealand, the UK, the US, Hong kong and Singapore will be an Ineligible Foreign St.George Shareholder for the purposes of the Share Scheme.

Ineligible Foreign St.George Shareholders will not be issued with New Westpac Shares under the Share Scheme. Instead, the New Westpac Shares that would otherwise have been issued to them under the Share Scheme will be issued to the Sale Nominee on the Implementation Date.

Westpac must procure that on, or as soon as reasonably practicable after, and in any event, not more than 20 Business Days after, the Implementation Date, the Sale Nominee:

•                           sells those New Westpac Shares on ASX; and

•                           pays the net sale proceeds received, after deducting any applicable brokerage, stamp duty and other taxes, to the Ineligible Foreign St.George Shareholders (Net Scheme Proceeds).

St.George, Westpac and the Sale Nominee give no assurances as to the price that will be achieved for the sale of New Westpac Shares as described above. The Net Scheme Proceeds that Ineligible Foreign St.George Shareholders receive may be more or less than the current market value of Westpac Shares as at the date of this Scheme Booklet.

Full details of this process are contained in clause 5.2 of the Share Scheme (which is set out in Annexure A.1).

1.8                Share Scheme Meeting

On 29 September 2008, the Court made an order that the Share Scheme Meeting be convened. The Court order does not constitute an endorsement of, or any other expression of opinion on, the Share Scheme or this Scheme Booklet.

The purpose of the Share Scheme Meeting is for St.George Shareholders (other than Excluded Shareholders) to consider whether to approve the Share Scheme. St.George Shareholders (other than Excluded Shareholders) who are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 are entitled to vote at the Share Scheme Meeting.

Further details on how to vote are provided in the Section headed “Meeting details and how to vote on the Merger Proposal” on page 10 and in the Notice of Share Scheme Meeting included as Annexure C.1.

ST.GEORGE SCHEME BOOKLET

1.9                Approval of the Share Scheme

The Share Scheme will only become Effective if:

•                           it is approved by the requisite majorities of St.George Shareholders at the Share Scheme Meeting to be held on Thursday 13 November 2008;

•                           the Constitution Amendment is approved by the requisite majority of St.George Shareholders at the Extraordinary General Meeting to be held on Thursday 13 November 2008; and

•                           it is approved by the Court on the Court Approval Date (expected to be Monday 17 November 2008).

Approval by the requisite majorities of St.George Shareholders requires the Share Scheme resolution to be passed at the Share Scheme Meeting by:

•                           a majority in number (more than 50%) of St.George Shareholders (other than Excluded Shareholders) present and voting at the Share Scheme Meeting (in person, by attorney, by proxy or, in the case of corporations, by corporate representative); and

•                           at least 75% of the total number of votes cast on the resolution at the Share Scheme Meeting by St.George Shareholders (other than Excluded Shareholders) entitled to vote on the resolution.

1.10          Tax consequences of the Merger Proposal for Australian resident St.George Shareholders

A general guide to the potential Australian tax consequences of the Merger Proposal for certain St.George Shareholders is set out in Section 9. This guide is expressed in general terms and is not intended to provide tax advice in respect of the particular circumstances of any St.George Shareholder. St.George Shareholders should seek their own tax advice.

1.11          Constitution Amendment

The St.George Constitution currently limits the amount of issued share capital in St.George that any one shareholder (together with their associates) can hold at one time to 10%.

It is proposed that upon implementation of the Merger Proposal, Westpac will own 100% of the St.George Shares. Accordingly, this restriction must be removed to enable the Share Scheme to be implemented. St.George has convened the Extraordinary General Meeting to amend the St.George Constitution to remove this limit.

The only business of the Extraordinary General Meeting is to consider, and if thought fit, to approve the Constitution Amendment. The resolution to be considered at the Extraordinary General Meeting is set out in full in the Notice of Extraordinary General Meeting included as Annexure D.

St.George Shareholders who are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 may vote at the Extraordinary General Meeting in person, by attorney, by proxy or, in the case of corporations, by corporate representative.

The Constitution Amendment must be approved by at least 75% of the total number of votes cast on the resolution at the Extraordinary General Meeting by St.George Shareholders entitled to vote.

The Constitution Amendment will only be made if the Share Scheme becomes Effective.

The St.George Directors unanimously recommend that St.George Shareholders vote in favour of the Constitution Amendment at the Extraordinary General Meeting. In making this recommendation, the St.George Directors note that the Constitution Amendment is necessary before the Share Scheme can proceed and repeat their recommendation that you should vote in favour of the Share Scheme, in the absence of a superior proposal (see Section 1.2). Additionally, each St.George Director who holds St.George Shares, or on whose behalf St.George Shares are held at the time of the Extraordinary General Meeting, intends to vote in favour of the Constitution Amendment.

1.12          Announcement of financial results

St.George expects to announce its full year results to 30 September 2008 on 29 October 2008. Westpac has advised that it expects to announce its full year results to 30 September 2008 on 30 October 2008.

These results will be available from ASX or on its website at www.asx.com.au. In addition, St.George’s results will be available on its website at www.stgeorge.com.au. Westpac’s results will be available on its website at www.westpac.com.au.

Following the release of these results by St.George and Westpac, the St.George Board will request the Independent Expert to review the results and, if the Independent Expert is able to do so, confirm that the results do not change the Independent Expert’s opinion that the Merger Proposal is in the best interests of St.George Shareholders, in the absence of a superior proposal. The outcome of this review will be announced to ASX and released on its website www.asx.com.au and also placed on the website www.stgeorgemerger.com.au in advance of the Share Scheme Meeting.

1.13      Dividends on St.George Shares and Westpac Shares

(a)                   St.George Shares - St.George Share FY2008 Final Dividend

St.George anticipates that it will declare a fully franked final dividend for St.George Shareholders for the financial year ending 30 September 2008 (St.George Share FY2008 Final Dividend). That dividend is expected to be announced at the same time as St.George releases its annual financial results, which is scheduled to occur on Wednesday 29 October 2008.

Summary of the Merger Proposal (continued)

The amount of the St.George Share FY2008 Final Dividend is anticipated to be in accordance with St.George’s usual dividend payout ratio. As has been agreed with Westpac in the Merger Implementation Agreement, the St.George Share FY2008 Final Dividend will not exceed $0.97 per St.George Share, and the aggregate of the interim dividend and the final dividend for FY2008 will not exceed 85% of St.George’s cash profts for FY2008.

The record date for the St.George Share FY2008 Final Dividend is proposed to be the same day as the Scheme Record Date. It is anticipated that the St.George Share FY2008 Final Dividend will be paid on Thursday 18 December 2008.

The payment of the St.George Share FY2008 Final Dividend is not conditional upon implementation of the Share Scheme. This means that the St.George Share FY2008 Final Dividend will be paid to St.George Shareholders in the usual course, irrespective of the outcome of the Merger Proposal.

If the Share Scheme becomes Effective, the St.George dividend reinvestment plan will be terminated and therefore will not operate in respect of the St.George Share FY2008 Final Dividend. Therefore, the St.George Share FY2008 Final Dividend would be paid in the form of cash only, by:

•                           making deposits into each St.George Shareholder’s nominated bank account with the St.George Registry as at the Scheme Record Date; or

•                           where there is no nominated bank account, mailing cheques for the St.George Share FY2008 Final Dividend to the St.George Shareholder’s address as it appears on the Share Register as at the Scheme Record Date.

If the Merger Proposal is not implemented, St.George will need to raise additional capital contemporaneously with payment of the St.George Share FY2008 Final Dividend and the Special Dividend. Accordingly, St.George has entered into a conditional underwriting agreement in respect of the St.George Share FY2008 Final Dividend, which will only operate if the Merger Proposal does not proceed.

(b)                   St.George Shares – Special Dividend

In addition to the St.George Share FY2008 Final Dividend, St.George Shareholders will also receive a fully franked special dividend (Special Dividend). The Special Dividend will be paid at the same time as the St.George Share FY2008 Final Dividend. The amount of, and other details concerning, the Special Dividend will be announced on 29 October 2008 when the St.George Share FY2008 Final Dividend is announced.

In the context of the Merger Proposal, the Special Dividend is proposed to be paid in conjunction with a package of measures designed to increase the certainty of completion of the transaction and accelerate merger benefits. Westpac has agreed to the payment of the Special Dividend by St.George on the basis that the aggregate amount of the Special Dividend and the St.George Share FY2008 Final Dividend will not exceed $1.25 per St.George Share.

If the Merger Proposal is not implemented, St.George will need to raise additional capital contemporaneously with payment of the Special Dividend. Accordingly, St.George has entered into a conditional underwriting agreement in respect of the Special Dividend and the St.George Share FY2008 Final Dividend, which will only operate if the Merger Proposal does not proceed.

(c)                   Westpac Shares – Westpac FY2008 Final Dividend

Westpac anticipates that it will declare a final dividend for the current financial year ending 30 September 2008 (Westpac FY2008 Final Dividend). That dividend is expected to be announced at the same time as Westpac releases its annual financial results, which is scheduled to occur on 30 October 2008.

The amount of the Westpac FY2008 Final Dividend is anticipated to be in accordance with Westpac’s usual dividend payout ratio. As has been agreed with St.George in the Merger Implementation Agreement, the Westpac FY2008 Final Dividend will not exceed $0.74 per Westpac Share and the aggregate of the interim dividend and the final dividend for FY2008 will not exceed 80% of Westpac’s cash earnings for the 2008 financial year.

The New Westpac Shares issued as Share Scheme Consideration to St.George Shareholders will rank equally with all other Westpac Shares from the date of issue. However, they will not carry an entitlement to the Westpac FY2008 Final Dividend. St.George Shareholders should therefore note that the implementation of Merger Proposal will not entitle them to the Westpac FY2008 Final Dividend.

See Section 4.7(d) for a discussion of Westpac’s dividend policy if the Share Scheme is implemented.

1.14      Existing St.George Shareholder instructions to St.George

Except for a St.George Shareholder’s tax file number and any elections made in relation to participation in any dividend reinvestment plan or annual reports, all binding instructions or notifications between a St.George Shareholder and St.George relating to St.George Shares or a St.George Shareholder’s status as a St.George Shareholder (including, without limitation, any email addresses, instructions relating to communications from St.George, whether dividends are to be paid by cheque or into a specific bank account, notices of meeting or other communications from St.George) (together the Shareholder Instructions) will, from the Implementation Date be deemed (except to the extent determined otherwise by Westpac in its sole discretion or as otherwise provided below), by reason of the Share Scheme, to be a similarly binding instruction or notification to and accepted by Westpac in respect of the New Westpac Shares issued to Share Scheme Participants until that instruction or notification is revoked or amended in writing addressed to Westpac at its share registry.

ST.GEORGE SCHEME BOOKLET

Notwithstanding the foregoing, where any New Westpac Shares are issued to a Share Scheme Participant who, immediately prior to the Implementation Date, is an existing holder of Westpac Shares, the shareholder instructions with respect to those existing Westpac Shares will be deemed to also apply to the New Westpac Shares.

1.15         Deemed warranty by Share Scheme Participants

The attention of St.George Shareholders is drawn to the warranties that Share Scheme Participants will be deemed to have given, if the Share Scheme takes effect, in clause 4.5 of the Share Scheme. The Share Scheme is set out in full in Annexure A.1.

In summary, clause 4.5 of the Share Scheme provides that, if the Share Scheme becomes Effective, each Share Scheme Participant is deemed to have warranted to St.George and Westpac that:

•                            as at the Implementation Date, all of their St.George Shares will be free from all mortgages, charges, liens, encumbrances and interests of third parties and there are otherwise no restrictions preventing the transfer of the St.George Shares to Westpac; and

•                            they have full power and capacity to transfer their St.George Shares.

1.16         Arrangements for SAINTS Holders

In addition to the Merger Proposal, St.George is proposing a SAINTS Scheme, which will be a separate scheme of arrangement between St.George and SAINTS Holders (other than Excluded SAINTS Holders). If the SAINTS Scheme is approved and implemented, Westpac will acquire all of the SAINTS for $100 cash per SAINTS held on the Scheme Record Date. Please refer to Section 10 for further information about the SAINTS Scheme.

The SAINTS Scheme is conditional upon the Share Scheme becoming Effective. However, the Share Scheme is not conditional on the SAINTS Scheme becoming Effective. Therefore, the SAINTS Scheme does not need to be approved by SAINTS Holders for the Merger Proposal to proceed. The Merger Proposal will proceed so long as the Share Scheme and the Constitution Amendment are approved by the St.George Shareholders, and the Share Scheme is thereafter approved by the Court. If this occurs, St.George will be delisted from ASX and become a wholly owned subsidiary of Westpac.

If the Merger Proposal proceeds, but the SAINTS Scheme does not, it is Westpac’s intention to compulsorily acquire all of the SAINTS in accordance with Part 6A.2 of the Corporations Act (see Section 4.6(f)).

1.17         Arrangements for Option Holders

(a)                   Background

St.George operates a number of employee incentive plans as part of its remuneration strategy for executives and employees. These include the Executive Performance Share Plan and Executive Option Plan. The other plans are described in Section 1.18.

Under the Executive Performance Share Plan, St.George has granted to certain executives options with a zero exercise price (otherwise known as “Awards”) to acquire St.George Shares on a 1:1 basis, subject to satisfaction of any performance and tenure hurdles prescribed by the St.George Board (Award Options). As at the date of this Scheme Booklet, there are 632,627 Award Options on issue and 100 Award Option Holders.

Under the Executive Option Plan, St.George has granted to certain executives options to acquire St.George Shares on a 1:1 basis upon payment of a prescribed exercise price and subject to the satisfaction of any performance and tenure hurdles prescribed by the St.George Board (Executive Options). As at the date of this Scheme Booklet, there are 1,087,489 Executive Options on issue and nine Executive Option Holders. The Executive Options were granted on various dates during a period commencing on 1 October 2003 and ending on 2 June 2008 and have exercise prices ranging from $20.40 to $37.18.

The Executive Option Holders are: Paul Fegan (Managing Director and Chief Executive Officer); Greg Bartlett (Group Executive, Institutional & Business Banking); Michael Cameron (Chief Financial Officer and Group Executive, Finance, Risk & Strategy); Rob Chapman (Managing Director, BankSA); Les Matheson (Group Executive, Retail Banking); Geoff Lloyd (Group Executive, Wealth Management and CEO, Asgard Wealth Solutions); Greg Targett (Chief Risk Officer); Brett Wright (Group Executive, Human Resources); and one former employee of St.George.

(b)                   Option Scheme for Award Options

St.George is proposing the Option Scheme, which is a scheme of arrangement between St.George and holders of the Award Options (other than persons who have signed a Deed of Cancellation - see Section 1.17(c)). If the Option Scheme is approved and implemented, those Award Options will be cancelled in exchange for the issue or transfer by Westpac to the holders of those Award Options of 1.31 Westpac Shares for each Award Option held. The Westpac Shares will be issued or transferred under the Westpac Restricted Share Plan where the Award Options are unvested as at the Scheme Record Date, and will be subject to disposal restrictions but performance hurdles (if any) will no longer apply. The Westpac Shares will be ordinary unrestricted Westpac Shares where the Award Options are vested and remain unexercised as at the Scheme Record Date. Please refer to Section 11 for further information about the Option Scheme.

Summary of the Merger Proposal (continued)

The Option Scheme is conditional upon the Share Scheme becoming Effective. However, the Share Scheme is not conditional on the Option Scheme becoming Effective. Therefore, the Option Scheme does not need to be approved by Award Option Holders for the Merger Proposal to proceed. The Merger Proposal will proceed so long as the Share Scheme and the Constitution Amendment are approved by the St.George Shareholders, and the Share Scheme is thereafter approved by the Court. If this occurs, St.George will be delisted from ASX and become a wholly owned subsidiary of Westpac.

(c)                   Deeds of Cancellation for Executive Option Holders

Each of the individuals referred to in Section 1.17(a) as holding Executive Options has entered into a separate Option and Award Cancellation Deed with St.George and Westpac under which all of the Award Options and Executive Options held by that person will be cancelled on the Implementation Date of the Share Scheme (Deed of Cancellation). The key terms of each Deed of Cancellation are summarised in Section 12.7.

(d)                   Agreed proposals

The Option Scheme and Deeds of Cancellation together represent the proposal agreed between St.George and Westpac in relation to the Options, as contemplated by the Merger Implementation Agreement.

1.18         Participants in Employee Reward Plan and Employee Share Purchase Plan, and Non-executive Directors’ Share Purchase Plan

The Employee Reward Plan is operated as a $1,000 tax exempt plan. St.George Shares issued under this plan are subject to disposal restrictions being the earlier of three years from the date of acquisition or termination of employment with the St.George Group.

Under the Employee Share Purchase Plan, participants can elect to enter into a salary sacrifice arrangement under which they forego salary or short term incentive payments in return for being provided with an equivalent value of St.George Shares subject to disposal restrictions.

Under the Non-executive Directors’ Share Purchase Plan, non-executive directors may forgo fees in return for being provided with an equivalent value of St.George Shares, subject to disposal restrictions.

St.George Shares held under the Employee Reward Plan, Employee Share Purchase Plan and Non-executive Directors’ Share Purchase Plan will participate in the Share Scheme in the same manner as St.George Shares held by other Share Scheme Participants, and may be voted at the Share Scheme Meeting and Extraordinary General Meeting (provided that participants in those plans are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008).

Any holding locks to which such St.George Shares are subject will be released prior to the Implementation Date (subject to the Share Scheme becoming Effective) to enable the St.George Shares to participate in the Share Scheme.

See Sections 12.8 and 12.9 for further details, including a summary of the tax consequences of the Merger Proposal for participants in those plans.

1.19         Scheme Booklet Supplement

The Scheme Booklet Supplement contains a copy of the complete Independent Expert’s Report, the Investigating Accountant’s Report and the Merger Implementation Agreement.

A copy of the Scheme Booklet Supplement may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or by submitting a request online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au.

1.20         Obtaining further information

Answers to various frequently asked questions in relation to the Merger Proposal are set out in the Section headed “Frequently asked questions” on page 25 of this Scheme Booklet.

Alternatively, you can call the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or visit the Merger Proposal website at www.stgeorgemerger.com.au. If you are in any doubt about anything in this Scheme Booklet or the Scheme Booklet Supplement, contact your financial, legal, tax or other professional adviser.

ST.GEORGE SCHEME BOOKLET

Information about St.George

Information about St.George (continued)

In accordance with the responsibility statement on page 2, St.George has been solely responsible for preparing the information in this Section 2.

2.1                Business overview

(a)                   Overview of St.George

St.George is Australia’s fifth largest bank in terms of lending assets and one of the top 20 publicly listed companies in Australia, with a market capitalisation of approximately $17.8 billion as at 26 September 2008 and over 9,000 employees.

St.George’s operations span various aspects of the financial industry including retail banking, institutional and business banking, and wealth management. As at 31 March 2008, St.George had total assets of $136.3 billion and shareholders’ equity of $6.9 billion.

St.George has a national presence in Australia with a significant proportion of operations and customers in New South Wales and South Australia. St.George has approximately 400 branches and also distributes its products through third parties such as mortgage brokers and financial planners.

St.George has consistently achieved strong shareholder returns across a number of metrics such as profit growth, earnings per share, return on equity and consistently increasing dividend payout. St.George’s strong performance is refected through:

•                           a track record of superior credit quality;

•                           positive customer service ratings - at June 2008, the St.George customer satisfaction score was 77.2%, 7.7% above the average of the major banks(1);

•                           industry leading expense to income ratio (cash basis)(2) of 40.5% at July 2008; and

•                           product management and product innovation capabilities that have led to a number of industry awards including bank-issued credit card of the Year (Money Magazine 2008) and Best Hybrid Integrated Platform in 2006 and 2007 for AdviserNETgain (Investment Trends).

St.George was also ranked among the top 10 global financial service companies in terms of average share price index growth over the last five years to 2007. This survey of the financial services industry, prepared by Oliver Wyman, a management consulting firm, compared St.George to other companies with a market capitalisation above US$10 billion during 2007.

St.George has been consistently one of the top 20 Australian companies in terms of market capitalisation for the last 10 years.

St.George’s business has been focussed on Australian customers and markets, with operations in Retail, Corporate & Business Banking and Wealth Management.

St.George competes as a Standard & Poor’s ‘A+’ rated bank in a domestic economy dominated by four major Australian banks, which are all rated ‘AA’ by Standard & Poor’s.(3)

(1)                   Roy Morgan Research, 3 months to June 2008, Australians aged 14+.

(2)                   Expense to income ratio is calculated as operating expenses divided by net operating income before operating expenses and impairment charges. For the purpose of this calculation, the impact of significant items and volatility arising from the fair value recognition of hedging and non-trading derivatives is excluded.

(3)                   The credit rating references are based on information publicly released by Standard & Poor’s. Standard & Poor’s has not consented to the use of these credit rating references in this Scheme Booklet. The credit ratings are not recommendations by Standard & Poor’s to buy, sell or hold any bank’s debt or equity securities or for St.George Security Holders to vote in favour of or against the Share Scheme, SAINTS Scheme or Option Scheme. Standard & Poor’s may revise or withdraw their credit rating of any bank at any time.

ST.GEORGE SCHEME BOOKLET

(b) St.George’s organisational structure

Group Technology & Operations

Finance, Risk & Strategy

Human Resources

Group Legal & Secretariat

St.George is structured around four main business divisions:

Retail Bank manages a range of retail branches, call centres, electronic channels and agency networks. The division is responsible for the provision of residential and consumer lending, personal fnancial services including transaction services, call and term deposits, small business banking and fnancial planning.

Institutional & Business Banking services the fnancial needs of corporations, institutions and government customers including services and advice in the areas of liquidity management, treasury market activities, corporate and business relationship banking, international and trade fnance facilities, leasing, hire purchase, automotive fnance and cash flow fnancing.

Wealth Management is responsible for providing superannuation and wealth management administration platforms, investment management and packaging, dealer group services, margin lending, private banking services and general and life insurance. This division includes the funds management subsidiaries, ASGARD Wealth Solutions Limited and Advance Asset Management Limited.

BankSA provides retail banking, private banking and business banking products including agribusiness through operations based in South Australia and the Northern Territory.

Head Offce and support functions are provided by Finance, Risk and Strategy, Group Technology and Operations, Human Resources and Group Legal and Secretariat.

Information about St.George (continued)

2.2                St.George Board

John Simon Curtis

BA LLB (Hons)

Chairman

John Curtis, aged 58, was appointed to the St.George Board in October 1997 and was appointed Chairman on 1 April 2008. Since 1987, he has been a professional company director and is currently the Chairman of Allianz Australia Limited, the Chairman of Merrill Lynch Australia Advisory Board and a member of the Merrill Lynch Global Advisory Council. He is also the Chairman of the UTS Business School Executive Council. Prior to 1987, Mr Curtis was responsible as a Managing Director for the operations of Wormald International Limited at various times in Australia, Europe and the Americas.

Paul Anthony Fegan

MBA FFin GAICD

Managing Director and

Chief Executive Officer

Paul Fegan, aged 47, was appointed as St.George’s Chief Executive Officer on 13 November 2007 and Managing Director on 7 February 2008.  Mr Fegan joined St.George in June 2002 as Group Executive Wealth Management and assumed responsibility for Wealth Management & Retail Financial Services in November 2004. Following a restructure in April 2007, he was appointed head of the newly formed Retail Bank and Wealth Management division. Formerly, Mr Fegan was based in the UK as Chief Operating Officer of Yorkshire Bank. He also held director positions in both Yorkshire Bank and Clydesdale Bank and a series of senior appointments in Australia, the US, Hong kong, the Uk and Ireland. He is a director of St.George’s funds administration subsidiary, Asgard Wealth Solutions Limited.

Terry James Davis

Non-executive Director

Terry Davis, aged 50, is currently the Chief Executive Officer and Managing Director of Coca-Cola Amatil Limited. He was appointed to this role in 2001 and prior to this was with the Foster’s Brewing Group in various positions, including Managing Director of Beringer Blass Wine Estates, the wine division of Foster’s. Between 1987 and 1997, he was with the Cellarmaster Wines Group as Managing Director.  He joined the St.George Board on 17 December 2004. He is currently a member of the University of New South Wales Council. Mr Davis is Chairman of St.George’s Board Nomination and Remuneration Committee.

ST.GEORGE SCHEME BOOKLET

Richard Anthony

Fountayne England

FCA MAICD

Non-executive Director

Richard England, aged 58, is a professional company director and chartered accountant. He joined the St.George Board in September 2004.  Mr England is currently Chairman of Ruralco Holdings Limited, KH Foods Limited and Chandler Macleod Limited and is a director of Choiseul Investments Limited and Healthscope Limited. He is a former partner of Ernst & Young. Mr England was also Chairman of GroPep Limited from 1998 to 2006 and was a director of ITL Limited from 2003 to 2007. Mr England is a member of St.George’s Board Audit, Due Diligence and Risk Management Committees.

Paul Dean

Ramsbottom

Isherwood AO

FCA

Non-executive Director

Paul Isherwood, aged 69, was appointed to the Board in October 1997.  He is a former partner and National Chairman of Partners of Coopers & Lybrand, Chartered Accountants. He is Chairman of Globe International Limited and is a director of Australand Holdings Limited Group. He was a director of Stadium Australia Management Limited from March 1996 to May 2007 and was its Chairman from May 1997 to May 2007. Mr Isherwood is Chairman of St.George’s Board Audit and Due Diligence Committees.  He is also Chairman of St.George Life Limited and St.George Insurance Australia Pty Limited.

Linda Bardo Nicholls

AO

BA (Econ) MBA (Harvard)

FAICD

Non-executive Director

Linda Nicholls, aged 60, was appointed to the Board in August 2002. She is Chairman-elect of Healthscope Limited, a director of Sigma Pharmaceuticals Group and Insurance Manufacturers of Australia, a director of the Australian Institute of Company Directors (AICD), President of AICD Vic Div and a member of the Merrill Lynch Australia Advisory Board. Mrs Nicholls was a director of Australian Postal Corporation from 1989 to 2006 and was its Chairman from 1997 to 2006. She was a director of Perpetual Trustees Australia Limited from 1996 to 2005. She is Chairman of St.George’s Board Risk Management Committee and is a director of its funds administration subsidiary, Asgard Wealth Solutions Limited.

Information about St.George (continued)

Graham John Reaney

BComm CPA

Non-executive Director

Graham Reaney, aged 65, was appointed to the Board in November 1996. Mr Reaney’s business experience spans 30 years, during which time he has held a number of senior corporate appointments, including as Managing Director of National Foods Limited. Other former positions included Managing Director of Industrial Equity Limited. He is Chairman of PMP Limited and a director of AGL Energy Limited. Mr Reaney is a member of St.George’s Board Risk Management Committee, and Nomination and Remuneration Committee and the BankSA Advisory Board.

Peter John Oswin

Hawkins

BCA (Hons) FAICD SFFin

FAIM ACA (NZ)

Non-executive Director

Peter Hawkins, aged 54, was appointed to the Board in April 2007. He is currently a director of Visa Inc., Mirvac Limited Group, Liberty Financial Pty Limited, Treasury Corporation of Victoria, Clayton Utz and The Camberwell Grammar School. He held various senior management and directorship positions with Australia and New Zealand Banking Group Limited from 1971 to 2005 and was also a director of BHP (NZ) Steel Limited from 1990 to 1991, ING Australia Limited from 2002 to 2005 and Esanda Finance Corporation from 2002 to 2005. Mr Hawkins is a member of St.George’s Board Audit, Due Diligence, Nomination and Remuneration and Risk Management Committees.

Roderic (Rick)

Holliday-Smith

BA (Hons) CA FAICD

Non-executive Director

Rick Holliday-Smith, aged 58, was appointed to the Board in February 2007. He is currently the Chairman of Snowy Hydro Limited and is also a director of ASX Limited, Cochlear Limited and Servcorp Limited.  Mr Holliday-Smith was a director of Wardley Australia Limited (a subsidiary of The Hongkong and Shanghai Banking Corporation Limited) and Intermarine Australia Limited, Managing Director of HongkongBank Limited (London), Chief Executive Officer of Chicago Research and Trading Group Limited (CRT) (Chicago) and President and CEO of NationsBank-CRT (Chicago). He was Chairman of SFE Corporation Limited from 1999 to 2006 and Exco Resources NL from 1998 to 2005. He was also a director of DCA Group Limited from 2004 to 2006. He is a member of St.George’s Board Risk Management Committee.

ST.GEORGE SCHEME BOOKLET

2.3 Senior management

Name	Role
Paul Anthony Fegan	Managing Director and Chief Executive Officer

Refer to details in Section 2.2.

Greg Bartlett	Group Executive, Institutional & Business Banking

Greg Bartlett was appointed Group Executive, Institutional & Business Banking in 1999 after roles as Group Treasurer and Chief General Manager, Group Treasury and Capital Markets. He has been a member of St.George’s Executive Management Committee for 17 years and has more than three decades of experience in the financial services industry.

Michael Bowan	General Counsel and Secretary

Michael Bowan was admitted as a New South Wales solicitor in December 1989 and joined Advance Bank in 1993. He was appointed to his current role as General Counsel and Secretary of St.George on 1 October 2000.

He is responsible for overseeing the Legal & Secretariat functions, covering also St.George’s Share Registry and insurance requirements, as well as working closely with the Managing Director, Chairman and Board.

Michael Cameron	Chief Financial Officer
Group Executive, Finance, Risk & Strategy

Michael Cameron FCA, FCPA, FAICD joined the St.George Group in July 2007 as Chief Financial Officer and Group Executive for Finance, Risk & Strategy. Prior to this, Mr Cameron was with the Commonwealth Bank of Australia, joining in 2002 as Deputy Chief Financial Officer, before being appointed in April 2003 to the role of Chief Financial Officer and Group Executive, Financial & Risk Management. In March 2006, he was appointed to the role of Group Executive, Retail Banking Services. He has extensive experience in the finance sector, having previously been the Chief Operating Officer and Chief Financial Officer of the Wealth Management division (including MLC) of National Australia Bank, and Chief Financial Officer of MLC when part of Lend Lease. Prior to this, he held a number of senior finance roles in Australia and the US with Lend Lease, Barclays Bank Australia and TNT Australia.

Rob Chapman	Managing Director, BankSA

Rob Chapman became Managing Director of BankSA in July 2002 after an extensive career in the financial services industry. Most recently, he was the Regional General Manager of Commonwealth Bank of Australia’s operations in South Australia, the Northern Territory and Western Australia. Earlier, he filled a number of senior roles with Colonial State Bank and Prudential Corporation Australia.

Les Matheson	Group Executive, Retail Banking

Les Matheson joined St.George as Group Executive for the Retail Bank in June 2008. Mr Matheson has had an extensive career in the financial services industry including his previous role as Citibank’s Group Country Manager (Division Executive), where his responsibilities included Chief Executive Officer of Australia and the Pacific Region for Citigroup Consumer Businesses.

Geoff Lloyd	Group Executive, Wealth Management
CEO, Asgard Wealth Solutions

Geoff Lloyd joined the St.George Group in 2004 as the Chief Executive Officer of Asgard Wealth Solutions and in 2007 was also appointed Group Executive of the group’s Wealth Management portfolio of businesses. Mr Lloyd was previously at BT Financial Group where he held the position of Head of Customer and Business Services and several other senior appointments including Chief Legal Counsel. Prior to this, he was Senior Legal Officer for the Office of the Chairman of the Australian Securities and Investments Commission (ASIC).

Information about St.George (continued)

Name	Role
Greg Targett	Chief Risk Officer

Greg Targett joined St.George in May 2003 from National Australia Bank where he held the position of General Manager, Wholesale & Business Credit. Previous roles in his 22 year career with NAB included Managing Director, National Australia Investment Capital Ltd, Head of Planning & Strategy, Australian Bank, and senior roles in retail banking, corporate banking, and credit risk in Australia and internationally.

Brett Wright	Group Executive, Human Resources

Brett Wright joined St.George in July 2000. He has a PhD in organisational behaviour and an extensive background in human resource management derived from working in a range of line management, academic and consulting roles. He is responsible for all aspects of the people strategy that provides the St.George Group with competitive advantage through its more than 9,000 employees.

Paul Newham	Group Executive, Group Technology & Operations

Paul Newham was appointed Group Executive of the Group Technology & Operations division in May 2008, after nearly two years managing the group’s Operations area. Mr Newham has extensive experience in the banking sector, having previously been the Head of Strategic Initiatives at National Australia Bank, and prior to this, the Director of Operations and Technology for Citibank Australia.

2.4                St.George historical financial information

(a)                   Overview

Section 2.4 sets out consolidated summary historical financial information for St.George. This summary has been derived from St.George’s audited financial statements for the financial year ended 30 September 2007, being St.George’s last Annual Report, and from St.George’s Interim Financial Report which has been subject to review and the unaudited Interim Profit Announcement for the half year ended 31 March 2008, being St.George’s latest financial report, and includes the following:

•         summary historical income statements for the 12 months ended 30 September 2006 and 30 September 2007 and the six months ended 31 March 2007 and 31 March 2008; and

•         summary balance sheets as at 30 September 2006, 30 September 2007, 31 March 2007 and 31 March 2008.

The financial information contained in this Section 2.4 has been prepared in accordance with the recognition and measurement principles of AIFRS, although it is presented in an abbreviated form insofar as it does not include all of the disclosures, statements or comparative information as required by the Australian Accounting Standards applicable to annual financial reports prepared in accordance with the Corporations Act 2001.

PricewaterhouseCoopers Securities Ltd has been appointed to prepare an Investigating Accountant’s Report on the St.George Historical Financial Information (refer to the Scheme Booklet Supplement).

Further financial information is available in St.George’s Annual and Interim Reports. Copies of the relevant Annual and Interim Reports and Profit Announcements, from which the historical financial information in this Section has been extracted, can be found on St.George’s website, www.stgeorge.com.au. The Annual Reports contain details of St.George’s accounting policies and in each case detailed discussion and analysis of the financial results for the relevant period. St.George will make copies of these documents available to shareholders who do not have access to the internet. Requests can be made by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) prior to the Effective Date.

ST.GEORGE SCHEME BOOKLET

(b)                   St.George’s historical income statements and balance sheets

(i)                      St.George’s historical income statements

The following table shows the summary historical income statements for St.George for the years ended 30 September 2006 and 2007 and the half years ended 31 March 2007 and 2008.

Summary historical income statements

	Year ended		Half year ended
$m	Sep 07	Sep 06	Mar 08	Mar 07
Interest income	8,203	6,781	4,965	3,906
Interest expense	6,010	4,768	3,773	2,828
Net interest income	2,193	2,013	1,192	1,078
Non-interest income	1,092	994	575	533
Net operating income before operating expenses and loan impairment charges	3,285	3,007	1,767	1,611
Operating expenses	1,390	1,341	759	683
Loan impairment charges	178	144	118	93
Profit before income tax	1,717	1,522	890	835
Income tax expense	525	445	361	250
Net profit for the period from continuing operations	1,192	1,077	529	585
Loss from discontinued operation (net of tax)	—	13	—	—
Net profit for the period	1,192	1,064	529	585
Profit attributable to minority interests
- continuing operations	2	1	—	—
- discontinued operation	—	(5)	—	—
Net profit attributable to equity holders of St.George Bank Limited	1,190	1,068	529	585

Shareholder value and profitability

		Year ended		Half year ended
		Sep 07	Sep 06	Mar 08	Mar 07
Earnings per ordinary share(1)	cents	219.5	201.4	93.5	108.2
Return on average ordinary equity(2)%		23.3	23.4	17.3	23.4
Expense to income ratio(3)%		42.3	44.6	43.0	42.4

Notes:

(1)                   Earnings per share is net profit attributable to equity holders from continuing operations after preference share dividends divided by the basic weighted average number of ordinary shares. Ratios for the half years have not been annualised.

(2)                   Return on average ordinary equity is net profit attributable to equity holders after preference dividends divided by average ordinary equity. Ratios for the half years have been annualised for comparability.

(3)                   Expense to income ratio is calculated as operating expenses divided by net operating income before operating expenses and loan impairment charges.

Significant items (included above and net of tax)

The following significant items were noted in St.George’s financial statements for the year ended 30 September 2007 and Interim Financial Report for the half year ended 31 March 2008, available online at www.stgeorge.com.au.

	Year ended		Half year ended
$m	Sep 07	Sep 06	Mar 08	Mar 07
Profit on sale of land and buildings	—	51	—	—
Gain from Visa IPO	—	—	54	—
Intangible assets impairment loss	—	(22)	—	—
Restructuring costs	—	(11)	(30)	—
Income tax expense on depositary capital securities	—	—	(117)	—
Discounted operation (net of minority interest)	—	(6)	—	—
	—	12	(93)	—

Information about St. George (continued)

(ii)                 St.George’s historical balance sheets

The following table shows the summary historical balance sheets for St.George as at 30 September 2006 and 2007 and as at 31 March 2007 and 2008.

$m	As at Sep 07	As at Sep 06	As at Mar 08	As at Mar 07
Assets
Cash and liquid assets	2,081	1,081	3,035	1,188
Due from other financial institutions	1,244	1,182	477	1,180
Assets at fair value through the income statement and available for sale securities	12,227	7,699	14,103	7,384
Derivative financial instruments	1,271	1,093	2,621	877
Loans	89,884	81,516	93,636	85,144
Bank acceptances of customers	16,343	11,908	19,774	13,580
Life insurance assets	49	42	47	48
Intangible assets	1,323	1,291	1,344	1,305
Total other assets	1,378	1,190	1,272	1,274
Total assets	125,800	107,002	136,309	111,980
Liabilities
Due to other financial institutions	1,013	401	965	473
Deposits	70,803	54,633	78,713	61,296
Derivative financial instruments	3,440	1,190	3,049	2,202
Liabilities at fair value through the income statement	—	390	—	386
Bank acceptances	6,348	7,287	5,050	5,456
Debt issues	34,971	34,593	37,623	33,388
Life insurance liabilities	36	35	35	35
Total other liabilities	1,074	1,098	1,390	1,050
Total liabilities excluding loan capital	117,685	99,627	126,825	104,286
Total loan capital	2,231	2,032	2,624	2,082
Total liabilities	119,916	101,659	129,449	106,368
Net assets	5,884	5,343	6,860	5,612
Shareholders’ equity
Share capital	4,549	4,376	5,480	4,467
Reserves	243	151	259	176
Retained profits	1,086	798	1,115	951
Total equity attributable to equity holders of St.George Bank Limited	5,878	5,325	6,854	5,594
Minority interests	6	18	6	18
Total shareholders’ equity and minority interests	5,884	5,343	6,860	5,612

ST.GEORGE SCHEME BOOKLET

Asset quality

		As at Sep 07	As at Sep 06	As at Mar 08	As at Mar 07
Net impaired assets to equity and collectively
assessed provisions(1)%		1.7	1.4	1.9	1.7
Total loan impairment provisions to total impaired loan assets(2)%		24.5	27.7	29.4	27.9
Total provisions to gross loans(3)	bps	31	32	33	33
Charges to average loans annualised(4)	bps	18	17	22	20
Loan write offs (net of recoveries) to average loans(5)	bps	15	14	13	15

Notes:

(1)                    Net impaired assets to equity and collectively assessed provisions is calculated as net impaired assets divided by the sum of the collective provision and total shareholders’ equity and minority interests.

(2)                   Total impairment provisions to total impaired assets is calculated as the individual provision divided by the gross value of the impaired assets.

(3)                   Total provisions to gross loans is calculated as the sum of the individual and collective provisions divided by gross lending assets, including bank acceptances.

(4)                   Charges to average loans is calculated as the total loan impairment charge divided by average gross lending assets, including bank acceptances. Ratios for the half years have been annualised for comparability.

(5)                   Loan write offs (net of recoveries) to average loans is calculated as the gross write offs less recoveries divided by average gross lending assets, including bank acceptances. Ratios for the half years have been annualised for comparability.

(iii)              St.George’s segment information

The following table shows St.George’s summary key segmental information relating to profit before income tax expense, total assets and total liabilities, based upon the existing business structure.

The basis of segment reporting reflects the management of the business within the St.George Group, rather than the legal structure of the St.George Group. The business segment results have been presented on a management reporting basis and consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business segment.

Information about St. George (continued)

(c)                    Management discussion and analysis of historical financial performance

Overview

Full year ended 30 September 2007 compared to full year ended 30 September 2006

Net profit attributable to equity holders for the full year ended 30 September 2007 was $1,190 million, an increase of $122 million, or 11%, compared to the prior year.

St.George’s result was driven by net operating income growth of 9% and tight cost control with operating expenses increasing by 4%.

Net interest income increased by $180 million or 9%, driven by a 14% increase in loans and bank acceptances of customers and a 30% increase in deposits, with growth from increased lending volumes partly offset by a 10 basis point decline in net interest margin.(1)

Non-interest income growth of $98 million or 10% benefited from an 11% increase in product fees and commissions, a 17% increase in managed funds fees and a 47% increase in trading income. The 2006 financial year includes a $41 million pre-tax gain from the sale and lease back of St.George’s head office building.

Expenses increased $49 million or 4%, largely driven by a 4% average wage increase effective 1 October 2006 and increased staff numbers. The 2006 financial year includes $54 million of one off expenses primarily relating to intangible assets impairment, loss from discontinued operations and restructure costs.

Loan impairment charges of $178 million increased by $34 million, or 24%, following strong loan growth combined with modest deterioration in the credit quality of the unsecured consumer loan portfolio and a lower level of commercial loan recoveries compared to last year.

Half year ended 31 March 2008 compared to half year ended 31 March 2007

Net profit attributable to equity holders for the half year ended 31 March 2008 was $529 million, a decrease of $56 million, or 10%, compared to the prior comparable period.

St.George’s result was primarily impacted by a $117 million income tax expense recognised during the half year on its longstanding dispute with the ATO on the deductibility of interest paid on its subordinated debentures issued as part of St.George’s Depositary Capital Securities.

Net interest income growth of 11% was the result of a 15% increase in loans and bank acceptances of customers and a 28% increase in deposits, with growth from increased lending volumes partly offset by a 15 basis point decline in net interest margin. key drivers in the margin decline were increased competition and the purchase of additional liquid securities which increase average assets but do not significantly change net interest income.

Non-interest income increased by 8% due to a $77 million gain from the Visa IPO that was partially offset by a $55 million reduction in trading income from St.George’s mortgage insurance investment portfolio due to unfavourable investment markets.

Expense growth of 11% reflected the establishment of a $43 million restructuring provision for staff redundancies to allow for planned restructuring activities.

Impairment charges of $118 million increased by $25 million or 27%, reflecting both high asset growth and a specific provision charge taken on a single margin lending loan.

(d)                   Contingent liabilities

Contingent liabilities exist in relation to actual and potential claims and proceedings. An assessment of the St.George Group’s likely loss has been made and specific provisions have been raised where appropriate.

(e)                   Cash earnings

Cash earnings adjusts net profit attributable to equity holders to provide a better indication of St.George’s underlying performance. The following table provides a historical reconciliation from net profit attributable to equity holders of St.George to cash earnings.

(1)                   Net interest margin is calculated as net interest income divided by average interest earning assets.

ST.GEORGE SCHEME BOOKLET

		Year ended		Half year ended
$m (unless otherwise indicated)		Sep 07	Sep 06	Mar 08	Mar 07
Net profit attributable to equity holders of St.George Bank Limited		1,190	1,068	529	585
Preference share dividends		(27)	(20)	(15)	(13)
Net profit attributable to equity holders of St.George Bank Limited after preference dividends		1,163	1,048	514	572
Hedging and non-trading derivatives		(3)	(10)	(4)	(4)
Intangible assets impairment		—	22	—	—
Loss from discontinued operation		—	6	—	—
Restructure costs		—	11	30	—
Gain from Visa Inc.		—	—	(54)	—
Income tax expense on depositary capital securities		—	—	117	—
Profit on sale of head office building		—	(51)	—	—
Cash earnings		1,160	1,026	603	568
Earnings per ordinary share - cash basis(1)	cents	218.9	195.8	109.7	107.4
Earnings to average ordinary equity - cash basis(2)%		23.2	22.9	20.4	23.2
Expense to income ratio - cash basis(3)%		42.5	44.0	42.5	42.6

Notes:

(1)                   Earnings per share is cash earnings divided by the basic weighted average number of ordinary shares. Consistent with St.George’s historical definition of cash earnings per ordinary share, cash earnings is the profit available to equity holders, excluding the impact of significant items and volatility arising from the fair value recognition of hedging and non-trading derivatives, but after preference dividends. Ratios for the half years have not been annualised.

(2)                   Earnings to average ordinary equity is calculated as cash earnings divided by average ordinary equity. Cash earnings is the profit available to equity holders, excluding the impact of significant items and volatility arising from the fair value recognition of hedging and non-trading derivatives, but after preference dividends. Average ordinary equity excludes preference shares. Ratios for the half years have been annualised for comparability.

(3)                   Expense to income ratio is calculated as operating expenses divided by net operating income before operating expenses and loan impairment charges, excluding the impact of significant items and volatility arising from the fair value recognition of hedging and non-trading derivatives.

2.5                 Release of trading update

On 12 August 2008, St.George released to the market an update on the St.George Group’s operational and financial performance for the 10 months to 31 July 2008. The key aspects of the update are as follows:

•                           the St.George Group’s unaudited net profit after tax on a cash earnings basis for the 10 months to 31 July 2008 was $1,073 million;(1)

•                           solid annualised growth was achieved in residential receivables, middle market receivables and customer deposits of 1 0.0%, 30.1% and 1 8.9% respectively for the 10 months to 31 July 2008;

•                           managed funds balances fell during the 10 months to 31 July 2008 by 15.6%, primarily due to the negative and volatile performance of equity markets;

•                            credit quality remains sound and the St.George Group continues to have no exposure to US or domestic sub-prime lending, CDOs or hedge funds;

•                           with reference to previously announced credit exposures, the Octaviar Ltd (formerly MFS) $25 million exposure is now fully provisioned, and the Centro and Allco exposures continue to perform and no specific provision is required. The Centro exposure is fully secured and the Allco exposure has reduced to $37 million from $60 million as a result of asset sales and limit reductions;

•                           the St.George Group continued to improve its efficiency with the expense to income ratio decreasing to 40.5% for the 10 months to 31 July 2008; and

•                           the St.George Group has completed 100% of its FY2008 term wholesale funding requirements and has already raised approximately 27% of the estimated term wholesale funding requirements for FY2009.

(1)                   Cash earnings is the net profit available to equity holders, excluding the impact of significant items and volatility arising from the fair value recognition of hedging and non-trading derivatives, but after preference dividends.

Information about St. George (continued)

2.6                 Material changes in financial position since 30 September 2007

The last annual financial statements presented to St.George Shareholders in general meeting and sent to St.George Shareholders were the audited financial statements for the year ended 30 September 2007 as lodged with ASX on 31 October 2007. So far as is known by the St.George Directors, the only material changes to the financial position of St.George since 30 September 2007 are as follows:

•                           the St.George financial statements for the half year ended 31 March 2008 (set out in this Section 2 and lodged with ASX on 6 May 2008); and

•                           the matters disclosed in Section 2.5.

2.7                 Update on ratings and capital management

On 12 May 2008, the rating by Moody’s Investors Service (Moody’s) of St.George was placed on review – direction uncertain, following the announcement by Westpac that it was in merger discussions with St.George.(1) According to Moody’s, St.George’s deposit and debt ratings depend on its bank financial strength rating (BFSR), which measures the bank’s stand alone credit profile. Moody’s indicated on 11 June 2008 that if the Merger Proposal does not proceed or is not completed within the envisaged timeframe, the review of St.George’s BFSR would be concluded. There would be potential for downward pressure on St.George’s BFSR if ongoing dislocations in credit markets restrict the ability of St.George to term out its wholesale funding, or short term debt relative to liquid assets remains high. Further pressure would be added if risk-adjusted profit or capital ratios deteriorate (adjusting for the implementation of Basel II risk weightings). If the BFSR were to be downgraded, there would also be potential for downward pressure on St.George’s deposit and debt ratings, in line with the application of Moody’s Joint Default Analysis. The current ‘Aa2’ rating would only be maintained if Moody’s concluded that systemic support for St.George had increased as a result of recent dislocations in credit markets. Moody’s stated that Australia is considered a high support country and St.George is viewed as having very high systemic importance, being a super-regional bank with the fifth largest market share and a strong presence in Australia’s most populous state, New South Wales.

Current expectations are that there will not be a material impact on the capital requirements for St.George under Basel II relative to Basel I. St.George will transition to a standardised approach from 1 January 2009. St.George will continue to work with APRA toward obtaining full accreditation under the Basel II advanced model during 2009. However, there can be no assurance as to when APRA may approve the transition to Basel II advanced status, what prudential requirements APRA may require upon such transition, or what the capital impact of moving to the advanced model will be. As a result, St.George may experience an increase or decrease in its capital requirements. Any increase in capital requirements may require the raising of additional capital. In addition, its business mix and rate of growth of commercial lending would most likely require St.George to continue to increase its capital base.

2.8                Continuous disclosure

St.George is subject to regular reporting and disclosure obligations under the Corporations Act and Listing Rules. St.George has an obligation (subject to limited exceptions) to notify ASX immediately upon becoming aware of any information which a reasonable person would expect to have a material effect on the price or value of St.George Shares. Copies of documents filed with ASX may be obtained from ASX’s website at www.asx.com.au.

In addition, St.George is also required to lodge various documents with ASIC. Copies of documents lodged with ASIC in relation to St.George may be obtained from, or inspected at, an ASIC office.

The following documents are available online at www.stgeorge.com.au and/or www.asx.com.au:

•                           St.George’s financial report for the half year ended 31 March 2008;

•                           St.George’s 2007 Annual Report (being St.George’s annual financial report for the year ended 30 September 2007);

•                           St.George’s Constitution; and

•                           any continuous disclosure notice lodged by St.George with ASX between lodgement of St.George’s 2007 Annual Report with ASX on 19 November 2007 and the date of this Scheme Booklet.

St.George will also make copies of these documents available, free of charge, to St.George Shareholders. Requests can be made by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia), between 9.00am and 5.00pm (Sydney time), Monday to Friday.

(1)                  The credit rating references are based on information publicly released by Moody’s. Moody’s has not consented to the use of these credit rating references in this Scheme Booklet. The credit ratings are not recommendations by Moody’s to buy, sell or hold Westpac or St.George debt or equity securities or for St.George Security Holders to vote in favour of or against the Share Scheme, SAINTS Scheme or Option Scheme. Moody’s may revise or withdraw its credit rating of St.George and/or Westpac at any time.

ST.GEORGE SCHEME BOOKLET

Information about Westpac

Information about Westpac (continued)

In accordance with the responsibility statement on page 2, Westpac has been solely responsible for preparing the information in this Section 3.

3.1                Overview of Westpac

Westpac is one of Australia and New Zealand’s leading financial institutions with a long and proud history. Established in 1817, Westpac is Australia’s first and oldest bank and its first and oldest company. From this banking heritage, Westpac has grown to now provide a broad range of banking and financial services in retail, business and institutional banking and has built a strong position in wealth management and wealth protection services.

Westpac has a broad network across Australia, New Zealand and the near Pacific region with over 1,000 branches, as well as offices in some of the key financial centres around the world.

Today, Westpac is one of the top four Australian banks and a top 10 Australian listed company by market capitalisation, which stood at $45.4 billion as at 26 September 2008. With around 29,000 employees, Westpac supports over seven million customers with loans of almost $300 billion and deposits of around $220 billion as at 31 March 2008.

In terms of financial performance, Westpac has a strong track record. Over the last 10 years, Westpac has delivered an annual average compound increase of 11% in cash earnings and maintained a return on equity(1) of around 20% per annum. This performance has been reflected in returns to shareholders, with dividends increasing by approximately 13% compound per annum over the last 10 years.

Consistent with this performance, total shareholder returns, including dividends and share price movements, have averaged 13% per annum over the last 10 years.

The strength of Westpac’s franchise and strong capital position is reflected in Westpac’s investment grade credit rating, which was recently reaffirmed as ‘AA’ by Standard & Poor’s and ‘Aa1’ by Moody’s Investors Service.

A key element in Westpac’s vision and strategy is to be a global leader in governance and sustainability. This is reflected in how Westpac does business including its lending practices, its supplier arrangements, how it interacts with its employees and how it serves its customers. Westpac’s success in this objective has been recognised in a range of external assessments, including from 2002 to 2007 being rated the most or equally the most sustainable bank globally in the Dow Jones Sustainability World Index.(2)

In addition to its sustainability credentials, Westpac supports the communities in which it operates including:

•                           actively encouraging employee involvement in the community - over 80% of Westpac employees have participated in volunteering or fundraising in the last year;

•                           collaborating with key community partners, which includes over 35 years of support to the Westpac Life Saver Rescue Helicopter services in New South Wales; and

•                           helping community groups to improve their capacity to deliver services and support. This includes Westpac’s longstanding support to communities in the Cape York region.

3.2                History and ownership

Westpac began trading on 8 April 1817 as the Bank of New South Wales. Its business gradually expanded, following the fortunes of the economy including the banking crises of the 1840s and the 1890s and the gold rush of the mid 1800s. Through that period, the bank expanded its network across Australia and, in 1861, into New Zealand. In the 1900s, the bank successfully navigated the Great Depression and two World Wars, while gradually expanding its operations both organically and through acquisitions.

In 1982, the Bank of New South Wales changed its name to Westpac Banking Corporation following its merger with the Commercial Bank of Australia.

In recent decades, Westpac continued to expand, with three regional bank mergers in the 1990s, one in each of Victoria, Western Australia and New Zealand. Over the last six years, Westpac has further repositioned its portfolio of businesses, through a number of successful acquisitions and divestments including:

•                           in 2002, Westpac sold Australian Guarantee Corporation (AGC), its lower growth consumer finance business;

•                           in 2002, Westpac acquired Rothschild Australia Asset Management, BT Financial Group and Hastings Funds Management, businesses operating in the high growth funds management industry. These acquisitions added substantially to Westpac’s existing wealth management operations;

(1)                   Return on equity is calculated as cash earnings divided by average ordinary equity. Average ordinary equity equals average total equity less average minority interests.

(2)                   The Dow Jones Sustainability World Index is a global index that tracks the financial returns of the leading companies in terms of economic, environmental and social performance worldwide.

ST.GEORGE SCHEME BOOKLET

•                           in 2007, Westpac divested 40% of its shareholding in BT Investment Management, BT Financial Group’s investment management business, reducing its shareholding to 60%, to improve alignment of stakeholder interests; and

•                           in 2008, Westpac expanded its consumer lending business through the acquisition of the franchise distribution business of RAMS Home Loans (RAMS). This provided Westpac with a further distribution channel to grow its retail bank, via an innovative and flexible franchise model.

Westpac has a broad shareholding base of over 370,000 shareholders. Approximately 99% of Westpac Shareholders are domiciled in Australia or New Zealand. Details in relation to Westpac’s capital structure and substantial holders are set out in Section 3.11(a).

Westpac is listed on ASX and is also listed on the New Zealand Stock Exchange, and lists American Depositary Receipts on the New York Stock Exchange.

3.3                Vision and strategy

Westpac’s vision is to be the leading financial services company in Australia and New Zealand. In defining leadership, Westpac has four strategic goals:

•                           to be the most recommended financial services company by consumers, businesses and institutions;

•                           to be the financial services company that most meets its customers’ needs;

•                           to have the most skilled and engaged employees who are passionate about delighting customers; and

•                           to be a global leader in sustainability.

To achieve this vision, Westpac seeks to:

•                           create a culture where customers are at the centre of everything it does. This includes designing products, developing its distribution footprint and organising service around the needs of its customers;

•                           realign its branches so that they better meet the needs of their local communities and its employees have the authority and skills to effectively meet customers’ specific needs;

•                           support its businesses with strong systems so they can deliver for customers;

•                           maintain its standing as a leading employer in policies and practices while having the right people in the right roles;

•                           enhance its sustainability processes and behaviours, further building its social leadership through local community engagement; and

•                           focus on its core markets of Australia, New Zealand and the near Pacific.

3.4                Westpac’s organisational structure

On 17 July 2008, Westpac announced changes to its organisational structure which are designed to further enhance its customer focussed strategy. Westpac now has four key customer facing divisions with common support and corporate functions.

Information about Westpac (continued)

(a)                   Westpac Retail and Business Banking (WRBB) is responsible for sales, marketing and customer service for all consumers, small to medium enterprises and commercial customers within Australia.

Activities are conducted via a nationwide network of approximately 820 branches, RAMS franchise outlets, Home Finance Managers, specialised consumer relationship managers, call centres, automatic teller machines (ATMs) and internet banking services. For business customers, sales and servicing activities are conducted by specialised relationship managers with the support of Cash Flow, Financial Markets and Wealth specialists via the branch network, business banking centres, internet and telephone channels.

WRBB is also responsible for the management of Westpac’s third party retail and business distribution relationships.

The division distributes a broad range of financial products, including savings and cheque accounts, at call and term deposits, credit cards, personal and housing loans, and business specific working capital, transactional, cash flow and trade finance facilities.

WRBB manages around four and a half million customers through its nationwide distribution network.

(b)                  BT Financial Group (BTFG) is Westpac’s wealth management business in Australia. BTFG manufactures and distributes financial products, designed to help customers accumulate, manage and protect their wealth. These products include retail investments, personal and business superannuation, life and general insurance and portfolio administration (Wrap and master trust platforms). BTFG also provides financial planning advice and private banking services.

As at 31 March 2008, BTFG and its subsidiary BT Investment Management Limited (BTIM) had over $35 billion in funds under management (FUM), across retail, institutional and wholesale markets. BTFG also managed $42 billion in funds under administration (FUA). This comprised Wrap ($35 billion), corporate super ($6 billion) and other ($2 billion). BT’s Wrap and master trust platforms were the fastest growing platforms over the past 12 months.(1)

In December 2007, Westpac partially floated its investment management business, BTIM, to improve alignment of stakeholder interests. Westpac retains a 60% holding in BTIM while BTIM manages the funds for many of the Westpac Group’s investment products, in addition to its own and unrelated parties’ investment products.

(c)                   Westpac Institutional Bank (WIB) serves the financial needs of corporate, institutional and government customers either based in, or with interests in, Australia and New Zealand. This is achieved through dedicated industry teams supported by specialists with expertise in financial markets, transactional banking and debt capital markets. WIB provides access to global markets across a broad range of products through its debt markets, foreign exchange and commodities businesses. WIB’s equities business provides margin lending, structured products, managed portfolios and online broking services to retail and high net worth customers. In addition, WIB’s Hastings Funds Management manufactures alternative investment products in areas such as infrastructure and property. WIB also supports customers through branches and subsidiaries located in Australia, New Zealand, New York, London and across Asia.

Westpac’s Pacific Banking operations, which provide a full range of deposit, loan, transaction account and international trade facilities to personal and business customers in the near Pacific, also report through WIB.

(d)                  Westpac New Zealand is one of New Zealand’s largest banking organisations. It provides a full range of retail banking, wealth management and business banking products and services to 1.1 million New Zealand based customers. Westpac New Zealand has approximately 5,000 employees, 200 branches (including agency sites) and 490 ATMs throughout New Zealand. As at 31 March 2008, it had total assets of NZ$46 billion.

These customer facing businesses are supported by the Product and Operations division which comprises all consumer and business product development, management and operations, and the Technology division which is responsible for developing and maintaining reliable and flexible technology capabilities and technology strategies. Westpac also has a number of other enterprise level functions and shared services, which include Group Treasury.

(1)                   BTFG’s Wrap and master trust platforms gained the largest dollar net flows over the 12 month period to 31 March 2008 according to Plan for Life.

ST.GEORGE SCHEME BOOKLET

3.5                Westpac Board

Brief profiles of the current Westpac Board members are outlined below:

Ted Evans AC

Chairman

Director since

November 2001

Mr Evans has extensive experience in the financial sector, having joined the Australian Treasury in 1969. From 1984 to 1989, he held the position of Deputy Secretary and was Secretary to the Treasury from 1993 to 2001. From 1976 to 1979, he was a member of the Australian Permanent Delegation to the OECD in Paris and, from 1989 to 1993, executive director on the board of the International Monetary Fund, representing Australia and a number of other countries, mainly in the Asia Pacific region.  He was a director of the Reserve Bank of Australia from 1993 to 2001 and Commonwealth Bank of Australia from 1993 to 1996.

Mr Evans is Chairman of the Nominations Committee and a member of each of the Audit, Risk Management and Remuneration Committees.

Mr Evans is also a director of Navitas Limited.

Gail Kelly

Chief Executive Officer

and Managing Director

Director since

1 February 2008

Immediately prior to her appointment at Westpac, Mrs Kelly served as Chief Executive Officer and Managing Director of St.George from January 2002 to August 2007. Between October 1997 and December 2001, Mrs Kelly was employed at Commonwealth Bank of Australia, firstly as General Manager, Strategic Marketing, and later as Head of Customer Service and a member of the bank’s Executive Committee.

Mrs Kelly began her career at Nedcor Bank, one of the largest banks in South Africa, where she held various General Manager positions, including human resources, cards and personal banking.

Mrs Kelly is currently a director of both Melbourne Business School and the Financial Markets Foundation for Children, and a member of both the Financial Sector Advisory Council and Australian Bankers’ Association.  Mrs Kelly is also a director of Westpac New Zealand Limited and a member of Westpac Board’s Sustainability Committee.

Elizabeth Bryan

Non-executive Director

Director since

November 2006

Ms Bryan has over 30 years of experience in the financial services industry, government policy and administration and on the boards of companies and statutory organisations. Prior to becoming a professional director, she served for six years as Managing Director of Deutsche Asset Management and its predecessor organisation, NSW State Superannuation Investment and Management Corporation. Ms Bryan was a director of Ridley Corporation Limited from 2001 to 2007.

Ms Bryan is a member of each of the Audit, Risk Management, and Corporate Responsibility and Sustainability Committees.

Ms Bryan is also Chairman of Caltex Australia Limited and UniSuper Limited and a director of Westpac New Zealand Limited and the Australian Institute of Company Directors.

Gordon Cairns

Non-executive Director

Director since July 2004

Mr Cairns has extensive Australian and international experience as a senior executive, most recently as Chief Executive Officer of Lion Nathan Limited. Mr Cairns has also held a wide range of senior management positions in marketing and finance with Pepsico, Cadbury Schweppes and Nestlé (Spillers).

Mr Cairns is Chairman of the Remuneration Committee and a member of each of the Audit, Risk Management and Nominations Committees.

Mr Cairns is also a director of the Centre for Independent Studies, Origin Energy Limited and Opera Australia, member of the Asia Pacific Advisory Board of CVC Capital Partners and consultant to the Caliburn Partnership.

Information about Westpac (continued)

Carolyn Hewson

Non-executive Director

Director since

February 2003

Ms Hewson has had over 25 years of experience in the finance sector and was an executive director of Schroders Australia Limited between 1989 and 1995.

Ms Hewson is Chairman of the Risk Management Committee and a member of each of the Audit, Remuneration and Nominations Committees.

Ms Hewson is also a director of AGL Energy Limited and BT Investment Management Limited, and holds board and advisory roles with the Royal Humane Society, Nanosonics Limited and the Australian Charities Fund and is a patron of The Neurosurgical Research Foundation.

Lindsay Maxsted

Non-executive Director

Director since

1 March 2008

Mr Maxsted was the Chief Executive Officer of KPMG from 1 January 2001 to 31 December 2007. Mr Maxsted’s principal area of practice as a partner in KPMG prior to his becoming Chief Executive Officer was in the corporate recovery field managing a number of Australia’s largest insolvency/workout/turnaround engagements. At the request of the Victorian State Government, Mr Maxsted was on the board of the Public Transport Corporation from December 1995 and was the Corporation’s Chairman from 1997 to 2001.

Mr Maxsted is the Chairman of the Audit Committee and a member of each of the Risk Management and Nominations Committees.

Mr Maxsted is also a director of Transurban Group, Chairman of VicRacing Pty Ltd, Managing Director of Align Capital Pty Ltd and a director of Baker IDI Heart Research Institute.

Peter Wilson

Non-executive Director

Director since

October 2003

Mr Wilson is a chartered accountant and formerly a partner with Ernst & Young, with extensive experience in banking, business establishment, problem resolution, asset sale and management of change functions. Mr Wilson was a director and (from 1991) Chairman of Trust Bank New Zealand Limited which Westpac acquired in 1996.

Mr Wilson is Chairman of the Corporate Responsibility and Sustainability Committee and a member of each of the Audit, Risk Management and Nominations Committees.

Mr Wilson is Chairman of Kermadec Property Fund Limited and Westpac New Zealand Limited, a director of Colonial Motor Company Limited and Farmlands Trading Society Limited, and a member of the New Zealand Exchange Limited Discipline Body (Chairman of Special division).

ST.GEORGE SCHEME BOOKLET

3.6                Westpac’s executive team

Name	Role
Gail Kelly	Chief Executive Officer and Managing Director

Refer to details in Section 3.5.

Ilana Atlas	Group Executive, People & Performance

Ilana was appointed Group Executive, People & Performance in 2003. She is responsible for human resources strategy and management including reward and recognition, learning and development, careers and talent, employee relations and employee policy. She is also responsible for stakeholder relations including internal and external communications and Westpac’s strategy in relation to sustainability. Ilana joined Westpac in 2000 as Group Secretary and General Counsel.

Prior to joining Westpac, she was a partner at Mallesons Stephen Jaques for 15 years. She practised as a corporate lawyer and held a number of managerial roles in the firm including Managing Partner and Executive Partner, People & Information.

Andrew Carriline	Acting Chief Risk Officer

Andrew assumed his current responsibilities, which include Group Risk, Group Operational Risk and Compliance, Group Secretariat and General Counsel, in 2007. After joining Westpac in 1996, Andrew played a key role in Westpac’s extensive outsourcing and mergers and acquisitions agenda, including the sale of AGC and acquisition of BT and Rothschild Australia Asset Management. Since 2002, Andrew has had a number of senior roles in risk and sourcing areas of Westpac. Prior to joining Westpac, Andrew practised law firstly in the public sector at the Commonwealth Attorney-General’s Department and then in private practice at Freehills.

Philip Chronican	Group Executive, Westpac Institutional Bank

Phil was appointed Group Executive, Westpac Institutional Bank in December 2005, responsible for Westpac’s relationships with corporate, institutional and government clients in Australia and worldwide, as well as the business areas of Financial Markets, Debt Capital Markets, Specialised Capital, Equities, Structured Investments, treasury execution and transactional banking. In addition, Phil has geographic responsibility for Westpac’s Asian and Pacific Island businesses. Phil has held a broad variety of positions in both Australia and New Zealand since 1982. His previous roles include business group Chief Financial Officer roles in both retail and institutional banking, Deputy Chief Financial Officer and then group Chief Financial Officer from February 2001.

Peter Clare	Group Executive, Product and Operations

Peter was appointed Group Executive, Product and Operations on 17 July 2008, with responsibility for all consumer and business product development, management and operations. Peter joined Westpac as Group Executive, Consumer Financial Services in March 2008, with responsibility for sales, service, third party consumer product relationships and product development for Westpac’s consumer customers across Australia. Prior to joining Westpac, Peter was Group Executive, Group Technology and Operations of St.George following five years as Group Executive, Strategy with St.George. Prior to that, Peter worked for Commonwealth Bank of Australia between 1995 and 2002 in a range of senior roles, covering strategy, merger programs, operations and performance improvement. He has also worked in management consultancy and accountancy roles.

Information about Westpac (continued)

Name	Role
Phil Coffey	Chief Financial Officer

Phil was appointed Chief Financial Officer in December 2005.

Phil began his career in the financial markets with the Reserve Bank of Australia before moving to Citibank where he worked in the UK, New Zealand and Australia.

Phil joined Westpac in March 1996 and was appointed group executive for Westpac Institutional Bank (WIB) in 2002.

As Chief Financial Officer, Phil has responsibility for finance, tax, group treasury policy and investor relations.

Phil has an honours degree in Economics and has completed the Executive program at Stanford University Business School.

Rob Coombe	Chief Executive Officer, BT Financial Group

Rob joined Westpac with the acquisition of the BT Financial Group in 2002 and has over 23 years of experience in banking, finance and wealth management. Rob was appointed Chief Executive Officer of BT in January 2005. He started with BT in 1991 and has held a number of positions, including Senior Legal Counsel, Head of BT’s International Funds Management and Chief Executive Officer of BT’s Funds Management business in Malaysia. Rob is actively involved in industry issues and has been appointed to the board of Investment and Financial Services Association Limited (IFSA).

Brad Cooper	Group Chief Transformation Officer

Brad was appointed Group Chief Transformation Officer on 9 June 2008, to lead the merger implementation planning and integration. Mr Cooper was Chief Executive and Group Executive, Westpac New Zealand Limited from April 2007 until this appointment. Prior to joining Westpac, Brad was Chairman of GE Capital Bank and Chief Executive Officer of GE Consumer Finance UK and Ireland. He drove General Electric’s UK Six Sigma program and was certified as a Quality Leader (Black Belt) in December 2002. He was promoted to Chief Executive Officer of GE Consumer Finance UK in January 2003 and appointed Chairman of GE Capital Bank in April 2004.

Peter Hanlon	Group Executive, Westpac Retail and Business Banking

Peter was appointed Group Executive, Westpac Retail and Business Banking on 17 July 2008, with responsibility for the sales and service interactions for all consumers, small to medium enterprises and commercial customers in Australia. Prior to this position, he was Group Executive, Business Financial Services, responsible for business banking sales, relationship management, customer service, and product and risk management in Australia. Peter has held several other senior roles in Westpac including General Manager roles in Marketing, Branch Banking and Consumer Credit. Peter joined Westpac in 1995 from BankSA where he was chief manager, Branch Sales and Service and head of Strategic Marketing. Prior to his banking career, he served in the Royal Australian Air Force.

Bob McKinnon	Group Executive, Technology

Bob joined Westpac as a Group Executive, Technology in August 2008. Over a 36 year career, he has held a variety of senior executive and board roles in finance, technology and general management across the financial services and property industries. Until March 2008, Bob was Joint Managing Director and Chief Financial Officer of Brookfield Multiplex Group. Previously, he was Group Executive, Technology and Chief Information Officer of Commonwealth Bank of Australia from 2000 to 2006 and prior to that Chief Executive of State Street Australia, Chief Financial Officer and Chief General Manager of MLC Group and Chief Financial Officer of Lend Lease Corporation. Bob is also currently a non-executive director of Alesco Corporation.

ST.GEORGE SCHEME BOOKLET

Name	Role
Bruce McLachlan	Acting Chief Executive Officer, Westpac New Zealand

Bruce was appointed Acting Chief Executive Officer New Zealand on 9 June 2008. He was formerly General Manager, Consumer Banking New Zealand, from November 2007. Prior to that appointment, he held the role of General Manager, Business Banking for a period of five years. Bruce joined Westpac in 2000 as a project manager, moving into the role of Head of Private and Priority Banking in November 2000.

Prior to Westpac, Bruce gained experience with National Australia Bank in Melbourne, BNZ Finance and Reserve Bank of New Zealand.

Rob Whitfield

Group Executive Rob Whitfield joined Westpac as a graduate in 1986, where he gained broad experience across most financial market products. Rob joined Group Treasury in 1993 and was appointed Group Treasurer in 2000. Rob became Chief Risk Officer in 2004 and joined the executive team in December 2005. From April 2007, Rob undertook advisory work for Westpac’s Chief Executive in a part time capacity and recommenced a full time Group Executive role in January 2008 with responsibility for the oversight of the Merger Proposal.

3.7                Westpac historical financial information

(a)                   Overview

Section 3.7 sets out consolidated summary historical financial information for Westpac. This summary has been derived from Westpac’s audited financial statements for the financial year ended 30 September 2007, Westpac’s reviewed interim financial statements for the half year ended 31 March 2008 and unaudited Profit Announcements for the financial year ended 30 September 2007 and for the half year ended 31 March 2008, and includes the following:

•                           summary income statements for the years ended 30 September 2006 and 30 September 2007 and the half years ended 31 March 2007 and 31 March 2008; and

•                           summary balance sheets as at 30 September 2006, 30 September 2007, 31 March 2007 and 31 March 2008.

The financial information contained in this Section 3.7 has been prepared in accordance with the recognition and measurement principles of AIFRS although it is presented in an abbreviated form insofar as it does not include all of the disclosures, statements or comparative information as required by the Australian Accounting Standards applicable to annual financial reports prepared in accordance with the Corporations Act.

PricewaterhouseCoopers Securities Ltd has been appointed to prepare an Investigating Accountant’s Report on the Westpac Historical Financial Information (refer to the Scheme Booklet Supplement).

Further financial information is available in Westpac’s Annual and Interim Reports and Profit Announcements. Copies of the relevant Annual and Interim Reports and Profit Announcements, from which the historical financial information in this Section has been extracted, can be found on Westpac’s website at www.westpac.com.au/investorcentre. The Annual Reports contain details of Westpac’s accounting policies and detailed discussion and analysis of the financial results for the relevant period. Westpac will, on request, make copies of these documents available to St.George Security Holders who do not have access to the internet. Requests can be made by contacting Westpac’s information line on 1800 609 723 (within Australia) or +61 2 8280 7712 (outside Australia) prior to the Effective Date.

Information about Westpac (continued)

(b)                    Westpac’s historical income statements and balance sheets

(i)                       Westpac’s historical income statements

The following table shows the summary income statements for Westpac for the years ended 30 September 2006 and 2007 and the half years ended 31 March 2007 and 2008.

Summary historical income statements

	Year ended		Half year ended
$m	Sep 07	Sep 06	Mar 08	Mar 07
Interest income	22,075	18,091	13,699	10,429
Interest expense	(15,762)	(12,449)	(10,229)	(7,340)
Net interest income	6,313	5,642	3,470	3,089
Non-interest income	3,860	3,575	2,324	1,820
Net operating income before operating expenses and impairment charges	10,173	9,217	5,794	4,909
Operating expenses	(4,543)	(4,295)	(2,452)	(2,229)
Impairment charges	(482)	(375)	(433)	(232)
Profit before income tax	5,148	4,547	2,909	2,448
Income tax expense	(1,630)	(1,422)	(674)	(773)
Net profit for the period	3,518	3,125	2,235	1,675
Profit attributable to minority interests	(67)	(54)	(33)	(34)
Net profit attributable to equity holders of Westpac Banking Corporation	3,451	3,071	2,202	1,641

Shareholder value and profitability

		Year ended		Half year ended
		Sep 07	Sep 06	Mar 08	Mar 07
Earnings per ordinary share(1)	cents	186.9	167.2	118.0	89.1
Return on average ordinary equity(2)%		23.5	23.0	27.2	23.1
Expense to income ratio(3)%		44.7	46.6	42.3	45.4

Notes:

(1)                    Earnings per ordinary share is net profit attributable to equity holders divided by the weighted average ordinary shares.

(2)                    Return on average ordinary equity is net profit attributable to equity holders divided by average ordinary equity, presented on an annualised basis.

(3)                    Expense to income ratio is calculated as operating expenses divided by net operating income before operating expenses and loan impairment charges.

ST.GEORGE SCHEME BOOKLET

Significant items (included above and net of tax)

The following significant items were noted in Westpac’s Annual Profit Announcement for the year ended 30 September 2007 and Westpac’s Interim Profit Announcement for the half year ended 31 March 2008, available on www.westpac.com.au/investorcentre.

	Year ended		Half year ended
$m	Sep 07	Sep 06	Mar 08	Mar 07
Gain from BTIM IPO	—	—	106	—
Gain from Visa IPO	—	—	205	—
Sale of sub custody business	—	72	—	—
Deferred tax asset write off	—	(41)	—	—
	—	31	311	—

(ii)                  Westpac’s historical balance sheets

The following table shows Westpac’s summary balance sheets as at 30 September 2006 and 2007 and as at 31 March 2007 and 2008.

Summary historical balance sheets

$m	As at Sep 07	As at Sep 06	As at Mar 08	As at Mar 07
Assets
Cash and balances with central banks	2,243	3,132	4,109	3,548
Due from other financial institutions	28,379	12,211	30,094	11,903
Trading securities, financial assets designated at fair value and available for sale securities	24,505	17,811	27,462	21,802
Derivative financial instruments	24,308	10,311	22,859	14,355
Loans	272,545	234,484	294,676	253,238
Life insurance assets	15,456	14,281	13,407	15,390
Goodwill and other intangible assets	2,989	2,952	3,071	2,965
Total other assets	4,396	4,396	6,039	4,999
Total assets	374,821	299,578	401,717	328,200
Liabilities
Due to other financial institutions	9,133	12,051	13,776	14,710
Deposits	199,222	167,741	220,053	177,715
Derivative financial instruments	25,192	9,342	19,627	14,880
Trading liabilities and other financial liabilities designated at fair value	8,223	2,893	10,481	3,784
Debt issues	87,126	66,080	92,397	73,122
Life insurance liabilities	14,392	13,476	12,738	14,290
Total other liabilities	5,998	5,940	6,876	5,786
Total liabilities excluding loan capital	349,286	277,523	375,948	304,287
Total loan capital	7,704	5,957	6,692	7,089
Total liabilities	356,990	283,480	382,640	311,376
Net assets	17,831	16,098	19,077	16,824
Shareholders’ equity
Share capital	6,011	5,468	6,258	5,655
Reserves	192	186	245	188
Retained earnings	9,716	8,532	10,654	9,070
Total equity attributable to equity holders of Westpac Banking Corporation	15,919	14,186	17,157	14,913
Minority interests	1,912	1,912	1,920	1,911
Total shareholders’ equity and minority interests	17,831	16,098	19,077	16,824

Information about Westpac (continued)

Asset quality

		As at Sep 07	As at Sep 06	As at Mar 08	As at Mar 07
Net impaired assets to equity and collectively
assessed provisions(1)%		1.4	1.5	2.6	1.6
Total loan impairment provisions to total loan impaired assets(2)%		49.2	49.3	44.2	49.2
Total provisions to gross loans(3)	bps	57	58	63	58
Charges to average loans annualised(4)	bps	19	17	30	19
Annualised write offs (net of recoveries) to average loans(5)	bps	14	12	13	12

Notes:

(1)                   Net impaired assets to equity and collectively assessed provisions is net impaired assets divided by total shareholders’ equity and minority interests and collectively assessed provisions.

(2)                   Total loan impairment provisions to total loan impaired assets is the total of individually and collectively assessed provisions divided by total gross impaired assets.

(3)                   Total provisions to gross loans is the total of individually and collectively assessed provisions divided by gross loans.

(4)                   Charges to average loans annualised is the total impairment charge to average gross loans. Ratios for half year have been annualised for comparability.

(5)                   Annualised write offs (net of recoveries) to average loans is gross write offs less recoveries divided by average gross loans. Ratios for half year have been annualised for comparability.

(iii)              Westpac’s segment information

The following charts show Westpac’s summary key segmental information relating to profit before income tax expense, total assets and total liabilities, based on the historical structure as it existed at 31 March 2008. The new structure announced on 17 July 2008 is explained in Section 3.4, and will be reflected in Westpac’s segment reporting for FY2009.

The basis of segment reporting reflects the management of the business within the Westpac Group, rather than the legal structure of the Westpac Group. The business segment results have been presented on a management reporting basis and consequently, internal charges and transfer pricing adjustments have been reflected in the performance of each business segment. Inter segment pricing is determined on an arm’s length basis.

ST.GEORGE SCHEME BOOKLET

The business segments are defined by the customers they service and the services they provide:

Business Financial Services (BFS) is responsible for sales, servicing and product development for small to medium enterprise customers within Australia;

Consumer Financial Services (CFS) is responsible for sales, servicing and product development for consumer customers in Australia. Westpac’s new Retail and Business Banking division now combines the sales, service and distribution elements of BFS and CFS in a single, customer facing business;

BT Financial Group Australia designs, manufactures and services financial products that enable customers to achieve their financial goals through the accumulation, management and protection of personal wealth;

Institutional Banking services corporate, institutional and government customers by providing relationship management, transactional banking services, access to global markets and domestic equity markets. The segment is also responsible for product manufacturing and distribution of its products into the business and wealth segments;

New Zealand Banking provides banking and wealth management services to consumer and retail business customers in New Zealand; and

Other includes the results of Business Technology Solutions and Services, Group Treasury, Pacific Banking and Head Office functions. The majority of the direct operating expenses of Other are recharged back to the business segments.

(c)                    Management discussion and analysis of historical financial performance

(i)                       Overview

Full year ended 30 September 2007 compared to full year ended 30 September 2006

Net profit attributable to equity holders for the full year ended 30 September 2007 was $3,451 million, an increase of $380 million or 12% compared to the prior year.

Westpac’s result was driven by net operating income growth of 10%.

Net interest income increased $671 million or 12% following a 16% increase in loans and a 19% increase in deposits, with growth from increased volumes partly offset by a 10 basis point decline in net interest margin.

Non-interest income growth of $285 million or 8% benefited from a 4% increase in fees and commissions, a 16% increase in wealth management and insurance income and a 26% increase in trading income. This was partially offset by a reduction in other income, which included the profit from the sale of the sub custody business in the 2006 financial year.

Expenses increased $248 million or 6% in 2007, largely driven by a 10% rise in employee expenses following the recruitment of additional customer serving employees, cost of processing increased volumes and performance related incentive payments.

Impairment charges of $482 million increased $107 million or 29% following strong loan growth combined with modest deterioration in credit quality consistent with the operating environment and tighter monetary policy.

Half year ended 31 March 2008 compared to half year ended 31 March 2007

Net profit attributable to equity holders for the half year ended 31 March 2008 was $2,202 million, an increase of $561 million or 34% compared to the prior comparable period.

Westpac’s result was driven by net operating income growth of 18%.

Net interest income growth was the result of a 16% increase in loans and a 24% increase in deposits, with growth from increased volume partially offset by a 20 basis point decline in net interest margin. A key driver in the margin decline was the purchase of additional liquid securities which increase average assets but do not significantly change net interest income.

Non-interest income increased 28% due to growth in fees and commission, an increased contribution from trading income and the benefit of non-recurring gains before income tax from the BTIM Initial Public Offering (IPO) ($141 million) and the Visa IPO ($295 million).

Expense growth of 10% reflected increased employees and increased property expenses as Westpac continued to invest in the front line.

Impairment charges of $433 million increased by $201 million or 87%, reflecting both high asset growth and the impacts of a deterioration in the credit environment in both Australia and New Zealand. Institutional impairment charges were up $146 million as a result of increased provisions for a small number of single name exposures.

Information about Westpac (continued)

(ii)                    Detailed discussion of financial performance

Net interest income

	Year ended		Half year ended
$m	Sep 07	Sep 06	Mar 08	Mar 07
Net interest income	6,313	5,642	3,470	3,089
Tax equivalent gross up(1)	101	111	38	54
Adjusted net interest income	6,414	5,753	3,508	3,143
Average interest earning assets(2)	292,417	250,703	342,613	279,591
Net interest margin(3)%	2.19	2.29	2.05	2.25

Notes:

(1)                    Westpac has entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis using the applicable tax rate of the geography in which the transaction is booked.

(2)                    Average interest earning assets are the average balance of assets held by the Westpac Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

(3)                    Ratios for half year have been annualised for comparability.

Full year ended 30 September 2007 compared to full year ended 30 September 2006

Adjusted net interest income increased $661 million or 11%. The key driver for the growth in net interest income for the year ended 30 September 2007 was the 17% increase in average interest earning assets partially offset by a 10 basis point decrease in margins.

Net interest margin for the year ended 30 September 2007 reduced by 10 basis points to 2.19%. The margin decline was driven by competition in Australian and New Zealand consumer and business markets and growing lower margin institutional assets faster than higher margin consumer and business loans.

Half year ended 31 March 2008 compared to half year ended 31 March 2007

Adjusted net interest income increased $365 million or 12%. The key driver for the growth was the 23% increase in average interest earning assets partially offset by a 20 basis point decrease in margins.

Net interest margin for the six months ended 31 March 2008 was 20 basis points lower falling to 2.05%. The drivers of this decline include higher wholesale funding costs, increases in liquid securities in the half, and the impacts of growing relatively lower margin institutional assets faster than consumer and business assets.

Non-interest income

	Year ended		Half year ended
$m	Sep 07	Sep 06	Mar 08	Mar 07
Fees and commissions	1,832	1,766	966	905
Trading income	660	525	388	260
Wealth management and insurance income	1,259	1,084	443	629
Other income	109	200	527	26
Total non-interest income	3,860	3,575	2,324	1,820

Full year ended 30 September 2007 compared to full year ended 30 September 2006

Non-interest income was $3,860 million in the year ended 30 September 2007, an increase of $285 million or 8%. This was driven by increases across fees and commissions, trading and wealth management income, partially offset by a reduction in other income.

Trading income increased as increased sales and risk management activity was stimulated by higher market volatility. Wealth management and insurance income increased following growth in FUA of 14% and FUM of 6%.

Other income decreased by $91 million or 46%. The prior year result included the proceeds from the sale of the sub custody business ($94 million) which was the primary driver of the decline in total other income.

Half year ended 31 March 2008 compared to half year ended 31 March 2007

Non-interest income was up $504 million or 28%, reflecting increases in fees and commissions, increased trading income, a reduction in wealth management and insurance income due to policy holder tax recoveries. Other income increased by $501 million primarily due to the one off gains of the BTIM IPO and the Visa IPO.

ST.GEORGE SCHEME BOOKLET

Operating expenses

	Year ended		Half year ended
$m	Sep 07	Sep 06	Mar 08	Mar 07
Salaries and other staff expenses	(2,557)	(2,324)	(1,403)	(1,223)
Equipment and occupancy expenses	(628)	(614)	(336)	(309)
Other expenses	(1,358)	(1,357)	(713)	(697)
Total operating expenses	(4,543)	(4,295)	(2,452)	(2,229)

Full year ended 30 September 2007 compared to full year ended 30 September 2006

The $248 million increase in operating expenses for the year ended 30 September 2007 was primarily the result of higher personnel costs. Salaries and other employee expenses increased by $233 million or 10% compared to 2006. This was driven by increased employee numbers, fixed salary increases of 4% and other market related pay increases. For the full year ended 30 September 2007, with revenues growing faster than expenses, Westpac’s expense to income ratio improved by 190 basis points to 44.7% compared to the prior period.

Half year ended 31 March 2008 compared to half year ended 31 March 2007

The $223 million increase in operating expenses for the half year ended 31 March 2008 was primarily the result of a higher number of employees and equipment costs.

Salaries and other employee expenses increased by $180 million or 15% compared to the half year ended 31 March 2007. This was driven by increased employee numbers, fixed salary increases of 4% and other market related pay increases. There were also additional costs (including additional full time equivalent (FTE)) of $8 million as a result of the acquisition of the RAMS franchise distribution business.

Equipment and occupancy expenses increased by $27 million or 9% compared to the prior corresponding period due to an increase in operating lease rentals and increased depreciation largely relating to the fit-out of Westpac Place and new retail and business banking sites. Westpac’s expense to income ratio improved by 310 basis points to 42.3%.

(d)       Contingent liabilities

See Section 12.11 on material Westpac litigation matters.

3.8 Material changes in financial position since 30 September 2007

The last annual financial statements presented to Westpac Shareholders in general meeting and made available to Westpac Shareholders were the audited financial statements for the year ended 30 September 2007 as lodged with ASX on 8 November 2007. So far as is known by the Westpac Directors, the only material changes to the financial position of Westpac since 30 September 2007 are as follows:

•                           the Westpac financial statements for the half year ended 31 March 2008 (set out in this Section 3 and lodged with ASX on 1 May 2008); and

•                           the market update released by Westpac to ASX on 8 August 2008.

3.9 Westpac market update

On 8 August 2008, Westpac provided an update to the market to discuss the progress on its strategy journey, how it was well positioned in the current environment, and its outlook for the 2008 financial year. Key points raised at the update included:

•                           Westpac is progressing well in implementing its strategic agenda;

•                           financial system credit growth in Australia is slowing but Westpac has gained market share over calendar year 2008;

•                           in the Institutional Bank, no new large impaired assets emerged over the four months to July 2008;

•                           Westpac has limited valuation risks in its securities portfolios;

•                           the Westpac Group is strongly capitalised with a pro forma 31 March 2008 Tier 1 capital ratio of 7.7% (which incorporates hybrid equity issuance and a deduction for interest rate risk in the banking book);

•                           FY2008 term funding requirements have been completed and pre-funding for FY2009 has commenced; and

•                           Westpac is on track to deliver 6% to 8% cash earnings growth in FY2008.

Information about Westpac (continued)

3.10   Capital management, funding and credit rating

(a)                    Capital management policy

As a highly rated authorised deposit taking institution, Westpac’s capital management strategy seeks to ensure that the enterprise is strongly capitalised relative to the risks in its portfolio. Ensuring that Westpac’s balance sheet structure is prudent and flexible has led to the following long term operating principles:

•                           Westpac seeks to manage capital within target ranges with the lower limits taking account of regulatory requirements and ratings agency guidance;

•                           Westpac’s target ranges are intended to be consistent with a ‘AA’ senior debt rating;

•                           Westpac actively manages the deployment of capital within the legal entities that make up the Westpac Group to ensure capital ratios are within ranges and other requirements are met; and

•                           Westpac seeks to maximise total shareholder return (TSR(1)) over the longer term through share price appreciation and via increasing fully franked dividends. The increase in dividends should be supported by increased earnings.

Westpac was among the first banks in the world to be accredited to use advanced measurement methods permitted by the Basel II framework and has been operating in accordance with the new framework since 1 January 2008.

Westpac reviews its target capital ranges each year. For the foreseeable future and in light of market conditions, Westpac will seek to maintain conservative levels of capital.

The following table shows Westpac’s capital statistics for the half year ended 31 March 2008:

		Half year ended
		Mar 08
Basel II
Total capital ratio	%	10.1
Tier 1 capital ratio	%	7.4
Adjusted common equity to risk weighted assets	%	6.0
Risk weighted assets	$m	186,963

The above ratios do not include the recent issue of Westpac SPS or Westpac’s recent accreditation to use internal models to measure regulatory capital required to be held against interest rate risk in the banking book (IRRBB).

The Westpac SPS issue qualifies as Non-Innovative Residual Tier 1 Capital under APRA’s regulatory capital requirements. The issue of Westpac SPS raised an additional $1.019 billion (net of costs) in Tier 1 capital, which added approximately 55 basis points to Westpac’s Tier 1 capital ratio.

Westpac has been accredited to use IRRBB from 1 July 2008. The new capital requirement is volatile but is expected to reduce the bank’s Tier 1 ratio, on initial adoption by approximately 25 basis points.

(b)                    Funding

As at 30 June 2008, approximately 52% of Westpac’s funding was provided by customer deposits and 48% by wholesale funding from the global capital markets.

The objectives of Westpac’s wholesale funding strategy are to:

•         raise efficiently priced funds within Westpac Board limits and prudent liquidity limits, and funding capacity ahead of balance sheet needs; and

•         maintain and enhance a wholesale funding franchise that enables the Westpac Group to have broad and diverse funding sources.

In light of the dislocation in global capital markets, Westpac has improved its funding resilience and flexibility by:

•         increasing the amount of liquid assets held (to approximately $30 billion as at 8 August 2008) to improve flexibility in accessing markets. Additional liquidity allows Westpac to be more selective in the timing of its funding activities;

•         raising term funding ahead of funding requirements. In the financial year to 8 August 2008, Westpac has raised around $32 billion in term wholesale funding, at an average term of 2.9 years, and has completed Westpac’s term funding task for the 2008 financial year; and

•         further developing the strength of Westpac’s funding franchise by more frequent and comprehensive market communication and by raising funds in markets that have not been accessed by Westpac for some time, for example, Switzerland and Japan.

(1)                    TSR is the return received by shareholders from share price movements plus dividends reinvested over the period.

ST.GEORGE SCHEME BOOKLET

In the 2009 financial year, Westpac’s stand alone term funding requirement (including both portfolio growth and maturing facilities) is expected to be approximately $20 billion.

(c)                    Credit rating

Westpac Banking Corporation is rated by a range of ratings agencies, including Standard & Poor’s, Moody’s Investors Service and Fitch Ratings. Following the announcement of the Merger Proposal, each of the rating agencies reaffirmed Westpac’s current rating. In reaffirming the rating, Standard & Poor’s and Moody’s Investors Service maintained a stable outlook while Fitch Ratings affirmed Westpac’s rating but applied a positive outlook to the rating.

As at the date of this Scheme Booklet, these credit ratings were as follows:

	Short term	Long term
	issuer credit rating	issuer credit rating
Standard & Poor’s	‘A–1+’	‘AA’ (outlook stable)
Moody’s Investors Service	‘P–1’	‘Aa1’ (outlook stable)
Fitch Ratings	‘F1+’	‘AA–’ (rating watch positive)

Note:

The above credit rating references are based on information publicly released by Standard & Poor’s, Moody’s Investors Service and Fitch Ratings (Rating Agencies), as applicable. The Rating Agencies have not consented to the use of these credit rating references in this Scheme Booklet. The above credit ratings are not recommendations by the Rating Agencies to buy, sell or hold Westpac debt or equity securities or for St. George Security Holders to vote in favour of or against the Share Scheme, SAINTS Scheme or Option Scheme. Each of the Rating Agencies may revise or withdraw their credit rating at any time.

3.11          Rights and liabilities attaching to Westpac’s shares

(a)                    Westpac’s share capital structure and substantial holders

As at the date of this Scheme Booklet, there were 1,894,285,984 Westpac ordinary shares (Westpac Shares) on issue, 10,362,670 Westpac SPS on issue and 19,181,072 Westpac options to acquire Westpac Shares on issue. Westpac Shares and Westpac SPS are listed on ASX under the codes WBC and WBCPA respectively. As at the Trading Day immediately prior to the date of this Scheme Booklet, the three largest Westpac Shareholders were:

	Number of	Percentage of
Name	Westpac Shares	issued Westpac Shares
HSBC Custody Nominees (Australia) Limited	211,159,769	11.15%
JPMorgan Nominees Australia Limited	206,752,250	10.91%
National Nominees Limited	204,774,849	10.81%

To Westpac’s knowledge, as at the Trading Day immediately prior to the date of this Scheme Booklet, no person owned beneficially, directly or indirectly, more than 5% of Westpac Shares or had notified Westpac that it is a substantial holder of Westpac Shares.

(b)                    .Recent price history of Westpac Shares

The Westpac Share price outperformed the ASX 200 Financials index over the 12 month period immediately preceding the announcement of the Merger Proposal on 13 May 2008.

Information about Westpac (continued)

The last recorded closing price for Westpac Shares on ASX on 26 September 2008, being the last Trading Day before this Scheme Booklet was registered by ASIC, was $23.98.

During the three months ended 26 September 2008:

•       the highest recorded sale price for Westpac Shares on ASX was $24.82 on 12 August 2008; and

•       the lowest recorded sale price for Westpac Shares on ASX was $18.36 on 15 July 2008.

The closing price for Westpac Shares on ASX before the public announcement of the Merger Proposal was $25.97 on 12 May 2008.

None of the above share prices should be taken as a forecast that Westpac Shares will trade at any particular price.

(c)     Dividend history

Since 4 July 2003, Westpac has paid the following fully franked dividends to Westpac Shareholders:

Dividend payment	Cents per Westpac Share
2 July 2008	70 cents
18 December 2007	68 cents
2 July 2007	63 cents
13 December 2006	60 cents
3 July 2006	56 cents
14 December 2005	51 cents
1 July 2005	49 cents
15 December 2004	44 cents
2 July 2004	42 cents
19 December 2003	40 cents
4 July 2003	38 cents

When setting its dividend, Westpac considers both cash earnings and the requirement to retain sufficient capital to fund business growth. Cash earnings adjusts net profit attributable to equity holders of Westpac Banking Corporation for material items to ensure they appropriately reflect profit normally available for ordinary shareholders.

The table below provides a reconciliation from net profit attributable to equity holders of Westpac to cash earnings.

Cash earnings

			Year ended		Half year ended
$m		Notes	Sep 07	Sep 06	Mar 08	Mar 07
Net profit attributable to equity holders of Westpac Banking Corporation			3,451	3,071	2,202	1,641
Cash earnings adjustments
Treasury shares		1	29	9	(19)	15
TPS revaluations		2	38	30	(33)	18
Unrealised NZ Retail earnings hedges		3	(11)	0	3	4
Ineffective hedges		4	0	0	(3)	0
Gain from BTIM IPO		5	0	0	(106)	0
Gain from Visa IPO		5	0	0	(205)	0
Sale of sub custody business		5	0	(72)	0	0
Deferred tax asset write off		5	0	41	0	0
Cash earnings			3,507	3,079	1,839	1,678
Cash earnings per ordinary share	cents		189.4	167.2	98.2	90.9
Fully franked dividend per ordinary share	cents		131.0	116.0	70.0	63.0
Dividend payout ratio - cash earnings	%		69.2	69.4	71.3	69.3

ST.GEORGE SCHEME BOOKLET

1. Treasury shares

Under AIFRS, shares in Westpac Banking Corporation held by the Westpac Group in the managed funds and life business are deemed to be treasury shares and earnings from these shares are reversed as these are not permitted to be recognised as income. In deriving cash earnings, these earnings are included to ensure there is no asymmetrical impact on Westpac’s profit because the treasury shares support policyholder liabilities and equity derivative transactions which are revalued in deriving income.

2. TPS revaluation

Cash earnings adjustments for economic hedges, including associated tax effects impacting the foreign currency translation reserve, relating to hybrid instruments classified as minority interests. The hybrid instrument itself is not fair valued; however, the hedge is and therefore there is a mismatch in timing of income recognition in the statutory results. This mismatch is added back in deriving cash earnings as it does not affect Westpac’s profits over time.

3. Unrealised NZ Retail earnings hedges

The unrealised profit/loss on the revaluation of hedges on future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings in the current period as they may potentially create a material timing difference on reported earnings but do not affect profit available to shareholders.

4. Ineffective hedges

The net gain/loss on ineffective hedges is reversed in deriving cash earnings in the current period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect profits available to shareholders. Cash earnings for the years ending 30 September 2007 and 2006 and the half year ending 31 March 2007 have not been restated.

5. Significant items

Cash earnings also adjusts for significant items due to their size and non-recurring nature. In the six months ended 31 March 2008, this included adjustments for the gain associated with the initial public offering (IPO) of BT Investment Management Limited and the gain associated with the IPO of Visa Inc. In the year ended 30 September 2006, this included adjustments for the gain on sale of the sub custody business and a deferred tax write off. There were no adjustments to cash earnings for significant items in the year ended 30 September 2007 or the six months ended 31 March 2007.

(d)     Summary of Westpac’s franking position

Westpac’s ability to continue to fully frank dividends remains strong. Westpac’s adjusted franking account balance was $423 million as at 31 March 2008 (30 September 2007: $274 million), after allowing for the impact of Westpac’s 2008 interim dividend.

(e)     Summary of the Westpac Constitution

The rights attaching to Westpac Shares are set out in the Westpac Constitution and are regulated by the Corporations Act, the Listing Rules and the general law. Set out below is a summary of the principal rights and liabilities attaching to Westpac Shares. The summary is not exhaustive nor is it a definitive statement of the rights and liabilities attaching to the Westpac Shares. A copy of the Westpac Constitution is available for inspection on the Westpac website at www.westpac.com.au and for St.George Shareholders and Award Option Holders who are not able to access the internet, a copy will be provided free of charge on request. Requests prior to the Effective Date can be made by contacting Westpac’s “Shareholder Information Line” on 1800 609 723 (within Australia) or +61 2 8280 7712 (outside Australia).

(i)      Profits and dividends

Holders of Westpac Shares are entitled to receive such dividends on those shares as may be declared by Westpac Directors from time to time. Dividends that are paid, but not claimed, may be invested by Westpac Directors for the benefit of Westpac until required to be dealt with in accordance with any law relating to unclaimed monies.

Dividends are only payable out of net profits. Subject to the Corporations Act and the Westpac Constitution, the Westpac Directors may determine that a dividend is payable, fix the amount and the time for payment and authorise payment to each Westpac Shareholder entitled to that dividend.

Westpac Directors may, before paying any dividend, set aside out of profits such sums as they think proper as reserves, to be applied, at their discretion, for any purpose for which Westpac’s profits may be properly applied. Westpac Directors may carry forward profits remaining as they consider ought not to be distributed as dividends, without transferring those profits to a reserve.

The following restrictions apply to Westpac’s ability to declare and/or pay dividends:

•       if the payment of the dividend would breach or cause a breach by Westpac of applicable capital adequacy or other supervisory requirements of APRA. Currently, one such requirement is that a dividend should not be paid without APRA’s prior consent if payment of that dividend, after taking into account all other dividends (if any) paid on Westpac Shares and payments on more senior capital instruments, in the financial year to which they relate, would cause the aggregate of such dividend payments to exceed Westpac’s after-tax earnings for the financial year, as reflected in the relevant audited consolidated financial statements;

Information about Westpac (continued)

•       if, under the Banking Act, Westpac is directed by APRA not to pay a dividend; or

•       if the declaration or payment of the dividend would result in Westpac becoming insolvent.

A summary of dividend payments on Westpac Shares is set out in Section 3.11(c).

(ii)    Voting rights

Holders of Westpac Shares have, at general meetings (including special general meetings) one vote on a show of hands and, upon a poll, one vote for each fully paid Westpac Share held by them. The Westpac Directors may determine that at any general meeting, a holder is entitled to a “direct vote”, including a vote delivered to Westpac by post, fax or other electronic means approved by the Westpac Directors. The Westpac Directors may specify the form, method and timing of giving a direct vote for it to be valid.

(iii)   Voting and re-election of Westpac Directors

Under the Westpac Constitution, at each annual general meeting (AGM) one third of Westpac Directors (or if their number is not a multiple of three, the number nearest to one third) and any other Westpac Director who has held office for three years or more since the Westpac Director’s last election, must retire from office. In determining the number of Westpac Directors to retire, no account is to be taken of a Westpac Director who holds office in order to fill a casual vacancy or the Westpac Managing Director. A retiring Westpac Director holds office until the conclusion of the meeting at which that Westpac Director retires but is eligible for re-election at the meeting.

Under the Listing Rules, no executive or non-executive director of a listed entity, apart from the Westpac Managing Director, may continue to hold office, without offering himself or herself for re-election, past the third AGM following their appointment or three years, whichever is longer.

Under Westpac Board policy, the maximum tenure of Westpac Directors (other than the chairman) is three consecutive terms or nine years, whichever is longer, from the date of first election by Westpac Shareholders. The maximum tenure of the chairman is no more than four terms of three years or 12 years (inclusive of any terms as a Westpac Director prior to being elected as chairman), from date of first election by Westpac Shareholders.

(iv)    Minimum number of Westpac Directors

Currently, the Corporations Act prescribes three as a minimum number of directors and APRA governance standards specify five as the minimum number of directors for APRA regulated entities. Under the Westpac Constitution, the minimum number of Westpac Directors is what is prescribed by law and the maximum number is 15. Westpac’s current number of directors is above these prescribed minimums. Details of Westpac’s current directors are set out in Section 3.5.

(v)     Convening general meetings

Under the Westpac Constitution, Westpac Directors may convene and arrange to hold a general meeting of the company whenever they think fit and must do so if required under the Corporations Act and Listing Rules. Under the Corporations Act, Westpac Directors must call and arrange to hold a general meeting of the Company if requested to do so by Westpac Shareholders who hold at least 5% of the votes that may be cast at the general meeting or 100 shareholders entitled to vote at that meeting. Westpac Shareholders who hold at least 5% of the votes that may be cast at the general meeting may also call and arrange to hold a general meeting of Westpac at their own expense.

At least 28 days’ notice must be given of a meeting of Westpac Shareholders. Written notice must be given to all Westpac Shareholders entitled to attend and vote at the meeting. All Westpac Shareholders are entitled to attend and, subject to the Westpac Constitution and the Corporations Act, to vote at Westpac general meetings. Holders of Westpac SPS are entitled to attend Westpac general meetings but are only entitled to vote in accordance with their terms of issue.

(vi)    Variation of rights attaching to Westpac Shares

Under the Corporations Act, unless otherwise provided by the terms of issue of a class of shares, the terms of issue of a class of shares in Westpac can only be varied or cancelled in any way by a special resolution of Westpac and with either the written consent of Westpac shareholders holding at least 75% of the votes in that class of shares or with the sanction of a special resolution passed at a separate meeting of the holders of that class of shares.

(vii)   Winding up

Subject to the preferential entitlement (if any) of holders of preference shares on issue at the relevant time, holders of Westpac Shares are entitled to share equally in any surplus assets if Westpac is wound up.

(viii) Preference shares

Shares with preferential treatment relating, among other things, to dividends, voting and repayment of share capital, can be issued by Westpac Directors from time to time subject to the Corporations Act and the Westpac Constitution.

If Westpac wished to issue shares with preferential rights relating to such matters as dividends, voting and repayment of share capital which were not currently permitted under the Westpac Constitution, it would be necessary to obtain the approval by special resolution of Westpac Shareholders at a general meeting.

ST.GEORGE SCHEME BOOKLET

On 30 July 2008, Westpac issued 10,362,670 Westpac SPS at an issue price of $100 each. Each Westpac SPS consists of a preference share issued by Westpac (Westpac Preference Share) which is stapled to a perpetual, unsecured, non-cumulative subordinated note issued by Westpac’s New York branch (Westpac Note). The terms of Westpac SPS are summarised in Section 3.11(f).

(f)      Summary of terms of Westpac SPS

The Westpac Preference Share terms and Westpac Note terms are set out in the Westpac Stapled Preferred Securities Prospectus dated 26 June 2008 (Westpac SPS Prospectus) and are regulated by the Corporations Act, the Listing Rules and the general law. Set out below is a summary of the principal rights and liabilities attaching to Westpac SPS. The summary is not exhaustive nor is it a definitive statement of the rights and liabilities attaching to the Westpac SPS.

(i)      Distributions and Dividends

Westpac SPS offers holders preferred, non-cumulative, floating rate distributions payable quarterly in arrears. The distribution rate is calculated each quarter as the sum of the applicable 90 day bank bill rate per annum plus a margin of 2.4% per annum, together multiplied by (1– the Australian corporate tax rate). Distributions are expected to be fully franked and to the extent not fully franked, will be grossed up for any shortfall in franking. Distributions will not be payable if:

•       Westpac Directors determine (in their absolute discretion) not to pay the distribution;

•       the amount of the distribution exceeds Westpac’s distributable profits (unless APRA otherwise approves); or

•       APRA objects to the payment of the distribution.

If a distribution is not paid within 20 Business Days of a distribution payment date, a dividend and capital stopper will apply to restrict Westpac from paying dividends or distributions or returning capital on certain of its other securities including Westpac Shares.

While the Westpac Notes and Westpac Preference Shares are stapled, distributions are payable in respect of the Westpac Notes only. Upon the occurrence of certain events, the relevant Westpac Notes and Westpac Preference Shares will unstaple, the relevant Westpac Notes will be transferred to Westpac or a relevant member of the Westpac Group and dividends will then only be payable on the Westpac Preference Shares (calculated on the same basis as distributions on the Westpac Notes), if the Westpac Preference Shares remain on issue following the unstapling. These events include a date Westpac selects in its absolute discretion, the appointment by APRA of a statutory manager to Westpac, the date the Westpac Preference Shares are converted or redeemed, distributions on the Westpac Notes not having been paid within 20 Business Days of a distribution payment date, and certain events of default.

(ii)    Mandatory conversion, transfer or redemption

On 26 September 2013, it is expected that the Westpac SPS will be either:

•       converted into Westpac Shares, provided that certain conversion conditions are satisfied, such that holders will receive approximately $101 worth of Westpac Shares per Westpac SPS (calculated based on the average of the daily volume weighted average price of Westpac Shares on ASX for the 20 Trading Days preceding, but not including, the conversion date); or

•       transferred to a party nominated by Westpac for $100 cash per Westpac SPS at the election of Westpac, provided Westpac has given holders a transfer notice between 30 and 50 Business Days prior to that date.

If Westpac has not issued a transfer notice and certain of the conversion conditions are not satisfied, then Westpac SPS may, subject to APRA’s prior written approval, be redeemed for cash at $100 per Westpac SPS.

If Westpac SPS are not converted, transferred or redeemed on 26 September 2013, then they will remain on issue and may be converted, transferred or redeemed at the next distribution payment date, subject to the relevant conversion conditions being satisfied at that time.

Westpac SPS are also subject to early conversion, transfer or redemption at Westpac’s election (and subject to APRA’s approval) in the event that certain regulatory, tax or acquisition events occur in respect of Westpac.

(iii)   Voting rights

Westpac Preference Shareholders have no right to vote at any general meeting of Westpac except in the following circumstances:

•       on a proposal:

•       to reduce the share capital of Westpac;

•       that affects rights attached to Westpac Preference Shares;

•       to wind up Westpac; or

•       for the disposal of the whole of the property, business and undertaking of Westpac;

Information about Westpac (continued)

•       on a resolution to approve the terms of a share buy back agreement, other than a buy back agreement relating to Westpac Preference Shares;

•       during a period during which a dividend (or part of a dividend) in respect of the Westpac Preference Shares is in arrears; and

•       during the winding up of Westpac.

When entitled to vote at a general meeting of Westpac in respect of the matters listed above, Westpac Preference Shareholders are entitled:

•       on a show of hands, to exercise one vote; and

•       on a poll, to one vote for each Westpac Preference Share.

(iv)    Winding up

Westpac Preference Shares and Westpac Notes rank for payment in a winding up of Westpac ahead of Westpac Shares and equally with certain other Westpac capital securities, but are subordinated to claims of Westpac deposit holders and other senior creditors.

(g)     Summary of Westpac’s dividend reinvestment plan

Westpac has a dividend reinvestment plan (DRP) in place, under which holders of Westpac Shares may elect to reinvest all or part of their dividends in additional Westpac Shares. Participation in the DRP is optional; however, a participant’s rights under the DRP are not transferable. Westpac Shareholders in countries other than Australia and New Zealand are not eligible to participate.

Westpac Shareholders may elect one of the following two levels of participation in the DRP:

•                      full participation - a Westpac Shareholder may elect to participate in the DRP in respect of all Westpac Shares registered in the name of that holder; or

•                      partial participation - a Westpac Shareholder may nominate a specific number of Westpac Shares, less than the Westpac Shareholder’s total holding.

Westpac Shareholders may vary their participation, or withdraw from the DRP at any time, subject to adequate notice being given.

Westpac Shares issued or transferred under the DRP rank equally with existing Westpac Shares from the date of issue or transfer.

(h)     Summary of Westpac’s employee equity plans

(i)      Executive and senior management equity plans

Westpac options, share rights and restricted Westpac Shares are granted to selected executives and senior managers under the following employee equity plans.

(A) Westpac Reward Plan (WRP)

The WRP is a performance option plan approved by Westpac Shareholders at Westpac’s 2006 AGM. Its purpose is to provide Westpac with an enhanced mechanism for driving superior long term performance among its most senior management (group executives and general managers) in Australia, New Zealand and Singapore.

WRP performance options have an exercise price set at the time of invitation based on the prevailing market price of Westpac Shares, and an expiry date 10 years after grant and for options allocated from 1 September 2008, an expiry date 10 years from the commencement of the performance period. Performance options vest subject to meeting set performance hurdles.

Total shareholder return (TSR) is the basis for the performance hurdles of the WRP. Westpac’s TSR is measured relative to a peer group of the largest 13 financial sector companies by market capitalisation on ASX at a set date prior to the invitation. At each test date, an external consultant measures Westpac’s TSR performance relative to the top 10 (by market capitalisation at the time of grant) remaining companies in the peer group, and these results are reviewed and approved by the Westpac Board or its delegate to determine vesting outcomes.

The vesting framework focuses on longer term performance. Initial performance testing occurs after three years, with retesting at years four and five. Performance options vest only if the TSR ranking is at or above median, scaling up to full vesting if the TSR ranking is at or above the 75th percentile.

Performance options may lapse where an executive leaves the Westpac Group due to resignation or dismissal before vesting occurs. Unexercised performance options (whether vested or unvested) may lapse where an executive acts fraudulently or dishonestly or is in material breach of their obligations under the WRP or to Westpac. Any performance options remaining unvested at the final test date lapse immediately.

ST.GEORGE SCHEME BOOKLET

(B) Westpac Performance Plan (WPP)

The WPP was introduced in 2002 and its focus has been on providing Westpac key employees with a long term financial incentive to deliver sustained shareholder value.

(I)     Performance securities (performance options and performance share rights)

The performance hurdled long term incentive component of the WPP was replaced by the WRP from 2007. Existing grants of performance securities under the WPP continue to run their course.

TSR is the basis for the performance hurdled long term incentive component of the WPP:

•                      50% of the long term incentive award is assessed against a TSR ranking group of the top 10 of the largest 13 Australian banking and financial sector companies by market capitalisation at the time of grant (excluding Westpac); and

•                      the other 50% assesses TSR performance against a ranking group of the 50 largest companies on ASX by market capitalisation at the time of grant (excluding Westpac, property trusts, specified resource companies, and the first ranking group).

For grants of performance securities prior to December 2005, TSR performance is measured against the 50 largest companies on ASX by market capitalisation at the time of grant (excluding Westpac, property trusts, and specified resource companies). These grants continue to run their course.

Performance options have a vesting period of between three and five years. Performance share rights have a vesting period of either two to four years, or three to five years. At each test date, relative TSR for the grant is assessed and the participant may elect to take the vested component of the award, or resubmit the full award to be retested at a subsequent test date. Where the participant chooses to vest any of the securities granted, any securities that do not vest at that time are forgone.

Full vesting of performance securities occurs when relative TSR is at (or exceeds) the 75th percentile of the ranking group, scaling down to 50% vesting on a straight line basis for median performance. Below median performance, no vesting occurs.

(II)    Unhurdled securities (options and share rights without performance hurdles)

Unhurdled securities are also granted under the WPP to key employees in Westpac’s offshore locations excluding the US. Vesting for these unhurdled securities is based on service, and no performance hurdles are attached.

Previously, unhurdled options were also offered in the US; however, this has been discontinued due to changed local regulatory requirements. Current awards to key US based employees are made under the Westpac Restricted Share Plan described below. Existing unhurdled option awards to US based employees continue to run their course.

(C) Chief Executive securities arrangements

Gail Kelly participates in the CEO Performance Plan and the CEO Restricted Share Plan (CEO RSP).

CEO Performance Plan

Gail Kelly’s long term incentive (LTI) remuneration is granted under the CEO Performance Plan and consists of:

•                      performance options which have an exercise price set at the time of grant based on the prevailing market price of Westpac Shares; and

•                      performance share rights which have a nil exercise price.

Both have an expiry date 10 years after grant.

Under the CEO Performance Plan, performance hurdles must be met before any vesting of the performance options or performance share rights can occur. Performance is measured based on Westpac’s TSR between the grant date and the performance test date compared to TSRs for a peer group of 10 listed Australian financial services companies determined at the grant date, including the largest retail banks and other ASX listed financial services companies with which Westpac competes.

Initial performance testing occurs at the third anniversary of grant, with subsequent performance testing possible at the fourth and fifth anniversary of grant. Performance options and performance share rights vest only if Westpac’s TSR ranking is at or above the median of the peer group at a performance test date. Vesting increases at subsequent test dates only if the TSR ranking has improved. Full vesting occurs if relative TSR is at or exceeds the 75th percentile of the ranking group and scales down on a straight line basis to 50% vesting for median performance.

Information about Westpac (continued)

At Westpac’s 2007 AGM, Westpac Shareholders approved awards to Gail Kelly under the CEO Performance Plan to the value of $2,500,000 to be granted in each of February 2008 and December 2008.

CEO Restricted Share Plan

Under the CEO RSP, Westpac Shares may be allocated to Gail Kelly at no cost to her with vesting subject to remaining employed with Westpac for a set period. The CEO RSP is used both for Gail Kelly’s sign on arrangements as well as for the deferral of a portion of her future short term incentive (STI) payments.

Westpac Shares under the CEO RSP are held in Gail Kelly’s name and are subject to restrictions until satisfaction of the vesting conditions. Westpac Shares held in the CEO RSP rank equally with Westpac Shares for dividends and voting rights, and the shares may be held in the CEO RSP for up to 10 years from the date they are granted.

At Westpac’s 2007 AGM, Westpac Shareholders approved the following awards to Gail Kelly under the CEO RSP:

•       Westpac Shares to the value of $4,900,000 to vest 12 months after the date of grant; and

•       Westpac Shares to the value of $2,100,000 to vest on 1 December 2009.

Up to 40% of each of Gail Kelly’s 2008 and 2009 STI payments are to be received as Westpac Shares, half restricted for 12 months and half for two years from the date they are granted.

(D) Westpac Restricted Share Plan

The Westpac Restricted Share Plan provides an instrument for attracting and retaining employees. The key features of this plan are summarised as follows:

•                      Westpac Shares may be allocated to eligible employees at no cost, with vesting subject to remaining employed with Westpac for a period determined by the Westpac Board;

•                      Westpac Shares are held in the name of the employee and rank equally with Westpac Shares for dividends and voting rights;

•                      Westpac Shares may be held in the plan for up to 10 years from the date they are granted and for Westpac Shares allocated from 1 September 2008, held for up to 10 years from the commencement of the vesting period. Westpac Shares granted in relation to the Option Scheme and Deeds of Cancellation are an exception to this rule, and will be released from the Westpac Restricted Share Plan upon the expiry of the applicable vesting period;

•                      Westpac Shares must generally be held in the plan for the full vesting period applying to the relevant Westpac Shares. While in the plan, Westpac Shares may not be transferred or otherwise dealt with. In general, at any time after the applicable vesting period expires, holders may request Westpac Shares to be released from the plan, except where they have already been released; and

•                      persons who hold Westpac Shares in the plan will be eligible to receive dividends. Australian based employees may also participate in the Westpac dividend reinvestment plan.

(ii)    Closed executive and senior management equity plans

The General Management Share Option Plan (GMSOP) and Senior Officers’ Share Purchase Scheme (SOSPS) were closed to new offers in 2002. Under these plans, executives and senior management received options to acquire Westpac Shares at an exercise price set at the time of invitation based on the prevailing market price of Westpac Shares.

(iii)   Employee share plans

(A)    Deferral Share Plan (DSP)

Under the DSP, eligible Australian based employees have the opportunity to pre-elect to receive any prospective short term incentive bonus as Westpac Shares. Participants pay a calculated average of the market price, including acquisition costs, at the time Westpac Shares are purchased on market on their behalf by an independent plan company. The Westpac Shares must generally remain in the plan for 12 months, but can remain for up to 10 years. Shares in the DSP are held in the name of the employee and rank equally with Westpac Shares for dividends and voting rights.

Australian based Westpac non-executive directors and the CEO may also elect to receive a percentage of their fees/salary in Westpac Shares under the DSP.

(B)    Employee Share Plan (ESP)

Under the ESP, eligible Australian based employees may receive up to $1,000 of Westpac Shares per year at no cost to them. The size of the award depends on the increase in the Westpac Share price over a 12 month measurement period aligned to Westpac’s financial year and is subject to the discretion of the Westpac Board.

In recent years, Westpac Shares for the ESP have been newly issued. Shares in the ESP are held in the name of the employee, rank equally with Westpac Shares for dividends and voting rights and must generally remain in the ESP for three years unless the holder leaves Westpac.

ST.GEORGE SCHEME BOOKLET

Profile of the Merged Group

Profile of the Merged Group (continued)

In accordance with the responsibility statement on page 2 of this Scheme Booklet, Westpac has sole responsibility for preparing information contained in this Section 4, subject to St.George taking sole responsibility for the information that it has provided to Westpac for the purposes of preparing information on the Merged Group as specified in the definition of St.George Information.

It is important that you consider the risk factors that could affect the Merged Group as explained in Section 5, as well as the potential benefits of the merger, outlined in this Section 4.

4.1     Rationale for the Merger Proposal

The proposed combination of St.George and Westpac is a compelling proposition for shareholders and customers. Westpac anticipates that:

•                          the Merger Proposal is expected to be cash earnings per share accretive for Westpac Shareholders by year three after the implementation of the Merger Proposal;

•                          the Merged Group will have iconic brands from the St.George and Westpac businesses. These distinctive brands will be retained and strengthened within the Merged Group;

•                          the combined 10 million customers will continue to be serviced by their existing banking brand. These customers will have access to enhanced banking services, in terms of a larger banking network (e.g. more ATMs) and a larger range of financial products and services;

•                          the Merged Group will have the largest branch network nationally, with no plans to make a net reduction in the combined St.George and Westpac branch network or ATM numbers. The Merged Group will aim to significantly strengthen its capability in distribution, using best practice from each business; and

•                          post the merger, Westpac is expected to have a ‘AA’ Credit Rating(1), which enables the Merged Group to be well positioned in the current environment.

4.2                Description of the Merged Group’s businesses

Westpac intends to merge the St.George and Westpac businesses in a way that will continue the choice that the two organisations provide to customers today. To achieve this, Westpac intends to run the two businesses under a combined operating model which is illustrated below:

St.George and Westpac customers

(1)                   Following the announcement on 12 May 2008 and 13 May 2008 of the proposed merger, Standard & Poor’s, Moody’s Investors Service and Fitch Ratings reaffirmed Westpac’s credit ratings and Westpac expects the credit ratings to be reaffirmed following completion of the merger.

ST.GEORGE SCHEME BOOKLET

The proposed model has the following key features:

(a)                   Retail and Business Banking - St.George and Westpac

The St.George and Westpac Retail and Business Banking distribution businesses, each with their distinctive brands will be retained and operated separately from each other, thereby preserving existing customer preferences and minimising disruption to services provided. In particular, St.George’s brands, including BankSA and Asgard, and the St.George/Bank SA branch and ATM networks, will be retained within the Merged Group.

This multi brand strategy will be supported by two separate St.George and Westpac distribution businesses, which will each have their own Group Executive reporting directly to the Westpac CEO.

The Merged Group will operate the largest branch network and the second largest ATM network across Australia. The Merged Group will offer its customers greater convenience and access to their money through more than 2,700 ATMs across Australia, the use of which will incur no additional ATM fees for St.George and Westpac customers.

There will be no net reduction in the ATM or branch numbers of St.George and Westpac.

(b)                   Wealth Management

St.George and Westpac both currently operate strong wealth management divisions covering investment, superannuation, insurance, margin lending, securities broking, financial planning and administration platforms. It is important to note that margin lending and securities broking will form part of the Merged Group’s equities business which will be part of the Institutional Bank. The combination of St.George and Westpac will result in the Merged Group becoming the largest administrator of superannuation and investments in Australia measured by funds under administration.

The Wealth Management division will support St.George and Westpac customers in growing and protecting their wealth to enable them to achieve their financial goals.

(c)                   Institutional Bank

Westpac is one of the leading providers of wholesale banking services in Australia and New Zealand.

The merged institutional banking business will expand on its product manufacturing and distribution expertise to leverage the combined client base and distribution capability. The Institutional Bank will continue to manufacture and distribute products to the Merged Group’s Retail and Business Banking and Wealth Management divisions, in addition to its own institutional clients.

The combination of St.George and Westpac will further enhance the Institutional Bank’s position as being a leading provider of wholesale banking products and services.

(d)                   New Zealand

Westpac intends to continue to operate its New Zealand business as it does today.

(e)                   Product and Operations - Retail and Business Banking

The two separate St.George and Westpac distribution businesses will be supported by a single combined product and operations function.

Product and Operations will aim to streamline processes to better service customers, deliver best in breed products and will take best practices from both organisations and share them across the combined group.

This function will provide product and operations capability to support both Retail and Business Banking distribution businesses, aligning St.George and Westpac capabilities wherever possible, and delivering efficiencies over time.

(f)                     Technology and support functions

The multiple distribution businesses will be supported by a single combined technology function and a single combined core/support function. These functions will provide technology services and corporate head office services to support all of the distribution businesses, again, aligning St.George and Westpac capabilities wherever possible, to deliver merger cost synergies over time.

Profile of the Merged Group (continued)

4.3 Benefits of the Merger Proposal

(a)                   Overview

Shareholders and other stakeholders in the Merged Group will have the opportunity to benefit from the enhanced positioning and scale of the Merged Group, which will be:

•                          Australia’s largest branch network with almost 1,200 branches;

•                          Australia’s second largest ATM network with more than 2,700 ATMs;

•                          Australia’s largest provider of home lending;

•                          Australia’s largest provider of wealth platforms by funds under administration;

•                          Australia’s second largest business banking lender; and

•                          Australia’s second largest bank by assets.

(b)                    Benefits for shareholders

The Merger Proposal is expected to present benefits to the Merged Group’s shareholders through revenue opportunities, cost synergies and other benefits. Details are set out below:

(i)                       Revenue opportunities

The Merged Group is expected to generate new sales by offering a broader range of products and services to customers. The key revenue opportunities of the Merged Group are expected to be:

•                          a broader distribution base;

•                          the sharing of best practice in products and services (e.g. St.George’s middle market model and Westpac’s Super for Life); and

•                          benefits from an expanded capability in wealth, insurance and institutional banking.

Prior mergers in the banking sector have focussed on attaining cost synergies and resulted in loss of market share. Westpac’s proposed operating model aims to preserve existing customer relationships across both St.George and Westpac in order to minimise customer attrition and maximise the value of the Merged Group. Westpac has assumed revenue attrition will be minimised through:

•                           retaining distinctive St.George and Westpac distribution for consumer and business banking with separate management and dedicated Group Executives. These executives will report directly to the Westpac CEO;

•                          no net reduction in branch and ATM numbers; and

•                          further investment in brand, infrastructure and capability to banking customers.

Westpac believes that these measures should ensure the experience by St.George and Westpac customers will be enhanced after the Merger Proposal proceeds.

(ii)                   Cost synergies

Westpac expects pre-tax savings as a result of the Merger Proposal to be approximately 20% to 25% of St.George’s total operating expenses (excluding interest expense and loan impairment charges) by the third year after the Implementation Date of the Share Scheme.

These cost savings will be sourced from the Merged Group and generated primarily through:

•                          aligning product processing operations and investment in technology;

•                          synergies from combining various support functions;

•                          procurement and potential service contract savings; and

•                          the combination of head offices of St.George and Westpac.

(iii)                Other benefits

The Merger Proposal is expected to result in a number of other benefits including:

•                          post the merger, Westpac is expected to have a ‘AA’ Credit Rating, resulting in improved access to funding and achievement of a lower cost of funding for the Merged Group;

•                          the potential for capital management flexibilities resulting from the larger Westpac balance sheet;

•                          the combined experience, skills and talent of St.George’s and Westpac’s employees;

•                          access to a large retail deposit base, which will assist in managing funding asset growth;

•                          access to advanced risk management systems infrastructure and capability across the spectrum of wealth management, and personal, business and institutional banking; and

•                          broadening the reach of Westpac’s community programs through the Merged Group’s regional and customer relationships.

(iv)                Benefits for customers

The Merger Proposal will result in a number of benefits to customers including:

•                          access to a larger ATM network, with more than 2,700 ATMs, the use of which will incur no additional fees for St.George and Westpac customers;

•                           access to a greater range of products and services – for example, St.George customers will have access to:

•                 BT’s wealth products;

•                 Westpac’s Altitude Reward Credit Card; and

•                 Westpac Institutional Bank’s extensive range of institutional banking solutions.

ST.GEORGE SCHEME BOOKLET

Westpac is focussed on retaining customer relationships by enhancing, over time, the customer experience through an increase in product choice and greater access and convenience for customers.

(v) Benefits for employees

The Merged Group’s objective is to be an attractive and rewarding place to work and to maintain a high level of employee engagement and commitment. The Merged Group will also have in place strategies to encourage the retention of staff with key skills, knowledge and experience.

The Merged Group, by virtue of its scale and breadth, will be able to provide expanded career and development opportunities for both St.George and Westpac employees. The Merged Group will have significant operations in Australia and New Zealand. As a result, employees may have the opportunity to develop their careers in different geographic regions and to broaden their experience across a wide variety of areas within the financial and wealth management services industry.

The prospect of these career opportunities is expected to enable the Merged Group to attract and retain some of the best talent from financial services and other sectors within Australia.

4.4     Integration costs

In order to achieve the synergies referred to in Section 4.3, it is anticipated that the Merged Group will incur approximately $700 million(1) in one off integration costs. These costs are expected to be incurred in the first two years after the Implementation Date of the Share Scheme. These costs include:

•                           systems integration costs;

•                          corporate head office and back office integration costs; and

•                          other transaction costs including stamp duty, communication and documentary costs and advisers’ fees.

4.5 Valuation uncertainties

St.George Security Holders should note that the above estimations of the benefits and costs of the Merger Proposal have been reached by Westpac based on the information on St.George operations available from public sources and the information that Westpac obtained from St.George in the course of the due diligence that Westpac carried out on St.George prior to the signing of the Merger Implementation Agreement. For that reason, these estimates are indicative only.

Westpac has completed an initial investigation and analysis on the likely cost savings and synergies that will arise through the merger of St.George with its existing business. The estimated impact of the cost savings, synergies and restructuring costs is based on Westpac’s industry knowledge, previous integration experience, and benchmarking of information on St.George that is either available in the public domain or that Westpac obtained from St.George in the course of due diligence that Westpac carried out on St.George prior to the signing of the Merger Implementation Agreement. The final assessment of the estimated level of cost savings and synergies which may be achieved will be determined through an operational review which will be performed upon implementation of the Merger Proposal.

The reported experience from other recent mergers of financial services companies emphasises that the actual results of integration of the businesses of St.George and Westpac may vary from expected results.

4.6 Westpac’s intentions in relation to the St.George businesses

This Section 4.6 sets out the particulars of Westpac’s intentions, if the Merger Proposal is implemented, in relation to:

•                          the continuation of the businesses of St.George;

•                          any major changes to be made to the businesses of St.George, including any redeployment of the fixed assets of St.George; and

•                          the future employment of the present employees of St.George.

The statements of intention contained in this Section 4.6 are based on information concerning St.George and its businesses that is known to Westpac at the date of this Scheme Booklet either from publicly available sources or which Westpac obtained from St.George in the course of the due diligence that Westpac carried out on St.George prior to the signing of the Merger Implementation Agreement. It is important to recognise that the statements set out in this Section 4.6 are statements of Westpac’s current intentions only which may change as new information becomes available or circumstances change.

(a) Ownership of Merged Group

Under the Share Scheme and Option Scheme, Westpac will issue up to 745 million New Westpac Shares. If this occurs, the existing holders of St.George Shares and Award Option Holders (other than Excluded Award Option Holders) will hold approximately 28% of Westpac’s total issued share capital and the existing holders of Westpac Shares will hold approximately 72% of Westpac’s total issued share capital.

Profile of the Merged Group (continued)

(b)                   Board of directors of Westpac

Each of the current Westpac Directors will remain on the Westpac Board following the implementation of the Merger Proposal. Westpac will appoint three current St.George Directors to join the Westpac Board on the implementation of the Merger Proposal, including Mr John Curtis, the current Chairman of St.George, who will become the Deputy Chairman of Westpac.

(c)                   Implementation and integration process

It is the intention of Westpac that the integration of the businesses of St.George and Westpac will occur as soon as possible following the implementation of the Share Scheme. An Implementation Committee containing an equal number of representatives of St.George and Westpac has been established to oversee implementation of the Merger Proposal.

The integration process will be led by an experienced team comprised of both St.George and Westpac employees. This team will be responsible for implementing the integration and accountable for achieving the integration objectives. St.George and Westpac will, as appropriate, draw on external sources with proven skills and experience in undertaking large scale integration projects to assist.

Upon the implementation of the Share Scheme, St.George will become a subsidiary of Westpac, with the St.George assets and liabilities remaining intact. Ultimately, Westpac intends to transfer all, or substantially all, of the assets and liabilities (including customer deposits and wholesale debt) of St.George to Westpac, subject to regulatory approvals and documentation. The transfer of the assets and liabilities of St.George is currently expected to broadly take place at the one time, effectively maintaining the St.George assets and liabilities in the ownership of St.George until that transfer. The transfer and its timing will depend upon a number of factors including regulatory approvals.

The transfer will be effected pursuant to appropriate legislation or by other means, which may include Westpac making application to the court for an order under section 413 of the Corporations Act. The court has discretion whether or not to make this order.

Except as set out in this Scheme Booklet, Westpac has not identified any material changes that will be made to the businesses of St.George, including any redeployment of the fixed assets of St.George, if the Merger Proposal is implemented.

(d)                   Corporate head office

The head offices of St.George and Westpac will be combined with a view to removing duplicated activities and costs, extracting synergies and over time operating a combined head office.

The Merged Group’s head office will be located in the Sydney CBD. Westpac intends for the Merged Group to continue to have a corporate presence in kogarah.

(e)                   Employees of Merged Group

The Merged Group’s employment requirements will be reviewed in the light of the operating model which is proposed to be adopted for the Merged Group’s businesses. The proposed operating model will maintain separate sales, service and distribution businesses for each of the St.George and Westpac retail and business banking businesses. The Merged Group will seek to maintain customers’ choices and relationships with their bankers, as well as to ensure minimal disruption to customer facing employees, including their terms and conditions.

However, in other areas it is recognised that there will be duplication in some activities and functions, which will result in some reduction in employee numbers. This reduction should be achieved in part by natural turnover. Positions within the Merged Group will be selected on a merit basis from St.George and Westpac and, where possible, employees will be reassigned and retrained.

In the event of redundancies, Westpac will recognise and comply with the severance and redundancy terms of all relevant employment contracts and industrial agreements or awards.

Commitment to employees will remain a high priority for St.George and Westpac, and further details of the integration process will be shared with employees as they become available.

ST.GEORGE SCHEME BOOKLET

(f)                     Delisting of St.George

Westpac intends to procure the removal of St.George from the official list of ASX, and the cessation of quotation of all St.George securities on ASX, and to acquire or procure the acquisition or redemption by St.George of all other St.George securities and, in particular:

(i)                      if the Share Scheme becomes Effective, on a date which is after the Effective Date, St.George will serve an Exchange Notice(1) in respect of all the SPS, CPS and CPS II nominating redemption as the exchange mechanism and a date or dates to be agreed by St.George and Westpac as the Exchange Date;(2)

(ii)                   following the implementation of the Share Scheme, Westpac intends to acquire, in accordance with the compulsory acquisition provisions in Part 6A.2 of the Corporations Act or by some other means determined by Westpac, all Borrower Shares and Depositor Shares; and

(iii)                if either the SAINTS Scheme or the Option Scheme does not become Effective but the Share Scheme does become Effective, then, following the implementation of the Share Scheme, Westpac intends to acquire all SAINTS or all Award Options or both (as the case may be), in accordance with the compulsory acquisition provisions in Part 6A.2 of the Corporations Act.

4.7     Capital management, funding and credit rating

(a) Capital management

The total regulatory capital ratio of Westpac at 31 March 2008 was 10.1% and the Tier 1 capital ratio was 7.4% (in each case, reporting under Basel II). The total regulatory capital ratio of St.George at 31 March 2008 was 10.1% and the Tier 1 capital ratio was 7.0% (in each case, reporting under Basel I).(3) Each entity’s capital ratios were above the bottom end of their target ranges and all ratios were above regulatory minima. Each entity satisfied minimum internal and prudential capital requirements in their insurance and funds management subsidiary companies.

Until the end of the Transitional Period, the Merged Group’s policy will seek to ensure that St.George’s (stand alone), Westpac’s (stand alone) and the Merged Group’s capital ratios exceed minimum internal and prudential capital requirements. The Merged Group’s initial target capital ranges will be consistent with the target ranges of the merging entities.

The target capital ratios for the Merged Group will be reviewed during the Transitional Period in the context of the revised business mix of the Merged Group, and any changes in prudential requirements (including Basel II transition) and discussions with ratings agencies will be predicated on maintaining Westpac’s ‘AA’ Credit Rating.

(b)                   Funding

Section 3.10(b) provides an outline of Westpac’s stand alone funding strategy and profile. Westpac is not expecting its ability to access wholesale funding to be materially affected by the Merger Proposal. Some costs savings however are expected as the cost of wholesale term funding for the Merged Group is expected to be generally less than St.George’s current cost of wholesale term funding.

The wholesale term funding task for the Merged Group for the 2009 financial year is expected to be comfortably achievable and is estimated to be around $30 billion.

The funding profile for the Merged Group is not expected to differ materially from Westpac’s existing funding profile. Westpac expects to continue to raise wholesale term funding for the Merged Group in a manner that is consistent with Westpac’s current diversified funding profile.

(c)                   Credit rating

The credit ratings assigned to Westpac Banking Corporation as at the date of this Scheme Booklet are set out in Section 3.10(c). Westpac’s credit ratings are not expected to be impacted by the merger. Post the merger, Westpac is expected to maintain its ‘AA’ Credit Rating.

(d)                   Dividend policy

Westpac maintains a dividend policy that seeks to sustainably increase the fully franked dividends per share paid to ordinary shareholders. Fully franked dividends per share are determined by reference to cash earnings per share and the requirement to retain sufficient capital to fund business growth. Westpac’s payout ratio has averaged 70% of cash earnings per share over the last two years. If the Share Scheme is implemented, Westpac intends to continue to adopt a similar dividend policy.

While Westpac intends to be able to maintain its current dividend policy, its ability to do so will depend upon factors including its profitability, the availability of franking credits, and its funding requirements which in turn may be affected by trading and general economic conditions. Accordingly, no assurance can be given as to the timing, extent and payment of dividends or the extent to which dividends will be franked.

(1)                   As defined in the respective terms of issue of the SPS, CPS and CPS II.

(2)                   As defined in the respective terms of issue of the SPS, CPS and CPS II.

(3)                   The total regulatory capital ratio of St.George at 31 July 2008 was 10.3% and the Tier 1 capital ratio was 6.7% (in each case reporting under Basel I).

Profile of the Merged Group (continued)

4.8                Prospects of the Merged Group

The Merger Proposal is expected to be cash earnings per share accretive for Westpac Shareholders by year three after implementation of the Merger Proposal. This includes the benefits from operating cost savings, wholesale funding cost savings and the capital consequences from achieving Basel II advanced status for the Merged Group, and an allowance for revenue attrition and revenue opportunities highlighted in previous sections of the Scheme Booklet.

Furthermore, certain risks (for example, integration risks) may impact on possible future earnings, synergies and the earnings per share position of Westpac. These risks are outlined in more detail in Section 5.

The definition of cash earnings for the Merged Group is likely to be net profit attributable to equity holders of the parent entity adjusted for material items to ensure they appropriately reflect profit normally available for ordinary shareholders. The adjustments are likely to be similar to those previously made by Westpac (see Section 3.11(c)) with further adjustments to exclude the impact of integration costs and the amortisation charges relating to certain intangible assets recognised as part of the acquisition accounting for the merger.

4.9                Merged Group pro forma financial information

(a)                   Overview

The Merged Group’s unaudited consolidated pro forma summary financial information is set out in Sections 4.9(c) and 4.9(d) and includes the following:

•                          an unaudited pro forma combined summary historical income statement for St.George and Westpac for the 12 months ended 31 March 2008 (Merged Group unaudited pro forma summary income statement); and

•                          an unaudited pro forma combined summary historical balance sheet for St.George and Westpac as at 31 March 2008 (Merged Group unaudited pro forma summary balance sheet).

The unaudited pro forma summary financial information in this Section is based on Westpac’s and St.George’s respective audited financial statements for the year ended 30 September 2007 and Westpac’s and St.George’s respective reviewed half yearly financial statements for the six months ended 31 March 2007 and 31 March 2008.

The financial information contained in this Section 4.9 has been prepared in accordance with the recognition and measurement principles of the Australian equivalents to International Financial Reporting Standards (AIFRS), although it is presented in an abbreviated form insofar as it does not include all of the disclosures, statements or comparative information as required by the Australian Accounting Standards applicable to annual financial reports prepared in accordance with the Corporations Act.

The unaudited pro forma summary financial information in this Section is presented for illustrative purposes only. If the Merger Proposal had occurred in the past, the Merged Group’s financial position and operating results would likely have been different from that presented in the pro forma financial information in this Section 4.9.

The unaudited pro forma summary financial information of the Merged Group has been compiled using the following assumptions:

(i)                      the potential future operating cost and wholesale funding synergies, and allowance for revenue attrition and revenue opportunities have not been included in the unaudited pro forma summary financial statements. Refer to Section 4.3 for discussion of possible future synergies;

(ii)                   the unaudited pro forma summary financial statements of the Merged Group do not reflect integration costs. Refer to Section 4.4 for a discussion of expected integration costs; and

(iii)                transaction costs incurred by Westpac, which relate to acquisition of St.George shares, will be treated as part of the cost of the investment in St.George. Transaction costs incurred by St.George will be expensed as a significant item, as incurred. No adjustment has been made for the St.George costs as they are not expected to be material to the unaudited pro forma summary income statement.

PricewaterhouseCoopers Securities Ltd, the Investigating Accountant, has prepared a report in relation to the St.George Historical Financial Information in Sections 2.4(a) to (d), the Westpac Historical Financial Information in Section 3.7 and the Merged Group Pro Forma Historical Financial Information in Sections 4.9(b) to (d) (each as defined in the Investigating Accountant’s Report). A copy of the Investigating Accountant’s Report is contained in the Scheme Booklet Supplement.

ST.GEORGE SCHEME BOOKLET

(b) Key assumptions and basis of preparation

The accounting policies of the Merged Group used to prepare the Merged Group Pro Forma Historical Financial Information (as defined in the Investigating Accountant’s Report) are based on the accounting policies of Westpac contained in its audited financial statements for the year ended 30 September 2007 unless otherwise noted. Westpac’s audited financial statements are contained in Westpac’s 2007 Annual Report that can be accessed on its website at www.westpac.com.au/investorcentre.

Following a review of accounting policies as disclosed in St.George’s audited financial statements for the year ended 30 September 2007 contained in St.George’s 2007 Annual Report that can be accessed on its website at www.stgeorge.com.au, the accounting policies of St.George and Westpac are not considered to be materially different. Therefore, at this time, no adjustments have been made to the pro forma financial statements to align accounting policies. Certain adjustments have been made to align St.George’s balance sheet classifications with those of Westpac; these adjustments do not impact the Merged Group unaudited pro forma summary income statement.

The unaudited pro forma summary financial information of the Merged Group is based on AIFRS and has been compiled according to the following transaction assumptions, in addition to the assumptions set out in Section 4.9(a):

(i)                      the Merger Proposal takes place via the Share Scheme, under which 1.31 Westpac Shares are issued for each St.George Share on issue. This equates to a total consideration of $17.9 billion, including transaction costs;

(ii)                   no adjustments have been made for possible changes in capital structure in the unaudited pro forma summary financial statements of the Merged Group. It is expected that existing St.George hybrid capital instruments will (other than the SAINTS, which are subject to the SAINTS Scheme as discussed in Section 10) be redeemed and may be replaced by new Westpac hybrid instruments. Differences in the classification and pricing of any replacement instruments are not expected to be material to the unaudited pro forma summary financial statements;

(iii)                revenue, expense, asset and liability items relating to transactions between St.George and Westpac have not been adjusted, as they are considered not to be material;

(iv)               adjustments have been made for the 2008 interim dividends announced in May 2008 and paid in July 2008 by St.George and Westpac out of retained profits as at 31 March 2008, net of cash reinvested through the respective dividend reinvestment plans. No adjustments have been made in respect of the St.George Share FY2008 Final Dividend, the Westpac FY2008 Final Dividend or the Special Dividend;

(v)                  no adjustments have been made for the significant items identified in Sections 2.4 and 3.7; and

(vi)               no adjustments have been made to the reported value of St.George’s assets and liabilities to reflect the impact of acquisition accounting, as for the purposes of the unaudited pro forma summary financial information the book value as reported in St.George’s reviewed half yearly financial statements for the six months ended 31 March 2008 is assumed to approximate their fair value at the date of acquisition. All consideration in excess of St.George’s existing identifiable net assets at book value has at this stage been allocated to goodwill. It is likely that separately identifiable intangibles will be subsequently identified and this will have the effect of reducing goodwill arising on the Merger Proposal. If any separately identifiable intangibles are considered to have finite lives, net profit after tax will decrease as a result of the requirement to amortise these intangibles over their estimated useful life.

(c) Merged Group unaudited pro forma summary historical income statement

(i)                      Basis of preparation

This section outlines the unaudited pro forma summary income statement of the Merged Group. It is based on AIFRS as if the Share Scheme was implemented on 1 April 2007 and incorporates the summary income statements of St.George and Westpac for the 12 months ended 31 March 2008.

The unaudited pro forma summary income statement of the Merged Group is calculated by aggregating the separate line items of St.George and Westpac - no adjustments have been identified.

Profile of the Merged Group (continued)

(ii)                   Merged Group unaudited pro forma summary income statement for the 12 months ended 31 March 2008

	Westpac	St.George	Merged Group
Currency: A$m	12 months ended Mar 08	12 months ended Mar 08	12 months ended Mar 08
Interest income	25,345	9,262	34,607
Interest expense	(18,651)	(6,955)	(25,606)
Net interest income	6,694	2,307	9,001
Non-interest income	4,364	1,134	5,498
Net operating income before operating expenses and impairment charges	11,058	3,441	14,499
Operating expenses	(4,766)	(1,466)	(6,232)
Impairment charges	(683)	(203)	(886)
Profit before income tax	5,609	1,772	7,381
Income tax expense	(1,531)	(636)	(2,167)
Net profit for the period	4,078	1,136	5,214
Profit attributable to minority interests	(66)	(2)	(68)
Net profit attributable to equity holders of the parent entity	4,012	1,134	5,146

(d) Merged Group unaudited pro forma summary historical balance sheet

(i)                      Basis of preparation

This section outlines the unaudited pro forma summary balance sheet of the Merged Group as though the Share Scheme was implemented as of close of business on 31 March 2008. The unaudited pro forma summary balance sheet of the Merged Group as at 31 March 2008 has been based on:

(A)               the unaudited consolidated balance sheet of Westpac as at 31 March 2008 extracted from Westpac’s reviewed interim financial statements for the half year ended 31 March 2008; and

(B)                 the unaudited consolidated balance sheet of St.George as at 31 March 2008 extracted from St.George’s reviewed interim financial statements for the half year ended 31 March 2008.

ST.GEORGE SCHEME BOOKLET

(ii) Merged Group unaudited pro forma summary balance sheet as at 31 March 2008.

	Westpac	St.George					Consol- idation
Currency: A$m	As at Mar 08	As at Mar 08	Adjust- ments	Notes	Acqui- sition	Notes	adjust- ments	Notes	Merged Group
Assets
Cash and balances with central banks	4,109	3,035	(4,050)	1,2,3	(50)	7			3,044
Due from other financial institutions	30,094	477	8,684	1,4					39,255
Trading securities, financial assets designated at fair value and available for sale securities	27,462	14,103	(5,927)	2,4					35,638
Derivative financial instruments	22,859	2,621							25,480
Loans	294,676	93,636	19,774	5					408,086
Bank acceptances of customers	—	19,774	(19,774)	5					—
Life insurance assets	13,407	47							13,454
Intangible assets	3,071	1,344			17,915	7,8	(6,513)	9	15,817
Total other assets	6,039	1,272							7,311
Total assets	401,717	136,309	(1,293)		17,865		(6,513)		548,085
Liabilities
Due to other financial institutions	13,776	965							14,741
Deposits	220,053	78,713							298,766
Derivative financial instruments	19,627	3,049							22,676
Bank acceptances	—	5,050	(5,050)	6					—
Trading liabilities and other financial liabilities designated at fair value	10,481	—							10,481
Debt issues	92,397	37,623	5,050	6					135,070
Life insurance liabilities	12,738	35							12,773
Total other liabilities	6,876	1,390							8,266
Total liabilities excluding loan capital	375,948	126,825	—		—		—		502,773
Total loan capital	6,692	2,624							9,316
Total liabilities	382,640	129,449	—		—		—		512,089
Net assets	19,077	6,860	(1,293)		17,865		(6,513)		35,996
Shareholders’ equity
Share capital	6,258	5,480	511	3	17,865	8	(5,632)	9	24,482
Reserves	245	259					(259)	9	245
Retained profits	10,654	1,115	(1,804)	3			(622)	9	9,343
Total equity attributable to equity holders of the parent entity	17,157	6,854	(1,293)		17,865		(6,513)		34,070
Minority interests	1,920	6							1,926
Total shareholders’ equity and minority interests	19,077	6,860	(1,293)		17,865		(6,513)		35,996

Notes:

(1)                   To reclassify $654 million from St.George’s cash and balances with central banks to due from other financial institutions to align with Westpac’s balance sheet classification.

(2)                   To reclassify $2,103 million of securities purchased under resale agreements from St.George’s cash and balances with central banks to trading securities to align with Westpac’s balance sheet classification.

(3)                   To adjust for the collective interim dividends of $1,804 million settled in July 2008 out of retained earnings at 31 March 2008 of St.George and Westpac. The dividends were settled through payment of cash of $1,293 million and the issue of $511 million of shares through their respective dividend reinvestment plans.

(4)                   To reclassify $8,030 million of certificates of deposit from St.George’s financial assets designated at fair value to due from other financial institutions to align with Westpac’s balance sheet classification.

(5)                   To reclassify $19,774 million from St.George’s bank acceptances of customers to loans to align with Westpac’s balance sheet classification.

(6)                   To reclassify $5,050 million from St.George’s bank acceptances to debt issues to align with Westpac’s accounting policy which classifies any rediscounted acceptances as debt issues.

(7)                   To adjust for Westpac’s payment of transaction costs of $50 million out of cash and balances with central banks. These transaction costs are part of the purchase consideration for the business combination.

(8)                   To adjust the purchase consideration for the value of Westpac Shares issued as a result of the business combination. The value is calculated as the estimated number of New Westpac Shares of 745 million, multiplied by the estimated Westpac Share price of $23.98 at the acquisition date. The estimated share price is based on Westpac’s closing share price on 26 September 2008.

(9)                   To adjust for the elimination of St.George’s equity balances of $6,513 million against intangible assets at the date of acquisition. These equity balances comprise share capital of $5,632 million, reserves of $259 million and retained profits of $622 million.

As disclosed in the basis of preparation in Section 4.9(b)(vi), the consideration in excess of St.George’s existing net assets at book value of $11,402 million has been allocated to goodwill.

Profile of the Merged Group (continued)

4.10         Financial forecasts

The Westpac Directors and St.George Directors have carefully considered whether they have a reasonable basis to produce reliable and meaningful forecast information for the Merged Group and have concluded that they do not have a reasonable basis to provide forecast financial information that is sufficiently meaningful and reliable for St.George Security Holders.

The Merged Group’s performance in any period will reflect a number of factors that cannot be predicted with a high level of confidence and are outside its control. These factors include future economic conditions in Australia, New Zealand and the other countries in which the Merged Group will conduct its businesses; the current volatile state of the global financial markets impacting on the banking sector, including the volatility in pricing and volumes of wholesale funding and securitisation; the level of defaults in the Merged Group’s loan portfolios; the level of investment returns impacting the wealth management and margin lending business; potential for increased earnings volatility under AIFRS accounting standards; and uncertainties in the regulatory environment.

All of the above factors might have significant impacts on assumptions relating to the Merged Group revenue, cost and impairment drivers which are subject to significant volatility and uncertainty. For these reasons, the risk that St.George Security Holders may be misled by such information outweighs the potential value of that information to St.George Security Holders.

For further discussion on the risk factors impacting the Merged Group, refer to Section 5.

ST.GEORGE SCHEME BOOKLET

Risks associated with the Merger Proposal

Risks associated with the Merger Proposal (continued)

5.1                               Introduction

If the Share Scheme is implemented, St.George Shareholders (other than Ineligible Foreign St.George Shareholders) will receive Westpac Shares as Share Scheme Consideration.

The value of the Share Scheme Consideration to St.George Shareholders will depend on the price of Westpac Shares and the future dividends paid on them following implementation of the Merger Proposal. There are many risk factors that could adversely affect the Merged Group’s business, financial performance, results of operations, cash flows and prospects which will consequently affect the price of Westpac Shares and the future dividends paid on them. These include risk factors:

•	that are common to the existing businesses of St.George and Westpac, and which will therefore be risks to which the Merged Group will be exposed (refer to Section 5.2);

•	that are specific to Westpac’s existing businesses, and which will therefore be risks to which the Merged Group will be exposed (refer to Section 5.3);

•	arising in relation to the implementation of the Merger Proposal itself, such as integration risk (refer to Section 5.4); and

•	that relate to the trading price of Westpac Shares (refer to Section 5.5).

Although the Merged Group will have in place a number of strategies to minimise the exposure to, and mitigate the effects of, some of the risks outlined in this Section, there can be no assurance that such arrangements will protect the Merged Group fully from such risks. Also, certain risks will remain outside of the control of the Merged Group.

The risks identified in this Section are not exhaustive and do not take into account your investment objectives, financial situation, tax position or particular needs. They are risks which are known to St.George and Westpac as at the date of this Scheme Booklet. No assurances or guarantees of the future performance of, profitability of, or payment of dividends by, St.George or Westpac are given.

5.2                               Risk factors common to St.George and Westpac

Given that St.George and Westpac both operate in the financial services industry, there are a number of risk factors which are common to their respective operations. Accordingly, there will be risks to which the Merged Group will be exposed. This Section 5.2 identifies the key risk factors common to St.George and Westpac, and describes how they could affect the Merged Group.

St.George Shareholders should note that they are currently exposed to these types of risks via their holding of St.George Shares. If the Share Scheme is implemented, St.George Shareholders (other than Ineligible Foreign St.George Shareholders) will continue to be exposed to these types of risks via the acquisition of New Westpac Shares (being an investment in the Merged Group). However, it is possible that the degree to which the Merged Group will be exposed to a particular risk is greater than, or less than, the degree to which each of St.George and Westpac is currently exposed on a respective stand alone basis.

(a)                                  Risks relating to the Australian and general economy

The financial performance of the Merged Group and the price or value of Westpac Shares could be affected by changes in economic conditions in Australia, New Zealand and other countries in which the Merged Group may operate. St.George currently conducts most of its business in Australia and Westpac currently conducts most of its business in Australia and New Zealand (see Section 5.3(a) in respect of New Zealand).

Each of St.George’s and Westpac’s revenue and earnings is dependent on the level of financial services their respective customers require. In particular, levels of borrowing are heavily dependent on customer and investor confidence, the state of the economy, the home lending market and prevailing market interest rates from time to time.

In relation to the Australian business, the Merged Group’s performance will be influenced by the level and cyclical nature of business and home lending activity in Australia and by growth in the Chinese and Southeast Asian economies by which the Australian economy is heavily influenced.

ST.GEORGE SCHEME BOOKLET

Changes in the following economic and other factors in the countries that the Merged Group operates in will be particularly important to the Merged Group:

•                                         inflation and interest rates;

•                                         employment levels and labour costs;

•                                         economic growth, unemployment levels and consumer confidence;

•                                         economic conditions which may affect the creditworthiness of lending customers;

•                                         property markets;

•                                         government, fiscal, monetary and regulatory policy;

•                                         fluctuations in both debt and equity capital markets, which will affect the access to, and cost of, funding for the Merged Group’s operations;

•                                         relative changes in exchange rates; and

•                                         stability of Australian and international political systems, economies and financial markets.

(b)                                  Credit risk

Credit risk is each of Westpac’s and St.George’s most significant risk and arises primarily from their respective lending activities. Credit risk is the potential for loss arising from a debtor or counterparty failing to meet their financial contractual obligations to the lender. Each of St.George and Westpac holds collective and individually assessed provisions for impairment charges. If these provisions prove inadequate, then this could have a material adverse effect on the Merged Group’s results of operations and financial performance.

(c)                                  Dislocation in global capital markets (debt and equity)

Financial institutions are subject to changing conditions in global capital markets. Recently, global capital markets have been impacted by the deterioration in the sub-prime mortgage market in the US.

The current dislocation in global capital markets presents challenges for St.George and Westpac and for other financial institutions that rely on regular access to the capital markets to fund their operations. As at 30 June 2008:

•                                         approximately 52% of Westpac’s funding was provided by customer deposits and 48% by wholesale funding from the global capital markets; and

•                                         approximately 43% of St.George’s funding was provided by retail deposits and 57% by wholesale funding from the global capital markets.

These challenges created by the current global capital markets dislocation include:

•                                         higher wholesale funding costs;

•                                         reduced availability of funding; and

•                                         significant market volatility.

Through the normal course of its institutional business, each of St.George and Westpac has credit exposure to counterparties who may be impacted by the disruptions to the global credit markets, either through losses associated with the US sub-prime mortgage market or the reduced availability of funding.

The duration and extent of dislocation in global capital markets are unknown and continuation of these conditions could adversely affect the Merged Group’s financial performance or financial condition.

Westpac’s funding strategy is discussed in Section 3.10(b). Section 4.7(b) describes the expected funding profile of the Merged Group.

(d)                                  Liquidity risk

Liquidity risk is the potential inability to meet payment obligations. This could potentially arise as a result of mismatched cash flows generated by the Merged Group’s business.

(e)                                  Operational risks

As financial services organisations, St.George and Westpac are each exposed to a variety of operational risks, including those resulting from process error, fraud, system failure, security and physical protection, customer services, employees’ skills and performance, and product development and maintenance. Operational risks can directly impact an entity’s reputation and result in financial losses which could adversely affect its financial performance or financial condition.

(f)                                    Market movements

Each of St.George and Westpac is exposed to market risk as a consequence of its trading activities in financial markets, its exposure to funds management businesses and through the asset and liability management of its overall financial position. In the financial markets trading businesses, each of St.George and Westpac is exposed to losses arising from adverse movements in levels and volatility of interest rates, foreign exchange rates and issuer specific risk, and equity and commodity prices. If the Merged Group were to suffer substantial losses due to any such market volatility, it would adversely affect the results of operations and financial condition.

Risks associated with the Merger Proposal (continued)

(g)                                 Competition

Each of St.George and Westpac competes, and the Merged Group will compete, both domestically and internationally, with retail and commercial banks, asset managers, non-bank mortgage brokers, private banking firms, investment banking firms, brokerage firms, and other financial service providers. In addition, the trend towards consolidation in the global financial services industry is creating competitors with broader ranges of product and service offerings, increased access to capital, and greater efficiency and pricing power.

In recent years, competition has also increased as large insurance and banking industry participants have sought to establish themselves in markets that are perceived to offer higher growth potential, and as local institutions have become more sophisticated and competitive and have sought alliances, mergers or strategic relationships. The intensity of competition faced by Westpac’s and St.George’s various businesses could adversely affect the results of the Merged Group’s operations.

(h)                                 Regulatory and tax

The Merged Group’s businesses and earnings could be affected by the legal, regulatory, fiscal or other policies adopted by various regulatory authorities of the Australian government, New Zealand government, other foreign governments and international agencies. The nature and impact of future changes in such policies are not predictable and will be beyond the Merged Group’s control. Changes in regulations or regulatory policy could adversely affect one or more of the Merged Group’s businesses and could require the incurring of substantial costs to comply.

Any significant change in taxation law could have an adverse effect on the results of the Merged Group’s operations.

(i)                                    Reputation risk

Various issues may give rise to reputational risk and cause harm to the Merged Group’s business and prospects. These issues include appropriately dealing with potential conflicts of interests, legal and regulatory requirements, ethical issues, money laundering laws, trade sanctions legislation, privacy laws, information security policies, sales and trading practices and conduct by companies in which each of St.George and Westpac holds strategic investments. Failure to address these issues appropriately could give rise to additional legal risk, subject the Merged Group to regulatory enforcement actions, fines and penalties or harm the Merged Group’s reputation among its customers and investors in the marketplace.

(j)                                    General insurance business risks

The Merged Group will be exposed to risks in the general insurance business. These risks could include, but are not limited to, risk from competition, personnel risk, brands, systems risk, capital and funding requirements, credit rating changes, third party risk, investment income, catastrophes, war, terrorism, pandemics, climate change, escalation in insurance liabilities, premium or reinsurance rates, insurance agents and brokers, litigation and changes in government policy and regulation.

(k)                                Legal proceedings and contingent liabilities In the course of its operations, the Merged Group may be involved in disputes and litigation. Any material or costly dispute or litigation could adversely affect the value of the assets or future financial performance of the Merged Group.

The material disputes to which members of the Westpac Group are currently a party are discussed in Section 12.11. Where provisions have been made in Westpac’s financial statements in relation to these disputes and these provisions prove inadequate, then this could have a material adverse effect on the Merged Group’s financial performance and position.

Other than the Depositary Capital Securities matter referred to in Section 2.4(c), no member of the St.George Group is currently a party to any material dispute.

5.3 Risks specifically related to Westpac

In addition to the risks common to both St.George and Westpac (including those key risks identified in Section 5.2), there are risks to which only Westpac’s businesses are currently exposed. Accordingly, they will be risks to which the Merged Group will be exposed. This Section 5.3 identifies the key risk factors specific to Westpac, and describes how they could affect the Merged Group.

St.George Shareholders should note that they are not currently exposed to these types of risks. If the Share Scheme is implemented, St.George Shareholders (other than Ineligible Foreign St.George Shareholders) will become exposed to these types of risks via the acquisition of an investment in the Merged Group (i.e. the acquisition of New Westpac Shares). However, it is possible that the degree to which the Merged Group will be exposed to a particular risk, including credit risk, is greater than, or less than, the degree to which Westpac is currently exposed on a stand alone basis.

ST.GEORGE SCHEME BOOKLET

(a)                                  New Zealand’s economic, regulatory, political and tax environment

In FY2007, approximately 18% of Westpac’s revenue was generated in New Zealand. Consequently, Westpac’s performance is influenced by the level and cyclical nature of business and home lending activity there. These factors are, in turn, impacted by both domestic and international economic and political events.

A weaker New Zealand economy would be likely to affect the Merged Group’s financial condition and results of operations.

The Merged Group’s businesses and earnings will also be affected by the legal, regulatory, fiscal, tax or other policies adopted by the various regulatory authorities of the New Zealand government. The nature and impact of future changes in such policies are not predictable and are beyond Westpac’s control. Changes in regulatory policy could adversely affect one or more of Westpac’s businesses, and therefore the Merged Group’s businesses and could require the incurring of expenditure on substantial compliance costs.

(b)                                  Underwriting

Westpac underwrites the syndication of loan facilities, and the issuance of debt securities and listed or unlisted equity securities. Westpac may also guarantee placement and pricing. The Merged Group will be exposed to increased risk if it fails to syndicate or sell down its risk to other market participants.

(c)                                  Franchise risk

Poor performance by one or more franchisees or licensees or the termination of one or more franchise agreements may cause a loss in revenue and cause harm to one of the Westpac Group’s existing brand names including RAMS, BT or Westpac.

5.4 Risks relating to the implementation of the Merger Proposal

The financial performance of the Merged Group and the price or value of Westpac Shares may also be affected by risks that specifically relate to, or arise as a result of, the Merger Proposal in the event that it is implemented.

(a)                                  Integration risks

There are risks associated with the integration of two organisations of the size of St.George and Westpac.

The success of the Merger Proposal and, in particular, the ability to realise the synergies outlined in Section 4.3(b), will be dependent, among other things, on St.George and Westpac being integrated effectively, without material disruption to the businesses and in a timely manner.

There is a risk that the Merged Group’s future profitability and prospects could be adversely affected if integration is not completed successfully.

Although Westpac has already commenced integration planning and is clearly committed to the timely completion of this integration, there remains a risk that unforeseen issues or difficulties may arise that may result in integration benefits and/or synergies for the Merged Group being delayed, or being achieved only in part, or not at all, or at the costs estimated in this Scheme Booklet. Areas of particular risk include:

•                                          difficulties or unexpected costs relating to the integration of information technology platforms, financial and accounting systems and management systems of the two organisations;

•                                          difficulties or unexpected costs in realising synergies from the consolidation of head office and back office functions;

•                                          higher than expected levels of customer attrition arising as a result of the Merger Proposal;

•                                          unexpected losses of key personnel during or following the integration of the two businesses;

•                                          possible conflict in the culture of the two organisations and decrease in employee morale caused by uncertainty arising from the merger; and

•                                          potential damage to the reputation of brands due to actions from competitors, media and lobby groups in relation to the Merger Proposal.

The Transitional Period involves particular risk because there are inevitable delays before the businesses of St.George and Westpac can be fully integrated. In order to address these risks, Westpac is developing a coherent strategy for integrating people, processes, technologies and risk management frameworks in the Transitional Period.

The process of integrating the two organisations may require senior management to devote significant time to this, which may decrease the time they have to manage the Merged Group’s businesses. Westpac has appointed Brad Cooper as Group Chief Transformation Officer to act as a dedicated executive overseeing the integration process to help mitigate this risk.

Risks associated with the Merger Proposal (continued)

(b)                                  Changes to the Westpac organisational structure

In July 2008, Westpac announced changes to its organisational structure in relation to the Business Financial Services, Consumer Financial Services and Business Technology Solutions and Services divisions. These changes align Westpac’s structure with the proposed operating model for the Merged Group and their continued implementation will be appropriately sequenced with the merger as part of an overall transformation plan. These changes are significant, both in scale and investment requirements, and are likely to continue to be implemented at the same time as integrating St.George’s businesses to form the Merged Group. Accordingly, there may be some diversion of frontline personnel as well as senior management and this may lead to lower sales productivity and additional customer attrition, potentially impacting the financial performance of the Merged Group.

(c)                                  Credit rating risk

The potential for a credit rating downgrade could be driven by the occurrence of one or more of the other risks identified within this Section 5 or by other events. A credit rating downgrade could result in an increase in the cost of wholesale funding and capital, loss of business and reduction in the Merged Group’s ability to raise wholesale funding and capital.

(d)                                  Concentration risk

The lending books of each of St.George and Westpac have exposures to a range of clients, assets, industries and geographies which when combined as part of the Merged Group could result in additional concentration risk.

(e)                                  Due diligence

Before executing the Merger Implementation Agreement, St.George and Westpac undertook due diligence on information about each other provided for the purpose of negotiating the Merger Proposal. Such investigations were carried out in a short timeframe of approximately two weeks. Neither party was required to warrant the accuracy or completeness of this information or that the information was all the information that a person would require or expect to find in order to consider or evaluate the Merger Proposal.

Whilst St.George and Westpac decided to proceed with the Merger Proposal following that due diligence exercise, there is a risk that not all material information was provided. After implementation of the Merger Proposal, the Merged Group will be subject to any unknown liabilities of either St.George or Westpac which may have an adverse effect on the Merged Group’s performance and financial condition.

Additionally, there is a risk that the information provided may have changed due to changes in the economy or underlying customers’ economic position.

5.5                               Risk factors relating to the trading price of Westpac Shares

The market value of the New Westpac Shares which are issued under the Share Scheme will depend on the trading price of those shares. There is no guarantee that the market price of Westpac Shares will increase in the future, nor that the market price in the future will be the same as the current trading prices of Westpac Shares. The market price of Westpac Shares may fall due to the factors described in this Section 5 and other factors, some of which are beyond Westpac’s control, including, but not limited to:

•                                          operating results that vary from expectations of securities analysts and investors;

•                                          changes in expectations as to Westpac’s future financial performance, including financial estimates by securities analysts and investors;

•                                          changes in market valuations of other banks or financial services institutions;

•                                          the announcement of acquisitions, strategic partnerships, joint ventures or capital commitments by Westpac or its competitors; and

•                                          future issues of Westpac debt or equity securities.

In addition, financial markets in general have historically experienced volatility that has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may have a materially adverse effect on the market price of Westpac Shares, regardless of Westpac’s actual operating performance.

ST.GEORGE SCHEME BOOKLET

Implementation of the Merger Proposal

Implementation of the Merger Proposal (continued)

6.1                               Merger Implementation Agreement

On 26 May 2008, St.George and Westpac entered into a Merger Implementation Agreement under which St.George agreed to propose the Share Scheme at a meeting of St.George Shareholders. The Merger Implementation Agreement was revised on 8 September 2008 to reflect the following key matters: immediate commencement of integration planning, the terms of the SAINTS Scheme and Option Scheme, the circumstances in which St.George would be required to pay Westpac a break fee of $100 million (plus GST, if applicable), an updated transaction timetable and Westpac’s agreement to the payment by St.George of a Special Dividend.

A summary of the Merger Implementation Agreement is set out in Section 7 and a full copy is available in the Scheme Booklet Supplement, which may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or by submitting a request online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au.

6.2                               Deed Poll

On 10 September 2008, Westpac executed the Deed Poll. Under the Deed Poll, Westpac agreed, subject to the Share Scheme becoming Effective, to provide each Share Scheme Participant with the Share Scheme Consideration to which it is entitled under the Share Scheme.

A copy of the Deed Poll is attached as Annexure B.

6.3                               Overview of implementation steps

The key steps to implement the Merger Proposal are set out below.

(a)                                  St.George Shareholders will vote on whether to approve the Share Scheme at the Share Scheme Meeting.

(b)                                 St.George Shareholders will vote on whether to approve the Constitution Amendment at the Extraordinary General Meeting.

(c)                                  If the requisite majorities of the St.George Shareholders approve the Share Scheme and the Constitution Amendment, and all Conditions Precedent to the Share Scheme (other than approval by the Court) have been satisfied or waived, St.George will apply to the Court to approve the Share Scheme at the Second Court Hearing.

(d)                                 If the Court approves the Share Scheme, St.George will lodge with ASIC a copy of the Court orders approving the Share Scheme. The date on which this occurs will be the Effective Date for the Share Scheme and will be:

(i)                                     the last day on which trading in St.George Shares on ASX can occur; and

(ii)                                  the date on which the Constitution Amendment takes effect.

(e)                                  On the Implementation Date, Westpac will acquire all existing St.George Shares and will provide the Share Scheme Consideration.

(f)                                    On a date after the Implementation Date as determined by Westpac, St.George will apply for termination of the official quotation of St.George Shares on ASX, and to have itself removed from the official list of ASX.

These steps are described in further detail below. The expected dates for the key steps are set out on pages 4 and 5 of this Scheme Booklet (but those dates are subject to possible change).

St.George and Westpac each have rights and obligations in connection with the implementation of the Share Scheme under the Merger Implementation Agreement. The Merger Implementation Agreement also includes the Conditions Precedent, termination rights, exclusivity arrangements and various other matters. The key terms of the Merger Implementation Agreement are summarised in Section 7.

6.4                               Share Scheme Meeting

In accordance with orders of the Court dated 29 September 2008, St.George Shareholders (other than Excluded Shareholders) will be asked to vote in favour of the Share Scheme at the Share Scheme Meeting.

The Notice of Share Scheme Meeting, which includes details of the time and place of the Scheme Meeting, is set out in Annexure C.1.

At the Share Scheme Meeting, the St.George Shareholders will be asked to consider and, if thought fit, pass resolutions approving the Share Scheme. The required approval thresholds are set out in Section 1.9.

Voting at the Share Scheme Meeting will be by poll.

6.5                               Extraordinary General Meeting

St.George Shareholders will be asked to vote in favour of the Constitution Amendment at the Extraordinary General Meeting. The Notice of Extraordinary General Meeting, which includes details of the time and place of the Extraordinary General Meeting, is set out in Annexure D.

ST.GEORGE SCHEME BOOKLET

6.6                               Court approval at Second Court Hearing

If the Share Scheme and the Constitution Amendment are approved by the requisite majorities of St.George Shareholders, and all other Conditions Precedent to the Share Scheme (other than approval by the Court) have been satisfied or waived, then St.George will apply to the Court for orders approving the Share Scheme at the Second Court Hearing.

Each St.George Shareholder has the right to appear at the Second Court Hearing in respect of the Share Scheme.

6.7                               Effective Date (last date of trading of St. George Shares on ASX)

If the Court approves the Share Scheme, St.George will lodge with ASIC an office copy of the Court order approving the Share Scheme. The Share Scheme will become Effective on the date that lodgement occurs. This date is the Effective Date for the Share Scheme.

Upon the Share Scheme becoming Effective, St.George will give notice of those events to ASX. St.George will apply to ASX for St.George Shares to be suspended from official quotation on ASX from close of trading on the Effective Date.

On a date after the Implementation Date as determined by Westpac, St.George will apply for termination of the official quotation of St.George Shares on ASX and to have itself removed from the official list of ASX.

6.8                               Scheme Record Date

The Scheme Record Date for the Share Scheme if it becomes Effective is the date which is five Business Days after the Effective Date for the Share Scheme.

As at 7.00pm (Sydney time) on the Scheme Record Date, only those persons registered as holders of St.George Shares (other than Excluded Shareholders) will be entitled to receive the Share Scheme Consideration under the Share Scheme. These people are known as Share Scheme Participants.

6.9                               Determination of persons entitled to Share Scheme Consideration

(a)                                  Dealings in St.George Shares on or prior to the Scheme Record Date

For the purposes of establishing who are Share Scheme Participants, dealings in St.George Shares will be recognised by St.George provided that:

(i)                                     in the case of dealings of the type to be effected on CHESS, the transferee is registered as the holder of the relevant St.George Shares on or before the Scheme Record Date; or

(ii)                                  in all other cases, registrable transfers or transmission applications in respect of those dealings are received at the place where the Share Register is kept on or before the Scheme Record Date (in which case St.George must register such transfers on or before the Scheme Record Date).

St.George will not accept for registration, or recognise for the purpose of establishing who are Share Scheme Participants, any transmission application or transfer in respect of St.George Shares received after these times.

(b)                                  Dealings in St.George Shares after the Scheme Record Date

As at the Scheme Record Date (and other than for Westpac following the Implementation Date):

(i)                                     all statements of holding in respect of St.George Shares cease to have effect as documents of title in respect of such St.George Shares; and

(ii)                                  each entry on the Share Register at that date will cease to have any effect other than as evidence of entitlement to the Share Scheme Consideration.

6.10                        Implementation Date

The Implementation Date is the date which is five Business Days after the Scheme Record Date. On the Implementation Date, Westpac will acquire all existing St.George Shares and will issue the New Westpac Shares which constitute the Share Scheme Consideration to the Share Scheme Participants or, in the case of Ineligible Foreign St.George Shareholders, the Sale Nominee.

Holding statements and confirmations of CHESS holdings for New Westpac Shares are expected to be despatched to Share Scheme Participants (other than Ineligible Foreign St.George Shareholders) within five Business Days after the Implementation Date.

In the case of St.George Shares held in joint names, the Share Scheme Consideration will be issued to, and registered in the name of, the joint holders, and the holding statements will be sent to the holder whose name appears first on the Share Register as at the Scheme Record Date.

Once the relevant Scheme Consideration has been provided, the St.George Shares will be transferred to Westpac without any need for further actions by the Share Scheme Participants.

Implementation of the Merger Proposal (continued)

6.11                        Commencement of trading of New Westpac Shares

Westpac will seek confirmation from ASX that, as from the first Trading Day after the Effective Date (or such other date as ASX requires), the New Westpac Shares issued as Share Scheme Consideration will be quoted on ASX. New Westpac Shares are currently expected to trade on a deferred settlement basis at the commencement of trading on the first Trading Day following the Effective Date.

It is the responsibility of each New Westpac Shareholder to confirm their holding before trading in New Westpac Shares to avoid the risk of selling shares that they do not own. New Westpac Shareholders who sell New Westpac Shares before they receive their holding statement or confirm their uncertificated holdings of New Westpac Shares do so at their own risk. St.George, Westpac and the Westpac Registry disclaim all liability (to the maximum extent permitted by law) to persons who trade New Westpac Shares before receiving their holding statements, whether on the basis of confirmation of the allocation provided by Westpac or the Westpac Registry.

Normal trading of New Westpac Shares is expected to commence on the first Trading Day after the Implementation Date.

ST.GEORGE SCHEME BOOKLET

Key terms of the Merger Implementation Agreement

key terms of the Merger Implementation Agreement (continued)

7.1                               Overview

St.George and Westpac entered into the Merger Implementation Agreement on 26 May 2008. The Merger Implementation Agreement sets out each party’s rights and obligations in connection with the implementation of the Merger Proposal. This Section 7 outlines certain key terms of the Merger Implementation Agreement. The Merger Implementation Agreement was revised on 8 September 2008 to reflect the following key matters: immediate commencement of integration planning, the terms of the SAINTS Scheme and Option Scheme, the circumstances in which St.George would be required to pay Westpac a break fee of $100 million (plus GST, if applicable), an updated transaction timetable and Westpac’s agreement to the payment by St.George of a Special Dividend.

A full copy of the Merger Implementation Agreement is contained in the Scheme Booklet Supplement which may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +613 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or by submitting a request online at www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au.

7.2                               Conditions Precedent

The Share Scheme can only be implemented if the Conditions Precedent are satisfied or waived. In summary, the Conditions Precedent will be satisfied if:

(a)                                  the St.George Shareholders approve the Share Scheme at the Share Scheme Meeting by the requisite majorities;

(b)                                 the St.George Shareholders approve the Constitution Amendment at the Extraordinary General Meeting by the requisite majority;

(c)                                  the Court approves the Share Scheme;

(d)                                 the specified regulatory approvals in respect of the Merger Proposal are received, being:

(i)                                     ACCC Approval;

(ii)                                  all necessary approvals and confirmations under the Banking Act, the Financial Sector (Shareholdings) Act and the Insurance Acquisitions and Takeovers Act; and

(iii)                               all ASIC and ASX approvals which St.George and Westpac agree are necessary to implement the Share Scheme.

See Section 12.10 for the status of these approvals;

(e)                                 there is no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other statutory legal restraint or prohibition preventing the implementation of the Share Scheme;

(f)                                   the New Westpac Shares are approved for official quotation by ASX so that:

(i)                                   on the Trading Day immediately following the Effective Date of the Share Scheme, the New Westpac Shares will commence trading on a deferred settlement basis; and

(ii)                                on the Trading Day immediately following the Implementation Date of the Share Scheme, the New Westpac Shares will commence trading on a normal settlement basis;

(g)                                 neither a St.George Prescribed Occurrence nor a Westpac Prescribed Occurrence (each as defined in the Merger Implementation Agreement) occurs;

(h)                                 neither a St.George Material Adverse Change nor a Westpac Material Adverse Change (as defined in the Merger Implementation Agreement) occurs; and

(i)                                     the representations and warranties given by both St.George and Westpac in the Merger Implementation Agreement are true and correct in all respects.

Full details of the Conditions Precedent, the ability of St.George and Westpac to rely on the various Conditions Precedent and the provisions relating to the satisfaction or waiver of the Conditions Precedent are set out in clause 3 of the Merger Implementation Agreement.

As at the date of this Scheme Booklet, neither Westpac nor St.George is aware of any reason why the Conditions Precedent will not be satisfied by 8.00am (Sydney time) on the Court Approval Date.

7.3                               Implementation Committee

A committee comprising St.George and Westpac representatives acts as a forum for consultation and planning between the parties in relation to the implementation of the Merger Proposal. Following the day on which the Court orders that the Share Scheme Meeting be convened (such orders having been made on 29 September 2008), the role of the Implementation Committee is to be expanded to act as a forum for consultation and planning for the transition and ownership of St.George and its businesses to Westpac and the smooth implementation of Westpac’s plans for those businesses following implementation of the Merger Proposal.

In addition, after 8 September 2008, St.George and Westpac are obligated to co-operate with each other to progress integration planning with the objective of bringing forward the realisation of the merger benefits as soon as reasonably possible after the Implementation Date of the Share Scheme. As part of this process, St.George and Westpac have agreed to jointly develop a strategy to minimise the risk of customer attrition occurring as a result of the Merger Proposal.

ST.GEORGE SCHEME BOOKLET

7.4                               Exclusivity provisions

St.George has agreed to certain exclusivity restrictions that restrict it from encouraging, or engaging with, the proponent of a Competing Transaction. These restrictions apply throughout the period from the date the Merger Implementation Agreement was first entered into (being 26 May 2008) to the earliest of its termination, the Effective Date of the Share Scheme and the Sunset Date.

(a)                                  No shop

St.George must ensure that neither it nor any of its officers, employees, related bodies corporate or advisers directly or indirectly solicit or encourage any Competing Transaction.

This restriction does not prevent St.George from making normal presentations to, or responding to enquiries from, brokers, portfolio investors and analysts in the ordinary course in relation to the Merger Proposal or its business generally.

(b)                                  No talk

St.George must ensure that neither it nor any of its officers, employees, related bodies corporate or advisers participates or continues in negotiations or discussions with any other person in relation to a Competing Transaction. This restriction applies even if the Competing Transaction was not directly or indirectly solicited or encouraged by St.George.

(c)                                  No due diligence

St.George must not encourage or allow any other person to undertake a due diligence investigation on it, nor give that person access to any non-public information.

(d)                                  Obligation to notify Westpac

St.George must immediately notify Westpac if any person attempts to engage with it in any activity that would cause it to breach the restrictions set out above. As soon as reasonably practicable after it has received such an approach, St.George must let Westpac know:

(i)                                     the identity of the person who made that approach; and

(ii)                                  the details of the expression of interest and/or proposal or proposed Competing Transaction.

(e)                                  Exceptions to these exclusivity provisions

If St.George receives a bona fide Competing Transaction that it has not solicited or encouraged, it is free to engage with the proponent of that Competing Transaction, and does not need to notify Westpac of the existence of the Competing Transaction, so long as the St.George Board has determined in good faith, after having obtained written advice from its legal advisers and, if appropriate, its financial advisers, that:

(i)                                    the Competing Transaction is (or would be, if proposed) a superior proposal to the Scheme; and

(ii)                                 failing to respond to this Competing Transaction (or notifying Westpac of its existence (as the case may be)) would be likely to constitute a breach of the St.George Directors’ fiduciary or statutory duties.

7.5                               Break fee

St.George has agreed to pay a break fee of $100 million (plus GST, if applicable) to Westpac if at any time after 8 September 2008 and before the Sunset Date any of the following occurs and Westpac does not proceed to acquire 100% of the St.George Shares by the Sunset Date:

(a)                                  a Competing Transaction offering superior consideration (having regard to price, timing and conditionality) to the Share Scheme Consideration is announced or open for acceptance and whether before or within 12 months after the Sunset Date:

(i)                                   the bidder proposing that Competing Transaction acquires a relevant interest in more than 50% of the St.George Shares; and

(ii)                                that Competing Transaction is free, or becomes free, from any defeating conditions;

(b)                                 a person other than Westpac acquires, or agrees to acquire, the whole or a substantial part of St.George’s assets, business or property, where an agreement in relation to that acquisition is entered into prior to the Sunset Date;

(c)                                  one or more St.George Directors fails to make, or withdraws, a recommendation that the St.George Shareholders vote in favour of the Merger Proposal;

(d)                                 one or more St.George Directors supports a proposal or offer made by a person other than Westpac to acquire the St.George Shares or the whole or a substantial part of St.George’s assets, business or property; or

(e)                                  Westpac terminates the Merger Implementation Agreement due to a material breach by St.George.

Payment of the break fee by St.George is not required, or is refundable, to the extent that such reimbursement would be unlawful.

7.6                               Termination

Either St.George or Westpac may terminate the Merger Implementation Agreement in any of the following circumstances:

(a)                                  the other party is in breach of a material term of the Merger Implementation Agreement;

(b)                                 the Court fails to make the orders to convene the Share Scheme Meeting;

(c)                                  a court or other government agency has taken action (or has refused to take action (as the case may be)) with the consequence that the Share Scheme is permanently restrained or prohibited, and that action (or refusal to take action) is final and cannot be appealed;

(d)                                 a Condition Precedent is not satisfied and the parties cannot resolve the failure to satisfy that Condition Precedent after consultation with each other; or

(e)                                  the Share Scheme has not become Effective on or before the Sunset Date.

Key terms of the Merger Implementation Agreement (continued)

Westpac may terminate the Merger Implementation Agreement if the St.George Board (or a majority of St.George Directors):

(a)                                  withdraw their recommendation that St.George Shareholders vote in favour of the Share Scheme; or

(b)                                 make a public statement indicating that they no longer support the Share Scheme or that they support a Competing Transaction.

St.George may terminate the Merger Implementation Agreement if the St.George Board has determined in good faith and acting reasonably, after having received written advice from its legal and, if appropriate, its financial advisers, that:

(a)                                  the St.George Directors are, by virtue of their statutory or fiduciary duties:

(i)                                   no longer able to recommend to St.George Shareholders that the Share Scheme be approved; or

(ii)                                no longer consider the Share Scheme to be in the best interests of St.George Shareholders and accordingly are required to withdraw such recommendation; or

(b)                                 a Competing Transaction constitutes a superior proposal to the Share Scheme.

In certain circumstances, as set out in Section 7.5, St.George may be liable to pay a break fee following termination of the Merger Implementation Agreement.

7.7                               Representations and warranties

Each of St.George and Westpac has given representations and warranties to the other that are considered to be normal for an agreement of this kind.

7.8                               Stamp duty

St.George does not expect that any stamp duty will be payable on the transfer of the St.George Shares to Westpac. However, if stamp duty is payable in connection with the Scheme, Westpac has an obligation to pay that stamp duty.

7.9                               Sunset Date

St.George and Westpac have committed to implement the Share Scheme by the Sunset Date, being 31 December 2008 or as otherwise agreed by St.George and Westpac in writing. Either party may terminate the Merger Implementation Agreement if the Share Scheme has not become Effective by the Sunset Date.

ST.GEORGE SCHEME BOOKLET

Summary of Independent Expert’s Report

Summary of Independent Expert’s Report (continued)

GRANT SAMUEL & ASSOCIATES

LEVEL 19 GOVERNOR MACQUARIE TOWER
1 FARRER PLACE SYDNEY NSW 2000
GPO BOX 4301 SYDNEY NSW 2001
T: +61 2 9324 4211 / F: +61 2 9324 4301
www.grantsamuel.com.au

29 September 2008

The Directors

St.George Bank Limited
4-16 Montgomery Street
Kogarah NSW 2217

Dear Directors

Westpac Proposal

1                                         Introduction

On 13 May 2008, St.George Bank Limited (“St.George”) and Westpac Banking Corporation (“Westpac”) announced that they had agreed the key commercial terms for a proposed merger of the two companies (the “Westpac Proposal”). The Westpac Proposal was confirmed on 26 May 2008 following a two week exclusivity period during which St.George and Westpac undertook reciprocal due diligence and negotiated a Merger Implementation Agreement reflecting the key commercial terms of the Westpac Proposal.

Under the Westpac Proposal, holders of St.George ordinary shares (“St.George shareholders”) will receive 1.31 Westpac shares for each St.George share held. In addition, St.George shareholders will be entitled to receive a final dividend capped at 97 cents per share in relation to the year ending 30 September 2008. On 8 September 2008, St.George announced that Westpac had agreed to the payment of a final and special dividend for the year ending 30 September 2008 of up to $1.25 per St.George share (including the previous final dividend capped at 97 cents per share).

The Westpac Proposal is to be implemented by way of a scheme of arrangement under Section 411 of the Corporations Act 2001 (“Corporations Act”) between St.George and its ordinary shareholders (the “Share Scheme”). If the Share Scheme becomes effective, Westpac will offer to acquire the non-cumulative, redeemable and convertible preference shares known as SAINTS for a cash consideration of $100 per SAINTS (representing the face value of each SAINTS) by way of a scheme of arrangement (the “SAINTS Scheme”) and all St.George award options (other than those held by excluded award optionholders) will be cancelled in exchange for the issue or transfer of 1.31 Westpac shares for each award option by way of a scheme of arrangement (the “Option Scheme”).

The directors of St.George have engaged Grant Samuel & Associates Pty Limited (“Grant Samuel”) to prepare an independent expert’s report setting out whether, in its opinion, the Westpac Proposal is in the best interests of St.George shareholders. Grant Samuel has also been requested to give its opinion as to whether the Westpac Proposal is in the best interests of SAINTS holders and in the best interests of award optionholders. This letter contains a summary of Grant Samuel’s opinion and main conclusions and will accompany the Scheme Booklet to be sent to St.George securityholders. The full independent expert’s report from which this summary has been extracted is included in the Scheme Booklet Supplement which will be available from St.George on request or from its website.

2                                         Summary of Opinion

In Grant Samuel’s opinion, the Westpac Proposal is in the best interests of St.George shareholders, in the absence of a superior proposal.

The last 15 months have seen the greatest upheaval in global financial markets in decades. Equities markets have fallen sharply with massive write offs by the global banking sector. Credit markets are in turmoil with pricing having undergone dramatic shifts and liquidity in some sectors non existent. There is little sign of real stability returning in the near future. While the Australian banking sector is in much better shape, there are signs of emerging problems from a softening

GRANT SAMUEL & ASSOCIATES PTY LIMITED

ABN 28 050 036 372 AFS LICENCE NO 240985

ST.GEORGE SCHEME BOOKLET

economy and flow on effects from the contraction in offshore credit markets. These difficult conditions are expected to continue for some time.

Accordingly, it is extremely difficult to make even short term estimates of key value drivers such as underlying levels of asset growth, funding costs and net interest margins with any degree of reliability. Adding further uncertainty are the challenges all Australian banks face in accessing sufficient wholesale funding to replace maturing lines of wholesale funding as well as meeting asset growth requirements. In addition, the share prices and market ratings of banks (both in Australia and globally) have plummeted over the last nine months and remain volatile. Any conclusions and value judgements need to be considered in this light.

Grant Samuel has estimated the full underlying value of St.George, including a control premium, to be in the range of $30.62-35.02 per share (after adjusting for the incremental dividend). The value was estimated having regard to both discounted cash flow (“DCF”) analysis and multiples of net profit after tax. There are a number of features of the valuation that should be noted:

•                                         it reflects the highly attractive attributes of St.George including the strategic market share in New South Wales, the quality franchise and strong customer relationships, the scope for growth (in new regions and in commercial), the sound credit quality and the outstanding wealth platform;

•                                         the value includes synergy benefits on the basis that in a competitive process, acquirers would pay away most of the common synergies;

•                                         any concerns about the volume or cost of wholesale funding for St.George do not apply in assessing a “control” value as potential acquirers should be able to eliminate the incremental funding costs and be better positioned to achieve the volume of funding required;

•                                         the implied overall price earnings multiples (12.4-14.2 times broker consensus 2009 cash net profit after tax) are not at the top end of historical benchmarks but this reflects the fact that the outlook today is far less positive than it was when many of the earlier transactions occurred. This is consistent with the fact that the four major Australian banks are currently trading at price earnings multiples well below historical norms;

•                                         the DCF analysis generally assumes modest system credit growth over the next two years and flat equities markets before returning to more normal levels; and

•                                         values towards the upper end of the range reflect the value if market conditions turn out to be less challenging than currently anticipated.

For the purposes of this report, Grant Samuel has assessed a current value for the consideration under the Westpac Proposal of $30.13-33.40 based on an estimated market value of Westpac shares of $23.00-25.50. This range compares to a closing Westpac share price on 15 September 2008 of $23.15 and a volume weighted average price (“VWAP”) for the preceding month of $23.29.

While the bottom end of the value of the consideration is slightly below the bottom end of the value range for St.George, it is the range for the value of the consideration and not an individual price that is the relevant consideration. There is a very substantial degree of overlap and over 85% of the value range for the consideration falls within the St.George valuation range. Accordingly, the Westpac Proposal is “fair” and therefore “reasonable”.

In any event, given the uncertainties attached to the valuation of St.George, the volatility of bank share prices (including Westpac) and the fact that the consideration is entirely scrip (rather than cash), Grant Samuel believes that analysis of relative value provides insights as to the fairness of the value proposition for St.George shareholders that are at least as relevant and reliable as absolute values.

Summary of Independent Expert’s Report (continued)

In this context, at the time the Westpac Proposal was announced, the market value of the consideration:

•                                         fell within the underlying value range; and

•                                         represented a premium over the pre announcement St.George share price of approximately 24-28%. The quantum of the control premium at the time of the announcement of the Westpac Proposal, of more than $3.5 billion, suggests that Westpac is effectively paying away the vast majority of quantified synergies to St.George shareholders (although there are a number of other anticipated revenue enhancements that should create substantial value over time if successfully executed).

Westpac’s share price fell sharply in the weeks after the announcement, eliminating the apparent premium. It has since recovered but is still below pre announcement levels. However, the whole banking sector has fallen significantly since 13 May 2008. Westpac has not announced any specific negative news and its share price decline has been less than NAB’s and ANZ’s but greater than CBA’s. St.George would not have been immune from this downwards rerating of the sector. While it is not possible to know with certainty what St.George’s share price would now be in the absence of the Westpac Proposal, it is Grant Samuel’s view that, having regard to the movements in each of the listed banks and St.George’s position, it probably would have fallen by at least as much as Westpac (but not necessarily for the same reasons). To this extent, the effective percentage premium being paid by Westpac is still as much as it was at the time of the announcement.

This relativity is also important going forward. If economic conditions deteriorate or bank shares are rerated down and Westpac’s shares fall, the exchange ratio would remain fair (assuming there were no Westpac specific events) as both the likely stand alone trading price of St.George shares and the full underlying value range would move down in a similar fashion.

Other important factors which St.George shareholders should take into account include the following:

•                                         the primary alternative to the Westpac Proposal is for St.George to remain as an independent listed bank (the “stand alone” option). While superficially appealing, there is a high likelihood of the St.George share price remaining at levels well below the value provided through the Westpac Proposal over the medium term. In the absence of the Westpac Proposal (or any takeover speculation), Grant Samuel believes St.George would currently be trading at less than $25.00.

Wholesale credit markets are currently very challenging with windows of opportunity but also periods of unavailability and capacity limits. If they remain difficult, the flow through of incremental funding costs will impact St.George’s earnings growth relative to the major banks. In a worst case, St.George may face funding constraints that impact its ability to grow assets.

In addition, in the absence of the Westpac Proposal, there is a prospect that St.George will need to raise Tier 1 capital within the next 12 months, most likely through an equity raising. This could also be expected to have a negative impact on the share price;

•                                         while there is a possibility of a superior proposal being put forward by an alternative party, the likelihood is relatively low;

•                                         St.George shareholders benefit from an uplift in attributable earnings per share (and, to a lesser extent, dividends per share). It would take some years of consistently higher growth by a stand alone St.George to catch up with the attributable earnings shareholders receive through the Westpac Proposal. In any event, there are arguments as to why the merged group might achieve comparable earnings growth to a stand alone St.George (e.g. emerging synergy benefits);

•                                         the Westpac Proposal provides risk mitigation for St.George shareholders:

ST.GEORGE SCHEME BOOKLET

•                                         increased diversification of asset exposures; and

•                                         a higher credit rating and stronger balance sheet which provides enhanced capacity to manage through any continuation of the current difficulties in wholesale funding markets and, even more so, if there is any further deterioration; and

•                                         the merged group will have a strong strategic position as the clear market leader in both banking and wealth management in Australia with a domestic retail focus that will appeal to investors. Its earnings growth prospects should be underpinned by the potential merger integration benefits that are expected to emerge over the next 2-5 years. St.George shareholders will have a 28% share of the merged group which gives a significant exposure to these upsides (while also having been paid for them through the premium).

As a scrip transaction, St.George shareholders will also retain their exposure (in fact an increased exposure as a result of the premium) to any general recovery in banking markets.

There are risks and disadvantages that should not be taken lightly. Shareholders will be exposed to Westpac specific risks (e.g. greater exposure to the New Zealand market). There are very substantial execution risks in the integration of the two businesses (notwithstanding the proposed business model of preserving St.George’s customer facing activities as an independent business unit). However, in Grant Samuel’s opinion, these do not outweigh the benefits.

3                                          Key Conclusions

•                                         The current volatile market conditions mean there is a greater than usual level of uncertainty attached to any value judgement

The last 15 months have seen the greatest upheaval in global financial markets in decades. Equities markets have fallen sharply with massive write offs by the banking sector, particularly in the United States and Europe. Credit markets are in turmoil. Liquidity in some sectors is non existent even for good quality credits. Even where markets are open, pricing has undergone dramatic shifts. There is little sign of real stability returning in the near future. While the Australian banking sector is in much better shape than most others, there are signs of emerging problems from a softening economy and flow on effects from the contraction in offshore credit markets. These difficult conditions are expected to continue for some time.

These conditions have created substantial uncertainty around key value drivers for banking and wealth management businesses:

•                                          the continuing global credit crisis is having a massive impact on bank funding costs in the short to medium (and possibly long) term. Investors are placing much more emphasis on pricing for risk, pushing up the credit margin paid by banks by a significant amount (particularly for longer term debt or for lower rated banks). However, these margins have been volatile and it is difficult to predict where they will settle, although it is reasonably clear that funding margins will not fall back to the levels seen before the global credit crisis. In addition, as a lower rated bank (A+/Aa2) compared to the major banks, St.George faces an additional credit margin on wholesale funding which has also blown out since August 2007 and remains volatile with little sign of where it is likely to settle over the medium term. These factors make it very difficult to forecast net interest margins;

•                                          growth rates for housing, personal and business lending have been declining simultaneously, a situation not seen since the introduction of the GST in June 2000. Credit growth has been growing at well in excess of nominal GDP for over 20 years as more of the population has taken on ever increasing amounts of debt (in particular, to finance higher housing prices). As the economy slows, housing prices decline and the population starts to “deleverage”, credit growth rates are likely to continue to fall but the extent of that decline is very difficult to predict as is the length of the slowdown period. Despite the Reserve Bank of Australia (“RBA”) cutting the official cash rate by 25 basis points on 2 September 2008, the timing and magnitude of any recovery is uncertain, particularly given the need to balance high inflation against a stalling economy;

•                                          equities markets, which impact net inflows and funds management fees earned by St.George’s wealth management business, have been volatile. Global and Australian equities markets have fallen considerably in the last 12 months and their recovery and the return of investor confidence will take time; and

•                                          volatile equities markets are also resulting in rapid changes in the value parameters (e.g. earnings multiples) that investors apply to banks and financial institutions.

As a result of these uncertainties:

•                                          the valuation analysis should be treated with some caution. The combined effects mean that it is extremely difficult to make long term or even short term forecasts or value judgements with a high degree of precision. Relatively small changes in key assumptions could lead to material movements in value; and

•                                          the ranges adopted for both the value of St.George and the value of the consideration are relatively wide.

•                                         St.George has been valued in the range $17.5-20.0 billion, equivalent top $30.62-35.02 per share (after adjusting for the incremental dividend).

St.George has been valued in the range $17.5-20.0 billion which corresponds to a value of $30.62-35.02 per share (after adjusting for the incremental dividend). The valuation represents the estimated full underlying value of St.George assuming 100% of the company was available to be acquired and includes a premium for control. The value exceeds the price at which, based on current market conditions, Grant Samuel would expect St.George shares to trade on the Australian Stock Exchange (“ASX”) in the absence of a takeover offer.

The value for St.George is the aggregate of the estimated market value of St.George’s business operations and other assets and non trading liabilities. The valuation is summarised below:

St.George - Valuation Summary ($ millions)

	Full Report Section	Valuation Range
	Reference	Low	High
Banking	9.4	15,400	17,600
Wealth Management	9.5	2,100	2,400
Value of business operations		17,500	20,000
Other assets and liabilities	9.6	26	35
Value of equity		17,526	20,035
Fully diluted shares on issue (millions)(1)		567	567
Value per share ($)		30.90	35.30
Incremental dividend per share ($)	9.7	(0.28)	(0.28)
Value per share adjusted for incremental dividend ($)		30.62	35.02

The valuation is before taking into account the final dividend for St.George shareholders for the year ending 30 September 2008 (which has been capped at 97 cents per share). Westpac’s share price is also cum its final dividend which is capped at 74 cents (reflecting the exchange ratio of 1.31). The increase in the St.George dividend to up to $1.25 provides St.George shareholders with additional value of at least 28 cents per share (depending on the extent to which the final dividend is less than 97 cents per share). Grant Samuel has made an adjustment to take into account the incremental dividend of 28 cents per share. This treatment enables comparison on an equal basis with the value of the consideration.

(1)                           Fully diluted shares on issue as at 15 September 2008 of 567,239,866 (low) and 567,485,742 (high) include St.George’s 566,529,267 issued ordinary shares and 710,599 (low) and 956,475 (high) St.George shares that would be issued if all in the money share options and vested awards were exercised.

ST.GEORGE SCHEME BOOKLET

The banking and wealth management business operations were valued using two primary methodologies:

•                                          DCF analysis and

•                                          multiples of earnings, in particular, price earnings multiples. Multiples of earnings before net interest and tax (“EBIT”) were also considered in valuing St.George’s wealth management business.

The value ranges selected are judgements derived through an iterative process. The objective is to determine a value that is both consistent with the market evidence as to multiples and fits with the output of the DCF analysis in terms of the various scenarios and their likelihood. Multiples of net tangible assets (“NTA”) and percentages of funds under management, administration and advice (“FUMA”) were also considered, but were given much less emphasis.

The overall earnings multiples and NTA multiples implied by the valuation of St.George are summarised below:

St.George – Implied Overall Multiples

	Variable ($ millions)	Low	High
Multiple of cash net profit after tax 12 months ended 31 March 2008
- underlying	1,172(2)	15.0	17.1
- cash	1,195(2)	14.7	16.8
Year ending 30 September 2008 (cash, broker consensus(3))	1,312	13.4	15.3
Year ending 30 September 2009 (cash, broker consensus(3))	1,408	12.4	14.2
Year ending 30 September 2010 (cash, broker consensus(3))	1,500	11.7	13.4
Multiple of geared NTA
As at 31 March 2008	5,017	3.5	4.0

•                                         The earnings multiples implied by the valuation of the individual businesses reflect their attributes but take account of current market conditions

Banking Business

The following charts show the multiples implied by Grant Samuel’s valuation of St.George’s banking business compared to a number of comparable transactions:

Source: Grant Samuel analysis

(2)	See the underlying financial performance table in Section 3.2 of the full report for the calculation of these earnings figures.

(3)	See Appendix E to the full report for details of the calculation of broker consensus forecasts.

(4)	Forecast multiples for St. George are based on consensus broker forecasts for St.George group for the 2009 financial year. The banking business represents over 85% of St.George group earnings

The implied multiples compared to Australian listed banks are shown below:

Source: Grant Samuel analysis

Grant Samuel believes these multiples are appropriate for St.George’s banking business having regard to the following:

Positive Factors

•                                          the strategic value of St.George’s market share, particularly in New South Wales where it has approximately 14.7% of the residential loans market. It represents a unique opportunity to change market positioning;

•                                          differentiated growth options from the major banks as a result of interstate expansion and its focus on high growth middle market business lending;

•                                          higher customer satisfaction ratings than the major banks. There is particular opportunity in retail banking to increase the number of products per customer (which is well below the level of the major banks);

•                                          historical strength on cost control and its lower, market leading cost to income ratio;

•                                          lower risk portfolio than the major banks. St.George has no exposure to the high risk structured credit products and its assets are well secured, with an average loan to valuation ratio on residential loans of less than 40%. In contrast to the major banks, St.George also has little corporate or institutional exposure. Any significant potential specific exposures not already provided for (such as Allco and Centro) are, at worst, likely to be one off events rather than portfolio wide and immaterial to the overall valuation; and

•                                          domestic focus with no offshore exposure.

Negative Factors

•                                          the impact of current market conditions such as slowing credit growth, increased costs of funding and the impact of a deteriorating economy on impaired assets and debt write offs will affect the short to medium term earnings growth prospects for all banks and St.George will not be immune from this. This is reflected in the sharp decline in the price earnings multiples of all Australian banks since November 2007 to the point where they are now lower than at any time in the last 10 years. Most of the comparable transactions occurred in much more favourable circumstances and, accordingly, lower multiples are now appropriate;

•                                          compared to the major banks, St.George has a proportionately larger exposure to the slower growing New South Wales market which could impact lending growth if relative weakness in the New South Wales economy continues;

•                                          St.George is potentially more vulnerable than the major banks to a property cycle downturn with over 50% of its commercial loan book exposed to the property industry; and

ST.GEORGE SCHEME BOOKLET

•                                          it has a relatively weak capital position compared to the major banks which may be considered to be a disadvantage given the current environment.

Other Factors

•                                          the extent of synergy benefits potentially available to an acquirer. Compared to other earlier transactions, St.George has a number of specific but offsetting factors:

•                                          St.George’s A+ credit rating compared to the AA ratings of the major banks results in a higher cost for wholesale funding. Following the widening of single A versus double A credit spreads, which was not a major factor in any of the earlier transactions, there is now a greater degree of funding margin savings; and

•                                          a lower scope to save operating costs because of St.George’s existing high levels of efficiency and the likely need to adopt a business model that limits cost efficiencies (but minimises customer attrition).

Wealth Management Business

The historical multiples implied by the valuation of St.George’s wealth management business are compared to the core comparable transactions in the charts below:

Source: Grant Samuel analysis

In Grant Samuel’s opinion, the implied multiples for St.George’s wealth management business are reasonable relative to the market evidence.

Despite the short term negative outlook for St.George’s wealth management business because of weak equities markets, it has a number of positive attributes that warrant multiples towards the top end of the range implied by the core comparable transactions:

•                                          it is a major participant in the Australian managed funds industry with a significant market share. As at 31 July 2008, the business had FUMA of $42 billion, the fifth largest in force retail managed funds book in Australia, and has been within the top four in retail annual net flows (excluding cash) over the last two years;

•                                          it is a vertically integrated wealth management business, with activities across funds management, asset administration and distribution. The integrated nature of the business provides an element of “captive” business;

•                                          Asgard is a highly successful wealth management platform. It has a high level of functionality and a strong client servicing capability relative to its peers. Strong growth in the Asgard platform is expected to continue, especially through opportunities to expand the badged platform product;

•                                          the potential for significant growth from non funds businesses, in particular insurance. (St.George has recently announced a strategic alliance with AIG Life); and

Summary of Independent Expert’s Report (continued)

•        St.George’s wealth management business has a strong domestic brand which provides a valuable point of differentiation especially in the higher margin retail wealth management sector.

In short, St.George’s wealth management business would be strategically attractive to a number of acquirers. In particular, Asgard represents a key strategic asset in the platforms market and would provide a significant increase in market share (if not domestic market leadership in funds administration) as well as potential growth opportunities for an acquirer.

The consideration as a percentage of FUMA multiples implied by the valuation of St.George’s wealth management business are high (at 5.0-5.7%) compared to the core transactions. Grant Samuel considers this high percentage to be reasonable given the business’s significant non funds activities (in particular, insurance).

•        The DCF valuation of St.George’s businesses was based on assessment of a variety of scenarios

The DCF methodology involves discounting cash flows to a net present value (“NPV”) using a discount rate which reflects the risk associated with the cash flow stream. This methodology is able to explicitly capture the potential for the changing dynamics of the banking and wealth management sectors.

Grant Samuel has prepared a high level dividend discount (“DDM”) analysis of St.George’s banking business and a high level DCF analysis of St.George’s wealth management business. These analyses have been used to estimate stand alone values for St.George’s banking and wealth management businesses. In addition, an allowance has been made for the estimated NPV of synergies available to acquirers of St.George.

The components of the DCF valuations are summarised below:

Discounted Cash Flow – Valuation Summary ($ billions)

	Full Report Section	Value Range
	Reference	Low	High
Banking Business
Stand alone value	9.4.2	13.4	15.3
Allocation of value attributed to operational synergies	9.4.3	2.0	2.3
Value attributed to banking business		15.4	17.6
Wealth Management Business
Stand alone value	9.5.2	1.8	2.0
Allocation of value attributed to operational synergies	9.4.3	0.3	0.4
Value attributed to wealth management business		2.1	2.4

The DDM for St.George’s banking business calculates future distributable post tax profits adjusted for the bank’s earnings retention requirements for capital adequacy purposes. The DDM uses the St.George Strategic Plan (through to the year ending 30 September 2011) as a starting point for constructing a model. The model was extended for a further seven years and a terminal value is calculated as at 30 September 2018. The model incorporates year by year assumptions for the years ending 30 September 2009 to 2011, and is based on long term assumptions and trends for the remaining periods. Separate growth rate assumptions are made for St.George’s housing lending, other personal lending and business lending portfolios, banking net interest income is based on projected net interest margins, while banking non interest income is based on a projected percentage of net interest income. Operating costs have been separated into fixed and variable components, with the fixed element projected to grow at 5% per year.

The DCF model for St.George’s wealth management business was constructed on the same basis as the DDM. Inflows and outflows of funds are separately modelled for Asgard and Advance and investment returns are projected at a fixed percentage of equity market returns based on historical experience. Margins are applied to average FUMA balances to derive managed funds fee income

ST.GEORGE SCHEME BOOKLET

and other income (primarily from the insurance and directshares businesses) (after the Strategic Plan period) is assumed to grow at a fixed rate per year. The earnings from the insurance business incorporate the impact of the recently announced accelerated insurance growth strategy (through the strategic alliance with AIG Life). Operating costs have been separated into fixed and variable components, with the fixed element projected to grow at 5% per year. Maintenance capital expenditure is assumed to grow at inflation and an allowance has been made for a major overhaul of the information technology system during the term of the cash flows and in calculating the terminal value.

While St.George has considered a number of scenarios in its Strategic Plan, it has not developed a detailed, integrated and flexible model for either its banking business or its wealth management business. As a result, Grant Samuel’s model is necessarily a high level analysis based on summarised data and intended to demonstrate the effect on value of variances in several key revenue and cost drivers. Banking and wealth management businesses are inherently complex, with performance depending on a large number of variables such as volume growth and net interest margins (for banking) and recovery of, and levels of returns from, equities markets (for wealth management). In addition, various simplifying assumptions have been applied to create the models and it is not possible to fully capture the possible effects of changes in one assumption on all other variables.

Grant Samuel adopted assumptions for the scenarios to reflect its judgement on certain matters. The assumptions adopted by Grant Samuel and the associated calculations of future performance in the financial models are not, and are not necessarily consistent with, the assumptions and forecasts made by St.George. The scenarios allow an assessment of the impact on value of various key assumptions relating to asset growth, margins, operating costs and other factors. It should be recognised that the scenarios focus on assumptions regarding key value drivers, rather than detailed “bottom up” parameters. The scenarios do not represent Grant Samuel’s forecasts of the future financial performance of St.George’s businesses. Grant Samuel gives no undertaking and makes no warranty regarding the future financial performance of St.George and its businesses. Such future performance is subject to fundamental uncertainty. Rather, the scenarios have been developed purely to allow assessment of the impact on calculated NPVs of alternative assumptions regarding the future financial performance of St.George’s businesses.

While the outcomes need to be treated with some caution, the analysis does provide some insight into value.

The following scenarios were developed:

•        Banking:

•   Scenario A represents as closely as possible a “base case” and reflects a continued slowing of the economy but with a “soft” landing during the 2010 financial year and a subsequent recovery, slowing asset growth (but continued market share gains), funding available but at a higher cost and pressure on credit quality;

•   Scenario B differs from Scenario A in that it assumes that the economic environment improves and credit markets stabilise and recover in the short term. Asset growth is strong, funding constraints are removed and credit quality improves;

•   Scenario C represents a situation where there is a sharper and longer decline in the economy and dislocation in credit markets intensifies. If this scenario eventuated, all banks would need to reassess their strategies and respond accordingly. The cost of credit increases, asset growth is weak, credit quality deteriorates and the cost base is reduced to take account of these changed circumstances; and

•   Scenario D represents the case where access to funding is constrained to a greater extent for a longer period of time than contemplated under Scenario A. Impairment provisions are higher, improvement in funding markets is slower and net interest margins are lower than under Scenario A; and

•        Wealth Management:

•   Scenario A again represents a “base case” and assumes mildly volatile equities markets in the short term with a corresponding negative impact on inflows. Equities markets are flat in the 2009 financial year, followed by a growth spike in the 2010 financial year before reverting to long term average growth;

•   Scenario B differs from Scenario A in that is assumes that equities markets recover quickly and in the short term, investor confidence is restored and growth in inflows rebounds strongly in the 2009 and 2010 financial years; and

•   Scenario C represents a situation where markets continue to fall in the short term (albeit at less severe levels than that experienced in the 2008 financial year) and volatility persists, reducing the level of inflows.

The key assumptions underlying each scenario are set out in Appendix B to this letter.

Other parameters used in the DDM and DCF analyses include:

St.George – Other Valuation Parameters

	Discount Rates
	Low Value Case	High Value Case	Terminal Growth Rate
Banking	12.0%	11.0%	5%
Wealth Management	13.5%	12.5%	7%

The DDM and DCF outcomes compared to Grant Samuel’s value range for St.George’s banking and wealth management businesses are summarised below:

The range of NPVs produced by the scenarios is significantly wider than the value range placed on St.George’s banking and wealth management businesses on a stand alone basis. The outcomes of all of the scenarios were considered in determining its stand alone value range for St.George’s banking and wealth management businesses. However, it should be noted that:

•        Grant Samuel’s value range for St.George’s banking business lies towards the upper portion of values produced by the DDM analysis, spanning the values produced by Scenarios A and D. In Grant Samuel’s view it is extremely unlikely that the economy and credit markets will improve significantly in the short term as envisaged in Scenario B. Most analysts are expecting the economy to reach a “soft landing” over the next 12-18 months before a recovery commences. There is also no indication that the volatility in, and widening of, margins in credit markets will subside in the short term. In the event of Scenario C, the NPV impact on an acquirer would be less than for a stand alone St.George (as they would not face the same level of incremental costs or constraints); and

•        Grant Samuel’s value range for St.George’s wealth management business lies marginally within the lower portion of values produced by the DCF analysis and within the values

ST.GEORGE SCHEME BOOKLET

produced by Scenario A. The assumption of an immediate rebound in equities markets in Scenario B is considered to be optimistic. Despite the recent fall in oil prices from record highs and the RBA cutting the cash rate by 25 basis points in September 2008, general market conditions still indicate depressed growth for the near future. In Grant Samuel’s view, the downside reflected in Scenario C is relatively more likely, based on the economic outlook and historical experience. In the nine Australian bear markets since 1960, the time taken to reach the market low from the high has been between one and two years, suggesting the current downturn could persist into 2010. With recovery, the same data suggests the time to reach the new market high following the low is generally between three and four years, implying it could take until 2013 for the market to return to the peak of 2007.

Grant Samuel believes that the values produced by the DDM and the DCF generally support a broad range of values for St.George’s banking and wealth management businesses on a stand alone basis of $13.4-15.3 billion and $1.8-2.0 billion respectively.

The DDM and DCF analyses provide an indication of the stand alone value for the core banking and wealth management businesses but do not capture any potential cost reductions or synergies that may be available to an acquirer of the businesses (and therefore generate a premium for control). The nature and extent of such benefits vary from party to party and depend on the operating model adopted by the acquirer. The history of Australian regional bank and building society acquisitions by larger banks indicates cost savings broadly in the range of 20-40% of the target company’s cost base. In the case of St George, the available operating cost savings are likely to be at the lower end of this range, reflecting the fact that the business already operates at a cost to income ratio superior to that of the major Australian banks.

Grant Samuel has estimated an indicative value of $2.3-2.7 billion for the potential synergy benefits that may be available to acquirers of St.George. This value has been based on a DCF analysis. Westpac’s announced synergies have been used as a basis for a number of the components as a proxy for generic synergies available to acquirers generally. The main features of this analysis are:

•        pre tax cost savings of 22.5% of St.George’s cost base for the three years ending 30 September 2011. This represents the mid point of the 20-25% range provided by Westpac. These cost savings are assumed to be achieved progressively over the three year period (so that 100% is achieved in the year ending 30 September 2011);

•        funding synergies of $130 million by the year ending 30 September 2011. This is consistent with brokers’ estimates of this saving at approximately 20 basis points for term wholesale funding or $120-140 million per annum by 2011. Funding synergies are assumed to be achieved progressively over the three year period as St.George’s wholesale term funding matures;

•        revenue attrition of 2.5% of St.George’s revenue base in each year; and

•        implementation costs of $700 million associated with achieving these synergies are assumed to be incurred equally in the years ending 30 September 2009 and 2010.

The calculated future cash flows have been discounted to an NPV using a blended banking/wealth management discount rate and a blended terminal growth rate. The value attributed to cost savings of $2.3-2.7 billion is 80% of the result obtained from the DCF analysis of $2.8-3.4 billion, reflecting the execution risk associated with achieving the operating synergies and the fact that acquirers do not generally “pay away” 100% of operating synergies to the target shareholders. It should also be noted that there are additional synergies (e.g. revenue benefits) not included in the NPV analysis.

The operational synergies reflect synergies attributable to the banking business and the wealth management businesses. No information has been made public on the cost savings expected in each business. Approximately 13-15% or $300-400 million of the value of the operational synergies has been allocated to the wealth management business. This is slightly above the contribution of the wealth management business to the overall stand alone value of St.George (at approximately 12%) but this is considered reasonable given the relatively higher level of cost savings that would be expected to be generated from this business. This leaves $2.0-2.3 billion attributable to the banking business.

•       The consideration under the Westpac Proposal has an estimated current value of $30.13-33.40 based on a value range for Westpac shares of $23.00-25.50

Grant Samuel has attributed a current value to the consideration of $30.13-33.40 per share based on a value range for Westpac shares of $23.00-25.50. No adjustment has been made for the final dividend as the relative dividends to be paid by St.George and Westpac have caps that match the exchange ratio (i.e. neither group of shareholders are better or worse off).

In the present climate, it is not possible to assess a value range for Westpac shares with a high level of reliability. It is possible that the Westpac share price could move outside this range between the date of this report and the implementation of the Westpac Proposal (currently expected to be 1 December 2008).

It is normal practice to use the current market price as the starting point for estimating the value of an offer, particularly for large companies such as Westpac that enjoy high levels of market liquidity and are closely followed by a wide range of analysts and other commentators.

However, there are two questions to be addressed:

•        is there any reason why the market price is not a true reflection of the fair market value of Westpac shares? For example, there could be:

•       important information about the business which would affect the share price but is not in the public domain;

•       mispricing by the market; and/or

•       abnormal trading activity in the company’s shares; and

•        will the proposed transaction, if implemented, have a material impact on the company’s financial metrics, growth prospects, risk profile or other factors that would be likely to result in a change in the share price?

In considering these questions, Grant Samuel:

•        analysed the recent trading in Westpac shares;

•        analysed the earnings and other multiples implied by the Westpac share price compared to its domestic and international peers;

•        reviewed broker analyst research on Westpac and its peers; and

•        analysed the impact of the Westpac Proposal on Westpac’s key financial metrics.

Grant Samuel has concluded that there is no evidence that Westpac is materially mispriced relative to its peers. The acquisition of St.George would have a major impact on Westpac but the market would appear to be reasonably well (but not fully) informed about the implications of the transaction.

Nevertheless there is probably more upside than downside, from the price as at 15 September 2008 of $23.15:

•        the relatively low multiples and relatively high dividend yields by historical standards provide a significant degree of (but not complete) downside protection. The four major banks have fundamentally strong and secure franchises that will allow them to bounce back when the economy does turn back up;

ST.GEORGE SCHEME BOOKLET

•        there is also an argument that Westpac should be rated more highly than its peers given its relative strength and positioning. Westpac is currently trading on a 2009 price earnings multiple which is towards the top end of the range of price earnings multiples of its peers but not at the top end. If Westpac was rated at the same multiple as CBA, it would be trading at just under $25;

•        broker’s DCF valuations and their estimates of 12 month price targets for Westpac are slightly above current share trading prices;

•        the quantum of some synergies (such as funding and revenue opportunities as well as “soft” synergies) may not be fully appreciated; and

•        there is often a positive share price reaction as transactions get closer to being consummated.

Accordingly, Grant Samuel’s judgement is that a Westpac share price of $23.00-25.50 is a reasonable estimate. At this price, Westpac is trading at the following multiples:

Westpac – Implied Multiples at $23.00-25.50

	Broker consensus
	cash net profit after tax	Price earnings multiple at
Period	($ millions)	$23.00	$25.50
Year ending 30 September 2008	3,754	11.6	12.9
Year ending 30 September 2009	3,880	11.1	12.3
Year ending 30 September 2010	3,953	10.2	11.3

The multiples are based on earnings before any impact of the acquisition of St.George.

The range relative to recent history is show below:

Source: IRESS

The value of the consideration will vary with movements in the Westpac share price. Accordingly, until the Westpac Proposal is implemented, St George shareholders are exposed to:

•        changes in overall equity market conditions; and

•        specific events that could impact the Westpac share price.

The Westpac share price could move beyond the $23.00-25.50 range as economic or other events unfold. The actual value received could therefore ultimately exceed, or be less than, $30.13-33.40 per St.George share. Depending on the circumstances, significant (and sustained) movements in Westpac’s share price could change the overall evaluation of the Westpac Proposal.

•        The Westpac Proposal is in the best interests of St.George shareholders

The relationship between the value of St.George and the Westpac Proposal is shown graphically below:

While the bottom end of the value of the consideration is slightly below the bottom end of the value range for St.George, it is the range for the value of the consideration and not an individual price that is the relevant consideration. There is a very substantial degree of overlap and over 85% of the value range for the consideration falls within the St.George valuation range. Accordingly, the Westpac Proposal is “fair” and therefore “reasonable”.

However, the valuation analysis needs to be treated with caution:

•           in the current circumstances it is not possible to estimate values with a high degree of confidence. There are very substantial uncertainties attached to any medium to long term projections of key value drivers;

•           earnings multiples from previous bank acquisitions provide some guidance but the current situation and outlook is very different. Adjustments to the benchmarks to compensate for these differences are difficult to assess with any precision;

•           the Westpac share price (along with the share prices of all banks) has been extremely volatile both prior to, and after, the announcement of the Westpac Proposal. This makes it difficult to determine a reliable value for the consideration offered under the Westpac Proposal; and

•           in periods of uncertainty such as the present, share market prices tend to be governed by market sentiment and are subject to rapid changes in sentiment (generally on the downside). There can often be a disconnect between market prices and “fundamental” value. It is quite possible that Westpac shares are trading at a discount to fundamental value (e.g. one assessed using a DCF analysis similar to that used to value St.George), particularly if a reasonably benign outlook was assumed (e.g. similar to Scenario A in the DDM analysis for St.George).

ST.GEORGE SCHEME BOOKLET

In any event, as the Westpac Proposal is entirely scrip based (rather than cash) analysis of relative values is likely to provide insights as to the fairness of the value proposition that are at least as relevant and reliable as absolute values.

In this context, at the time of announcement of the Westpac Proposal:

•        the value of the consideration of approximately $31-33 (based on Westpac share prices up to one month prior to the announcement of the Westpac Proposal) fell into the valuation range of $30.62 to $35.02 (albeit in the lower half). Based on the low and high share prices for the preceding month, the range for the consideration was $28.64 to $34.39; and

•        the exchange ratio under the Westpac Proposal represented a premium over the pre announcement St.George share price of approximately 24-28% depending on the period measured:

Westpac Proposal – Implied Premiums at Announcement(5)

	St.George	Westpac	Value of
Date/Period	Price/VWAP	Price/VWAP	Consideration	Premium
Closing price on 9 May 2008(6)	$25.77	$25.27	$33.10	28.5%
1 week VWAP to 9 May 2008	$25.74	$24.78	$32.46	26.1%
1 month VWAP to 9 May 2008	$24.94	$23.63	$30.96	24.1%
3 month VWAP to 9 May 2008	$24.36	$23.00	$30.13	23.7%

Source: IRESS and Grant Samuel analysis

On a daily basis, the premium was relatively consistent over the three months preceding the announcement.

There are reasons why a moderate premium might be appropriate for St.George:

•        the synergies that are expected to be achieved will be lower than those achieved in other transactions because of the operating model being adopted (i.e. there will be no branch closures). Other acquirers would almost certainly follow a similar model to protect the value of the St.George business (and the goodwill being paid);

•        the industry (and particularly Westpac) has a greater awareness of customer attrition issues (from the acquisitions of Challenge Bank Limited (“Challenge Bank”) and Bank of Melbourne Limited (“Bank of Melbourne”)) and bidders are likely to be conservative in their assessment of these issues;

•        as banks have grown in market value over time and become more efficient, the cost savings as a proportion of value decline; and

•        St.George’s share price has from time to time reflected takeover expectations.

On the other hand:

•        St.George is a very strategic asset that represents a unique opportunity for the acquirer to consolidate its market position. There are no comparable alternative opportunities;

•        Westpac should be able to achieve greater funding synergies (that have not been achieved in other comparable transactions) given its higher credit rating and the current funding cost differentials;

(5)     The VWAPs have been adjusted to remove the value of St.George’s and Westpac’s interim dividends of 88 cents per share and 70 cents per share respectively. The VWAPs have also been adjusted to remove the impact of unusual trades (e.g. 2.6 million Westpac shares that traded at 1 cent each on 24 April 2008) as these trades distort the calculated VWAPs.

(6)     Last day of trading prior to the suspension of shares pending the announcement of the Westpac Proposal.

•        St.George’s pre announcement share price may have been affected by concerns about funding constraints impacting growth. These concerns should not impact an acquirer; and

•        there is no evidence of takeover speculation affecting St.George’s pre announcement share price.

The quantum of the premium is more than $3.5 billion, suggesting that Westpac is effectively paying away the vast majority of quantified synergies to St.George shareholders (although there are a number of other anticipated revenue enhancements that should create substantial value over time if successfully executed). Having regard to all of these factors, Grant Samuel believes that the premium is appropriate. In other words, St.George shareholders receive a reasonable “share of the pie”.

The subsequent decline in the Westpac share price has substantially reduced the value of the consideration and the apparent premium. However, the decline is not Westpac specific. Westpac has not announced any negative news about its own business. There has been a downwards rerating of the whole banking sector since 13 May 2008 and banking shares have fallen across the board. The extent of Westpac’s decline has been less than NAB’s and ANZ’s but greater than CBA’s.

The following observations are relevant to St.George shareholders:

•        the effective percentage premium is maintained to the extent that over the same period St.George’s share price would have fallen by as much as Westpac’s in the absence of the Westpac Proposal. Grant Samuel’s view is that this is likely to have been the case (but not necessarily for the same reasons as the prices would have been driven by different events and facts). This relativity is also important going forward. If economic conditions deteriorate or bank shares are rerated down and Westpac’s shares fall, the exchange ratio would remain fair (assuming there were no Westpac specific events) as both the likely stand alone trading price of St.George shares and the full underlying value range would move down in a similar fashion;

•        the decline in share prices reduces the absolute quantum of the premium but not to a major extent and certainly not to the point where it would not represent a full premium;

•        shareholders retain their full exposure to any recovery in bank share prices or banking markets through credit system growth or economic growth. Even if this recovery is sooner or stronger than anticipated (e.g. Scenario B in the DDM/DCF valuations), St.George shareholders will benefit through their holding in the merged group. In fact, their leverage to any such recovery is enhanced as a result of the premium being paid; and

•        the merged group will have a strong strategic position as the clear market leader in both banking and wealth management in Australia with a domestic retail focus that will appeal to investors. Its earnings growth prospects should be underpinned by the potential merger integration benefits that are expected to emerge over the next 2-5 years. St.George shareholders will have a 28% share of the merged group which gives a significant exposure to these upsides (while also having been paid for them through the premium).

•        There are other advantages and benefits for St.George shareholders under the Westpac Proposal

Under the Westpac Proposal, there will be an uplift in attributable cash earnings per share for St.George shareholders. Based on broker consensus forecasts for the year ending 30 September 2008 (which do not reflect any of the costs associated with, or synergies expected from, the Westpac Proposal), the uplift is in the order of 8% (from $2.36 to $2.55 per St.George share). Broker consensus forecasts for the years ending 30 September 2009 and 2010 (including these synergies) indicate an uplift in attributable cash earnings per share for St.George shareholders of 11.7% and 19.5% respectively. St.George shareholders are also likely to enjoy a slight uplift in dividends per share.

In addition, it is expected that the merged group will retain Westpac’s current AA/Aa1 credit rating. This will reduce the vulnerability of the bank in what are clearly uncertain times. Similarly, the

ST.GEORGE SCHEME BOOKLET

higher proportion of funding from customer deposits will also reduce risk. These factors relate not just to the cost of funds but also to the ability to secure funding at all. While wholesale credit market conditions appear to have not deteriorated in the last 2-3 months, they are still vulnerable to rapid adverse change. There can be no confidence that conditions will improve further in the short term or remain stable over the medium term.

•        There are disadvantages and risks that are not inconsequential, however in Grant Samuel’s opinion, they are not significant enough to change the conclusion

The two main disadvantages and risks arising from the Westpac Proposal are exposure to Westpac specific risks and risks associated with the effective integration of St.George into Westpac.

If the Westpac Proposal is implemented, St.George shareholders will be exposed to different risks. These risks include the different nature and scope of Westpac’s operations (in particular its significant operations in institutional banking), its exposure to the New Zealand market (where Westpac generates approximately 15-20% of its after tax profit), large specific bad debts, legacy information technology systems on which Westpac expects to make significant investment over the next three to five years, third party relationships with franchisees (RAMS) and BT Investment Management Limited and contingent liability risks. These are the unavoidable risks in any business combination but Westpac is subject to the disclosure requirements of the ASX and St.George undertook a two week due diligence (admittedly relatively high level) investigation of Westpac and concluded that there was nothing that came to its attention that was likely to have a material impact on Westpac’s share price.

The acquisition of St.George is a very substantial transaction for Westpac, increasing total assets by 34% and shareholders’ funds by 40%. The merged group will be Australia’s leading provider of residential loans and will have the largest wealth management platform in Australia. It will be critical that St.George is integrated effectively into Westpac. In particular, the integration of the information technology systems of St.George and Westpac is complex and risky, and will require significant investment of time and resources. St.George is a very substantial business and will represent a significant proportion of the merged group’s operations. The scale of the integration task is much larger than in any of the other recent bank transactions. The integration could also be impacted by loss of key personnel and by differences in the culture of St.George and Westpac.

Cost savings need to be realised without destroying the St.George (customer facing) business and its distinct culture. This will be a demanding and delicate task. The history of bank acquisitions over the past 15 years does not provide a high level of confidence that this can be achieved. In particular, the Westpac acquisitions of Challenge Bank and Bank of Melbourne resulted in very substantial losses of customers and goodwill. However, there are grounds for believing the Westpac Proposal may be more successful:

•        Westpac is adopting a different model, leaving St.George to operate largely as a separate business (for retail and business banking) under its own brand and with no net reduction in branches or ATMs. This should minimise customer alienation; and

•        the Westpac CEO was previously the CEO of St.George (until August 2007) and therefore has an in depth understanding of the business and its culture. Indeed, she has been introducing many of St.George’s approaches and philosophies into Westpac since her appointment.

Nevertheless, a substantive risk remains. The two brand strategy is being attempted on a scale much larger than it has been in any other banking transaction. In addition, it is clear that, for many customers, the attraction of St.George is its smaller size and independence from the major banks and the positioning of St.George under the Westpac umbrella will have to be carefully managed. Further, the CEO is only one person. In reality, the day-to-day responsibilities of integration and future management will lie with the broader senior executive team.

These risks are reflected in the Westpac share price. If the Westpac Proposal was assumed to be successfully implemented and the synergies fully realised there would be a case for a materially higher Westpac share price than $23.00-25.50.

Summary of Independent Expert’s Report (continued)

•        An alternative superior offer is relatively unlikely

Grant Samuel believes that an alternative superior offer is relatively unlikely. In view of the challenges facing the global banking industry, the most likely source of interest in St.George is the four major Australian trading banks, not least because of the attractions of the incremental market share and because they have the greatest capacity to generate synergies. Both ANZ and NAB have previously held strategic stakes in St.George.

However, CBA is likely to face very significant hurdles in gaining approval from the Australian Competition and Consumer Commission and has indicated that it has no interest in acquiring St.George. Both NAB and ANZ have effectively ruled out major acquisitions following their announcements of increased provisions for the year ending 30 September 2008. At their current price earnings multiples, both would face significant earnings per share dilution issues in acquiring St.George.

Nevertheless, it is still possible not least because counter bidders are likely to want to wait to see the scheme documentation disclosures. The Scheme Meeting is scheduled to be held on 13 November 2008 and it is open for any party to put forward a proposal prior to that date. There are no structural impediments to any party wishing to do so. The revised Merger Implementation Agreement now contains provision for the payment of a $100 million break fee by St.George if any of the directors of St.George change their recommendation or if a counter proposal is successful. This would not be a significant impediment to a counter proposal (it represents only approximately 0.5% of the value of St.George). While the Merger Implementation Agreement also contains no-shop and no-talk provisions, these do not prevent St.George from considering any superior proposals that may emerge. In addition, there is ample time available to put a proposal together prior to the meeting.

•        A stand alone strategy is likely to deliver less value over the medium term

It is open to St.George shareholders to vote against the Westpac Proposal and pursue a “stand alone” strategy, continuing to operate as an independent banking and wealth management company.

One basis for this view might be that “now is not the time to sell”. Bank share prices have fallen dramatically over the past nine months (back to 2006 for the better performing banks and to much earlier levels in other cases) and price earnings multiples for banks are at lows not seen in over ten years. The outlook appears to be particularly gloomy with expectations of low asset growth, declining margins, falling confidence, increasing borrower stress and weaker equities markets. It might also be argued that in better times there might be greater interest from other banks in acquiring St.George (i.e. a more competitive process).

While there is some merit in these arguments:

•        the St.George share price is likely to fall substantially from current levels if the Westpac Proposal does not proceed. The DCF analysis calculated a “stand alone” value of $26.84-30.54 per St.George share which represents the following multiples:

St.George – Implied Multiples at $26.84-30.54

	Broker consensus
	cash net profit after tax	Price earnings multiple at
Period	($ millions)	$26.84	$30.54
Year ending 30 September 2008	1,312	11.6	13.2
Year ending 30 September 2009	1,408	10.8	12.3
Year ending 30 September 2010	1,500	10.1	11.6

However, Grant Samuel would expect St.George shares to trade at a discount to this DCF value in the absence of the Westpac Proposal. The value range was largely premised on Scenario A in the DDM analysis with no particular funding constraints relative to the major banks because an acquirer would be able to overcome them.

ST.GEORGE SCHEME BOOKLET

As a purely stand alone business St.George would be more likely to face some degree of funding constraint on the downside and a lower trading price would be appropriate. Prior to the announcement of the Westpac Proposal, St.George shares were trading at a price of approximately $25-26 (adjusted for the interim dividend) and the market has declined subsequently. In the absence of any takeover speculation, Grant Samuel believes that St.George shares would be trading at less than $25.00; and

•      shareholders are exchanging all of their shares for equity in an expanded Westpac. The essential issue is therefore one of relative value rather than whether or not a higher absolute price could be achieved at some future date. Westpac’s share price performance is also likely to reflect the same drivers. A transaction at some future date may therefore not necessarily result in a better exchange ratio.

The considerations boil down to the trade off between the control premium (received up front through the advantageous exchange ratio) and the relative growth profile of the two businesses – a stand alone St.George and a merged Westpac/St.George.

One way of analysing the position is to compare the earnings growth differential between the two and the time frame that would be required for stand alone earnings per share to catch up with the position under the Westpac Proposal. Based on broker consensus forecasts of cash earnings per share for the year ending 30 September 2008 it would take approximately five years for stand alone earnings to catch up with the attributable earnings from the merged group even if they grow at a 2% per annum higher growth rate (three years at 3-4% higher).

While there are reasons why St.George might grow at a higher rate than the merged group (e.g. the potential in new regional markets where it is starting from a low base and its developing “middle market” corporate lending business), there are countervailing forces:

•      as a stand alone entity St.George will face an increasing funding cost disadvantage to the major banks (as older wholesale funding matures) if the difficult wholesale funding environment continues for the next 1-2 years;

•      growth would require continuing equity issues; and

•      increasing reinsurance costs and weaker commercial property markets may also impact earnings growth.

In addition:

•      to the extent the St.George business is a higher growth business it will also contribute to higher growth in the merged Westpac/St.George (compared to a stand alone Westpac); and

•      broker consensus forecasts of earnings for the year ending 30 September 2008 do not include any synergy benefits. As these emerge over the next 2-5 years, they should make a material contribution to the earnings growth of the merged group.

On balance, Grant Samuel believes it would take well over five years for stand alone earnings to catch up. A stand alone strategy also entails higher risks for shareholders:

•      less diversification of assets; and

•      greater vulnerability to any further deterioration in wholesale funding markets.

•      In Grant Samuel’s opinion, the Westpac Proposal is in the best interests of St.George’s SAINTS holders

Under the Westpac Proposal, SAINTS holders will receive $100 cash for each SAINTS held. SAINTS holders will also receive the quarterly fully franked dividend of $1.52 per SAINTS for the period from 20 August 2008 to 20 November 2008 (to be paid on 20 November 2008) and any stub dividend that accrues between 20 November 2008 and implementation of the Westpac Proposal.

Summary of Independent Expert’s Report (continued)

The exchange is at face value which is equivalent to underlying value and is therefore fair to SAINTS holders. As it is fair it is also reasonable. The proposed consideration represents a premium of 5.0-5 6% to the trading price of the SAINTS prior to the announcement of the Westpac Proposal. In addition:

•      the exchange for face value is in accordance with the terms of the SAINTS (albeit earlier than the terms of the SAINTS contemplated);

•      the Westpac Proposal provides the opportunity for security holders to cash out of what would otherwise be a perpetual security (with exchange at St.George’s option only) at above the price that they would be able to obtain through selling their SAINTS on market and reinvest the funds at current risk margins (which are higher than they were when the margin for the SAINTS was set in August 2004);

•      while some SAINTS holders may realise a capital gain as a result of the Westpac Proposal, they will have received a cash payment from which any capital gains tax can be paid; and

•      if the SAINTS Scheme is not approved and the SAINTS are compulsorily acquired by Westpac, there is no guarantee that the consideration offered would be at or above face value and the consideration would certainly be received at a later point in time than if the SAINTS Scheme is approved.

•      In Grant Samuel’s opinion, the Westpac Proposal is in the best interests of St.George’s award optionholders

Under the Westpac Proposal, award options (other than those held by excluded award optionholders) will be cancelled in exchange for the issue or transfer of 1.31 Westpac shares for each award option. Westpac shares issued or transferred in relation to unvested award options will be issued or transferred to the Westpac Restricted Share Plan and will be subject to a vesting period (but not subject to any performance hurdles). Westpac shares issued or transferred in relation to vested award options will not be subject to any restrictions. St.George shares acquired from the exercise of vested award options that are subject to a disposal restriction will participate in the Westpac Proposal in the same manner as other St.George shareholders and there will be no disposal restrictions on the Westpac shares received.

The Westpac Proposal results in award optionholders having the same number of Westpac shares that they would have had if they had exercised (or been able to exercise) their award options today and participated in the Westpac Proposal. In other words, award optionholders are being treated the same way as St.George shareholders and the same analysis and conclusions that apply to St.George shareholders also apply to award optionholders. As Grant Samuel has concluded that the Westpac Proposal is in the best interests of St.George shareholders it is therefore also in the best interests of award optionholders. In addition

•      the terms of the award options and the Westpac shares that will be issued or transferred under the Westpac Proposal are largely identical. The only exceptions to this are beneficial to award optionholders in that award options subject to performance hurdles will have these performance hurdles waived and St.George shares acquired on the exercise of award options that remain under a disposal restriction will have no disposal restrictions on the Westpac shares received (other than as set out in any employee share trading policy or applicable laws that may apply to executives from time to time):

•      while there are some adverse tax implications for award optionholders with unvested award options or vested award options that have not been exercised to acquire St.George shares on implementation in that they will not have received any cash payment yet they will have to pay income tax or capital gains tax on the Westpac shares issued or transferred to them, in Grant Samuel’s opinion, this disadvantage does not outweigh the advantages of the Westpac Proposal for award optionholders; and

ST.GEORGE SCHEME BOOKLET

•      if the Option Scheme is not approved and the award options are compulsorily acquired by Westpac, the consideration that would be paid must be in the form of cash (rather than Westpac shares) and there is no guarantee that the consideration offered would to equivalent to or greater than the consideration offered under the Westpac Proposal. The consideration would also be received at a later point in time than if the Option Scheme is approved.

4      Other Matters

This letter is general financial product advice only and has been prepared without taking into account the objectives, financial situation or needs of individual securityholders in St.George. Because of that, before acting in relation to their investment, securityholders should consider the appropriateness of the advice having regard to their own objectives, financial situation or needs. Securityholders should read the Scheme Booklet issued by St.George in relation to the Westpac Proposal.

Voting for or against the Westpac Proposal is a matter for individual securityholders, based on their own views as to value, their expectations about future market conditions and their particular circumstances including risk profile, liquidity preference, investment strategy, portfolio structure and tax position. Securityholders who are in doubt as to the action they should take in relation to the Westpac Proposal should consult their own professional adviser.

Similarly, it is a matter for individual securityholders as to whether to buy, hold or sell Westpac shares received under the Westpac Proposal (or, if the Westpac Proposal does not proceed, whether to buy, hold or sell St.George securities). This is an investment decision independent of a decision on whether to vote for or against the Westpac Proposal upon which Grant Samuel does not offer an opinion. Securityholders should consult their own professional adviser in this regard.

Grant Samuel has prepared a Financial Services Guide as required by the Corporations Act, 2001. The Financial Services Guide is included as Appendix A to this letter.

This letter is a summary of Grant Samuel’s opinion. The full report from which this summary has been extracted is included in the Scheme Booklet Supplement and should be read in conjunction with this summary.

The opinion is made as at the date of this letter and reflects circumstances and conditions as at that date.

Yours faithfully

GRANT SAMUEL & ASSOCIATES PTY LIMITED

Appendix A

Financial Services Guide

Grant Samuel & Associates Pty Limited (“Grant Samuel”) holds Australian Financial Services Licence No. 240985 authorising it to provide financial product advice on securities and interests in managed investments schemes to wholesale and retail clients.

The Corporations Act 2001 requires Grant Samuel to provide this Financial Services Guide (“FSG”) in connection with its provision of an independent expert’s report (“Report”) which is included in a document (“Disclosure Document”) provided to members by the company or other entity (“Entity”) for which Grant Samuel prepares the Report.

Grant Samuel does not accept instructions from retail clients. Grant Samuel provides no financial services directly to retail clients and receives no remuneration from retail clients for financial services. Grant Samuel does not provide any personal retail financial product advice to retail investors nor does it provide market-related advice to retail investors.

When providing Reports, Grant Samuel’s client is the Entity to which it provides the Report. Grant Samuel receives its remuneration from the Entity. In respect of the Report for St.George Bank Limited (“St.George”) in relation to the proposal from Westpac Banking Corporation (“the St.George Report”), Grant Samuel will receive a fixed fee of $1.8 million plus reimbursement of out-of-pocket expenses for the preparation of the Report (as stated in Section 12.3 of the St.George Report).

No related body corporate of Grant Samuel, or any of the directors or employees of Grant Samuel or of any of those related bodies or any associate receives any remuneration or other benefit attributable to the preparation and provision of the Report.

Grant Samuel is required to be independent of the Entity in order to provide a Report. The guidelines for independence in the preparation of Reports are set out in Regulatory Guide 112 issued by the Australian Securities & Investments Commission on 30 October 2007. The following information in relation to the independence of Grant Samuel is stated in Section 12.3 of the St.George Report:

“Grant Samuel and its related entities do not have at the date of this report, and have not had within the previous two years, any shareholding in or other relationship with St.George or Westpac that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the Westpac Proposal.

Grant Samuel group executives hold parcels of shares in St.George and Westpac totalling approximately 10,000 and 5,000 respectively.

Grant Samuel had no part in the formulation of the Westpac Proposal. Its only role has been the preparation of this report.

Grant Samuel will receive a fixed fee of $1.8 million for the preparation of this report. This fee is not contingent on the outcome of the Westpac Proposal. Grant Samuel’s reasonable out of pocket expenses in relation to the preparation of the report will be reimbursed. Grant Samuel will receive no other benefit for the preparation of this report.

Grant Samuel considers itself to be independent in terms of Regulatory Guide 112 issued by ASIC on 30 October 2007.”

Grant Samuel has internal complaints-handling mechanisms and is a member of the Financial Industry Complaints Services’ Complaints Handling Tribunal, No. F 4197.

Grant Samuel is only responsible for the Report and this FSG. Complaints or questions about the Disclosure Document should not be directed to Grant Samuel which is not responsible for that document. Grant Samuel will not respond in any way that might involve any provision of financial product advice to any retail investor.

ST.GEORGE SCHEME BOOKLET

Appendix B

Dividend Discount and Discounted Cash Flow Model Assumptions

Banking

St George’s Banking Business – Dividend Discount Model Assumptions

	Year ending 30 September
	2009	2010	2011	2012-2018(1)
Scenario A
Annual growth in housing lending	8.2%	7.2%	9.4%	10.0%
Annual growth in consumer lending	13.4%	15.8%	19.6%	17% in 2012, 16% in 2013 and
				10% thereafter
Annual growth in commercial lending	11.9%	14.3%	16.4%	10.0
Net interest margin	1.83%	1.80%	1.77%	declining by 4.6 bps each year to
				a floor of 1.45%
Non interest income/net interest income	31.7%	29.4%	27.1%	27.1%
Implied cost to income ratio(2)	38.4%	37.9%	36.9%	35.9% falling to 34.6%
Impairment expense(3)/total risk weighted assets	0.29%	0.29%	0.29%	0.26%
Impairment provision(3)/total risk weighted assets	0.47%	0.46%	0.45%	0.46%
Scenario B
Annual growth in housing lending	12.1%	11.1%	11.6%	10.0%
Annual growth in consumer lending	21.2%	18.4%	20.0%	17% in 2012, 16% in 2013 and
				10% thereafter
Annual growth in commercial lending	18.9%	17.6%	16.2%	10.0%
Net interest margin	1.83%	1.80%	1.77%	declining by 4.6 bps each year to
				a floor of 1.45%
Non interest income/net interest income	32.0%	30.1%	28.1%	28.1%
Implied cost to income ratio	38.2%	36.6%	35.1%	34.0% falling to 32.6%
Impairment expense/total risk weighted assets	0.27%	0.27%	0.25%	0.26%
Impairment provision/total risk weighted assets	0.45%	0.43%	0.42%	0.46%
Scenario C
Annual growth in housing lending	3.2%	4.2%	6.4%	10.0%
Annual growth in consumer lending	6.9%	9.8%	13.6%	14% in 2012, 13% in 2013 and
				10% thereafter
Annual growth in commercial lending	4.9%	8.3%	10.4%	10.0%
Net interest margin	1.78%	1.75%	1.72%	declining by 4.6 bps each year to
				a floor of 1.40%
Non interest income/net interest income	32.3%	30.7%	28.9%	28.9%
Implied cost to income ratio	37.9%	38.7%	38.8%	37.4% falling to 34.6%
Impairment expense/total risk weighted assets	0.37%	0.39%	0.37%	0.28%
Impairment provision/total risk weighted assets	0.50%	0.51%	0.51%	0.46%

(1)           The figures in the 2012 to 2018 column apply for each of the years ending 30 September 2012 to 2018, unless otherwise stated

(2)           The cost to income ratios shown in the table are an outcome based fixed costs growing at 5% per year and variable costs growing in line with total asset growth.

(3)           Impairment expense and impairment provision include an allowance for specific and collective components.

St George’s Banking Business – Dividend Discount Model Assumptions

	Year ending 30 September
	2009	2010	2011	2012-2018(1)
Scenario D
Annual growth in housing lending	6.2%	7.2%	9.4%	10.0%
Annual growth in consumer lending	12.9%	15.8%	19.6%	17% in 2012, 16% in 2013 and
				10% thereafter
Annual growth in commercial lending	10.9%	14.3%	16.4%	10.0%
Net interest margin	1.81%	1.78%	1.75%	declining by 4.6 bps each year to
				a floor of 1.43%
Non interest income/net interest income	29.9%	27.4%	25.5%	25.5%
Implied cost to income ratio	40.4%	40.1%	38.9%	37.9% falling to 33.4%
Impairment expense/total risk weighted assets	0.33%	0.30%	0.30%	0.26%
Impairment provision/total risk weighted assets	0.48%	0.47%	0.45%	0.46%

Wealth Management

St George’s Wealth Management Business – Discounted Cash Flow Model Assumptions

	Year ending 30 September
	2009	2010	2011	2012-2018(4)
Scenario A
Annual equity market return	0%	13%	12%	11%
Annual growth in inflows	(5)%	15%	14%	11%
Annual redemption rate	(14)%	(14)%	(14)%	(14)%
Managed funds fee margin(5)	0.51%	0.49%	0.46%	0.43% falling to 0.30%
Implied cost to income ratio(6)	59.7%	61.0%	60.1%	59.0% falling to 56.6%
Scenario B
Annual equity market return	15%	14%	13%	11%
Annual growth in inflows	21%	14%	13%	11%
Annual redemption rate	(14)%	(14)%	(14)%	(14)%
Managed funds fee margin	0.51%	0.48%	0.45%	0.42% falling to 0.30%
Implied cost to income ratio	57.7%	56.1%	54.6%	53.9% falling to 49.7%
Scenario C
Annual equity market return	(5)%	0%	8%	11%
Annual growth in inflows	(15)%	6%	16%	11%
Annual redemption rate	(14)%	(14)%	(14)%	(14)%
Managed funds fee margin	0.52%	0.49%	0.46%	0.43% falling to 0.30%
Implied cost to income ratio	60.0%	63.0%	63.2%	63.8% falling to 61.0%

(4)           The figures in the 2012 to 2018 column apply for each of the years ending 30 September 2012 to 2018, unless otherwise stated.

(5)           The managed funds fee margin is a weighted average of the relevant margins for Asgard and Advance products. Only the margins on Asgard products (the most significant contributor to income) were altered in each scenario.

(6)           The cost to income ratios shown in the table are an outcome based fixed costs growing at 5% per year and variable costs growing in line with growth in FUMA.

ST.GEORGE SCHEME BOOKLET

Tax summary

Tax summary (continued)

9.1       General

This outline contains a general overview of the Australian income tax and Goods and Services Tax (GST) implications of the Share Scheme for Share Scheme Participants. It deals with Share Scheme Participants who are Australian residents for Australian taxation purposes (but not temporary residents) and who hold their St.George Shares on capital account (and will hold their New Westpac Shares on capital account).

The outline does not address the tax treatment for Share Scheme Participants who:

(a)                    hold their St.George Shares on revenue account or will hold their New Westpac Shares on revenue account, such as banks and share traders; or

(b)                   are non-residents of Australia for Australian taxation purposes (including Ineligible Foreign St.George Shareholders and non-resident shareholders who currently hold St.George Shares or will hold New Westpac Shares through a permanent establishment in Australia).

Participants in a St.George employee share plan should refer to Sections 11, 12.7, 12.8 and 12.9.

This outline also addresses the St.George Share FY2008 Final Dividend (Final Dividend) and the Special Dividend.

The information contained in this outline is of a general nature only. It does not constitute tax advice and should not be relied upon as such. All Share Scheme Participants should seek independent professional advice on the consequences of participating in the Share Scheme, based on their particular circumstances.

St.George has requested a class ruling from the Australian Taxation Office (ATO) confirming the tax implications of the Share Scheme for Share Scheme Participants. A link to the class ruling will be posted on the website: www.stgeorgemerger.com.au.

9.2       Australian tax consequences of participating in the Share Scheme

(a)       Exchange of St.George Shares

Share Scheme Participants who participate in the Share Scheme will receive consideration in the form of 1.31 New Westpac Shares for each St.George Share that is held on the Scheme Record Date.

The transfer of St.George Shares to Westpac will be a CGT event for Share Scheme Participants, who will:

(i)                      make a capital gain if the capital proceeds received for their St.George Shares are greater than the cost base of their St.George Shares (subject to CGT scrip for scrip rollover relief – see Section 9.2(b)); or

(ii)                   make a capital loss if the capital proceeds received for their St.George Shares are less than the reduced cost base of their St.George Shares.

The capital proceeds from the transfer of St.George Shares to Westpac will be the market value of the New Westpac Shares a Share Scheme Participant receives. The market value of the New Westpac Shares should be worked out on the Implementation Date. Further information as to how the market value should be calculated will be provided at www.stgeorgemerger.com.au. The Final Dividend and the Special Dividend should not form part of the capital proceeds (the ATO has been requested to confirm this in the class ruling).

The cost base and reduced cost base of the St.George Shares will generally include their original cost of acquisition, plus incidental costs incurred in relation to their acquisition or disposal.

(b)          CGT scrip for scrip rollover relief chosen

(i)   Availability

Greenwoods & Freehills Pty Limited as tax adviser to St.George has advised St.George that Share Scheme Participants to whom this outline applies (see Section 9.1) and who would otherwise make a capital gain in respect of their St.George Shares should be eligible to choose to obtain CGT scrip for scrip rollover relief. The ATO has been requested to confirm this in the class ruling.

(ii)   How to choose CGT scrip for scrip rollover relief

Share Scheme Participants will generally need to choose CGT scrip for scrip rollover relief before lodging their income tax return for the income year in which the CGT event happens. For Share Scheme Participants who are individuals, this is expected to be for the income year ending 30 June 2009.

Choosing CGT scrip for scrip rollover relief in the case of an individual can simply be evidenced by excluding the relevant capital gain, in respect of which rollover relief is chosen, from the Share Scheme Participant’s tax return. It would be prudent to keep a record of the choice.

(iii)   Effect

If a Share Scheme Participant chooses to obtain CGT scrip for scrip rollover relief, the capital gain that would otherwise be realised is disregarded.

The first element of the cost base of the New Westpac Shares received under the Share Scheme will be equal to the cost base of the Share Scheme Participant’s St.George Shares reasonably attributable to the New Westpac Shares. The first element of the reduced cost base is calculated in the same manner.

For the purpose of determining whether the CGT discount is available on a subsequent disposal of the New Westpac Shares, a Share Scheme Participant will be taken to have acquired the New Westpac Shares at the same time that the St.George Shares were originally acquired.

ST.GEORGE SCHEME BOOKLET

Example

Andrew has 1,000 St.George Shares with a total cost base and reduced cost base of $19,650 ($19.65 per St.George Share). Andrew acquired his St.George Shares on 1 January 2005.

Under the Share Scheme, Andrew receives 1,310 New Westpac Shares. Andrew is eligible for CGT scrip for scrip rollover relief, and makes the appropriate choice.

To determine the first element of each New Westpac Share, Andrew must reasonably attribute the cost base of his St.George Shares to the New Westpac Shares (the same occurs in determining the first element of the reduced cost base). As the total cost base of the New Westpac Shares is $19,650, the first element of the cost base and reduced cost base of each New Westpac Share acquired by Andrew will be $15 (being $19,650 divided by 1,310 New Westpac Shares). For CGT discount purposes, the date of acquisition of each New Westpac Share will be 1 January 2005.

(c)                    CGT scrip for scrip rollover relief not chosen or not available

(i)   Capital gain/capital loss

If CGT scrip for scrip rollover relief is not chosen or is not available, then any capital gain that arises is not disregarded (see Section 9.2(a) as to the calculation of the capital gain/capital loss).

Individuals, complying superannuation entities or trustees that have held their St.George Shares for at least 12 months prior to the Implementation Date (being the date of disposal) should be entitled to discount the amount of the capital gain (after the application of any current year or carry forward capital losses). The amount of this discount is 50% for individuals and trustees and 331/3% for complying superannuation entities. This is referred to as the CGT discount. The CGT discount is not available for companies that are not trustees (subject to limited exceptions for life insurance companies). Share Scheme Participants that are trustees should seek specific tax advice regarding the tax consequences of distributions to beneficiaries attributable to discount capital gains.

A capital loss that arises as a result of participating in the Share Scheme may be used to offset capital gains derived in the same or subsequent years of income, but cannot be offset against ordinary income.

(ii)   Cost base of New Westpac Shares

The first element of the cost base of the New Westpac Shares will be equal to the market value of the St.George Shares transferred to Westpac that is reasonably attributable to the New Westpac Shares. The market value of the St.George Shares should be worked out on the Implementation Date. Further information as to how the market value should be calculated will be provided on the website: www.stgeorgemerger.com.au.

The first element of the reduced cost base of the New Westpac Shares is calculated in the same manner.

(iii)   Date of acquisition of New Westpac Shares

The time of acquisition for CGT purposes of the New Westpac Shares will be the Implementation Date.

9.3                 Final Dividend

The Final Dividend should be a fully franked dividend.

Subject to the “holding period” rules (see below), a Share Scheme Participant must include in their assessable income the Final Dividend and the accompanying franking credits. Share Scheme Participants should be entitled to a tax offset equal to the amount of the franking credits. Individuals and complying superannuation entities should be entitled to a tax refund if a tax offset for a franked distribution exceeds their tax liabilities. Special rules apply to shareholders that are companies.

To qualify for franking credits and the tax offset, the holding period rules must be satisfied, whereby the St.George Shares must be held at risk for at least 45 clear days (not including the date of acquisition or date of disposal) and free of any related payment obligations. The Share Scheme should not cause the related payment rules to apply to the Final Dividend (the ATO has been asked to confirm this in the class ruling).

An exemption from the holding period rules (but not the related payment obligation rule) will be available for a Share Scheme Participant who is an individual and whose total franking credit entitlement is $5,000 or less (aggregating all dividends) for the 2009 income year.

9.4                 Special Dividend

The Special Dividend should be a fully franked dividend.

Subject to the “holding period” rules (see Section 9.3), a Share Scheme Participant must also include in their assessable income the Special Dividend and the accompanying franking credits. Share Scheme Participants should be entitled to a tax offset equal to the amount of the franking credits. Individuals and complying superannuation entities should be entitled to a tax refund if a tax offset for a franked distribution exceeds their tax liabilities. Special rules apply to shareholders that are companies.

The Share Scheme should not cause the related payment rules to apply to the Special Dividend (the ATO has been asked to confirm this in the class ruling).

An exemption from the holding period rules (but not the related payment rule) will be available for a Share Scheme Participant who is an individual and whose total franking credit entitlement is $5,000 or less (aggregating all dividends) for the 2009 income year.

Tax summary (continued)

9.5                 GST

No GST should generally be payable in respect of the exchange of St.George Shares or the acquisition of New Westpac Shares.

There may be an indirect GST cost in relation to GST charged on supplies related to the Share Scheme (e.g. legal and other adviser fees paid to obtain advice on whether to participate in the Share Scheme).

9.6                 Tax file numbers

It is not compulsory for Share Scheme Participants to notify Westpac of their Australian tax file number (TFN) (or Australian Business Number (ABN) if the New Westpac Shares are held in the course of carrying on an enterprise).

However, if a TFN or ABN notification (or exemption) is not provided to Westpac, tax at the top marginal rate plus the Medicare levy (currently 46.5%) will be deducted from the unfranked component of dividends paid by Westpac. However, shareholders should be entitled to claim an income tax credit/refund (as applicable) in their income tax return in respect of the tax withheld.

ST.GEORGE SCHEME BOOKLET

Information for SAINTS Holders

Information for SAINTS Holders (continued)

10.1   Overview

This Section 10 contains information for SAINTS Holders to consider in connection with the SAINTS Scheme, the key aspects of which are summarised as follows:

(a)                    the SAINTS Scheme is a scheme of arrangement between St.George and SAINTS Holders (other than Excluded SAINTS Holders) which, if implemented, will result in the acquisition by Westpac of all the SAINTS;

(b)                   the SAINTS Scheme requires approval by SAINTS Holders and the Court, and is conditional upon the Share Scheme becoming Effective and upon all approvals, consents, modifications or waivers of a governmental agency (including APRA) which are reasonably necessary to implement the SAINTS Scheme being obtained;

(c)                    the meeting of SAINTS Holders to vote on the SAINTS Scheme will be held on Thursday 13 November 2008 at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney;

(d)                   if the SAINTS Scheme becomes Effective:

(i)             SAINTS Scheme Participants will receive, for each of their SAINTS, the SAINTS Scheme Consideration, being $100 cash from Westpac; and

(ii)          SAINTS Scheme Participants will also receive the Stub Dividend in respect of each of their SAINTS, being a fully franked dividend from St.George representing the accrued dividend on SAINTS from (and including) the SAINTS Dividend payment date on Thursday 20 November 2008 until (but not including) the Implementation Date (expected to be Monday 1 December 2008);

(e)                    your Directors unanimously recommend that SAINTS Holders vote in favour of the SAINTS Scheme, in the absence of a superior proposal; and

(f)                      the Independent Expert has concluded that, in its opinion, the SAINTS Scheme is in the best interests of SAINTS Holders.

The SAINTS Scheme represents the proposal agreed between St.George and Westpac in relation to the SAINTS, as contemplated by the Merger Implementation Agreement.

Irrespective of the outcome of the Merger Proposal and the SAINTS Scheme, persons who are SAINTS Holders on Wednesday 5 November 2008 will receive the quarterly dividend of $1.5244 per SAINTS, which was declared by St.George on Friday 29 August 2008. That dividend will be paid on Thursday 20 November 2008 and will be fully franked.

In addition to this Section 10, SAINTS Holders should have regard to the following Sections: Section 2 “Information about St.George”; Section 7 “Key terms of the Merger Implementation Agreement”; Section 8 “Summary of the Independent Expert’s Report”; Section 12 “Additional information”; Section 13 “Glossary”; Annexure A.2 “SAINTS Scheme of Arrangement”; Annexure B “Deed Poll”; Annexure C.2 “Notice of SAINTS Scheme Meeting”; and any other Section referred to in this Section 10.

ST.GEORGE SCHEME BOOKLET

10.2   Key dates

The following table sets out the key dates for the SAINTS Scheme.

Record date for the SAINTS quarterly dividend payable on 20 November 2008	Wednesday 5 November 2008

Latest time and date for receipt of SAINTS Holders Proxy Forms (or	12.00pm (Sydney time) on
submission of proxy appointment(s) online) for the SAINTS Scheme Meeting	Tuesday 11 November 2008

Time and date for determining eligibility to vote at the	7.00pm (Sydney time) on
SAINTS Scheme Meeting	Tuesday 11 November 2008

SAINTS Scheme Meeting to be held at Exhibition Hall 1, Sydney	The later of 11.00am (Sydney time)
Convention and Exhibition Centre, Darling Harbour, Sydney	and the conclusion or adjournment of the Extraordinary General Meeting on Thursday 13 November 2008

If the resolution considered at the SAINTS Scheme Meeting is approved by the SAINTS Holders, and the Merger Proposal is approved by the St.George Shareholders:

Court hearing for approval of the SAINTS Scheme	Monday 17 November 2008

Effective Date for the SAINTS Scheme	Monday 17 November 2008
Court order lodged with ASIC and announcement to ASX	Monday 17 November 2008
Last day of trading in SAINTS – SAINTS suspended from trading	Monday 17 November 2008
on ASX from close of trading on ASX

SAINTS Dividend payment date	Thursday 20 November 2008
Payment of SAINTS quarterly dividend of $1.5244 per SAINTS	Thursday 20 November 2008

Record date for the SAINTS Scheme	7.00pm (Sydney time) on Monday 24 November 2008
Date for determining entitlement to the SAINTS Scheme Consideration and Stub Dividend	7.00pm (Sydney time) on Monday 24 November 2008

Implementation Date for the SAINTS Scheme	Monday 1 December 2008
Transfer of SAINTS to Westpac	Monday 1 December 2008

Payment of SAINTS Scheme Consideration and Stub Dividend by:	Monday 1 December 2008

• mailing cheques to SAINTS Scheme Participants; or
• making deposits into nominated bank accounts of the SAINTS Scheme Participants

This timetable is indicative only and, among other things, is subject to the satisfaction of the conditions precedent to the SAINTS Scheme, and to all necessary Court and regulatory approvals. Any variation to the timetable set out above will be announced to ASX and published on the following website: www.stgeorgemerger.com.au.

Information for SAINTS Holders (continued)

10.3          What you will receive under the SAINTS Scheme

(a)                    SAINTS Scheme Consideration

If the SAINTS Scheme is approved by the requisite majorities of SAINTS Holders (other than Excluded SAINTS Holders) and becomes Effective, SAINTS Scheme Participants will receive the SAINTS Scheme Consideration, being a $100 cash payment from Westpac for each SAINTS that is held on the Scheme Record Date (currently expected to be 7.00pm (Sydney time) on Monday 24 November 2008).

(b)                    Stub Dividend

If the SAINTS Scheme is approved by the requisite majorities of SAINTS Holders (other than Excluded SAINTS Holders) and becomes Effective, SAINTS Scheme Participants will also receive from St.George a Stub Dividend (see below) for each SAINTS that is held on the Scheme Record Date (currently expected to be 7.00pm (Sydney time) on Monday 24 November 2008).

The Stub Dividend is a fully franked dividend to be paid by St.George to represent the dividend that would accrue on each SAINTS in the period:

(i)                       from and including the SAINTS Dividend payment date of 20 November 2008; and

(ii)                    up to but excluding the Implementation Date.

The calculation and payment of the Stub Dividend will be made in accordance with, and subject to, provisions which are substantially the same as clause 2 of the SAINTS terms of issue. These provisions are set out in the SAINTS Scheme – please see Annexure A.2. On the basis of an expected Implementation Date of Monday 1 December 2008, the Stub Dividend for each SAINTS would be calculated as the 90 day bank bill swap rate on 20 November 2008 plus the margin of 1.35% per annum multiplied by 0.7 (being 1 minus the tax rate of 30%), multiplied by $100 (the face value of a SAINTS), multiplied by the fraction 11/365 (where 11 is the number of days in the period for the Stub Dividend from and including 20 November 2008 until (but not including) 1 December 2008).

10.4          Payment of SAINTS Scheme Consideration and Stub Dividend

If the SAINTS Scheme becomes Effective, the SAINTS Scheme Consideration and Stub Dividend will be paid to the relevant SAINTS Scheme Participants on the Implementation Date by:

(a)                    making deposits into each SAINTS Scheme Participant’s nominated bank account registered with the St.George Registry as at the Scheme Record Date; or

(b)                   where there is no nominated bank account, mailing cheques to the SAINTS Scheme Participant’s address as it appears on the SAINTS Register.

SAINTS Holders who have not previously notified the St.George Registry of their nominated bank account, or who would like to change an existing nominated bank account, should contact the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, prior to the Scheme Record Date.

If a SAINTS Scheme Participant’s whereabouts are unknown as at the Scheme Record Date, the SAINTS Scheme Consideration and Stub Dividend will be paid into a separate bank account and held until claimed or applied under laws dealing with unclaimed monies.

10.5          Reasons for SAINTS Holders to vote in favour of the SAINTS Scheme

(a)                    The Directors unanimously recommend that SAINTS Holders vote in favour of the SAINTS Scheme, in the absence of a superior proposal

•                            The St.George Directors have concluded that, in the absence of a superior proposal, the SAINTS Scheme is in the best interests of SAINTS Holders.

(b)                    The Independent Expert has concluded that, in its opinion, the SAINTS Scheme is in the best interests of SAINTS Holders

ST.GEORGE SCHEME BOOKLET

(c)                    $100 cash consideration per SAINTS is higher than recent trading prices

•                            If the SAINTS Scheme is implemented, Westpac will acquire all of your SAINTS for $100 cash per SAINTS (which is equal to the face value per SAINTS).

•                            This is higher than the prices at which SAINTS have traded recently:

•                           the SAINTS closing price on 9 May 2008(1) was $94.95;

•                           the maximum trading price of SAINTS in the one month up to, and including, 9 May 2008 was $97.50; and

•                           the SAINTS closing price on 26 September 2008(2) was $99.00.

(d)                    The issue margin of SAINTS is significantly below recent comparable issue margins

•                            SAINTS were issued on 13 August 2004 with an issue margin of 1.35% per annum above the bank bill swap rate (BBSW).

•                            This is lower than the annual issue margin above BBSW paid on issues of similar securities by other financial services companies in the past three months:

•                           3.20% per annum for Suncorp CPS; and

•                           2.40% per annum for Westpac SPS.

•                            Accordingly, SAINTS Holders will have an opportunity to receive an attractive price for their SAINTS and may be able to reinvest the proceeds into a similar security with a higher issue margin.

(e)                    If the Share Scheme becomes Effective but the SAINTS Scheme does not, your SAINTS will be compulsorily acquired

•                            Westpac has indicated that, if the Share Scheme becomes Effective but the SAINTS Scheme does not become Effective, it intends to compulsorily acquire all of the SAINTS in accordance with Part 6A.2 of the Corporations Act (see Section 4.6(f)).

•                            Generally speaking, under Part 6A.2 of the Corporations Act, a person is entitled to compulsorily acquire all of the shares and securities convertible into shares in a company where the person has at least 90% of the ordinary shares in the company and those ordinary shares represent at least 90% by value of all the securities in the company that are either shares or convertible into shares. Upon implementation of the Share Scheme, Westpac will obtain such entitlement.

•                            Westpac has not indicated when if would exercise those rights, but under Part 6A.2 of the Corporations Act it will have six months after the implementation of the Share Scheme within which to commence the compulsory acquisition process, and that process will take a statutory minimum of one month. Accordingly, it is possible that if SAINTS are compulsorily acquired, SAINTS Holders could be paid more than seven months later than they would if their SAINTS were acquired under the SAINTS Scheme.

•                            The cash amount that would be paid to SAINTS Holders upon compulsory acquisition is uncertain but would represent fair value.

•                            SAINTS Holders are entitled to object to the compulsory acquisition. If SAINTS Holders who in aggregate hold more than 10% of the SAINTS to be compulsorily acquired object to the compulsory acquisition, then Westpac would need to seek court approval of the compulsory acquisition. The court must approve the acquisition if the consideration offered represents fair value for the SAINTS.

10.6          Reasons why SAINTS Holders may consider voting against the SAINTS Scheme

•                            It is possible that a superior proposal for St.George or the SAINTS, which is more attractive for SAINTS Holders than the SAINTS Scheme, may materialise in the future. The implementation of the SAINTS Scheme would mean that SAINTS Holders would not obtain the benefit of any superior proposal.

•                            However, the St.George Board is not aware of any superior proposal and notes that since the announcement of the signing of the Merger Implementation Agreement on 26 May 2008, there has been ample opportunity for an alternative proposal to emerge. St.George Shareholders should also note that the St.George Board is subject to certain exclusivity restrictions that restrict it from encouraging, or engaging with, any person putting forward an alternative proposal, unless it is a superior proposal (see Section 7.4).

(1)                        This was the last Trading Day on ASX in SAINTS prior to the announcement of the Merger Proposal on 13 May 2008.

(2)                        This was the last Trading Day on ASX in SAINTS prior to the date of this Scheme Booklet.

Information for SAINTS Holders (continued)

10.7          SAINTS Scheme Meeting details and how to vote

On 29 September 2008, the Court made an order that the SAINTS Scheme Meeting be convened. The Court order does not constitute an endorsement of, or any other expression of opinion on, the SAINTS Scheme or this Scheme Booklet.

The SAINTS Scheme Meeting will be held at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney on Thursday 13 November 2008. It is scheduled to start at the later of 11.00am (Sydney time) and the conclusion or adjournment of the Extraordinary General Meeting.

The business of the SAINTS Scheme Meeting is to consider and, if thought fit, pass a resolution to approve, the SAINTS Scheme. The SAINTS Scheme must be approved by:

•                            a majority in number (more than 50%) of SAINTS Holders (other than Excluded SAINTS Holders) present and voting at the SAINTS Scheme Meeting (in person, by attorney, by proxy or, in the case of corporations, by corporate representative); and

•                            at least 75% of the total number of votes cast on the resolution by SAINTS Holders (other than Excluded SAINTS Holders) entitled to vote on the resolution.

Voting at the SAINTS Scheme Meeting will be by poll.

SAINTS Holders (other than Excluded SAINTS Holders) who are registered on the SAINTS Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 may vote at the SAINTS Scheme Meeting in person, by attorney, by proxy or, in the case of corporations, by corporate representative.

The SAINTS Scheme will only become Effective if the Share Scheme becomes Effective.

A Proxy Form in respect of the SAINTS Scheme Meeting is included with this Scheme Booklet. SAINTS Holders who are unable to attend the SAINTS Scheme Meeting and who wish to appoint a proxy to attend and vote at the SAINTS Scheme Meeting on their behalf should complete the SAINTS Holders Proxy Form and return it to the St.George Registry in accordance with the instructions on the form so that it is received by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. Alternatively, SAINTS Holders (other than Excluded SAINTS Holders) can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Voting is not compulsory. However, the St.George Directors unanimously recommend that, in the absence of a superior proposal, each SAINTS Holder vote in favour of the SAINTS Scheme.

The results of the SAINTS Scheme Meeting will be available shortly after the conclusion of the SAINTS Scheme Meeting and will be provided to ASX as soon as practicable and released on its website: www.asx.com.au. The results will also be posted on the following website: www.stgeorgemerger.com.au.

Please refer to the Notice of SAINTS Scheme Meeting in Annexure C.2 for further details.

10.8          Relationship with the Share Scheme

In summary, the SAINTS Scheme will only become Effective if:

•                            it is agreed to by the requisite majorities of SAINTS Holders at the SAINTS Scheme Meeting to be held on Thursday 13 November 2008;

•                            all approvals, consents, modifications or waivers of a governmental agency which are reasonably necessary to implement the SAINTS Scheme are obtained;

•                            it is approved by the Court on the Court Approval Date (expected to be Monday 17 November 2008); and

•                            the Share Scheme becomes Effective.

If any of these events do not occur, the SAINTS Scheme will not proceed and SAINTS Holders will continue to hold SAINTS.

However, as the Share Scheme is not conditional on the SAINTS Scheme becoming Effective, the Share Scheme can proceed even if the SAINTS Scheme does not proceed. If this occurs then, as set out in Section 4.6(f), it is Westpac’s intention to compulsorily acquire the SAINTS under Part 6A.2 of the Corporations Act.

The cash amount that would be paid to SAINTS Holders upon compulsory acquisition is uncertain but would represent fair value. However, SAINTS Holders will receive that cash amount later than they would if the SAINTS Scheme became Effective.

ST.GEORGE SCHEME BOOKLET

10.9          Announcement of financial results and dividends

Please refer to Section 1.12 for information about when St.George and Westpac expect to announce their full year results to 30 September 2008.

Following the release of these results, the St.George Board will request the Independent Expert to review the results and, if the Independent Expert is able to do so, confirm that the results do not change the Independent Expert’s opinion that the SAINTS Scheme is in the best interests of SAINTS Holders. The outcome of this review will be announced to ASX and released on its website www.asx.com.au and also placed on the website www.stgeorgemerger.com.au in advance of the SAINTS Scheme Meeting.

10.10   Implementation of the SAINTS Scheme

(a)       Deed Poll

On 10 September 2008, Westpac executed the Deed Poll. Under the Deed Poll, Westpac agreed, subject to the SAINTS Scheme becoming Effective, to provide each SAINTS Scheme Participant with the SAINTS Scheme Consideration to which it is entitled under the SAINTS Scheme.

A copy of the Deed Poll is attached as Annexure B.

(b)                    Overview of implementation steps

The key steps to implement the SAINTS Scheme are set out below.

(i)                       SAINTS Holders will vote on whether to approve the SAINTS Scheme at the SAINTS Scheme Meeting.

(ii)                    If

(A)               St.George Shareholders approve the Share Scheme and the Constitution Amendment;

(B)                 SAINTS Holders approve the SAINTS Scheme; and

(C)                 the other conditions precedent to the Share Scheme and the SAINTS Scheme (other than approval by the Court and the Share Scheme becoming Effective) are satisfied or waived,

then St.George will apply to the Court to approve the SAINTS Scheme at the Second Court Hearing.

(iii)                 If the Court approves the Share Scheme and the SAINTS Scheme, St.George will lodge with ASIC a copy of the Court orders approving the Share Scheme and the SAINTS Scheme. This date will be the Effective Date for the SAINTS Scheme and will be the last day on which trading in SAINTS on ASX can occur.

(iv)                On the Implementation Date, provided that the SAINTS Scheme has become Effective:

(A)               Westpac will acquire all existing SAINTS and will provide the SAINTS Scheme Consideration to SAINTS Scheme Participants; and

(B)                 St.George will pay the Stub Dividend to SAINTS Scheme Participants.

(v)                   On a date after the Implementation Date as determined by Westpac, St.George will apply for termination of the official quotation of the SAINTS on ASX.

These steps are described in further detail below. The expected dates for the key steps are set out in Section 10.2 (but those dates are subject to possible change).

(c)                    SAINTS Scheme Meeting

In accordance with orders of the Court dated 29 September 2008, SAINTS Holders (other than Excluded SAINTS Holders) will be asked to vote in favour of the SAINTS Scheme at the SAINTS Scheme Meeting.

The Notice of SAINTS Scheme Meeting, which includes:

•                            details of the time and place of the SAINTS Scheme Meeting; and

•                            the resolution which SAINTS Holders will be asked to consider and, if thought fit, to approve the SAINTS Scheme,

is set out in Annexure C.2. The requisite voting majorities are set out in Section 10.7.

Voting at the SAINTS Scheme Meeting will be by poll.

(d)                    Court approval at Second Court Hearing

If the Share Scheme and the Constitution Amendment are approved by the requisite majorities of St.George Shareholders, and all other Conditions Precedent to the Share Scheme (other than approval by the Court) have been satisfied or waived, then St.George will apply to the Court for orders approving the Share Scheme at the Second Court Hearing.

Given that the SAINTS Scheme is conditional upon the Share Scheme becoming Effective, St.George will only make the equivalent application to the Court in respect of the SAINTS Scheme if:

•                            St.George Shareholders approve the Share Scheme and the Constitution Amendment;

•                            SAINTS Holders approve the SAINTS Scheme; and

•                            the other conditions precedent to the Share Scheme and the SAINTS Scheme (other than approval by the Court and the Share Scheme becoming Effective) are satisfied or waived,

Each SAINTS Holder has the right to appear at the Second Court Hearing in respect of the SAINTS Scheme.

Information for SAINTS Holders (continued)

(e)                    Effective Date (last date of trading of SAINTS on ASX)

If the Court approves the Share Scheme and the SAINTS Scheme, St.George will lodge with ASIC an office copy of the Court order approving those Schemes. Those Schemes will become Effective on the date that lodgement occurs. This date is the Effective Date for those Schemes.

Upon the Share Scheme and the SAINTS Scheme becoming Effective, St.George will give notice of those events to ASX. St.George will apply to ASX for St.George Shares and SAINTS to be suspended from official quotation on ASX from close of trading on the Effective Date.

On a date after the Implementation Date as determined by Westpac, St.George will apply for termination of the official quotation of St.George Shares and SAINTS on ASX, and to have itself removed from the official list of ASX.

(f)                      Scheme Record Date

The Scheme Record Date for the SAINTS Scheme if it becomes Effective is the date which is five Business Days after the Effective Date for the SAINTS Scheme. This is currently expected to be Monday 24 November 2008.

As at 7.00pm (Sydney time) on the Scheme Record Date, only:

•                            those persons registered as holders of SAINTS (other than Excluded SAINTS Holders) will be entitled to receive the SAINTS Scheme Consideration under the SAINTS Scheme; and

•                            all persons registered as holders of SAINTS will be entitled to receive the Stub Dividend under the SAINTS Scheme.

(g)                   Determination of SAINTS Scheme Participants

(i)                       Dealings in SAINTS on or prior to the Scheme Record Date

For the purposes of establishing who are SAINTS Scheme Participants, dealings in SAINTS will be recognised by St.George provided that:

(A)                in the case of dealings of the type to be effected on CHESS, the transferee is registered as the holder of the relevant SAINTS on or before the Scheme Record Date; or

(B)                  in all other cases, registrable transfers or transmission applications in respect of those dealings are received at the place where the SAINTS Register is kept on or before the Scheme Record Date (in which case St.George must register such transfers and applications on or before the Scheme Record Date).

St.George will not accept for registration, or recognise for the purpose of establishing who are SAINTS Scheme Participants, any transfer or transmission application in respect of SAINTS received after these times.

(ii)                    Dealings in SAINTS after the Scheme Record Date As at the Scheme Record Date (and other than for Westpac following the Implementation Date):

(A)                all statements of holding in respect of SAINTS cease to have effect as documents of title in respect of such SAINTS; and

(B)                  each entry on the SAINTS Register at that date will cease to have any effect other than as evidence of entitlement to the SAINTS Scheme Consideration and Stub Dividend.

(h)                   Implementation Date

The Implementation Date is the date which is five Business Days after the Scheme Record Date. If the SAINTS Scheme becomes Effective, then on the Implementation Date Westpac will acquire all existing SAINTS and will pay the SAINTS Scheme Consideration to the SAINTS Scheme Participants, and St.George will pay the Stub Dividend to the SAINTS Scheme Participants.

In the case of SAINTS held in joint names, the SAINTS Scheme Consideration and Stub Dividend will be paid to the person whose name first appears on the SAINTS Register as at the Scheme Record Date.

Once the SAINTS Scheme Consideration has been provided, the SAINTS will be transferred to Westpac without any need for further action by any SAINTS Scheme Participant.

10.11   Tax implications – SAINTS Scheme

(a)                    Overview

This outline contains a general overview of the Australian income tax and GST implications of the SAINTS Scheme for SAINTS Holders who are Australian residents for Australian taxation purposes (but not temporary residents) and who hold their SAINTS on capital account.

The outline does not address the tax treatment for SAINTS Holders who:

(i)                       hold their SAINTS on revenue account, such as banks and share traders; or

(ii)                    are non-residents of Australia for Australian taxation purposes (including non-resident shareholders who currently hold their SAINTS through a permanent establishment in Australia).

The information contained in this outline is of a general nature only. It does not constitute tax advice and should not be relied upon as such. All SAINTS Holders should contact their financial, legal, tax or other professional adviser on the consequences of participating in the SAINTS Scheme, based on their particular circumstances.

ST.GEORGE SCHEME BOOKLET

SAINTS Scheme Participants (other than Excluded SAINTS Holders) will receive the SAINTS Scheme Consideration (being equal to $100, the face value of the SAINTS) for each SAINTS that is held on the Scheme Record Date. SAINTS Holders will also receive their quarterly fully franked dividend to be paid by St.George on 20 November 2008 to persons registered as SAINTS Holders as at 5 November 2008 (SAINTS Dividend). If the Implementation Date of the SAINTS Scheme occurs after 20 November 2008, then SAINTS Scheme Participants will also receive a Stub Dividend.

(b)                    Australian tax consequences of participating in the SAINTS Scheme

The transfer of SAINTS to Westpac will be a CGT event for SAINTS Holders, who will:

(i)                       make a capital gain if the capital proceeds received for their SAINTS are greater than the cost base of their SAINTS; or

(ii)                    make a capital loss if the capital proceeds received for their SAINTS are less than the reduced cost base of their SAINTS.

The capital proceeds should generally be equal to $100 for each SAINTS transferred. If St.George pays a Stub Dividend to SAINTS Holders, then this may also form part of the capital proceeds. Importantly, if the Stub Dividend does form part of the capital proceeds, then any capital gain arising should be reduced under the CGT anti overlap rule by the Stub Dividend as it will also be included in a SAINTS Holder’s assessable income as a dividend (see sub-section (c) below). There will be no reduction in capital proceeds in respect of a Stub Dividend if a SAINTS Holder makes a capital loss.

The cost base and reduced cost base of the SAINTS will generally include their original cost of acquisition, plus incidental costs incurred in relation to their acquisition or disposal.

Individuals, complying superannuation entities or trustees that have held their SAINTS for at least 12 months prior to the Implementation Date of the SAINTS Scheme (being the date of disposal) should be entitled to discount the amount of the capital gain (after the application of any current year or carry forward capital losses). The amount of this discount is 50% for individuals and trustees and 331/3% for complying superannuation entities. The CGT discount is not available for companies that are not trustees (subject to limited exceptions for life insurance companies). SAINTS Holders that are trustees should seek specific tax advice regarding the tax consequences of distributions to beneficiaries attributable to discount capital gains.

A capital loss that arises as a result of participating in the SAINTS Scheme may be used to offset capital gains derived in the same or subsequent years of income, but cannot be offset against ordinary income.

SAINTS Holders who do not hold their SAINTS on capital account should seek independent professional advice on the consequences of participating in the SAINTS Scheme.

(c)                    SAINTS Dividend and Stub Dividend

Subject to the “holding period” rules (see below), a SAINTS Holder must include in their assessable income the SAINTS Dividend and Stub Dividend received in respect of the SAINTS and the accompanying franking credits. SAINTS Holders should be entitled to a tax offset equal to the amount of the franking credits. Individuals and complying superannuation entities should be entitled to a tax refund if a tax offset for a franked distribution exceeds their tax liabilities. Special rules apply to shareholders that are companies.

To qualify for franking credits and the tax offset, the holding period rules must be satisfied, whereby the SAINTS must be held at risk for at least 45 clear days (not including the date of acquisition or date of disposal) and free of any related payment obligations. Examples of risk reduction arrangements which materially diminish the risks of loss or opportunities for gain include sale options or hedging arrangements, and an example of a related payment would be a dividend swap arrangement.

An exemption from the holding period rules (but not the related payment obligation rule) will be available for a SAINTS Holder who is an individual and whose total franking credit entitlement is $5,000 or less (aggregating all dividends) for the 2009 income year.

(d)                    GST

No GST should generally be payable in respect of the SAINTS Scheme. There may be an indirect GST cost in relation to GST charged on supplies related to the SAINTS Scheme (e.g. legal and other adviser fees paid to obtain advice on whether to participate in the SAINTS Scheme).

Information for SAINTS Holders (continued)

10.12   Deemed warranty

Your attention is drawn to the warranties that SAINTS Scheme Participants will be deemed to have given, if the SAINTS Scheme takes effect, in clause 4.5 of the SAINTS Scheme. The SAINTS Scheme is set out in full in Annexure A.2.

In summary, clause 4.5 of the SAINTS Scheme provides that, if the SAINTS Scheme becomes Effective, each SAINTS Scheme Participant is deemed to have warranted to St.George and Westpac that:

(a)                    as at the Implementation Date, all of their SAINTS will be free from all mortgages, charges, liens, encumbrances and interests of third parties and there are otherwise no restrictions preventing the transfer of the SAINTS to Westpac; and

(b)                   the SAINTS Scheme Participant has full power and capacity to transfer their SAINTS.

10.13   Obtaining further information

If you have any questions, including about obtaining a copy of the Scheme Booklet Supplement, please contact the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or visit the website www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au. If you are in any doubt about anything in this Scheme Booklet or the Scheme Booklet Supplement, contact your financial, legal, tax or other professional adviser.

ST.GEORGE SCHEME BOOKLET

Information for Award Option Holders

Information for Award Option Holders (continued)

11.1 Overview

This Section 11 contains information for Award Option Holders to consider in connection with the Option Scheme, the key aspects of which are as follows:

(a)               the Option Scheme is a scheme of arrangement between St.George and Award Option Holders (other than Excluded Award Option Holders for which there are separate arrangements as disclosed in Section 1.17(c)) which, if implemented, will result in the cancellation by St.George of all the Award Options held by those Award Option Holders;

(b)              the Option Scheme requires approval by Award Option Holders (other than Excluded Award Option Holders) and the Court, and is conditional upon the Share Scheme becoming Effective;

(c)               the meeting of Award Option Holders (other than Excluded Award Option Holders) to vote on the Option Scheme will be held on Thursday 13 November 2008 at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney;

(d)              if the Option Scheme becomes Effective, each Award Option (other than those held by Excluded Award Option Holders) will be cancelled in exchange for the issue or transfer by Westpac of 1.31 Westpac Shares for each Award held on the Scheme Record Date, with some of those Westpac Shares to be subject to disposal restrictions and held under the Westpac Restricted Share Plan;

(e)               the Directors unanimously recommend that Award Option Holders vote in favour of the Option Scheme, in the absence of a superior proposal; and

(f)                 the Independent Expert has concluded that, in its opinion, the Option Scheme is in the best interests of Award Option Holders.

The Option Scheme, together with the Deeds of Cancellation, represent the proposal agreed between St.George and Westpac in relation to the Options, as contemplated by the Merger Implementation Agreement.

In addition to this Section 11, Award Option Holders should have regard to the following sections of this Scheme Booklet: “Why you should vote in favour of the Merger Proposal”; “Why you may consider voting against the Merger Proposal”; “Other relevant considerations for St.George Shareholders”; Section 2 “Information about St.George”; Section 3 “Information about Westpac”; Section 4 “Profile of the Merged Group”; Section 5 “Risks associated with the Merger Proposal”; Section 7 “key terms of the Merger Implementation Agreement”; Section 8 “Summary of the Independent Expert’s Report”; Section 12 “Additional information”; Section 13 “Glossary”; Annexure A.3 “Option Scheme of Arrangement”; Annexure B “Deed Poll”; Annexure C.3 “Notice of Option Scheme Meeting”; and any other section of this Scheme Booklet referred to in this Section 11.

ST.GEORGE SCHEME BOOKLET

11.2 Key dates

The following table sets out the key dates for the Option Scheme.

Latest time and date for receipt of Award Option Holders Proxy Forms (or submission of proxy appointment(s) online) for the Option Scheme Meeting	12.00pm (Sydney time) on Tuesday 11 November 2008
Time and date for determining eligibility to vote at the Option Scheme Meeting	7.00pm (Sydney time) on Tuesday 11 November 2008
Option Scheme Meeting to be held at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney	The later of 11.30am (Sydney time) and the conclusion or adjournment of the SAINTS Scheme Meeting on Thursday 13 November 2008

If the resolution considered at the Option Scheme Meeting is approved by the Award Option Holders and the Merger Proposal is approved by the St. George Shareholders:

Court hearing for approval of the Option Scheme	Monday 17 November 2008

Effective Date for the Option Scheme	Monday 17 November 2008
Court order lodged with ASIC and announcement to ASX	Monday 17 November 2008
Westpac Shares issued or transferred as Option Scheme Consideration	Tuesday 18 November 2008
commence trading on ASX on a deferred settlement basis*
Deadline for exercising Award Options (where they are exercisable)	5.00pm (Sydney time) on
Thursday 20 November 2008

7.00pm (Sydney time) on
Record date for the Option Scheme	Monday 24 November 2008
Scheme Record Date for determining entitlement to the	7.00pm (Sydney time) on
Option Scheme Consideration	Monday 24 November 2008

Implementation Date for the Option Scheme	Monday 1 December 2008
Award Options cancelled by St.George and Westpac Shares issued or transferred to Option Scheme Participants	Monday 1 December 2008
Commencement of despatch to Option Scheme Participants of holding statements confirming the issue or transfer of Westpac Shares	Monday 1 December 2008
Last day of deferred settlement trading on ASX of Westpac Shares issued or transferred as Option Scheme Consideration	Monday 1 December 2008
Westpac Shares issued or transferred as Option Scheme Consideration commence trading on a normal settlement basis on ASX*	Tuesday 2 December 2008

*                               Note that Westpac Shares issued or transferred under the Westpac Restricted Share Plan cannot be traded until the applicable vesting period has expired. See Section 11.4 for more information.

This timetable is indicative only and, among other things, is subject to the satisfaction of the conditions precedent to the Option Scheme, and to all necessary Court and regulatory approvals. Any variation to the timetable set out above will be announced to ASX and published on the website www.stgeorgemerger.com.au.

Information for Award Option Holders (continued)

11.3 What you will receive under the Option Scheme

If the Option Scheme is approved by the requisite majorities of Award Option Holders (other than Excluded Award Option Holders) and becomes Effective:

•                               all of the Award Options held by Option Scheme Participants will be cancelled on the Implementation Date of the Option Scheme; and

•                               in consideration for that cancellation, Westpac will on the Implementation Date of the Option Scheme issue or transfer 1.31 Westpac Shares to each Option Scheme Participant for each Award Option held on the Scheme Record Date, subject where applicable, to disposal restrictions under the Westpac Restricted Share Plan (Option Scheme Consideration).

Any fractional entitlement to a part of a Westpac Share in respect of a tranche of Award Options which is:

•                               0.5 or greater will be rounded up to the nearest whole number of Westpac Shares in respect of that tranche; and

•                               less than 0.5 will be rounded down to the nearest whole number of Westpac Shares in respect of that tranche.

Unvested Award Options

Where the Award Options are unvested immediately prior to the Scheme Record Date, the Westpac Shares will be issued or transferred under the Westpac Restricted Share Plan (the terms of which are summarised in Section 11.4). Those Westpac Shares will not be subject to any performance hurdles (including where the Award Options were previously subject to performance hurdles), but will be subject to a vesting period during which the Westpac Shares must remain held in the Westpac Restricted Share Plan and cannot be sold and will be subject to forfeiture in certain circumstances. The vesting period with respect to each award of Westpac Shares will replicate the tenure hurdles that applied to the Award Options which they replaced under the Option Scheme. For example, if a person’s Award Options would have vested on 30 September 2010, the vesting period for the replacement Westpac Shares will similarly end on 30 September 2010. The tenure hurdles applicable to each tranche of Award Options is set out in Schedule 1 of Annexure A.3.

Any additional disposal restrictions that a participant may have elected to apply after shares have been acquired from the exercise of Award Options will be disregarded as a result of the merger.

Vested Award Options

Where the Award Options are vested and remain unexercised immediately prior to the Scheme Record Date, holders will still receive Westpac Shares which are unrestricted, and issued or transferred outside the Westpac Restricted Share Plan.

In determining whether Award Options can vest prior to the Scheme Record Date, the Award Options will remain subject to satisfaction of any performance conditions that apply in respect of the period ending 30 September 2008.

Ceasing employment before the Implementation Date

If an Award Option Holder has ceased employment with the St.George Group before the Implementation Date, and subject to the Share Scheme becoming Effective:

•                               if the date on which the Award Option Holder ceases employment (Cessation Date) is on or before 30 September 2008, any unvested Award Options on the Implementation Date will be cancelled on that date and the Award Option Holder will not be entitled to receive any Westpac Shares in respect of those Award Options; and

•                               if the Cessation Date is after 30 September 2008, the Award Option Holder will receive unrestricted Westpac Shares as described above in respect of unvested Award Options which have a first prescribed exercise date of 30 September 2009 or which are subject to retesting on 30 September 2009; however, those Westpac Shares will not be issued or transferred under the Westpac Restricted Share Plan. Unvested Award Options with a first prescribed exercise date after 30 September 2009 will be cancelled on the Implementation Date and the Award Option Holder will not be entitled to receive any Westpac Shares in respect of those Award Options.

Exercising vested Award Options before the Scheme Record Date

The Option Scheme does not prevent an Award Option Holder from exercising any Award Options, where they are exerciseable, provided that the notice of exercise is received no later than two business days before the Scheme Record Date of the Share Scheme. Any St.George Shares which are issued as a result of such exercise will be transferred to Westpac under the Share Scheme, and therefore the holder of those St.George Shares at the Scheme Record Date will receive Westpac Shares in exchange for those St.George Shares and will be entitled to receive the St.George 2008 Final Dividend and the Special Dividend.

ST.GEORGE SCHEME BOOKLET

Deemed warranty

Under the Option Scheme, Award Option Holders warrant that all their Award Options will, at the date of cancellation of those Award Options, be free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind and that they have full power and capacity to deal with their Award Options together with any rights attaching to such Award Options.

When you will receive Option Scheme Consideration

Westpac Shares provided as Option Scheme Consideration will be issued or transferred to Option Scheme Participants on the Implementation Date, which is currently expected to be Monday 1 December 2008. Where Westpac Shares are issued or transferred, those Westpac Shares are currently expected to trade on a deferred settlement basis from the commencement of trading on Tuesday 18 November 2008. Any Westpac Shares granted under the Westpac Restricted Share Plan, whether issued or transferred, will be restricted until the vesting period applicable to them has passed. Westpac reserves the right to determine whether it will issue or transfer the Westpac Shares to be provided as Option Scheme Consideration.

Westpac Shares issued or transferred under the Westpac Restricted Share Plan cannot be traded until the applicable vesting period has expired. See Section 11.4 for more information.

It is the responsibility of each Award Option Holder who becomes a New Westpac Shareholder and whose Westpac Shares are not held in the Westpac Restricted Share Plan to confirm their holding before trading in New Westpac Shares to avoid the risk of selling shares they do not own.

New Westpac Shareholders who sell New Westpac Shares before they receive their holding statement do so at their own risk. St.George, Westpac and the Westpac Registry disclaim all liability (to the maximum extent permitted by law) to persons who trade New Westpac Shares before receiving their holding statements, whether on the basis of confirmation of the allocation provided by Westpac or the Westpac Registry.

All holding statements and confirmations of CHESS holdings for Westpac Shares received in relation to the Option Scheme are expected to be despatched within five Business Days after the Implementation Date.

Trading on ASX of New Westpac Shares on a normal settlement basis is expected to commence on Tuesday 2 December 2008.

11.4 Summary of Westpac Restricted Share Plan for Award Option Holders

The Westpac Restricted Share Plan is an equity plan designed to retain and reward employees whose performance is key to Westpac’s future success.

This Section summarises key aspects of the Westpac Restricted Share Plan Rules as they will apply to Award Option Holders who receive Westpac Shares under the Westpac Restricted Share Plan in relation to the Option Scheme. Award Option Holders can obtain a copy of the Westpac Restricted Share Plan Rules by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday.

(a)               When will Westpac Shares be allocated under the Westpac Restricted Share Plan?

Westpac Shares will be issued or transferred to Award Option Holders under the Westpac Restricted Share Plan on the Implementation Date in respect of any unvested Award Options they hold on the Scheme Record Date. Where the Award Options are vested immediately prior to the Scheme Record Date, the Award Option Holder will still receive Westpac Shares but those Westpac Shares will be unrestricted and issued or transferred outside the Westpac Restricted Share Plan.

(b)               What is the vesting period for Westpac Shares allocated under the Westpac Restricted Share Plan?

Westpac Shares issued under the Westpac Restricted Share Plan will be restricted for a defined period (vesting period) after which they will be released from the Westpac Restricted Share Plan provided the relevant Award Option Holder has remained in Westpac employment and provided those Westpac Shares have not been forfeited (see Section 11.4(h)). Once the Westpac Shares are released, they can continue to be held, or sold, by the holder.

The vesting period for each award of Westpac Shares under the Westpac Restricted Share Plan will replicate the tenure hurdles that applied to the Award Options they replaced under the Option Scheme. For example, if an Award Option Holder’s Award Options would have vested on 30 September 2010, the vesting period for the replacement award of Westpac Shares will end on 30 September 2010.

The vesting period that applies to each award of Westpac Shares under the Option Scheme is the period ending on the relevant “Prescribed Exercise Date” set out in Schedule 1 of Annexure A.3.

Information for Award Option Holders (continued)

(c)               Will performance hurdles apply to Westpac Shares granted under the Westpac Restricted Share Plan?

No, there are no performance hurdles applicable to any Westpac Shares held in the Westpac Restricted Share Plan.

(d)               Will an Award Option Holder receive dividends on Westpac Shares allocated under the Westpac Restricted Share Plan?

Westpac Shares awarded under the Westpac Restricted Share Plan rank equally with unrestricted Westpac ordinary shares for dividends throughout the applicable vesting period (other than the Westpac FY2008 Final Dividend). So when dividends are paid, Westpac Shares in the Westpac Restricted Share Plan will receive them in the same way as unrestricted Westpac ordinary shares. Westpac Shares in the Westpac Restricted Share Plan also rank equally with other Westpac ordinary shares for voting rights.

(e)               How will the Westpac Restricted Share Plan work in relation to Award Options?

The number of Westpac Shares an Award Option Holder will receive under the Westpac Restricted Share Plan will depend on the number of unvested Award Options they hold on the Scheme Record Date.

The Westpac Shares will be registered in the name of the Award Option Holder and must generally be held in the Westpac Restricted Share Plan for the full vesting period.

The Westpac Shares vest at the end of the vesting period, provided the Award Option Holder has remained continuously employed by the Westpac Group during the entire vesting period and provided the Westpac Shares have not been forfeited as set out in Section 11.4(h).

If an Award Option Holder leaves St.George prior to the Implementation Date, that person will not receive any Westpac Shares under the Westpac Restricted Share Plan, rather the person will receive unrestricted Westpac Shares on the basis set out under the sub-heading “Ceasing employment before the Implementation Date”. Refer to Section 11.3 for more information.

Special rules govern the treatment of Westpac Shares held under the Westpac Restricted Share Plan if an Award Option Holder leaves the Westpac Group before the end of the applicable vesting period. These rules are explained in Section 11.4(f).

While in the Westpac Restricted Share Plan, Westpac Shares may not be transferred or otherwise dealt with. In addition, a holder may not grant any security interest over the shares, or otherwise deal in the shares or any interest in the shares. A holder also may not enter into any hedging transaction in relation to any unvested Westpac Shares awarded under the Westpac Restricted Share Plan.

Vested Westpac Shares will be released from the Westpac Restricted Share Plan once the applicable vesting period expires. Those unrestricted Westpac Shares can continue to be held, or sold, as the holder wishes.

As Westpac Shareholders, persons who hold Westpac Shares in the Westpac Restricted Share Plan will be eligible to receive dividends. Australian based employees may also participate in the Westpac Dividend Reinvestment Plan.

Where Westpac Shares are forfeited, persons who hold Westpac Shares in the Westpac Restricted Share Plan will not be required to repay or return any dividends paid or received as shares under the Westpac Dividend Reinvestment Plan in relation to those Westpac Shares prior to their forfeiture.

While a person remains the holder of Westpac Shares (including those held in the Westpac Restricted Share Plan), the person will be entitled to receive all shareholder communications and to attend and vote on any matters at all general meetings.

(f)                 Special rules on cessation of employment or change of control

The Westpac Restricted Share Plan contains special rules dealing with the treatment of Westpac Shares held in the plan in the event that the holder ceases to be employed within the Westpac Group, or the Westpac Board reasonably believes that there may be a change in control of Westpac.

The following table summarises the treatment of any Westpac Shares which Award Option Holders will receive in relation to the Option Scheme under the Westpac Restricted Share Plan if the Award Option Holder ceases to be employed within the Westpac Group during the vesting period applicable to the Westpac Shares of that Award Option Holder.

ST.GEORGE SCHEME BOOKLET

Circumstance		Treatment

—	Death	All unvested shares become vested shares.
—	Total and permanent disablement
—	Retirement
—	Change of control
—	Retrenchment

All unvested shares become vested shares unless the Westpac Board determines the employee has engaged in misconduct, the employee has acted fraudulently or dishonestly or the employee is in material breach of their obligations to the Westpac Group.

—	Award Option Holder’s employer ceases to be a Westpac Group company	All unvested shares become vested shares unless the Westpac Board determines otherwise.

—	Resignation	All unvested shares are forfeited unless the Westpac Board determines otherwise.

—	Dismissal and any circumstances other than above	All unvested shares are forfeited unless the Westpac Board determines otherwise.

In the circumstances above, all vested shares will be released from the Westpac Restricted Share Plan (unless forfeited as set out in Section 11.4(h)).

Change in control

Under the Westpac Restricted Share Plan Rules, the Westpac Board is required to make a determination if it reasonably believes that any publicly announced proposal (excluding a proposal for a dual listed company structure) may lead to a change in control of Westpac.

A change in control is defined in the Westpac Restricted Share Plan Rules as occurring when a person’s voting power is more than (or will become more than) 35% in relation to Westpac (excluding any voting power held by virtue of acceptances under an off-market takeover bid unless or until that bid is or becomes unconditional).

If the Westpac Board determines that a proposal may lead to a change in control, unvested Westpac Shares held in the Westpac Restricted Share Plan will become vested shares. Vested shares will then be released from the Westpac Restricted Share Plan and they can be held or sold, as the holder wishes.

(g)      Restrictions on dealing with shares

The Westpac Shares allocated to Award Option Holders under the Westpac Restricted Share Plan will be subject to certain conditions. The effect of these conditions is that, while the Westpac Shares remain in the Westpac Restricted Share Plan, the holder will be unable to transfer or dispose of the Westpac Shares and the Westpac Shares will be subject to potential forfeiture in certain circumstances (as set out in Section 11.4(h) below).

The conditions will come to an end once the applicable vesting period has expired, at which point the vested Westpac Shares will be released from the Westpac Restricted Share Plan.

(h)      Forfeiture of shares

Westpac Shares will be subject to forfeiture while held in the Westpac Restricted Share Plan:

•                       in certain circumstances where the Award Option Holder leaves the Westpac Group before the vesting period relating to those Westpac Shares has expired (see Section 11.4(f));

•                      where the Award Option Holder is deemed by the Westpac Board, or its delegate, to have acted fraudulently or dishonestly or in material breach of the Award Option Holder’s obligations to the Westpac Group; and

•                       where the Option Scheme Participant enters into any hedging transaction, whether directly or indirectly, in relation to any unvested Westpac Shares.

In the event that any or all of an Award Option Holder’s Westpac Shares are forfeited, the Award Option Holder will lose any right to those shares. Forfeited Westpac Shares will be transferred to the Westpac Restricted Share Plan trustee, for which the Award Option Holder will receive total consideration of $1.

(i)       When will the Westpac Shares be allocated?

The Westpac Shares will be allocated to each Option Scheme Participant on the Implementation Date, after which a holding statement will be sent to them detailing their Westpac Restricted Share Plan holding.

That holding statement will include confirmation of the Australian tax value of shares granted, calculated with reference to the grant date. For further information on taxation, please refer to the taxation summary in Section 11.12.

(j)       Tax consequences

A general summary of the tax consequences of the Option Scheme is provided in Section 11.12. The information in the tax summary is of a general nature only. It does not constitute tax advice and should not be relied upon as such. Award Option Holders should seek independent professional advice based on their own particular circumstances.

Information for Award Option Holders (continued)

(k)             What will happen to dividends paid on Westpac Shares?

If Westpac pays dividends on Westpac Shares held under the Westpac Restricted Share Plan, the holder can receive those dividends by cheque, or the holder can apply to have future dividends credited directly into their bank account.

Alternatively, the holder can elect to participate in the Westpac Dividend Reinvestment Plan, to have all or part of the holder’s dividends reinvested in shares. Shares received under the Westpac Dividend Reinvestment Plan will not be held in the Westpac Restricted Share Plan, and the holder can hold them or sell them whenever the holder wishes after they are allocated.

Information about electing direct credit or participating in the Westpac Dividend Reinvestment Plan will be provided with holding statements after the Westpac Shares are allocated to Option Scheme Participants on the Implementation Date.

(l)                 Insider trading

Maintaining high ethical standards within Westpac is one of Westpac’s core values. In accordance with Westpac’s employment policies, if an employee is in possession of price-sensitive information about Westpac that is not generally available to the market, the employee cannot sell any vested shares.

The employee must continue to hold the shares until such time as the employee is no longer in possession of any non-public price-sensitive information and the employee is otherwise able to comply with Westpac’s Insider Trading Policy. Westpac’s Insider Trading Policy will be made available to Option Scheme Participants on the Implementation Date.

(m)           Privacy

The Westpac Group will hold personal information about employees in connection with their employment and for purposes related or incidental to that employment. In general, the Westpac Group does not disclose personal information to external parties without an employee’s consent, unless required to do so by law.

(n)              Awards under the Westpac Restricted Share Plan may not be hedged

Award Option Holders may not enter into any hedging transaction, whether directly or indirectly, in relation to any unvested shares held under the Westpac Restricted Share Plan. Failure to comply with this condition will render the shares subject to forfeiture.

(o)               General

Participation in the Westpac Restricted Share Plan does not create any contractual or other right to receive any other benefits. Nothing in the Westpac Restricted Share Plan rules:

•                       confers on any person the right to become or continue as an employee of the Westpac Group;

•                       confers on any person the right to become or remain an employee or to participate in the Westpac Restricted Share Plan;

•                       affects any right which the Westpac Group may have to terminate the employment of any employee;

                             may be used to increase damages in any action brought against the Westpac Group in respect of any such termination; or

•                       confers any responsibility or liability on the Westpac Group or their respective directors, officers, employees, representatives or agents in respect of an Award Option Holder’s taxation liabilities.

The Westpac Restricted Share Plan is discretionary in nature, and the Westpac Board may amend, cancel, suspend or terminate the Westpac Restricted Share Plan at any time.

11.5 Reasons for Award Option Holders to vote in favour of the Option Scheme

(a)               Your Directors unanimously recommend that Award Option Holders vote in favour of the Option Scheme, in the absence of a superior proposal

•                       The St.George Directors have concluded that, in the absence of a superior proposal, the Option Scheme is in the best interests of Award Option Holders.

(b)               You will receive Westpac Shares free of any future performance hurdles

•                       Vesting of the Westpac Shares is not subject to the satisfaction of any performance hurdles. This means that performance hurdles (if any) that applied to your Awards Options after 30 September 2008 will no longer apply upon implementation of the Option Scheme.

ST.GEORGE SCHEME BOOKLET

(c)               You will receive dividends and voting rights on Westpac Shares you hold

•                       Irrespective of whether the Westpac Shares are subject to a vesting period under the Westpac Restricted Share Plan, you will be entitled to receive any dividends declared on those Westpac Shares (other than the Westpac FY2008 Final Dividend) and to vote in respect of those Westpac Shares while you are a holder of those Westpac Shares.

(d)               The Independent Expert has concluded that, in its opinion, the Option Scheme is in the best interests of Award Option Holders

•                      The Independent Expert has concluded that the Option Scheme results in Award Option Holders having the same number of Westpac Shares that they would have had if they had exercised (or been able to exercise) their Award Options today and participated in the Share Scheme. In other words, Award Option Holders are being treated the same way as St.George Shareholders and the same analysis and conclusions that apply to St.George Shareholders also apply to Award Option Holders. As the Independent Expert has concluded that the Merger Proposal is in the best interests of St.George Shareholders, it is therefore also in the best interests of Award Option Holders.

•                      A summary of the Independent Expert’s Report is set out in Section 8. Award Option Holders are encouraged to read this summary in its entirety, including the assumptions, qualifications and disclaimers on which the Independent Expert’s conclusions are based. The complete Independent Expert’s Report contains more detailed information on the Independent Expert’s conclusions. A copy of the complete Independent Expert’s Report is contained in the Scheme Booklet Supplement.

(e)               You will share in the potential benefits of the Merged Group as a Westpac Shareholder

•                       The reasons to vote in favour of the Share Scheme, insofar as they relate to the potential benefits of holding Westpac Shares, are also applicable to Award Option Holders as they will receive Westpac Shares if the Option Scheme is implemented (see the Section headed ‘Why you should vote in favour of the Merger Proposal’ on page 13).

(f)                 If the Share Scheme becomes Effective but the Option Scheme does not, your Award Options will be compulsorily acquired

•                       Westpac has indicated that, if the Share Scheme becomes Effective but the Option Scheme does not become Effective, it intends to compulsorily acquire all of the Award Options in accordance with Part 6A.2 of the Corporations Act (see Section 4.6(f)).

•                       Generally speaking, under Part 6A.2 of the Corporations Act, a person is entitled to compulsorily acquire all of the shares and securities convertible into shares in a company where the person has at least 90% of the ordinary shares in the company and those ordinary shares represent at least 90% by value of all the securities in the company that are either shares or convertible into shares. Upon implementation of the Share Scheme, Westpac will obtain such entitlement.

•                      Westpac has not indicated when it would exercise that entitlement, but under Part 6A.2 it will have six months after implementation of the Share Scheme within which to commence the compulsory acquisition process, and that process will take a statutory minimum of one month. Accordingly, it is possible that if Award Options are compulsorily acquired, Award Option Holders could receive consideration more than seven months later than they would if their Award Options were cancelled under the Option Scheme.

•                       The consideration that would be paid under compulsory acquisition must be in the form of cash, whereas under the Option Scheme it will be in the form of Westpac Shares which may be subject to disposal restrictions under the Westpac Restricted Share Plan.

•                       Award Option Holders are entitled to object to the compulsory acquisition. If Award Option Holders who in aggregate hold more than 10% of the Award Options to be compulsorily acquired object to the compulsory acquisition, then Westpac would need to seek court approval of the compulsory acquisition. The court must approve the acquisition if the consideration offered represents fair value for the Award Options.

Information for Award Option Holders (continued)

11.6 Reasons why Award Option Holders may consider voting against the Option Scheme

(a)               Fixed share consideration ratio for Award Option Holders

•                      The consideration that Award Option Holders will receive under the Option Scheme is fixed at 1.31 Westpac Shares per Award Option.

•                      This ratio will not change even if the value of Westpac Shares decreases or the value of St.George Shares increases, or vice versa, prior to the Implementation Date. The value of Westpac Shares received upon the Implementation Date will vary from time to time.

(b)               Potential share price volatility

•                      Under the Share Scheme and Option Scheme, Westpac will issue up to 745 million New Westpac Shares. This is equivalent to approximately 28% of the total shares in Westpac post merger (see Section 4.6(a)). If a significant number of St.George Shareholders or Award Option Holders sell the Westpac Shares they received under the Share Scheme or Option Scheme, there may be some short term volatility in the Westpac Share price.

•                       Volatility in share markets or sentiment to the financial services sector and general exposure as an ASX listed entity may mean that the future value of Westpac Shares could be lower than it is at the date of this Scheme Booklet.

(c)               Possibility of a superior proposal emerging

•                      It is possible that a superior proposal for St.George, which is more attractive for Award Option Holders than the Option Scheme, may materialise in the future. The implementation of the Option Scheme would mean that Award Option Holders would not be able to benefit from any superior proposal.

•                      However, the St.George Board is not aware of any superior proposal and notes that, since the announcement of the signing of the Merger Implementation Agreement on 26 May 2008, there has been ample opportunity for an alternative proposal to emerge.

•                      The Independent Expert believes that while there is a possibility of a superior proposal being put forward by an alternative party, the likelihood is relatively low.

(d)               Tax consequences

•                      Implementation of the Option Scheme may trigger taxation implications for Award Option Holders earlier than what would otherwise have been the case. Award Option Holders should read the taxation considerations outlined in Section 11.12 and seek professional taxation advice with respect to their individual tax situations.

(e)               Other considerations

•                      The reasons why St.George Shareholders may consider voting against the Merger Proposal, insofar as they relate to the holding of Westpac Shares, are also applicable to Award Option Holders as they will receive Westpac Shares if the Option Scheme is implemented (see the Section headed “Why you may consider voting against the Merger Proposal” on page 20).

11.7 Option Scheme Meeting details and how to vote

On 29 September 2008, the Court made an order that the Option Scheme Meeting be convened. The Court order does not constitute an endorsement of, or any other expression of opinion on, the Option Scheme or this Scheme Booklet.

The Option Scheme Meeting will be held at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney on Thursday 13 November 2008. It is scheduled to start at the later of 11.30am (Sydney time) and the conclusion or adjournment of the SAINTS Scheme Meeting.

The business of the Option Scheme Meeting is to consider and, if thought fit, to approve, the Option Scheme. The Option Scheme must be approved by:

•                      a majority in number (more than 50%) of Award Option Holders (other than Excluded Award Option Holders) present and voting at the Option Scheme Meeting (in person, by attorney or by proxy); and

•                       Award Option Holders whose Award Options amount to at least 75% of the total value of Award Options held by Award Option Holders (other than Excluded Award Option Holders) present and voting at the Option Scheme Meeting. For this purpose, each Award Option is deemed to be of equal “value” to the other Award Options, given that the Option Scheme Consideration is the same for each Award Option.

ST.GEORGE SCHEME BOOKLET

The Option Scheme will only become Effective if the Share Scheme becomes Effective.

Voting at the Option Scheme Meeting will be by poll.

Award Option Holders (other than Excluded Award Option Holders) who are registered on the Award Option Register at 7.00pm (Sydney time) on Tuesday 11 November 2008 may vote at the Option Scheme Meeting in person, by attorney or by proxy.

How to vote in person

Award Option Holders who are entitled to vote and wish to do so in person should attend the Option Scheme Meeting.

Those Award Option Holders voting in person should bring their meeting registration forms to facilitate admission to the meeting. The meeting registration form for the Option Scheme Meeting is the Award Option Holders Proxy Form included with this Scheme Booklet. Persons who are attending as an attorney should bring the original power of attorney or a certified copy, unless St.George has already noted it.

How to vote by proxy

An Award Option Holders Proxy Form in respect of the Option Scheme Meeting is included with this Scheme Booklet. Award Option Holders (other than Excluded Award Option Holders) who are unable to attend the Option Scheme Meeting and who wish to appoint a proxy to attend and vote at the Option Scheme Meeting on their behalf should complete the Award Option Holders Proxy Form and return it to the St.George Registry in accordance with the instructions on the form so that it is received by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. Alternatively, Award Option Holders (other than Excluded Award Option Holders) can submit their proxy appointment(s) online at www.stgeorgemerger.com.au, by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008.

Voting is not compulsory. However, the St.George Directors unanimously recommend that, in the absence of a superior proposal, each Award Option Holder vote in favour of the Option Scheme.

The results of the Option Scheme Meeting will be available shortly after the conclusion of the Option Scheme Meeting and will be provided to ASX as soon as practicable and released on its website www.asx.com.au. The results will also be posted on the following website: www.stgeorgemerger.com.au.

Please refer to the Notice of Option Scheme Meeting in Annexure C.3 for further details.

11.8 Relationship with the Share Scheme

The Option Scheme will only become Effective if:

•                      it is agreed to by the requisite majorities of Award Option Holders at the Option Scheme Meeting to be held on Thursday 13 November 2008;

•                      it is approved by the Court on the Court Approval Date (expected to be Monday 17 November 2008); and

•                       the Share Scheme becomes Effective.

If any of these events do not occur, the Option Scheme will not proceed and Award Option Holders will continue to hold Award Options.

However, as the Share Scheme is not conditional on the Option Scheme becoming Effective, the Share Scheme can proceed even if the Option Scheme does not proceed. If this occurs, then as set out in Section 4.6(f), it is Westpac’s intention to compulsorily acquire the Award Options under Part 6A.2 of the Corporations Act.

11.9 Risks

If the Share Scheme becomes Effective and the Option Scheme is implemented, Award Option Holders will receive Westpac Shares as Option Scheme Consideration.

The value of the Option Scheme Consideration to Award Option Holders will depend on the price of Westpac Shares and the future dividends paid on them following implementation of the Option Scheme. There are many risk factors that could adversely affect the Merged Group’s business, financial performance, results of operations, cash flows and prospects which will consequently affect the price of Westpac Shares and the future dividends paid on them. These are set out in Section 5 and Award Option Holders should have regard to them.

The Option Scheme is conditional on the Share Scheme. If the Share Scheme is not approved, the Option Scheme will not proceed.

11.10 Announcement of financial results and dividends

Please refer to Section 1.12 for information about when St.George and Westpac expect to announce their full year results to 30 September 2008.

Following the release of these results, the St.George Board will request the Independent Expert to review the results and, if the Independent Expert is able to do so, confirm that the results do not change the Independent Expert’s opinion that the Option Scheme is in the best interests of Award Option Holders. The outcome of this review will be announced to ASX and released on its website www.asx.com.au and also placed on the website www.stgeorgemerger.com.au in advance of the Option Scheme Meeting.

Information for Award Option Holders (continued)

11.11 Implementation of the Option Scheme

(a) Deed Poll

On 10 September 2008, Westpac executed the Deed Poll. Under the Deed Poll, Westpac agreed, among other things, that subject to the Option Scheme becoming Effective, it would provide each Option Scheme Participant with the Option Scheme Consideration to which it is entitled under the Option Scheme.

A copy of the Deed Poll is attached as Annexure B.

(b) Overview of implementation steps

The key steps to implement the Option Scheme are set out below.

(i)                  Award Option Holders (other than Excluded Award Option Holders) will vote on whether to approve the Option Scheme at the Option Scheme Meeting.

(ii)           If

(A)               St.George Shareholders approve the Share Scheme and the Constitution Amendment;

(B)                 the other Conditions Precedent to the Share Scheme (other than approval by the Court) are satisfied or waived; and

(C)                 Award Option Holders (other than Excluded Award Option Holders) approve the Option Scheme,

then St.George will apply to the Court to approve the Option Scheme at the Second Court Hearing.

(iii)            If the Court approves the Share Scheme and Option Scheme, St.George will lodge with ASIC a copy of the Court orders approving the Share Scheme and Option Scheme. This date will be the Effective Date for the Option Scheme.

(iv)           On the Implementation Date, provided that the Option Scheme has become Effective:

(A)               St.George will cancel all existing Award Options held by Option Scheme Participants; and

(B)                 Westpac will provide the Option Scheme Consideration to Option Scheme Participants.

These steps are described in further detail below. The expected dates for the key steps are set out in Section 11.2 (but those dates are subject to possible change).

(c)               Option Scheme Meeting

In accordance with orders of the Court dated 29 September 2008, St.George has convened the Option Scheme Meeting.

The Notice of Option Scheme Meeting, which includes details of the time and place of the Option Scheme Meeting, is set out in Annexure C.3.

At the Option Scheme Meeting, the Award Option Holders will be asked to consider and, if thought fit, pass a resolution approving the Option Scheme. The required approval thresholds are set out in Section 11.7.

Voting at the Option Scheme Meeting will be by poll.

(d)               Court approval at Second Court Hearing

If the Share Scheme and the Constitution Amendment are approved by the requisite majorities of St.George Shareholders, and all other Conditions Precedent to the Share Scheme (other than approval by the Court) have been satisfied or waived, then St.George will apply to the Court for orders approving the Share Scheme at the Second Court Hearing.

Given that the Option Scheme is conditional upon the Share Scheme becoming Effective, St.George will only make equivalent applications to the Court in respect of the Option Scheme if:

(i)                  St.George Shareholders approve the Share Scheme and the Constitution Amendment;

(ii)               the other Conditions Precedent to the Share Scheme (other than approval by the Court) are satisfied or waived; and

(iii)            Award Option Holders (other than Excluded Award Option Holders) approve the Option Scheme.

Each Award Option Holder (other than Excluded Award Option Holders) has the right to appear at the Second Court Hearing in respect of the Option Scheme.

(e) Effective Date

If the Court approves the Share Scheme and the Option Scheme, St.George will lodge with ASIC an office copy of the Court order approving those Schemes. Those Schemes will become Effective on the date that lodgement occurs. This date is the Effective Date for those Schemes.

Award Option Holders may exercise vested Award Options after the Effective Date provided that the notice of exercise is received no later than two Business Days before the Scheme Record Date of the Share Scheme. Any St.George Shares which are issued as a result of such exercise will be transferred to Westpac under the Share Scheme, and therefore the holder of those St.George Shares at the Scheme Record Date will receive New Westpac Shares in exchange for those St.George Shares.

(f) Scheme Record Date

The Scheme Record Date for the Option Scheme is the date which is five Business Days after the Effective Date for the Option Scheme. This is currently expected to be Monday 24 November 2008.

As at 7.00pm (Sydney time) on the Scheme Record Date, only those persons registered as holders of Award Options (other than Excluded Award Option Holders) will be entitled to receive the Option Scheme Consideration under the Option Scheme. These people are known as Option Scheme Participants.

(g) Implementation Date

The Implementation Date is the date which is five Business Days after the Scheme Record Date. On the Implementation Date, St.George will cancel all existing Award Options and Westpac will issue or transfer the Westpac Shares which constitute the Option Scheme Consideration to the Option Scheme Participants.

ST.GEORGE SCHEME BOOKLET

Holding statements and confirmations of CHESS holdings for Westpac Shares are expected to be despatched to Option Scheme Participants within five Business Days after the Implementation Date.

Once the Option Scheme Consideration has been provided, the Award Options will be cancelled, without any need for further actions by any Option Scheme Participant.

(h) Commencement of trading of New Westpac Shares

Westpac will seek confirmation from ASX that, as from the first Trading Day after the Effective Date (or such other date as ASX requires), New Westpac Shares issued as Option Scheme Consideration will be quoted on ASX. Westpac Shares issued or transferred as Option Scheme Consideration are currently expected to trade on a deferred settlement basis at the commencement of trading on the first Trading Day following the Effective Date (i.e. trading is expected to commence on Tuesday 18 November 2008). Any Westpac Shares granted under the Westpac Restricted Share Plan, whether issued or transferred, will be restricted until the vesting period applicable to them has passed. Westpac reserves the right to determine whether it will issue or transfer the Westpac Shares to be provided as Option Scheme Consideration.

Westpac Shares issued or transferred under the Westpac Restricted Share Plan cannot be traded until the applicable vesting period has expired. See Section 11.4 for more information.

It is the responsibility of each Award Option Holder who becomes a New Westpac Shareholder and whose New Westpac Shares are not held in the Westpac Restricted Share Plan to confirm their holding before trading in New Westpac Shares to avoid the risk of selling shares that they do not own, Award Option Holders cannot transfer New Westpac Shares held in the Westpac Restricted Share Plan (until the vesting period ends). New Westpac Shareholders who sell New Westpac Shares before they receive their holding statement or confirm their uncertificated holdings of New Westpac Shares do so at their own risk. St.George, Westpac and the Westpac Registry disclaim all liability (to the maximum extent permitted by law) to persons who trade New Westpac Shares before receiving their holding statements, whether on the basis of confirmation of the allocation provided by Westpac or the Westpac Registry.

Trading on ASX of New Westpac Shares on a normal settlement basis is expected to commence on Tuesday 2 December 2008.

11.12 Tax implications of the Option Scheme

(a)          Overview

The information below is of a general nature only and assumes that all Award Option Holders are employees of St.George at the Implementation Date and are residents (but not temporary residents) of Australia for tax purposes for the duration of the time that they participate in the Executive Performance Share Plan (EPSP).

The information contained in this outline is of a general nature only. It does not constitute tax advice and should not be relied upon as such. All Award Option Holders should seek independent professional advice based on their particular circumstances.

The information below is for individuals who participate in the EPSP. Under the EPSP, participants are provided with Award Options. An Award Option is a right to acquire a share for nil exercise price subject to any performance conditions prescribed by the Board being satisfied. A participant can choose to have St.George Shares issued on exercise of Award Options subject to disposal restrictions of nil, four or 10 years (LTI or MTI) or three, four or 10 years from the date the original Award Option was granted.

The tax treatment outlined below is on the basis that Award Option Holders vote to accept the Option Scheme.

The tax implications where an Award Option Holder has exercised Award Options to acquire St.George Shares that remain under a disposal restriction as at the Effective Date are outlined in Section 12.9.

In this Section, references to a section 139E election mean that the Award Option Holder has elected under section 139E of the Income Tax Assessment Act 1936 (Cth) to pay tax for the year of income in which they received the Award Options. This is commonly referred to as “paying tax upfront”.

(b)          Executive Performance Share Plan (EPSP)

The tax implications for participants in the EPSP will depend on:

•                      whether a section 139E election has been made by the Award Option Holder in respect of the Award Options granted under the EPSP; and

•                      whether the Award Options are vested and have been exercised to acquire St.George Shares prior to the Implementation Date.

Information for Award Option Holders (continued)

(i)            Unvested Award Options

Unvested Award Options will be cancelled and replaced with Westpac Restricted Shares on the Implementation Date (Cancellation Date).

Where a participant did not make a section 139E election in respect of Award Options

Where a participant did not make a section 139E election, they will be required to include the value of the replacement Westpac Restricted Shares as assessable income in their 2009 tax return. This value should be calculated at the Cancellation Date and will be taxed as ordinary income at the individual’s marginal rate of tax.

A further capital gain or loss will arise for the individual based on the change in the value of the Westpac Restricted Shares between the Cancellation Date and the date they are disposed of by the individual. Only 50% of the capital gain, after offsetting any capital losses, is subject to tax if the Westpac Restricted Shares have been held for more than 12 months prior to their disposal.

Where a participant in the EPSP made a section 139E election in respect of Award Options

Where a participant in the EPSP made a section 139E election in respect of the Award Options, a capital gain should arise at the Cancellation Date. The capital gain should be equal to the difference between the value of the Westpac Restricted Shares received by the participant and the cost base of the Award Options.

The first element of the cost base of an Award Option should be equal to the assessable income included in the participant’s tax return in the year of grant of the Award Option (this should be equal to the market value of the St.George Share at the date of grant). Only 50% of the capital gain, after offsetting any capital losses, is subject to tax if the Award Options have been held for more than 12 months prior to the Cancellation Date.

Implications where replacement Westpac restricted shares decline in value, or are forfeited, after Cancellation Date

Any decrease in the share price of the replacement Westpac Restricted Shares, or forfeiture of the Westpac Restricted Shares, results in a capital loss arising for participants at the date of disposal or forfeiture. There is no carry back that would enable this loss to be used to offset any assessable income that may have arisen at the Cancellation Date. A participant is not entitled to a refund of any tax paid at the Cancellation Date where the Westpac Restricted Shares are subsequently forfeited.

(ii)               Vested Award Options not exercised to acquire St.George Shares

Where a participant in the EPSP has vested Award Options and does not exercise them to acquire St.George Shares prior to the Scheme Record Date, they will be subject to tax in the same manner as outlined above in respect of unvested Award Options.

11.13 Copy of Award Option Register

Under sections 170 and 173 of the Corporations Act, any Award Option Holder has a right to inspect, and to ask for a copy of, the Award Option Register which contains details of the name and address of Award Option Holders and other details regarding the terms of the Award Options. A copy of the Award Option Register will be given to any Award Option Holder upon request and payment of the prescribed fee under the Corporations Act.

11.14 Obtaining further information

If you have any questions, including about obtaining a copy of the Scheme Booklet Supplement, please contact the St.George InfoLine on 1800 804 457 (within Australia) or +61 3 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or visit the website www.stgeorgemerger.com.au. In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au. If you are in any doubt about anything in this Scheme Booklet or the Scheme Booklet Supplement, contact your financial, legal, tax or other professional adviser.

ST.GEORGE SCHEME BOOKLET

Additional information

Additional information (continued)

This Section 12 sets out additional information required pursuant to the Corporations Act and the Corporations Regulations in respect of the Share Scheme, SAINTS Scheme and Option Scheme, and other additional information.

12.1                        St.George securities

As at the date of this Scheme Booklet (or as otherwise noted below), St.George had on issue:

(a)                                  566,529,267 St.George Shares;

(b)                                 3,500,000 SAINTS;

(c)                                  1,500,000 SPS with a face value of A$100 each;

(d)                                 3,250,000 CPS with a face value of A$100 each;

(e)                                  4,000,000 CPS II with a face value of A$100 each;

(f)                                    2,221 Borrower Shares (as at 23 September 2008);

(g)                                 193,854 Depositor Shares (as at 23 September 2008); and

(h)                                 1,720,116 Options (comprising 632,627 Award Options and 1,087,489 Executive Options).

As set out in Section 4.6(f), if the Share Scheme becomes Effective, St.George will redeem all of the SPS, CPS and CPS II. Holders of SPS, CPS and CPS II will be advised separately what will happen to their shareholdings.

As set out in Section 4.6(f), Westpac intends to compulsorily acquire the Borrower Shares and Depositor Shares after the implementation of the Share Scheme. Holders of these shares will be advised separately what will happen to their shareholdings.

12.2                        Details regarding shareholders

As at 29 August 2008, the following table represents the distribution of St.George Shareholders owning St.George Shares.

Range of St.George Shareholders

Range	Total St.George Shareholders	St.George Shares	% of total St.George Shares
1 – 1,000	87,912	38,418,629	6.78
1,001 – 5,000	54,860	120,864,638	21.33
5,001 – 10,000	8,131	56,625,520	10.00
10,001 – 100,000	5,237	111,431,381	19.67
100,001+	185	239,189,099	42.22
Total	156,325	566,529,267	100.00

As at 26 September 2008, St.George is not aware of any persons who are substantial shareholders in St.George.

ST.GEORGE SCHEME BOOKLET

12.3                        Shareholding interests of St.George Directors

(a)                                  Interests of St.George Directors in St.George securities

As at the date of this Scheme Booklet, the following St.George Directors had Relevant Interests in the marketable securities of St.George.

Name	St.George Shares	SAINTS	SPS	CPS	CPS II	Executive Options	Award Options	Instalment warrants over St.George Shares
John Curtis	25,295	318	—	—	—	—	—	15,000
Paul Fegan	219,967	—	—	—	—	356,584	72,612	—
Terry Davis	22,870	—		5,000	—	—	—	—
Richard England	5,739	—	—	—	—	—	—	—
Paul Isherwood AO	32,202	263	—	1,000	1,165	—	—	—
Linda Nicholls AO	8,997	—	—	—	—	—	—	—
Graham Reaney	51,268	—	—	—	—	—	—	—
Peter Hawkins	11,616	—	—	—	2,000	—	—	—
Rick Holliday-Smith	2,500	—	—	—	—	—	—	—

(b)                                  Interests of St.George Directors in Westpac securities

As at the date of this Scheme Booklet, the following St.George Directors had Relevant Interests in the marketable securities of Westpac.

Name	Westpac Shares	Westpac Trust Preferred Securities
John Curtis	20,000	—
Paul Fegan	—	—
Terry Davis	10,000	3,000
Richard England	—	—
Paul Isherwood AO	—	—
Linda Nicholls AO	—	—
Graham Reaney	8,200	—
Peter Hawkins	—	—
Rick Holliday-Smith	—	—

As disclosed in Sections 1.17(c) and 12.7, Paul Fegan has entered into a Deed of Cancellation under which he has a conditional right to receive Westpac Shares. As Westpac can alone determine whether such Westpac Shares are issued or transferred, Paul Fegan does not have a Relevant Interest in such Westpac Shares.

Additional information (continued)

12.4                   Interests of Westpac Directors

(a)                             Interests of Westpac Directors in Westpac securities

As at the date of this Scheme Booklet, the following Westpac Directors had Relevant Interests in the marketable securities of Westpac.

			Trust
	Westpac	Westpac	preferred	Westpac	Westpac
Name	Shares	SPS	securities	options	share rights

Elizabeth Bryan	10,456	—	—	—	—
Gordon Cairns	8,506	—	—	—	—
Ted Evans	13,775	—	—	—	—
Carolyn Hewson	13,448	—	—	—	—
Gail Kelly	277,639	—	—	364,431	82,290
Lindsay Maxsted	1,636	—	—	—	—
Peter Wilson	12,003	—	—	—	—

(b)                                  Interests of Westpac Directors in St.George securities

As at the date of this Scheme Booklet, the following Westpac Directors had Relevant Interests in the marketable securities of St.George.

Name	St.George Shares	SAINTS	SPS	CPS	CPS II	Executive Options	Award Options
Elizabeth Bryan	—	—	—	—	—	—	—
Gordon Cairns	6,012	—	—	—	—	—	—
Ted Evans	—	—	—	—	—	—	—
Carolyn Hewson	—	—	—	—	—	—	—
Gail Kelly	1,087,800	208	—	—	—	—	—
Lindsay Maxsted	—	—	—	—	—	—	—
Peter Wilson	—	—	—	—	—	—	—

12.5                        Interests and dealings of Westpac in St.George securities

(a)                                  Relevant Interest in St.George securities

As at 26 September 2008, Westpac had a Relevant Interest in 5,174,564 St.George Shares, representing approximately 0.91% of the St.George Shares then on issue.

Particulars of those St.George Shares are:

	Beneficial	Number of
Holder of Relevant Interest	owner	St.George Shares
Westpac Banking Corporation	Third parties	1,149,897
BT Investment Management Limited	Third parties	3,736,754
BT Funds Management Limited	Third parties	237,070
Westpac Life Insurance Services Limited (Westpac Life)	Third parties	50,843

ST.GEORGE SCHEME BOOKLET

As at 26 September 2008, Westpac had a Relevant Interest in 1,707 SAINTS, representing approximately 0.05% of the SAINTS then on issue.

Particulars of those SAINTS are:

Holder of Relevant Interest	Beneficial owner	Number of SAINTS
BT Investment Management Limited	Third parties	1,707

Other than as set out above, as at the date of this Scheme Booklet, Westpac did not have a Relevant Interest in any other marketable securities of St.George.

(b)                             Westpac’s voting power in St.George

As at 26 September 2008, Westpac’s voting power in St.George was 0.91%.

Westpac’s only associates in respect of St.George are Westpac’s subsidiaries. If, as at the time for determining eligiblity to vote at the Share Scheme Meeting or SAINTS Scheme Meeting (as applicable), Westpac or a Westpac subsidiary holds St.George Shares or SAINTS, then:

•                                         to the extent that entity has no beneficial interest in those securities, it will be entitled to vote on the Share Scheme or SAINTS Scheme (as applicable); and

•                                         to the extent that entity has a beneficial interest in those securities, it will not be entitled to vote on the Share Scheme or SAINTS Scheme (as applicable).

(c)                             Dealings in St.George Shares, SAINTS and Options

Neither Westpac nor any associate of Westpac has provided, or agreed to provide, consideration for any St.George Shares, SAINTS or Options under a purchase or agreement during the four months ending on the day immediately before the date of this Scheme Booklet other than the consideration provided or agreed to be provided by Westpac to Executive Option Holders in respect of the cancellation of their Executive Options and Award Options under the Deeds of Cancellation as described in Sections 1.17(c) and 12.7 and the consideration provided in respect of on-market acquisitions of St.George Shares or SAINTS by:

•                                         Westpac and its related bodies corporate acting as responsible entities, trustees or managers of managed investment schemes, superannuation trusts or private portfolio management accounts for investors;

•                                         Westpac as a result of its offering of structured products as part of its institutional banking business; and

•                                         Westpac Life and BT Life as part of their statutory fund investment portfolio.

A total of 2,648,344 St.George Shares were acquired by these entities in this period at prices per St.George Share in the range of $25.06 to $35.69.

A total of 646 SAINTS were acquired by these entities in this period at price per SAINTS in the range of $95.50 to $97.10.

12.6                        Benefits and agreements

(a)                                  Benefits in connection with retirement from office

The St.George Board terminated its retirement benefits scheme for non-executive directors, effective from 30 September 2003, following the approval of St.George Shareholders at the 2003 Annual General Meeting. Non-executive directors appointed after 30 September 2003 are not entitled to retirement benefits. Payment of retirement benefits for Directors in office at 30 September 2003 will not exceed the amount accrued in respect of that Director as at 30 September 2003 (being as set out below in respect of the current non-executive directors who have an accrued entitlement).

Name	Retirement benefit entitlement*
John Curtis (Chairman)	$340,000
Paul Isherwood	$342,000
Linda Nicholls	$145,000
Graham Reaney	$367,000

*                                         As disclosed in St.George’s 2003 Annual Report.

Other than as described above, or in Sections 4.6(b) or 12.7 or elsewhere in this Section 12.6, there is no payment or other benefit that is proposed to be made or given to any director, secretary or executive officer of St.George (or any of its Related Bodies Corporate) as compensation for the loss of, or as consideration for or in connection with his or her retirement from, office in St.George or any of its Related Bodies Corporate.

Additional information (continued)

(b)                                  No collateral benefits offered by Westpac in last four months

Other than as described in Sections 4.6(b) or 12.7 or elsewhere in this Section 12.6, during the period of four months before the date of this Scheme Booklet, none of Westpac, a Westpac Director or any associate of Westpac gave, or offered to give or agreed to give, a benefit to another person which was likely to induce the other person or an associate of the other person to:

(i)                       vote in favour of a Scheme; or

(ii)                    dispose of any St.George Shares, SAINTS or Options, which benefit was not offered to all of the relevant St.George Security Holders.

(c)                                  Agreements or arrangements connected with or conditional on the Schemes

Other than as described in Sections 4.6(b) or 12.7 or elsewhere in this Section 12.6, there are no agreements or arrangements made between any St.George Director and another person in connection with, or conditional on, the outcome of a Scheme other than in their capacity as a St.George Security Holder.

Westpac has indemnified each member of the St.George Group and their Representatives (St.George Indemnified Parties) from and against all claims, actions, proceedings, liabilities, obligations, damages, losses, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising which any of the St.George Indemnified Parties may suffer or incur by reason of:

•                 any breach of any of the warranties given by Westpac in clause 13.2 of the Merger Implementation Agreement;

•                 the inclusion or disclosure of any information referred to in clause 22.1(b) of the Merger Implementation Agreement in accordance with clause 22.1(a) of the Merger Implementation Agreement; and

•                 the performance of any obligation, the provision of any assistance or information or the undertaking of any obligation or act required or undertaken under clause 22.1 of the Merger Implementation Agreement.

St.George has indemnified each member of the Westpac Group and their Representatives (Westpac Indemnified Parties) from and against all claims, actions, proceedings, liabilities, obligations, damages, losses, harm, charges, costs, expenses, duties and other outgoings of whatever nature and however arising which any of the Westpac Indemnified Parties may suffer or incur by reason of:

•                 any breach of any of the warranties given by St.George in clause 13.1 of the Merger Implementation Agreement;

•                 the inclusion or disclosure of any information referred to in clause 22.2(b) of the Merger Implementation Agreement in accordance with clause 22.2(a) of the Merger Implementation Agreement; and

•                 the performance of any obligation, the provision of any assistance or information or the undertaking of any obligation or act required or undertaken under clause 22.2 of the Merger Implementation Agreement.

As contemplated by clause 15.2(d) of the Merger Implementation Agreement, St.George intends to purchase “run-off” insurance cover under its directors’ and officers’ liability policy for each person who is or was a director or officer of St.George and each of its subsidiaries prior to the Effective Date of the Share Scheme. From that date, the insurance cover will enable claims relating to “Wrongful Acts” (as defined in the policy) occurring prior to the Effective Date to be notified to insurers under the current directors’ and officers’ insurance policy during an extended period of seven years from the Effective Date.

(d)                                  Interests of St.George Directors in Westpac contracts

Certain St.George Directors are directors of companies outside of the St.George Group. Some of those companies have banking and other arrangements with Westpac which have been entered into on arm’s length terms and are in the ordinary course of business. In addition, certain St.George Directors and/or their respective families have personal banking and other arrangements with Westpac from time to time.

Other than as described above or elsewhere in this Section 12.6, no St.George Director has any interest in any contract entered into by Westpac.

12.7                        Deeds of Cancellation

As noted in Section 1.17(c), each of the nine individuals (comprising eight current executives and one former executive) referred to in Section 1.17(a) as holding Executive Options has entered into a Deed of Cancellation.

Under each Deed of Cancellation:

(a)               all of the Award Options and Executive Options held by that executive on the Implementation Date of the Share Scheme will be cancelled on that date; and

(b)              in consideration for that cancellation, Westpac will on the Implementation Date of the Share Scheme issue or transfer to the executive:

(i)                      in respect of the Award Options held on the Implementation Date – 1.31 Westpac Shares multiplied by the number of Award Options; and

(ii)                   in respect of the Executive Options held on the Implementation Date – 1.31 Westpac Shares multiplied by the number of Executive Options multiplied by a “valuation percentage” (see below).

The “valuation percentage”, to be calculated as at the Scheme Record Date of the Option Scheme (Valuation Date) by either Ernst & Young or Lonergan & Edwards (as provided in each Deed of Cancellation), will reflect the value of each Executive Option. It will be calculated using a binomial model for valuing options, using the following valuation inputs: (i) the exercise price; (ii) the Valuation

ST.GEORGE SCHEME BOOKLET

Date; (iii) the VWAP of St.George Shares for the five Trading Days prior to the Valuation Date; (iv) an assumption that the Executive Option will be exercised midway during the possible exercise period; (v) a risk free rate of interest being a zero coupon government bond rate with a maturity midway through the possible exercise period; (vi) an assumed volatility of the underlying St.George Share of between 25% and 30%; (vii) an annual dividend yield assumption based on the actual St.George Share FY2008 Final Dividend, followed by dividends at a yield equal to the risk free rate for the expected life thereafter; and (viii) ignoring any performance hurdles.

Each Deed of Cancellation is subject to the Share Scheme becoming Effective. St.George has obtained a conditional ASX waiver of Listing Rule 6.23.2 (which would require St.George Shareholder approval for the cancellation of the Award Options and Executive Options) (see Section 12.12(b)). A Deed of Cancellation will automatically terminate on the earlier of: (i) 31 March 2009 (or such later date as the holder, Westpac and St.George may agree) if the Share Scheme is not Effective on that date; and (ii) the date of termination of the Merger Implementation Agreement.

The Westpac Shares issued or transferred under each Deed of Cancellation will be issued or transferred under the Westpac Restricted Share Plan (the terms of which are summarised in Section 11.4) in respect of Award Options and Executive Options which are unvested as at the Scheme Record Date. Those Westpac Shares will not be subject to any performance hurdles, but will be subject to a vesting period during which the Westpac Shares must remain held in the Westpac Restricted Share Plan and cannot be sold and will be subject to forfeiture in certain circumstances. The vesting period with respect to each award of Westpac Shares issued or transferred under the Westpac Restricted Share Plan will replicate the tenure hurdles that applied to the Award Options and/or Executive Options which they replaced. For example, if an executive’s Award Options would have vested on 30 September 2010, the vesting period for the replacement Westpac Shares will similarly end on 30 September 2010.

Where the Award Options and Executive Options are vested but remain unexercised prior to the Scheme Record Date, the executives will still receive Westpac Shares but those shares will be unrestricted and issued or transferred outside the Westpac Restricted Share Plan.

If an executive ceases employment with the St.George Group before the Implementation Date, and subject to the Share Scheme becoming Effective:

(a)          if the date on which the executive ceases employment (Cessation Date) is on or before 30 September 2008, any unvested Executive Options and Award Options on the Implementation Date will be cancelled on that date and the executive will not be entitled to receive any Westpac Shares in respect of those Executive Options and Award Options; or

(b)         if the Cessation Date is after 30 September 2008, the executive will receive Westpac Shares as described above in respect of unvested Executive Options and Award Options which have a first prescribed exercise date of 30 September 2009 or which are subject to retesting on 30 September 2009; however, those Westpac Shares will not be issued or transferred under the Westpac Restricted Share Plan. Unvested Executive Options and Award Options with a first prescribed exercise date after 30 September 2009 will be cancelled on the Implementation Date and the executive will not be entitled to receive any Westpac Shares in respect of those Executive Options and Award Options.

In respect of the one former executive, his unvested Executive Options and Award Options will be subject to satisfaction of any performance conditions for the period ending 30 September 2008 and if his Executive Options and Award Options do not vest on 30 September 2008, they will be cancelled on the Implementation Date and he will not be entitled to receive any Westpac Shares in respect of those Executive Options and Award Options. Where his Award Options vest on 30 September 2008, he will receive Westpac Shares but those Westpac Shares will be unrestricted, and issued or transferred outside the Westpac Restricted Share Plan.

Each Deed of Cancellation does not prevent the executive from exercising any Award Options or Executive Options, where they are exerciseable, provided that the notice of exercise is received no later than two business days before the Scheme Record Date of the Share Scheme. Any St.George Shares which are issued as a result of such exercise will be transferred to Westpac under the Share Scheme, and therefore the holder of those St.George Shares will receive New Westpac Shares in exchange for those St.George Shares if the Share Scheme is implemented.

12.8                        Implications for employee share plan participants

The information below is for individuals who participate in the following St.George employee share and option plans:

•                 Employee Reward Plan (Reward Plan) – this plan is operated as a $1,000 tax exempt plan. St.George Shares issued under this plan are subject to disposal restrictions, being the earlier of three years from the date of acquisition or termination of employment with the St.George Group. References in this Section to shares granted under the Reward Plan refer to shares that have been granted under the Reward Plan and which are subject to the disposal restrictions at the Effective Date; and

•                 Employee Share Purchase Plan and Non-executive Directors’ Share Purchase Plan (Sacrifice Plans) – participants can elect to enter into a salary sacrifice arrangement under which they forego salary, short term incentives or director’s fees in return for being provided with an equivalent value of St.George Shares subject to disposal restrictions.

Additional information (continued)

Sections 12.8 and 12.9 also address the implications if a participant has acquired St.George Shares by exercising vested Award Options or vested Executive Options and those St.George Shares are subject to a disposal restriction at the Implementation Date. Section 11.12 deals with the implications for any Award Options that have not been exercised to acquire St.George Shares at the Implementation Date.

The implications of the Share Scheme for participants who have exercised Executive Options or Award Options to acquire St.George Shares that are not subject to any disposal restrictions immediately prior to the Implementation Date are outlined at Section 9.2.

(a)               Employee Reward Plan (Reward Plan)

St.George Shares granted to employees under the Reward Plan are subject to disposal restrictions that prevent participants from disposing of the St.George Shares until the earlier of three years from the date they were acquired or cessation of employment with the St.George Group.

If the Share Scheme becomes Effective, the shares held by the participant under the Reward Plan will take part in the Share Scheme in the same manner as St.George Shares held by other Share Scheme Participants. Participants in the Reward Plan will not be subject to any disposal restrictions in respect of the New Westpac Shares issued to them (except insofar as any employee share trading policy or applicable laws may apply to individual participants from time to time).

Participants in the Reward Plan who hold St.George Shares may attend and vote at the Share Scheme Meeting and Extraordinary General Meeting in respect of their St.George Shares (provided those participants are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008).

(b)               Employee Share Purchase Plan and Non-executive Directors’ Share Purchase Plan (Sacrifice Plans)

Participants in the Sacrifice Plans can elect that St.George Shares acquired under the Sacrifice Plans are subject to disposal restrictions that prevent the holder from disposing of the shares for a period of up to 10 years or cessation of employment with the St.George Group.

If the Share Scheme becomes Effective, the shares held by participants under the Sacrifice Plans will take part in the Share Scheme in the same manner as St.George Shares held by other Share Scheme Participants. Participants in the Sacrifice Plans will not be subject to any disposal restrictions in respect of the New Westpac Shares issued to them (except insofar as any employee share trading policy or applicable laws may apply to individual participants from time to time). Participants in the Sacrifice Plans who hold St.George Shares may attend and vote at the Share Scheme Meeting and Extraordinary General Meeting in respect of their St.George Shares (provided those participants are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008).

(c)               St.George Shares acquired from the exercise of vested Award Options or vested Executive Options

Participants in the EPSP and EOP may have elected for St.George Shares acquired as a result of the exercise of vested Award Options or vested Executive Options to remain under a disposal restriction for a period of up to 10 years from the date of the original grant of the Award Options or Executive Options.

St.George Shares held by participants that remain under a disposal restriction will participate in the Share Scheme in the same manner as shares held by other Share Scheme Participants. There will be no disposal restrictions on Westpac Shares received by participants under the Share Scheme (except insofar as any employee share trading policy or applicable laws may apply to individual participants from time to time).

Participants in the EPSP and EOP who hold St.George Shares acquired by exercising vested Award Options or vested Executive Options will be entitled to vote in respect of the St.George Shares at the Share Scheme Meeting and Extraordinary General Meeting (provided those participants are registered on the Share Register at 7.00pm (Sydney time) on Tuesday 11 November 2008).

12.9                        Tax consequences for employee share plan participants

The information below is of a general nature only and assumes that all employee share and option plan participants are employees of St.George at the Implementation Date and are residents (but not temporary residents) of Australia for tax purposes for the duration of the time that they participate in the St.George employee share and option plans.

The information contained in this outline is of a general nature only. It does not constitute tax advice and should not be relied upon as such. All St.George employees who hold shares or options should seek independent professional advice based on their particular circumstances.

In this Section 12.9, references to a section 139E election mean that the employee has elected under section 139E of the Income Tax Assessment Act 1936 (Cth) to pay tax for the year of income in which they received the shares or options. This is commonly referred to as “paying tax upfront”.

(a)               Employee Reward Plan (Reward Plan)

Participants who were granted shares under the Reward Plan can make a section 139E election for each tax year in which St.George Shares are issued to them. When this election is made, the first $1,000 of St.George Shares acquired each tax year under the Reward Plan is exempt from income tax.

ST.GEORGE SCHEME BOOKLET

(i)                      Where a participant made a section 139E election

Participants in the Reward Plan will participate in the Share Scheme in the same manner as other Share Scheme Participants. The Share Scheme will result in the replacement of the St.George Shares held by participants with Westpac Shares. The Westpac Shares will not be subject to any disposal restrictions.

The participant should be able to utilise any CGT scrip for scrip rollover relief that may be available for other Share Scheme Participants (refer to Section 9.2).

Where, for any reason, the CGT scrip for scrip rollover relief does not apply, participants will make a capital gain or capital loss based on the difference between the market value of the replacement Westpac Shares and the cost base of the St.George Shares. The market value of the replacement Westpac Shares should be worked out on the Implementation Date.

The cost base of the St.George Shares should be equal to their market value at the date they were originally acquired by the participant.

Participants in the Reward Plan should be entitled to a 50% discount on the amount of any capital gain arising in respect of the St.George Shares, after offsetting any capital losses, if they have been held for at least 12 months prior to the Implementation Date.

(ii)                  Where a participant has not made a section 139E election

Where a participant in the Reward Plan has not made a section 139E election, they will be required to include the market value of the New Westpac Shares as assessable income at the earliest of:

•                           the disposal of the New Westpac Shares;

•                           termination of employment with the St.George Group and Westpac Group; or

•                           10 years from the date the original St.George Shares were acquired.

(b)                    Employee Share Purchase Plan and Non-executive Director Plan (Sacrifice Plans)

(i)                      Where a participant has not made a section 139E election

Where a participant in a Sacrifice Plan has not made a section 139E election, they will be required to include the market value of the New Westpac Shares as assessable income at the earliest of:

•                           the disposal of the New Westpac Shares;

•                           termination of employment (including directorships) with the St.George Group and Westpac Group; or

•                           10 years from the date the original St.George Shares were acquired.

(ii)                  Where a participant has made a section 139E election

The Share Scheme will result in the replacement of the St.George Shares held by participants with New Westpac Shares. The New Westpac Shares will not be subject to any disposal restrictions.

The participant should be able to utilise any CGT scrip for scrip rollover relief that may be available for other Share Scheme Participants (refer to Section 9.2).

Where, for any reason, the CGT scrip for scrip rollover relief does not apply, participants in the relevant Sacrifice Plan will make a capital gain or capital loss based on the difference between the market value of the New Westpac Shares and the cost base of the St.George Shares. The market value of the New Westpac Shares should be worked out on the Implementation Date.

The cost base of the St.George Shares should be equal to their market value at the date they were originally acquired by the participants (i.e. the amount included as assessable income in the year of grant).

Participants should be entitled to a 50% discount on the amount of any capital gain arising in respect of the St.George Shares, after offsetting any capital losses, provided they have been held for at least 12 months prior to the Implementation Date.

(c)          St.George Shares acquired from the exercise of vested Award Options or Executive Options

Participants in the EPSP or EOP who held vested Award Options or Executive Options that they have exercised and converted into St.George Shares subject to a disposal restriction immediately prior to the Implementation Date will participate in the Share Scheme in the same manner as other Share Scheme Participants. The Westpac Shares received by participants will not be subject to any disposal restrictions (except insofar as any employee share trading policy or applicable laws may apply to participants from time to time).

(i)                 Where a participant did not make a section 139E election in respect of the Award Options or Executive Options

The participant should not be subject to tax until the earlier of disposal of the Westpac Shares, termination of employment with the St.George Group and Westpac Group, or 10 years from the grant of the original Award Option or Executive Option.

(ii)             Where a participant made a section 139E election in respect of the Award Options or Executive Options

The participant should be able to utilise any CGT scrip for scrip rollover relief that may be available for other Share Scheme Participants (refer to Section 9.2).

Additional information (continued)

Where, for any reason, the CGT scrip for scrip rollover relief does not apply, the Option Scheme will result in the participant making a capital gain or capital loss based on the difference between the market value of the Westpac Shares and the cost base of the St.George Shares.

The market value of the Westpac Shares should be calculated on the Implementation Date.

The cost base of the St.George Shares acquired by exercising Award Options will be equal to the assessable income included in the participant’s tax return in the year of grant of the Award Option (this should be equal to the market value of the St.George Shares at the date of grant). The cost base of St.George Shares acquired by exercising Executive Options will be equal to the sum of the market value of the Executive Options included as assessable income by the participant in their tax return for the year in which the section 139E election was made in respect of the Executive Options, and the exercise price of the Executive Option.

Only 50% of the amount of any capital gain arising in respect of the St.George Shares, after offsetting any capital losses, should be subject to tax if the St.George Shares have been held for at least 12 months. The 12 month holding period commences from the date the Award Option or Executive Option is exercised and converted into a St.George Share.

12.10      Status of regulatory approvals

Implementation of the Share Scheme is conditional upon the receipt of approval or confirmation from certain regulatory bodies, as set out below.

(a)       ACCC

The Condition Precedent relating to the receipt of ACCC Approval has been satisfied. On 13 August 2008, ACCC announced its decision not to oppose the proposed acquisition of St.George by Westpac.

(b)       Financial Sector (Shareholdings) Act

On 1 August 2008, Westpac lodged an application with the Federal Treasurer under section 13 of the Financial Sector (Shareholdings) Act for approval to hold an interest of up to 100% in St.George. All information requested by the Federal Treasurer and APRA in relation to the application has been provided. As at the date of this Scheme Booklet, this approval has not been received.

(c)       Insurance Acquisitions and Takeovers Act

On 16 September 2008, Westpac wrote to APRA requesting confirmation that approval will not be required under the Insurance Acquisitions and Takeovers Act in respect of the Share Scheme. As at the date of the Scheme Booklet, this confirmation has not been received.

(d)       Banking Act

On 15 August 2008, St.George lodged an application with the Federal Treasurer for consent under section 63 of the Banking Act to the Share Scheme. All information requested by the Federal Treasurer and APRA in relation to the application has been provided. As at the date of this Scheme Booklet, this consent has not been received.

12.11      Material Westpac litigation

As at the date of this Scheme Booklet, Westpac or a Related Body Corporate of Westpac is a party to the following material legal proceedings.

(a)       Bell Group of companies

Westpac is one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. The trial concluded in September 2006 and Westpac is awaiting judgement. It is not possible to estimate the potential impact; however, Westpac believes it has good prospects of success.

(b)       New Zealand Commerce Commission

The New Zealand Commerce Commission’s (Commerce Commission) proceedings against Westpac New Zealand Limited and The Warehouse Financial Services Limited (members of the Westpac Group) are ongoing. Visa International, Cards NZ Limited, MasterCard International and all New Zealand issuers of Visa and MasterCard credit cards are also defendants. The proceedings allege that the setting of interchange rates and rules (relating to honour all cards, no surcharge, access and no discrimination) amount to price fixing or alternatively have the effect of substantially lessening competition in the New Zealand market in breach of the Commerce Act 1986 (NZ). The proceedings seek to declare the conduct illegal and impose unspecified monetary penalties.

In addition, similar proceedings issued by a number of New Zealand retailers against the same defendants are also ongoing. These proceedings also seek to declare the conduct illegal and an enquiry into damages. Damages awarded, if any, would be in addition to any penalties imposed under the Commerce Act 1986 (NZ) in the event the Commerce Commission is successful in the proceedings described above. Westpac is considering its position in relation to both proceedings and at this stage does not consider it necessary to raise a provision in relation to this matter.

(c)       New Zealand Inland Revenue Department

The New Zealand Inland Revenue Department (NZIRD) has reviewed a number of structured finance transactions undertaken in New Zealand. Following the review, the NZIRD issued amended assessments for the 1999 to 2005 tax years in relation to nine transactions undertaken between 1999 and 2002. The overall primary tax in dispute is approximately NZ$586 million (A$507 million). With interest (net of tax), this increases to approximately NZ$850 million (A$736 million) (calculated to 31 March 2008).

ST.GEORGE SCHEME BOOKLET

Proceedings disputing the amended assessments with respect to the 1999 to 2002 tax years have commenced and proceedings disputing the amended assessments for the 2003 to 2005 tax years will be commenced shortly. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an early transaction in 1999. Following extensive review by the NZIRD, the ruling was issued in 2001. The principles underlying that ruling are applicable to, and have been followed in, all other transactions.

12.12      ASIC and ASX relief

(a)           ASIC

On sale disclosure relief

Section 707(3) of the Corporations Act provides that an offer of securities for sale within 12 months after their issue needs disclosure to investors under Part 6D of the Corporations Act if:

•                 the securities were issued without disclosure to investors under Part 6D of the Corporations Act; and

•                 either:

•                               the securities were issued with the purpose of the person to whom they were issued selling or transferring the securities, or granting, issuing or transferring interests in, or options over, them; or

•                               the person to whom the securities were issued acquired them with the purpose of selling or transferring the securities, or granting, issuing or transferring interests in, or options over, them, and section 708 or 708A does not say otherwise.

ASIC Class Order CO 04/653 gives technical on sale disclosure relief from the requirements of section 707(3) of the Corporations Act for scrip takeover bids. It applies where a scrip bidder appoints a nominee to sell shares and remit the proceeds to foreign holders under section 619(3) of the Corporations Act.

ASIC Class Order CO 06/267 varies ASIC Class Order CO 04/653 by extending the relief set out in that instrument to schemes of arrangements. Westpac will rely on this class order for the operation of the arrangements in relation to Ineligible Foreign St.George Shareholders referred to in Section 1.7.

Option Scheme - prescribed disclosure requirements

Pursuant to Regulation 5.1.01(1) of the Corporations Regulations, ASIC has allowed St.George to not include in this Scheme Booklet the list of Award Option Holders and other matters that would otherwise be required by paragraphs 8201(a), 8201(b), 8201(c), 8201(d), 8201(e), 8203(a) and 8203(b) of Part 2 of Schedule 8 to the Corporations Regulations.

(b)       ASX

St.George has received from ASX a waiver of Listing Rule 6.23.2 to permit the cancellation of Options for consideration (as proposed under the Option Scheme and Deeds of Cancellation as disclosed in this Scheme Booklet) without obtaining the approval of St.George Shareholders. The waiver is conditional upon the Share Scheme being approved by St.George Shareholders and the Court, and by the Option Scheme being approved by Award Option Holders and the Court.

St.George has also received from ASX a waiver of Listing Rule 6.23.4 to permit St.George to amend the terms of the Executive Performance Share Plan (pursuant to which Award Options are granted) and Executive Option Plan (pursuant to which Executive Options are granted) without obtaining the approval of St.George Shareholders. The amendments, which have already been made, clarify when Options lapse and were made to ensure that Award Options granted in October 2007 will be included in the Option Scheme, and therefore be treated equally to Award Options granted before October 2007.

(c)       Other

As at the date of this Scheme Booklet, it is not anticipated that any other ASIC or ASX consents or approvals are necessary to implement the Merger Proposal, the SAINTS Scheme or the Option Scheme.

12.13      Consents and disclaimers

(a)           Consent to be named

The following persons have given and have not, before the time of registration of this Scheme Booklet by ASIC, withdrawn their written consent to be named in this Scheme Booklet in the form and context in which they are named:

•                      UBS as financial adviser to St.George;

•                      PricewaterhouseCoopers Securities Ltd as the Investigating Accountant;

•                      Grant Samuel & Associates Pty Limited as the Independent Expert;

•                      Allens Arthur Robinson as legal adviser to St.George;

•                      Greenwoods & Freehills Pty Limited as tax adviser to St.George;

•                      KPMG as external auditor to St.George;

•                      Link Market Services Limited as the Westpac Registry;

•                      Computershare Investor Services Pty Limited as the St.George Registry;

•                      Plan for Life; and

•                      SAM Indexes GmbH.

Additional information (continued)

(b)       Consent to the inclusion of statements

This Scheme Booklet contains statements made by, or statements said to be based on statements made by:

•                      Westpac in respect of the Westpac Information only;

•                      PricewaterhouseCoopers Securities Ltd as the Investigating Accountant;

•                      Grant Samuel & Associates Pty Limited as the Independent Expert;

•                      Plan for Life, in relation to footnote 1 on page 58; and

•                      SAM Indexes GmbH, in relation to the references to the Dow Jones Sustainability World Index in Section 3.1 and footnote 2 on page 56.

Each of the persons named above has consented to the inclusion of each statement it has made in the form and context in which the statements appear in this Scheme Booklet and has not withdrawn that consent at the date of this Scheme Booklet.

(c)       Disclaimers of responsibility

Each person named in Sections 12.13(a) and 12.13(b):

•                      has not authorised or caused the issue of this Scheme Booklet;

•                      does not make, or purport to make, any statement in this Scheme Booklet or any statement on which a statement in this Scheme Booklet is based other than:

•                      Westpac in respect of the Westpac Information;

•                      PricewaterhouseCoopers Securities Ltd in relation to its Investigating Accountant’s Report;

•                      Grant Samuel & Associates Pty Limited in relation to its Independent Expert’s Report;

•                      Plan for Life, in relation to footnote 1 on page 58; and

•                      SAM Indexes GmbH, in relation to the references to the Dow Jones Sustainability World Index in Section 3.1 and footnote 2 on page 56; and

•                      to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding, and takes no responsibility for, any part of this Scheme Booklet other than a reference to its name and the statement (if any) included in this Scheme Booklet with the consent of that party as specified in Sections 12.13(a) and 12.13(b).

Computershare Investor Services Pty Limited has had no involvement in the preparation of any part of this Scheme Booklet other than being named as the St.George Registry. Computershare Investor Services Pty Limited has not authorised or caused the issue of, and expressly disclaims and takes no responsibility for, any part of this Scheme Booklet.

12.14      Fees and interests of advisers

Each of the persons named in Sections 12.13(a) and 12.13(b) (except Westpac) as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet will be entitled to receive professional fees charged in accordance with their normal basis of charging.

From time to time, Related Bodies Corporate of UBS may have Relevant Interests in marketable securities of Westpac by virtue of their funds management and proprietary trading operations.

Except as described above, no person named in this Scheme Booklet as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Scheme Booklet has, or has had in the two years before the date of this Scheme Booklet, an interest in:

(a)               the formation or promotion of Westpac;

(b)              any property acquired or proposed to be acquired by Westpac in connection with its formation or promotion or the proposed issue of New Westpac Shares under the Share Scheme or Option Scheme; or

(c)               the proposed issue of New Westpac Shares under the Share Scheme or Option Scheme,

and no amounts have been paid or agreed to be paid, and no one has given or agreed to give a benefit, to any such person for services rendered in connection with the promotion or formation of Westpac or the proposed issue of New Westpac Shares under the Share Scheme and Option Scheme.

12.15      Documents available

Copies of the following documents are contained in the Scheme Booklet Supplement, which may be obtained by contacting the St.George InfoLine on 1800 804 457 (within Australia) or +613 9415 4024 (outside Australia) between 9.00am and 5.00pm (Sydney time), Monday to Friday, or by submitting a request online at www.stgeorgemerger.com.au:

•                      Merger Implementation Agreement;

•                      Independent Expert’s Report; and

•                      Investigating Accountant’s Report.

In addition, an electronic version of the Scheme Booklet and Scheme Booklet Supplement will be available for viewing and downloading online at www.stgeorgemerger.com.au.

ST.GEORGE SCHEME BOOKLET

12.16      Continuous disclosure

Westpac is subject to regular reporting and disclosure obligations under the Corporations Act and Listing Rules. Westpac has an obligation (subject to limited exceptions) to notify ASX immediately upon becoming aware of any information which a reasonable person would expect to have a material effect on the price or value of Westpac Shares. Copies of documents filed with ASX may be obtained from ASX’s website: www.asx.com.au.

In addition, Westpac is also required to lodge various documents with ASIC. Copies of documents lodged with ASIC in relation to Westpac may be obtained from, or inspected at, an ASIC office.

The following documents (apart from some announcements) are available on Westpac’s website at www.westpac.com.au:

•                      Westpac’s 2008 Interim Financial Report (being Westpac’s financial report for the half year ended 31 March 2008);

•                      Westpac’s 2007 Annual Report (being Westpac’s annual financial report for the year ended 30 September 2007);

•                      the Westpac Constitution; and

•                      any continuous disclosure notice lodged by Westpac with ASX between lodgement of Westpac’s 2007 Annual Report with ASX on 8 November 2007 and the date of this Scheme Booklet, including the announcements referred to in Section 12.17.

Westpac will also make copies of these documents available, free of charge, to St.George Shareholders. Requests can be made by contacting Westpac’s information line on 1800 609 723 (within Australia) or on +61 2 8280 7712 (outside Australia), between 9.00am and 5.00pm (Sydney time), Monday to Friday, prior to the Effective Date.

12.17      Recent Westpac ASX announcements

The following table specifies some of the key announcements made to ASX by Westpac between the date of lodgement of its 2007 Annual Report with ASX and the date of this Scheme Booklet. Some of the announcements listed below may have affected Westpac’s Share price movements during this period.

Date	Announcement

7 December 2007	BTIM IPO Bookbuild successfully completed

10 December 2007	Advanced accreditation under Basel II

4 January 2008	Westpac completes RAMS transaction

1 February 2008	Gail Kelly commences at Westpac

5 February 2008	Westpac Investor Update

29 February 2008	GDS and WNZL GDS

20 March 2008	Westpac announces gain from Visa IPO

3 April 2008	Westpac and Virgin Money agree credit card deal

1 May 2008	Half Year Profit Announcement Interim Financial Report

13 May 2008	St.George and Westpac agree key merger terms

26 May 2008	St.George and Westpac sign Merger Implementation Agreement

3 June 2008	Brad Cooper to lead merger integration

17 July 2008	Westpac organises around customers

25 July 2008	Westpac confirms no earnings impact from CDOs

29 July 2008	Westpac SPS – offer successfully closed

8 August 2008	Westpac Market Update

13 August 2008	Westpac welcomes ACCC approval

29 August 2008	Westpac general short form disclosure statement

29 August 2008	Westpac NZ Limited general short form disclosure statement

29 August 2008	Westpac NZ supplemental disclosure statement

8 September 2008	St.George and Westpac agree revised terms

Additional information (continued)

12.18      Quotation of New Westpac Shares

On or about the date of despatch of this Scheme Booklet to St.George Security Holders, Westpac will apply for official quotation on ASX of all New Westpac Shares to be issued under the Share Scheme and Option Scheme. That application will be conditional upon:

•                      in respect of the New Westpac Shares to be issued under the Share Scheme, the Share Scheme becoming Effective; and

•                      in respect of the New Westpac Shares to be issued under the Option Scheme, the Option Scheme becoming Effective.

It is anticipated that New Westpac Shares will commence trading on ASX on a deferred settlement basis on Tuesday 18 November 2008, being the first Trading Day after the Effective Date and on a normal settlement basis on the first Trading Day after the expected Implementation Date of the Share Scheme and Option Scheme.

12.19      Creditors of St.George

The Schemes, if implemented, are not expected to materially prejudice St.George’s ability to pay its creditors as they involve the acquisition of shares, and cancellation of options, in St.George for consideration provided by a third party. No material new liability (other than transaction costs) is expected to be incurred by St.George as a consequence of the implementation of the Schemes. St.George has paid and is paying all of its creditors within normal terms of trade and is solvent and trading in an ordinary commercial manner.

12.20      Intentions of the St.George Board

If the Merger Proposal is implemented, it is a matter for the reconstituted Westpac Board to determine its intentions as to:

•                      the continuation of the businesses of St.George;

•                      any major changes to be made to the businesses of St.George, including any redeployment of the fixed assets of St.George; and

•                      the future employment of the present employees of St.George.

The current intentions of Westpac in relation to these matters are set out in Section 4.6.

If the Merger Proposal is not implemented, the current St.George Board intends to continue the business of St.George in accordance with its stated strategy. In this event, the St.George Board does not presently intend to make any major changes to the business of St.George, whether in respect of the redeployment of its fixed assets or the future employment of the present employees of St.George or otherwise.

12.21      Other material information

Except as set out in this Scheme Booklet, as at the date of this Scheme Booklet there is no information material to the making of a decision in relation to the Schemes, being information that is within the knowledge of:

•                      Westpac or of any Westpac Director; or

•                      St.George or of any St.George Director or of any director of a Related Body Corporate of St.George,

which has not been previously disclosed to St.George Security Holders.

12.22      Supplementary disclosure

(a)           Westpac Information

Westpac will provide St.George with supplementary information if it becomes aware of any of the following matters between the date of lodgement of this Scheme Booklet for registration by ASIC and the Scheme Meetings:

•                      a material statement in the Westpac Information that is false or misleading;

•                      a material omission from any Westpac Information;

•                      a material change affecting a matter that is referred to in any Westpac Information; or

•                      a significant new matter concerning Westpac which if it had arisen prior to the date of this Scheme Booklet would have been required to be included in the Westpac Information.

(b)           Supplementary document

St.George will issue a supplementary document to this Scheme Booklet if it becomes aware of any of the following between the date of lodgement of this Scheme Booklet for registration by ASIC and the Scheme Meetings:

•                      a material statement in this Scheme Booklet being misleading or deceptive;

•                      a material omission from this Scheme Booklet;

•                      a material change affecting a matter included in this Scheme Booklet; or

•                      a significant new matter arising which would have been required to be included in this Scheme Booklet.

The form which the supplementary document may take, and whether a copy will be sent to each St.George Security Holder, will depend on the nature and timing of the new or changed circumstances. Any such supplementary document will be released to ASX and made available online from both ASX’s website (www.asx.com.au) and from www.stgeorgemerger.com.au.

ST.GEORGE SCHEME BOOKLET

Glossary

Glossary (continued)

The meanings of the terms used in this Scheme Booklet are set out below.

Term	Meaning

$, A$, AUD, cents or c	Australian currency

‘AA’ Credit Rating	long term issuer credit rating of:

• ‘AA’ from Standard & Poor’s;

• ‘Aa1’ from Moody’s Investors Service; and

• ‘AA-’ from Fitch Ratings

ACCC	Australian Competition and Consumer Commission

ACCC Approval	the occurrence of any of the following:

•       Westpac receives written notice from ACCC to the effect that ACCC does not propose to oppose, intervene or seek to prevent the implementation of the Share Scheme under or by reference to section 50 of the Trade Practices Act 1974 (Cth), which notification is either unconditional or on conditions acceptable to both St.George and Westpac;

•        Westpac is granted clearance or authorisation to implement the Merger Proposal by ACCC or the Australian Competition Tribunal, unless revoked or stayed, which clearance or authorisation is either unconditional or on conditions acceptable to both St.George and Westpac; or

•        the Federal Court of Australia or any other competent Australian court makes a declaration that the implementation of the Share Scheme would not contravene the Trade Practices Act 1974 (Cth) either unconditionally or on conditions acceptable to both St.George and Westpac

Adviser

in relation to an entity, a financier, financial adviser, corporate adviser, accounting adviser, auditor, legal adviser, or technical or other expert adviser or consultant who provides advisory services in a professional capacity to the market in general and who has been engaged by that entity

AGM	Annual General Meeting

AIFRS	the Australian equivalents to International Financial Reporting Standards

Annexure	an annexure to this Scheme Booklet

APRA	Australian Prudential Regulation Authority

ASIC	Australian Securities and Investments Commission

ASX	ASX Limited (ACN 008 624 691) or Australian Securities Exchange, as the context requires

ATO	Australian Taxation Office

Award Option	the meaning given in Section 1.17(a)

Award Option Holder	a person who is registered in the Award Option Register as the holder of one or more Award Options from time to time

Award Option Holders Proxy Form	the proxy form for the Option Scheme Meeting which accompanies the version of this Scheme Booklet to be despatched to each Award Option Holder (other than each Excluded Award Option Holder)

Award Option Register	the register of Award Options kept by St.George

Banking Act	Banking Act 1959 (Cth)

Basel I	the first of the banking supervision Accords issued by the Basel Committee on Banking Supervision, which describes a minimum standard of capital adequacy for banks

Basel II	the second of the banking supervision Accords issued by the Basel Committee on Banking Supervision, which describes a minimum standard of capital adequacy for banks

ST.GEORGE SCHEME BOOKLET

Term	Meaning

BFSR	the bank financial strength rating as measured by Moody’s Investors Service Pty Ltd (ACN 003 399 657)

Borrower Share	an unpaid, redeemable preference share in St.George with the rights and restrictions as set out in the St.George Constitution

Business Day	a weekday on which trading banks are open for business in Sydney, Australia

CGT	Australian capital gains tax

CHESS	the clearing house electronic subregister system of share transfers operated by ASX Settlement and Transfer Corporation Pty Limited (ABN 49 008 504 532)

Competing Transaction	a transaction, which if completed, would mean a person (other than Westpac or a Related Body Corporate of Westpac) would:

(a) directly or indirectly, acquire an interest or a Relevant Interest in or become the holder of:

(i) more than 50% of the St.George Shares or more than 50% of the shares in any of St.George’s material subsidiaries; or

(ii) the whole or a material part of the business or property of St.George or any of its subsidiaries;

(b) acquire control of St.George, within the meaning of section 50AA of the Corporations Act; or

(c) otherwise acquire or merge (including by way of a reverse takeover bid or dual listed companies structure) with St.George.

For the purposes of paragraph (a)(ii) above, the acquisition of an interest in the business or property of St.George or any of its subsidiaries will be material if:

(a) the relevant business or property contributes 50% or more of the consolidated net profit after tax of St.George; or

(b) the business or property represents 50% or more of the total consolidated assets of St.George

Conditions Precedent	the conditions precedent set out in clause 3.1 of the Merger Implementation Agreement and as summarised in Section 7.2

Constitution Amendment	an amendment to the St.George Constitution to remove the 10% limit on the amount of issued share capital in St.George that any one shareholder (together with their associates) can hold

Corporations Act	Corporations Act 2001 (Cth)

Corporations Regulations	Corporations Regulations 2001 (Cth)

Court	the Federal Court of Australia

Court Approval Date	the date on which the application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Share Scheme is first heard

CPS

the non-cumulative, unsecured, converting preference shares issued under Article 6B of the St.George Constitution on the terms set out in the terms of issue contained in the replacement prospectus for CPS dated 16 November 2006

CPS II

the non-cumulative, unsecured, converting preference shares issued under Article 6B of the St.George Constitution on the terms set out in the terms of issue contained in the replacement prospectus for CPS II dated 27 November 2007

Deed of Cancellation	the meaning given in Section 1.17(c)

Deed Poll

the deed poll dated 10 September 2008 executed by Westpac in favour of the Share Scheme Participants, the SAINTS Scheme Participants and the Option Scheme Participants in the form set out in Annexure B or as may otherwise be agreed by St.George and Westpac

Glossary (continued)

Term	Meaning

Depositor Share	an unpaid, redeemable preference share in St.George with the rights and restrictions as set out in the St.George Constitution

Effective

when used in relation to a Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to that Scheme

Effective Date	when used in relation to a Scheme, the date on which that Scheme becomes Effective

Excluded Award Option Holder	any Award Option Holder who has entered into a Deed of Cancellation

Excluded SAINTS Holder

a SAINTS Holder who is Westpac or a Related Body Corporate of Westpac. However, such a SAINTS Holder will not be an Excluded SAINTS Holder if that SAINTS Holder has no beneficial interest in any SAINTS held. Where such a SAINTS Holder has a beneficial interest in some, but not all, of the SAINTS held, that person will be an Excluded SAINTS Holder, but only in respect of those SAINTS in which a beneficial interest is held

Excluded Shareholder

a St.George Shareholder who is Westpac or a Related Body Corporate of Westpac. However, such a St.George Shareholder will not be an Excluded Shareholder if that St.George Shareholder has no beneficial interest in any St.George Shares held. Where such a St.George Shareholder has a beneficial interest in some, but not all, of the St.George Shares held, that person will be an Excluded Shareholder, but only in respect of those St.George Shares in which a beneficial interest is held

Executive Option	the meaning given in Section 1.17(a)

Executive Option Holder	a person who is registered on the Executive Option register as the holder of one or more Executive Options from time to time

Executive Option Plan	the St.George Executive Option Plan, approved by St.George Shareholders on 3 February 1998, as amended from time to time

Executive Performance Share Plan	the St.George Executive Performance Share Plan, approved by St.George Shareholders on 3 February 1998, as amended from time to time

Extraordinary General Meeting	the extraordinary general meeting of St.George Shareholders to consider and, if thought fit, to approve the Constitution Amendment

Financial Sector (Shareholdings) Act	Financial Sector (Shareholdings) Act 1998 (Cth)

FY2007	in relation to each of St.George and Westpac, the financial year ended 30 September 2007

FY2008	in relation to each of St.George and Westpac, the financial year ending 30 September 2008

FY2009	in relation to each of St.George and Westpac, the financial year ending 30 September 2009

Grant Samuel	Grant Samuel & Associates Pty Limited (ACN 050 036 372)

GST	Australian goods and services tax

Implementation Date	when used in relation to a Scheme, the fifth Business Day after the Scheme Record Date for that Scheme or such other date as St.George and Westpac may agree

Independent Expert	Grant Samuel

Independent Expert’s Report	the report prepared by the Independent Expert in relation to the Schemes, a summary of which is set out in Section 8 and the complete version of which is contained in the Scheme Booklet Supplement

Ineligible Foreign St.George Shareholder

a Share Scheme Participant whose address shown in the Share Register as at the Scheme Record Date is a place outside Australia and its external territories, New Zealand, the UK, the US, Hong Kong and Singapore, unless St.George and Westpac agree in writing that it is lawful and not unduly onerous or impracticable to issue that Share Scheme Participant with New Westpac Shares when the Share Scheme becomes Effective

Insurance Acquisitions and Takeovers Act	Insurance Acquisitions and Takeovers Act 1991 (Cth)

ST.GEORGE SCHEME BOOKLET

Term	Meaning

Investigating Accountant	PricewaterhouseCoopers Securities Ltd (ACN 003 311 617)

Investigating Accountant’s Report

the report from the Investigating Accountant in relation to the historical financial information in Sections 2.4(a) to (d) and 3.7, and the pro forma financial information in Section 4.9(b) to (d), as set out in the Scheme Booklet Supplement

IPO	initial public offering

Listing Rules	the listing rules of ASX

Merged Group	the Westpac Group after implementation of the Share Scheme

Merger Implementation Agreement

the Merger Implementation Agreement between St.George and Westpac entered into on 26 May 2008 as amended and restated on 8 September 2008, the key terms of which are summarised in Section 7 and the complete version of which is set out in the Scheme Booklet Supplement

Merger Proposal	the proposal to implement the merger of St.George with Westpac by way of the Share Scheme and the Constitution Amendment

Net Scheme Proceeds	the meaning given in Section 1.7

New Westpac Shareholder	a holder of New Westpac Shares

New Westpac Shares	the Westpac Shares that are issued under the Share Scheme as Share Scheme Consideration and/or issued or transferred under the Option Scheme as Option Scheme Consideration

Option Holder	an Award Option Holder or an Executive Option Holder

Option Scheme

a scheme of arrangement under Part 5.1 of the Corporations Act between St.George and Option Scheme Participants, the form of which is attached as Annexure A.3, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac

Option Scheme	in relation to the Option Scheme, has the meaning given to that term in Section 11.3
Consideration

Option Scheme Meeting	the meeting of Award Option Holders (other than Excluded Award Option Holders) ordered by the Court to be convened pursuant to section 411(1) of the Corporations Act in respect of the Option Scheme

Option Scheme Participant	a person who is an Award Option Holder (other than an Excluded Award Option Holder) as at the Scheme Record Date

Options	Award Options and Executive Options

Ordinary Shareholders Proxy Form	the proxy form for the Share Scheme Meeting and Extraordinary General Meeting which accompanies the version of this Scheme Booklet to be despatched to each St.George Shareholder

Proxy Forms	the Ordinary Shareholders Proxy Form, SAINTS Holders Proxy Form and Award Option Holders Proxy Form, and Proxy Form means any one of them, as the context requires

Related Body Corporate	the meaning given to that term in the Corporations Act

Relevant Interest	the meaning given to that term in the Corporations Act

Representative	when used in relation to a party:

• a Related Body Corporate of the party;

• an officer of the party or any of the party’s Related Bodies Corporate; or

• an Adviser to the party or any of the party’s Related Bodies Corporate

SAINTS

the non-cumulative, redeemable and convertible preference shares issued under Article 6B of the St.George Constitution on the terms set out in the terms of issue contained in the replacement prospectus for SAINTS dated 12 July 2004

SAINTS Dividend	the meaning given in Section 10.11(a)

Glossary (continued)

Term	Meaning

SAINTS Holder	a person who is registered on the SAINTS Register as the holder of one or more SAINTS from time to time

SAINTS Holders Proxy Form	the proxy form for the SAINTS Scheme Meeting which accompanies the version of this Scheme Booklet to be despatched to each SAINTS Holder

SAINTS Register	the register of SAINTS kept by St.George

SAINTS Scheme

a scheme of arrangement under Part 5.1 of the Corporations Act between St.George and SAINTS Scheme Participants, the form of which is attached as Annexure A.2, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac

SAINTS Scheme Consideration	the payment by Westpac to every SAINTS Scheme Participant of $100 cash for every SAINTS held as at the Scheme Record Date

SAINTS Scheme Meeting	the meeting of SAINTS Holders ordered by the Court to be convened pursuant to section 411(1) of the Corporations Act in respect of the SAINTS Scheme

SAINTS Scheme Participant	a person who is a SAINTS Holder (other than an Excluded SAINTS Holder) as at the Scheme Record Date, except that in relation to the Stub Dividend it includes each Excluded SAINTS Holder

Sale Nominee	the person appointed by Westpac to sell the New Westpac Shares that are attributable to Ineligible Foreign St.George Shareholders under the terms of the Share Scheme

Scheme	when used in relation to:

• St.George Shareholders, the Share Scheme;

• SAINTS Holders, the SAINTS Scheme; and

• Award Option Holders, the Option Scheme

Scheme Booklet	this document

Scheme Booklet Supplement

the supplementary document to this Scheme Booklet which contains a full copy of the Independent Expert’s Report, the Investigating Accountant’s Report and the Merger Implementation Agreement. Details on how to obtain a copy of the Scheme Booklet Supplement are set out in Section 12.15

Scheme Meetings	the Share Scheme Meeting, the SAINTS Scheme Meeting and the Option Scheme Meeting, and Scheme Meeting means any one of them, as the context requires

Scheme Record Date

when used in relation to a Scheme, 7.00pm (Sydney time) on the fifth Business Day after the Effective Date of that Scheme, or such earlier date (after the Effective Date of that Scheme) as St.George and Westpac may agree

Second Court Hearing	the hearing of the application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Share Scheme

Section	a section of this Scheme Booklet

Share Register	the register of St.George Shares kept by St.George

Share Scheme

a scheme of arrangement under Part 5.1 of the Corporations Act between St.George and the Share Scheme Participants, the form of which is attached as Annexure A.1, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac

Share Scheme Consideration	in relation to the Share Scheme, 1.31 New Westpac Shares for every St.George Share held by each Share Scheme Participant as at the Scheme Record Date

Share Scheme Meeting	the meeting of St.George Shareholders ordered by the Court to be convened pursuant to section 411(1) of the Corporations Act in respect of the Share Scheme

Share Scheme Participant	a person who is a St.George Shareholder (other than an Excluded Shareholder) as at the Scheme Record Date

ST.GEORGE SCHEME BOOKLET

Term	Meaning

Special Dividend	a fully franked special dividend in relation to St.George Shares, as described in Section 1.13(b)

SPS

the non-cumulative, unsecured preference shares issued under Article 6B of the St.George Constitution on the terms set out in the terms of issue contained in the replacement prospectus for SPS dated 8 June 2006

St.George	St.George Bank Limited (ABN 92 055 513 070) and, where the context requires, includes St.George Bank Limited and the members of the St.George Group

St.George Board or Board	the board of directors of St.George

St.George Constitution	the constitution of St.George from time to time

St.George Director or Director	a member of the St.George Board

St.George Group	St.George and its Related Bodies Corporate

St.George Information	the information contained in this Scheme Booklet and the Scheme Booklet Supplement except for:

• the Westpac Information;

• the Independent Expert’s Report in the Scheme Booklet Supplement and the summary of the Independent Expert’s Report in Section 8;

• the Investigating Accountant’s Report in the Scheme Booklet Supplement; and

• Annexure E of this Scheme Booklet

St.George Registry	Computershare Investor Services Pty Limited (ABN 48 078 279 277), or such other person that provides share registry services to St.George from time to time

St.George Security Holders	St.George Shareholders, SAINTS Holders and Option Holders, and St.George Security Holder means any one of them, as the context requires

St.George Share	a fully paid ordinary share in the capital of St.George

St.George Share FY2008 Final Dividend	any fully franked final dividend in respect of St.George Shares that is declared by the St.George Board in relation to FY2008

St.George Shareholder	a person who is registered on the Share Register as a holder of one or more St.George Shares from time to time

Stub Dividend	in relation to the SAINTS Scheme, a fully franked dividend to be paid by St.George in an amount representing the dividend that would accrue on each SAINTS in the period:

• from and including the SAINTS Dividend payment date of 20 November 2008; and

• up to but excluding the Implementation Date of the SAINTS Scheme,

as more particularly described in Section 10.3(b)

Sunset Date	31 December 2008, or such later date as St.George and Westpac may agree in writing

Trading Day	has the meaning given to that term in the Listing Rules

Transitional Period	the period from the Implementation Date until the transfer to Westpac of all, or substantially all, of the assets and liabilities of St.George referred to in Section 4.6(c) has been completed

UBS	UBS AG, Australia Branch (ABN 47 088 129 613)

US	United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

VWAP	volume weighted average price

Glossary (continued)

Term	Meaning

Westpac	Westpac Banking Corporation (ABN 33 007 457 141) and, where the context requires, includes Westpac and the members of the Westpac Group

Westpac Board	the board of directors of Westpac

Westpac Constitution	the constitution of Westpac

Westpac Director	a member of the Westpac Board

Westpac FY2008 Final Dividend	any final dividend that is declared by the Westpac Board in relation to FY2008

Westpac Group	Westpac and its Related Bodies Corporate

Westpac Information	the information contained in the following:

(a)     the sub-sections in the Important Notices Section with the headings “Notice to St.George Shareholders in New Zealand” (other than the words “St.George Shareholders in New Zealand should seek their own advice and satisfy themselves as to the Australian and New Zealand tax consequences of participating in the Share Scheme”), “Notice to St.George Shareholders in the United States of America”, “Notice to St.George Shareholders in Hong Kong” and “Notice to St.George Shareholders in Singapore”;

(b) the letter from the Chairman of Westpac;

(c) in the “Why you should vote in favour of the Merger Proposal” Section:

(i) the last paragraph in reason 3, except that in relation to the first sentence of this paragraph, only insofar as it relates to Westpac; and

(ii)     the paragraph in reason 5 beginning “A number of factors will influence the earnings of, and therefore the dividends payable by, the Merged Group...” and the bullet points immediately beneath that paragraph;

(d) in the “Why you may consider voting against the Merger Proposal” Section, the first and second sentences in the first paragraph in reason 2;

(e) in the “Frequently asked questions” Section:

(i) the questions and answers under the heading “Questions about the Merged Group”;

(ii) the first paragraph in the answer to Question 13 “When will I receive the Share Scheme Consideration?”;

(iii) Questions 14 and 15 “How will I be notified of my new holdings in Westpac?” and “When can I start trading my New Westpac Shares?” and the answers to those questions;

(iv) the final paragraph in the answer to Question 16 “Will I receive the St.George Share FY2008 Final Dividend and/or Westpac FY2008 Final Dividend?”; and

(v) the answer to Question 40 “When will St.George’s and Westpac’s FY2008 results be released?” insofar as it relates to Westpac;

(f)      the third paragraph in Section 1.6 “Share Scheme Consideration” insofar as it relates to Westpac and each of the remaining paragraphs after the third paragraph in that Section other than the third sentence in the fifth paragraph insofar as it relates to St.George;

(g) Section 1.7 “Ineligible Foreign St.George Shareholders” other than the fourth paragraph insofar as it relates to St.George;

(h) Section 1.12 “Announcement of financial results” insofar as it relates to Westpac;

(i) Section 1.13(c) “Westpac Shares – Westpac FY2008 Final Dividend’;

ST.GEORGE SCHEME BOOKLET

Term	Meaning

Westpac Information	(j) the last paragraph in Section 1.16 “Arrangements for SAINTS Holders”;
(continued)
(k) Section 3 “Information about Westpac”;

(l) Section 4 “Profile of the Merged Group”, other than:

(i) the first sentence in Section 4.2(b) “Wealth Management” insofar as it relates to St.George;

(ii) the second sentence in Section 4.7(a) “Capital management” and footnote 3 on page 85 in respect of that sentence;

(iii) the third and fourth sentences in the first paragraph in Section 4.7(a) “Capital management” insofar as they relate to St.George;

(iv) the second paragraph in Section 4.9(b) “key assumptions and basis of preparation” insofar as it relates to St.George;

(v) the columns relating to St.George in the tables set out in Section 4.9(c)(ii) and 4.9(d)(ii); and

(vi) Section 4.10 “Financial forecasts” insofar as it expressly refers to the St.George Directors;

(m) the second last paragraph in Section 5.1 “Introduction”, and the last paragraph in that Section other than insofar as they relate to St.George;

(n) Section 5.2 “Risk factors common to St.George and Westpac” other than insofar as it relates to St.George;

(o) Section 5.3 “Risks specifically related to Westpac”;

(p)     Section 5.4 “Risks relating to the implementation of the Merger Proposal”, but in respect of Section 5.4(d) “Concentration risk” and Section 5.4(e) “Due diligence”, other than insofar as they relate to St.George;

(q) Section 5.5 “Risk factors relating to the trading price of Westpac Shares”;

(r) the second and third paragraphs of Section 6.10 “Implementation Date”;

(s) Section 6.11 “Commencement of trading of New Westpac Shares”, other than the third sentence in the second paragraph insofar as it relates to St.George;

(t)      the first bullet point in Section 10.5(e) “If the Share Scheme becomes Effective but the SAINTS Scheme does not, your SAINTS will be compulsorily acquired with no guarantee of a Stub Dividend payment”;

(u) the second sentence in the second last paragraph in Section 10.8 “Relationship with the Share Scheme”;

(v)     in Section 11.3 “What you will receive under the Option Scheme”, the paragraph beginning “Westpac Shares provided as Option Scheme Consideration...” and each of the remaining paragraphs after that paragraph in that Section, other than the second sentence in the third last paragraph insofar as it relates to St.George;

(w) Section 11.4 “Summary of Westpac Restricted Share Plan for Award Option Holders”, other than Section 11.4(j) “Tax consequences”;

(x)     Section 11.5(c) “You will receive dividends and voting rights on Westpac Shares you hold” and the first bullet point of Section 11.5(f) “If the Share Scheme becomes Effective but the Option Scheme does not, your Award Options will be compulsorily acquired”;

(y) the first and second sentences in the first bullet point in Section 11.6(b) “Potential share price volatility”;

(z) the second sentence in the last paragraph in Section 11.8 “Relationship with the Share Scheme”;

Glossary (continued)

Term	Meaning

Westpac Information	(aa) the second paragraph in Section 11.11(g) “Implementation Date”;
(continued)
(bb) Section 11.11(h) “Commencement of trading of New Westpac Shares”, other than the last sentence in the second last paragraph insofar as it relates to St.George;

(cc) the last paragraph in Section 12.1 “St.George securities”;

(dd)         Sections 12.4 “Interests of Westpac Directors”, 12.5 “Interests and dealings of Westpac in St.George securities”, 12.6(b) “No collateral benefits offered by Westpac in last four months”, 12.10(b) “Financial Sector (Shareholdings) Act”, 12.10(c) “Insurance Acquisitions and Takeovers Act”, 12.11 “Material Westpac litigation”, 12.12(a) “ASIC” in respect of “On sale disclosure relief”, 12.16 “Continuous disclosure”, 12.17 “Recent Westpac ASX announcements”, 12.18 “Quotation of New Westpac Shares”, 12.21 “Other material information” insofar as it relates to Westpac and Westpac Directors and 12.22(a) “Westpac Information”; and

(ee) the definitions of “Transitional Period” and “Westpac Registry” in Section 13 “Glossary”

Westpac Registry	Link Market Services Limited (ABN 54 083 214 537), or such other person that provides Australian share registry services to Westpac from time to time

Westpac Restricted Share Plan	the employee share plan that offers Westpac restricted shares which was approved by Westpac Shareholders on 14 December 2006, as amended from time to time

Westpac Share	a fully paid ordinary share in the capital of Westpac

Westpac Shareholder	a person who is registered in the register of members of Westpac as the holder of one or more Westpac Shares from time to time

Westpac SPS	Westpac Stapled Preferred Securities

ST.GEORGE SCHEME BOOKLET

Annexure A Schemes of Arrangement

Annexure A.1 Share Scheme of Arrangement

Annexure A-1 Share Scheme of Arrangements (continued)

Scheme of Arrangement

Pursuant to section 411 of the Corporations Act 2001 (Cth)

Parties

Between:	St.George Bank Limited (ACN 055 513 070) of Level 15, 182 George Street, Sydney, NSW 2000 (St.George)

And:	The holders of fully paid ordinary shares in the capital of St.George (other than Excluded Shareholders) as at the Scheme Record Date

1.                        Definitions and Interpretation

1.1                 Definitions

The following definitions apply unless the context requires otherwise.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691) or, as the context requires, the financial market operated by it.

Business Day means a week day on which trading banks are open for business in Sydney, Australia.

CHESS means the clearing house electronic sub-register system operated by ASX Settlement and Transfer Corporation Pty Limited (ACN 008 504 532).

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia.

Court Approval Date means the first day on which an application made to the Court for an order approving this Share Scheme pursuant to section 411(4)(b) of the Corporations Act is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard.

Deed Poll means the deed poll dated 10 September 2008 executed by Westpac in favour of Share Scheme Participants.

Effective means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to this Share Scheme.

Effective Date means the date on which this Share Scheme becomes Effective.

Excluded Shareholder means any St.George Shareholder who is Westpac or a Related Body Corporate of Westpac. However, such a St.George Shareholder will not be an Excluded Shareholder if that St.George Shareholder has no beneficial interest in any St.George Shares held. Where such a St.George Shareholder has a beneficial interest in some, but not all, of the St.George Shares held, that person will be an Excluded Shareholder, but only in respect of those St.George Shares in which a beneficial interest is held.

Implementation Date means the fifth Business Day after the Scheme Record Date, or such other date as St.George and Westpac may agree.

Ineligible Foreign Shareholder means a Share Scheme Participant whose address shown in the St.George Share Register as at the Scheme Record Date is a place outside Australia and its external territories, New Zealand, the UK, US, Hong Kong and Singapore, unless Westpac and St.George agree in writing that it is lawful and not unduly onerous or impracticable to issue that Share Scheme Participant with New Westpac Shares when this Share Scheme becomes Effective.

Merger Implementation Agreement means the Merger Implementation Agreement between Westpac and St.George dated 26 May 2008 (as amended and restated on 8 September 2008) under which each party undertakes specific obligations to give effect to this Share Scheme, among other things.

New Westpac Shares means Westpac Shares to be issued pursuant to this Share Scheme as Share Scheme Consideration.

Related Body Corporate has the meaning given in the Corporations Act.

Scheme Record Date means 7.00pm (Sydney time) on the fifth Business Day after the Effective Date or such earlier date (after the Effective Date) as Westpac and St.George may agree in writing.

Scheme Share means a St.George Share held by a Share Scheme Participant as at the Scheme Record Date.

Share Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac.

Share Scheme Consideration means 1.31 New Westpac Shares for each St.George Share held by a Share Scheme Participant as at the Scheme Record Date.

Share Scheme Participant means a person who is a St.George Shareholder (other than an Excluded Shareholder) as at the Scheme Record Date.

ST.GEORGE SCHEME BOOKLET

St.George Constitution means the constitution of St.George from time to time.

St.George Share means a fully paid ordinary share issued in the capital of St.George.

St.George Share Register means the register of members of St.George maintained in accordance with the Corporations Act.

St.George Share Registry means Computershare Investor Services Pty Limited, or such other person that provides share registry services to St.George from time to time.

St.George Shareholder means a person who is registered in the register of members of St.George as the holder of one or more St.George Shares from time to time.

Westpac means Westpac Banking Corporation (ACN 007 457 141).

Westpac Constitution means the constitution of Westpac as amended from time to time.

Westpac Share means a fully paid ordinary share issued in the capital of Westpac.

1.2                 Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)               The singular includes the plural and conversely.

(b)              A gender includes all genders.

(c)               If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)              A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)               A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Share Scheme.

(f)                 A reference to an agreement or document (including a reference to this Share Scheme) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Share Scheme or that other agreement or document.

(g)              A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(h)              A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)                  A reference to $ is to the lawful currency of Australia.

(j)                  Words and phrases not specifically defined in this Share Scheme have the same meanings (if any) given to them in the Corporations Act.

(k)               A reference to time is a reference to time in Sydney, Australia.

(l)                  If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(m)            The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

2.                        Preliminary

2.1                 St.George

(a)               St.George is a public company incorporated in Australia and registered in New South Wales and a company limited by shares.

(b)              St.George is admitted to the official list of ASX.

(c)               As at 28 August 2008, St.George had on issue:

(i)                 566,529,267 St.George Shares which are officially quoted on the ASX;

(ii)              3,500,000 subordinated adjustable income non-refundable Tier 1 securities (known as “SAINTS”) which are officially quoted on the ASX;

(iii)           1,500,000 non-cumulative unsecured preference shares (known as “SPS”) which are officially quoted on the ASX;

(iv)          3,250,000 non-cumulative, unsecured, converting preference shares (known as “CPS”) which are officially quoted on the ASX;

(v)             4,000,000 non-cumulative, unsecured converting preference shares (known as “CPS II”) which are officially quoted on the ASX;

(vi)               2,247 redeemable preference borrower shares which are not quoted on any stock exchange;

(vii)            194,700 redeemable preference depositor shares which are not quoted on any stock exchange; and

(viii)         1,720,116 options to acquire St.George Shares which are not quoted on any stock exchange.

2.2                 Westpac

(a)               Westpac is a public company incorporated in Australia and registered in New South Wales and a company limited by shares.

(b)              Westpac is admitted to the official list of ASX and Westpac Shares are officially quoted on the ASX.

2.3                 Consequence of Share Scheme becoming Effective

(a)                    To facilitate this Share Scheme, St.George and Westpac have entered into the Merger Implementation Agreement. If this Share Scheme becomes Effective, then:

(i)                      all the Scheme Shares will be transferred to Westpac, and St.George will enter the name and address of Westpac in the St.George Share Register as the holder of the Scheme Shares;

(ii)                   each Share Scheme Participant will be entitled to receive the Share Scheme Consideration in respect of each of their Scheme Shares;

(iii)                the Share Scheme Consideration will be provided to Share Scheme Participants in accordance with the provisions of this Share Scheme; and

(iv)               it will bind St.George and all Share Scheme Participants, including those who do not attend the meeting of St.George Shareholders to vote on this Share Scheme, those who do not vote at that meeting and those who vote against this Share Scheme at that meeting.

(b)                   Westpac has executed the Deed Poll in favour of the Share Scheme Participants pursuant to which it has covenanted to provide to each Share Scheme Participant the Share Scheme Consideration to which such Share Scheme Participant is entitled under this Share Scheme and to carry out its other obligations under this Share Scheme.

2.4                 End date

This Share Scheme will lapse and be of no further force or effect if:

(a)                    the Effective Date does not occur on or before 31 December 2008; or

(b)                   the Merger Implementation Agreement is terminated in accordance with its terms,

unless Westpac and St.George otherwise agree.

3.                        Conditions Precedent

3.1                 Conditions precedent to Share Scheme

This Share Scheme is conditional upon, and will have no force or effect until, satisfaction of each of the following conditions:

(a)                    all of the conditions in clause 3.1 of the Merger Implementation Agreement (including, without limitation, the Court approving this Share Scheme pursuant to section 411(4)(b) of the Corporations Act) being satisfied or waived in accordance with the terms of the Merger Implementation Agreement;

(b)                   the Merger Implementation Agreement not having been terminated as at 8.00am on the Court Approval Date;

(c)                    such other conditions imposed by the Court under section 411(6) of the Corporations Act as are acceptable to Westpac and St.George having been satisfied; and

(d)                   the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act in relation to this Share Scheme.

3.2                 Satisfaction of conditions

The fulfilment of clause 3.1 is a condition precedent to the operation of the provisions of clauses 4.2, 4.3, 5.1, 5.2, 5.3 and 5.4 of this Share Scheme.

3.3                 Certificates

At the hearing on the Court Approval Date, St.George and Westpac must each provide to the Court a certificate confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clause 3.1 of the Merger Implementation Agreement (other than the condition relating to Court approval of this Share Scheme) have been satisfied or waived. The certificate constitutes conclusive evidence that such conditions precedent are satisfied, waived or taken to be waived.

4.                        Implementation of Share Scheme

4.1                 Lodgement of Court order

As soon as practicable following approval of this Share Scheme by the Court in accordance with section 411(4)(b) of the Corporations Act, and in any event by no later than 10.00am on the Business Day following the date of the Court approval, St.George will lodge with ASIC an office copy of the Court order under section 411(10) of the Corporations Act approving this Share Scheme. This Share Scheme will come into effect on the Effective Date.

4.2                 Transfer of Scheme Shares

On the Implementation Date, subject to the provision by Westpac of the Share Scheme Consideration in the manner contemplated by clause 5:

(a)               all of the Scheme Shares (together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date) will be transferred to Westpac without the need for any further act by any Share Scheme Participant (other than acts performed by St.George or its directors or officers as attorney and agent for the Share Scheme Participants under clause 8.1) and the transfer will be deemed to be effective on the Implementation Date;

(b)              St.George will deliver to Westpac duly completed and executed share transfer forms (or a master transfer form) executed by St.George on behalf of each Share Scheme Participant to transfer all of the Scheme Shares to Westpac; and

ST.GEORGE SCHEME BOOKLET

(c)               subject to the execution of the share transfer forms (or master transfer form) by Westpac as transferee and delivery thereof to St.George, St.George will enter the name and address of Westpac in the St.George Share Register in respect of all the Scheme Shares transferred to Westpac in accordance with the terms of this Share Scheme.

4.3                 Entitlement to Share Scheme Consideration

On the Implementation Date, in consideration for the transfer to Westpac of each Scheme Share, each Share Scheme Participant will be entitled to receive the Share Scheme Consideration in accordance with clause 5.

4.4                 Agreement by Share Scheme Participants

(a)                    The Share Scheme Participants agree to the transfer of their Scheme Shares to Westpac in accordance with the terms of this Share Scheme.

(b)                   The Share Scheme Participants who receive New Westpac Shares as Share Scheme Consideration accept those New Westpac Shares and agree to:

(i)                      become a member of Westpac for the purposes of section 231 of the Corporations Act; and

(ii)                   be bound by the Westpac Constitution.

(c)                    Except for a Share Scheme Participant’s tax file number and any elections made in relation to participation in any dividend reinvestment plan or annual reports, all binding instructions or notifications between a Share Scheme Participant and St.George relating to St.George Shares or a St.George Shareholder’s status as a St.George Shareholder (including, without limitation, any e-mail addresses, instructions relating to communications from St.George, whether dividends are to be paid by cheque or into a specific bank account, notices of meeting or to other communications from St.George) (together the Shareholder Instructions) will from the Implementation Date be deemed (except to the extent determined otherwise by Westpac in its sole discretion or as otherwise provided in paragraph (d) below), by reason of this Share Scheme, to be a similarly binding instruction or notification to and accepted by Westpac in respect of the New Westpac Shares issued to Share Scheme Participants until that instruction or notification is revoked or amended in writing addressed to Westpac at its share registry.

(d)                   Notwithstanding paragraph (c), where any New Westpac Shares are issued to a Share Scheme Participant who, immediately prior to the Implementation Date, is an existing holder of Westpac Shares, the Shareholder Instructions with respect to those existing Westpac Shares will be deemed to also apply to the New Westpac Shares.

4.5               Warranties by Share Scheme Participants

The Share Scheme Participants are deemed to have warranted to St.George, in its own right and for the benefit of Westpac, that:

(a)               all their St.George Shares (including any rights and entitlements attaching to those shares) which are transferred to Westpac under this Share Scheme will, at the date of the transfer of them to Westpac, be fully paid and free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; and

(b)              they have full power and capacity to sell and to transfer their St.George Shares together with any rights attaching to such shares.

4.6                 Beneficial entitlement by Westpac

Westpac shall be beneficially entitled to the Scheme Shares transferred to it under this Share Scheme pending registration by St.George of Westpac in the St.George Share Register as the holder of the Scheme Shares.

4.7                 Appointment of Westpac as sole proxy

From the Effective Date until St.George registers Westpac as the holder of all St.George Shares in the St.George Share Register, each Share Scheme Participant:

(a)                    is deemed to have irrevocably appointed Westpac as attorney and agent (and directed Westpac in such capacity) to appoint an officer or agent nominated by Westpac as its sole proxy and, where applicable, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolutions, whether in person, by proxy or by corporate representative;

(b)                   undertakes not to otherwise attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolutions, whether in person, by proxy or corporate representative;

(c)                    must take all other actions in the capacity of a registered holder of Scheme Shares as Westpac reasonably directs; and

(d)                   acknowledges and agrees that in exercising the powers referred to in clause 4.7(a), Westpac and any officer or agent nominated by Westpac under clause 4.7(a) may act in the best interests of Westpac as the intended registered holder of the Scheme Shares.

5.                        Share Scheme Consideration

5.1                 Provision of Share Scheme Consideration

Subject to clause 5.2, on the Implementation Date, Westpac will issue to each Share Scheme Participant 1.31 New Westpac Shares as Share Scheme Consideration for the transfer to Westpac of each Scheme Share.

5.2                 Ineligible Foreign Shareholders

(a)                    Westpac will be under no obligation to issue any New Westpac Shares to any Ineligible Foreign Shareholder as Share Scheme Consideration, and instead Westpac will issue the New Westpac Shares to which that Ineligible Foreign Shareholder would otherwise have become entitled (Sale Shares) to a nominee agent appointed by Westpac with the prior approval of St.George, acting reasonably (the Sale Nominee).

(b)                   Westpac must procure that on, or as soon as reasonably practicable and in any event not more than 20 Business Days after, the Implementation Date, the Sale Nominee:

(i)                      sells on the ASX all Sale Shares it holds; and

(ii)                   pays the net proceeds received after deducting any applicable brokerage, stamp duty and other taxes and charges to that Ineligible Foreign Shareholder.

(c)                    Ineligible Foreign Shareholders agree that the amount referred to in paragraph (b) may be paid by the Sale Nominee doing any of the following at the Sale Nominee’s election:

(i)                      sending by pre-paid post (or pre-paid airmail if the address is outside Australia) the proceeds to the Ineligible Foreign Shareholder’s address as shown in the St.George Share Register on the Scheme Record Date (the Registered Address);

(ii)                   depositing or procuring the St.George Share Registry to deposit it into account with any Australian bank notified to St.George (or St.George’s agent who manager the St.George Share Register) by an appropriate authority from the Ineligible Foreign Shareholder; or

(iii)                in the event that an Ineligible Foreign Shareholder does not have a Registered Address or the Sale Nominee believes an Ineligible Foreign Shareholder is not known at its Registered Address, and no account has been notified in accordance with sub-paragraph (ii) or a deposit into such an account is rejected or refunded, the Sale Nominee may credit the amount payable to that Ineligible Foreign Shareholder to a separate bank account of St.George to be held until the Ineligible Foreign Shareholder claims the amount or the amount is dealt with in accordance with unclaimed money legislation. St.George must hold the amount on trust, but any benefit accruing from the amount will be to the benefit of St.George. An amount credited to the account is to be treated as having been paid to the Ineligible Foreign Shareholder. St.George must maintain records of the amounts paid, the people who are entitled to the amounts and any transfers of the amounts.

(d)                   Payment by the Sale Nominee to an Ineligible Foreign Shareholder in accordance with this clause 5.2 satisfies in full the Ineligible Foreign Shareholder’s right to Share Scheme Consideration.

(e)                    Each Ineligible Foreign Shareholder appoints St.George as its agent to receive on its behalf any financial services guide or other notices which may be given by the Sale Nominee appointed by Westpac to that Ineligible Foreign Shareholder.

5.3                 Fractional Entitlements

If the number of Scheme Shares held by a Share Scheme Participant is such that an entitlement of that Share Scheme Participant to New Westpac Shares is not a whole number then:

(a)                    any fractional entitlement to New Westpac Shares which is 0.5 or greater will be rounded up to the nearest whole number of New Westpac Shares; and

(b)                   any fractional entitlement to New Westpac Shares which is less than 0.5 will be rounded down to the nearest whole number of New Westpac Shares.

5.4                 Provision of New Westpac Shares as Share Scheme Consideration

Subject to clause 5.2, the obligation of Westpac to provide New Westpac Shares pursuant to clause 5.1 will be satisfied by Westpac as follows:

(a)                    on the Implementation Date, entering the name of each Share Scheme Participant in the Westpac share register in respect of the New Westpac Shares which that Share Scheme Participant is entitled to receive under this Share Scheme; and

(b)                   within 5 Business Days after the Implementation Date, sending or procuring the despatch by pre-paid ordinary post (or, if the address of the Share Scheme Participant in the St.George Share Register is outside Australia, by pre-paid airmail post) to each Share Scheme Participant to their address recorded in the St.George Share Register on the Scheme Record Date, a holding statement for the New Westpac Shares issued to that Share Scheme Participant in accordance with this Share Scheme. In the case of Scheme Shares held in joint names, holding statements for New Westpac Shares must be issued in the names of the joint holders and sent to the holder whose name appears first in the St.George Share Register on the Scheme Record Date.

ST.GEORGE SCHEME BOOKLET

5.5                 Status of New Westpac Shares

Upon issue:

(a)               the New Westpac Shares will rank equally with all existing Westpac Shares, other than with respect to Westpac’s dividend for the financial year ending 30 September 2008 to which holders of New Westpac Shares will not be entitled; and

(b)              each New Westpac Share will be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest.

6.                        Dealings in St.George Shares

6.1                 Dealings

For the purpose of establishing who are Share Scheme Participants, dealings in St.George Shares will only be recognised if:

(a)               in the case of dealings of the type to be effected using CHESS, the transferee is registered in the St.George Share Register as the holder of the relevant St.George Shares on or before the Scheme Record Date; and

(b)              in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before the Scheme Record Date at the place where the St.George Share Register is kept.

6.2                 St.George Share Register

(a)               St.George must register registrable transmission applications or transfers of St.George Shares received in accordance with clause 6.1(b) by the Scheme Record Date.

(b)              St.George will not accept for registration or recognise for any purpose any transmission application or transfer in respect of St.George Shares received after the Scheme Record Date, except a transfer to Westpac pursuant to this Share Scheme and any subsequent transfer by Westpac.

(c)               For the purpose of determining entitlements to the Share Scheme Consideration, St.George will, until the Share Scheme Consideration has been provided, maintain the St.George Share Register in accordance with the provisions of this clause 6 and the St.George Share Register in this form will solely determine entitlements to the Share Scheme Consideration.

(d)              St.George must procure that, on or before 9.00am on the Business Day following the Scheme Record Date, details of the names, registered addresses and holdings of St.George Shares of every Share Scheme Participant as shown in the St.George Share Register at the Scheme Record Date are available to Westpac in such form as Westpac may reasonably require.

(e)               As from the Scheme Record Date (and other than for Westpac, or its successors in title), all share certificates and holding statements for the St.George Shares will cease to have effect as documents of title, and each entry on the St.George Share Register at that date will cease to have any effect other than as evidence of entitlement to the Share Scheme Consideration.

7.                        Quotation of St.George Shares

On a date after the Implementation Date to be determined by Westpac, St.George will apply for termination of the official quotation on the ASX of St.George Shares and will apply to have itself removed from the official list of the ASX.

8.                        General

8.1                 Appointment of attorney

Each Share Scheme Participant, without the need for any further act, irrevocably appoints St.George and all its directors and officers (jointly and severally) as its attorney and agent for the purposes of:

(a)               executing any document or doing any other act necessary to give effect to this Share Scheme and the transactions contemplated by it including, without limitation, executing a proper instrument of transfer of its St.George Shares for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the St.George Shares held by Share Scheme Participants; and

(b)              enforcing the Deed Poll against Westpac (and St.George undertakes in favour of each Share Scheme Participant that it will enforce the Deed Poll against Westpac on behalf of and as attorney and agent for the Share Scheme Participants).

8.2            St.George and all Share Scheme Participants bound

This Share Scheme binds St.George and all Share Scheme Participants and, to the extent of any inconsistency and to the extent permitted by law, overrides the St.George Constitution.

8.3            Amendments to Share Scheme

If the Court proposes to approve this Share Scheme subject to any variations, alterations or conditions, St.George may by its counsel or solicitor consent on behalf of all persons concerned to those variations, alterations or conditions to which Westpac has consented.

8.4            Notices

Where a notice, transfer, transmission application, direction or other communication referred to in this Share Scheme is sent by post to St.George, it shall not be deemed to be received in the ordinary course of post or on a date other than the date (if any) on which it is actually received at St.George’s registered office or at the address of the St.George Share Registry.

8.5            Share Scheme Participants’ consent

The Share Scheme Participants consent to St.George doing all things necessary, expedient or incidental to the implementation of this Share Scheme, including (to the extent permitted by law) the provision of any information held by St George in relation to the Share Scheme Participants to Westpac.

8.6            Costs and stamp duty

St.George will pay the costs of this Share Scheme, except that Westpac will pay all stamp duties (if any) and any related fines and penalties on the transfer by Share Scheme Participants of the Scheme Shares to Westpac.

8.7            Further acts

St.George will execute all documents and do all acts and things necessary for the implementation and performance of its obligations under this Share Scheme.

8.8            Governing law

The proper law of this Share Scheme is the law of the State of New South Wales. The parties submit to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales.

ST.GEORGE SCHEME BOOKLET

Annexure A Schemes of Arrangement

Annexure A.2. SAINTS Scheme of Arrangement

Annexure A.2 SAINTS Scheme of Arrangement

Scheme of Arrangement

Pursuant to section 411 of the Corporations Act 2001 (Cth)

Parties

Between:	St.George Bank Limited (ACN 055 513 070) of Level 15, 182 George Street, Sydney, NSW 2000 (St.George)

And:	The holders as at the Scheme Record Date of fully paid non-cumulative, redeemable and convertible preference shares known as SAINTS (other than Excluded SAINTS Holders)

1.            Definitions and Interpretation

1.1       Definitions

The following definitions apply unless the context requires otherwise.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691) or, as the context requires, the financial market operated by it.

Business Day means a week day on which trading banks are open for business in Sydney, Australia.

CHESS means the clearing house electronic sub-register system operated by ASX Settlement and Transfer Corporation Pty Limited (ACN 008 504 532).

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia.

Court Approval Date means the first day on which an application made to the Court for an order approving this SAINTS Scheme pursuant to section 411(4)(b) of the Corporations Act is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard.

Deed Poll means the deed poll dated 10 September 2008 executed by Westpac in favour of SAINTS Scheme Participants.

Effective means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to this SAINTS Scheme.

Effective Date means the date on which this SAINTS Scheme becomes Effective.

Excluded SAINTS Holder means any SAINTS Holder who is Westpac or a Related Body Corporate of Westpac. However, such a SAINTS Holder will not be an Excluded SAINTS Holder if that SAINTS Holder has no beneficial interest in any SAINTS held. Where such a SAINTS Holder has a beneficial interest in some, but not all, of the SAINTS held, that person will be an Excluded SAINTS Holder, but only in respect of those SAINTS in which a beneficial interest is held.

Governmental Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.

Implementation Date means the fifth Business Day after the Scheme Record Date, or such other date as St.George and Westpac may agree.

Merger Implementation Agreement means the Merger Implementation Agreement between Westpac and St.George dated 26 May 2008 (as amended and restated on 8 September 2008) under which each party undertakes specific obligations to give effect to this SAINTS Scheme, among other things.

Registered Address means, in relation to a SAINTS Holder, the address as shown in the SAINTS Register on the Scheme Record Date.

Related Body Corporate has the meaning given in the Corporations Act.

SAINTS means the non-cumulative, redeemable and convertible preference shares issued under Article 6B of the St.George Constitution on the terms set out in the terms of issue contained in the replacement prospectus for SAINTS dated 12 July 2004.

SAINTS Holder means a person who is registered in the SAINTS Register as the holder of one or more SAINTS from time to time.

SAINTS Register means the register of SAINTS kept by St.George.

SAINTS Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac.

SAINTS Scheme Consideration means $100 for each SAINTS held by a SAINTS Scheme Participant as at the Scheme Record Date.

SAINTS Scheme Participant means a person who is a SAINTS Holder as at the Scheme Record Date (other than an Excluded SAINTS Holder), except that for the purpose of clause 6 it includes each Excluded SAINTS Holder.

Scheme Record Date means 7.00pm (Sydney time) on the fifth Business Day after the Effective Date or such earlier date (after the Effective Date) as Westpac and St.George may agree in writing.

Scheme SAINTS means a SAINTS held by a SAINTS Scheme Participant as at the Scheme Record Date.

ST.GEORGE SCHEME BOOKLET

Share Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between St.George and the St.George Shareholders (other than any person holding St.George Shares on behalf of, or for the benefit of, Westpac or any of its related entities), subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac.

St.George Constitution means the constitution of St.George from time to time.

St.George Share means a fully paid ordinary share issued in the capital of St.George.

St.George Shareholder means a person who is registered in the St.George Share register as the holder of one or more St.George Shares from time to time.

St.George Share Registry means Computershare Investor Services Pty Limited, or such other person that provides share registry services to St.George from time to time.

Stub Dividend has the meaning given in clause 6.1.

Tax Act means:

(a)                    the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) as the case may be, as amended, and a reference to any section of the Income Tax Assessment Act 1936 (Cth) includes a reference to that section as rewritten in the Income Tax Assessment Act 1997 (Cth); and

(b)                   any other Act setting the rate of income tax payable and any regulation promulgated thereunder.

Trustee means St.George as trustee for the SAINTS Scheme Participants.

Westpac means Westpac Banking Corporation (ACN 007 457 141).

Westpac Constitution means the constitution of Westpac as amended from time to time.

Westpac Share means a fully paid ordinary share issued in the capital of Westpac.

1.2                     Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)                    The singular includes the plural and conversely.

(b)                   A gender includes all genders.

(c)                    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)                   A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)                    A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this SAINTS Scheme.

(f)                      A reference to an agreement or document (including a reference to this SAINTS Scheme) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this SAINTS Scheme or that other agreement or document.

(g)                   A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(h)                   A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)                       A reference to $ is to the lawful currency of Australia.

(j)                       Words and phrases not specifically defined in this SAINTS Scheme have the same meanings (if any) given to them in the Corporations Act.

(k)                    A reference to time is a reference to time in Sydney, Australia.

(l)                       If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(m)                 The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

2.                            Preliminary

2.1                     St.George

(a)                    St.George is a public company incorporated in Australia and registered in New South Wales and a company limited by shares.

(b)                   St.George is admitted to the official list of ASX.

(c)                    As at 28 August 2008, St.George had on issue:

(i)                 566,529,267 St.George Shares which are officially quoted on the ASX;

(ii)              3,500,000 SAINTS which are officially quoted on the ASX;

(iii)           1,500,000 non-cumulative unsecured preference shares (known as “SPS”) which are officially quoted on the ASX;

(iv)          3,250,000 non-cumulative, unsecured, converting preference shares (known as “CPS”) which are officially quoted on the ASX;

(v)             4,000,000 non-cumulative, unsecured converting preference shares (known as “CPS II”) which are officially quoted on the ASX;

Annexure A.2 SAINTS Scheme of Arrangement (continued)

(vi)          2,247 redeemable preference borrower shares which are not quoted on any stock exchange;

(vii)       194,700 redeemable preference depositor shares which are not quoted on any stock exchange; and

(viii)    1,720,116 options to acquire St.George Shares which are not quoted on any stock exchange.

2.2                 Westpac

(a)               Westpac is a public company incorporated in Australia and registered in New South Wales and a company limited by shares.

(b)              Westpac is admitted to the official list of ASX and Westpac Shares are officially quoted on the ASX.

2.3                 Consequence of SAINTS Scheme becoming Effective

(a)                    To facilitate this SAINTS Scheme, St.George and Westpac have entered into the Merger Implementation Agreement. If this SAINTS Scheme becomes Effective, then:

(i)                      all the Scheme SAINTS will be transferred to Westpac, and St.George will enter the name and address of Westpac in the SAINTS Register as the holder of the Scheme SAINTS;

(ii)                   each SAINTS Scheme Participant will be entitled to receive the SAINTS Scheme Consideration in respect of each of their Scheme SAINTS;

(iii)                if a Stub Dividend is payable in accordance with clause 6, each SAINTS Scheme Participant will be entitled to receive the Stub Dividend in respect of each of their Scheme SAINTS;

(iv)               the SAINTS Scheme Consideration and any Stub Dividend will be provided to the relevant SAINTS Scheme Participants in accordance with the provisions of this SAINTS Scheme; and

(v)                  it will bind St.George and all SAINTS Scheme Participants, including those who do not attend the meeting of SAINTS Holders to vote on this SAINTS Scheme, those who do not vote at that meeting and those who vote against this SAINTS Scheme at that meeting.

(b)                   Westpac has executed the Deed Poll in favour of the SAINTS Scheme Participants pursuant to which it has covenanted to provide to each SAINTS Scheme Participant the SAINTS Scheme Consideration to which such SAINTS Scheme Participant is entitled under this SAINTS Scheme and to carry out its other obligations under this SAINTS Scheme.

2.4                 End date

This SAINTS Scheme will lapse and be of no further force or effect if:

(a)                    the Effective Date of the Share Scheme (as defined in the Merger Implementation Agreement) does not occur on or before 31 December 2008; or

(b)                   the Merger Implementation Agreement is terminated in accordance with its terms,

unless Westpac and St.George otherwise agree.

3.                        Conditions Precedent

3.1                 Conditions precedent to SAINTS Scheme

This SAINTS Scheme is conditional upon, and will have no force or effect until, satisfaction of each of the following conditions:

(a)               all of the conditions precedent in clause 5.1(b)(i) of the Merger Implementation Agreement (including, without limitation, the Court approving this SAINTS Scheme pursuant to section 411(4)(b) of the Corporations Act and the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6) of the Corporations Act) in relation to the Share Scheme) being satisfied or waived in accordance with the terms of the Merger Implementation Agreement;

(b)              the Merger Implementation Agreement not having been terminated as at 8.00am on the Court Approval Date;

(c)               such other conditions imposed by the Court under section 411(6) of the Corporations Act as are acceptable to Westpac and St.George having been satisfied; and

(d)              the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act in relation to this SAINTS Scheme.

3.2                 Satisfaction of conditions

The fulfilment of clause 3.1 is a condition precedent to the operation of the provisions of clauses 4.2, 4.3, 5 and 6 of this SAINTS Scheme.

3.3                 Certificates

At the hearing on the Court Approval Date, St.George must provide to the Court a certificate confirming (in respect of matters within its knowledge) whether or not as at 8.00am on the Court Approval Date the conditions precedent in clause 5.1(b)(i) of the Merger Implementation Agreement (other than the conditions relating to the Court approving this SAINTS Scheme pursuant to section 411(4)(b) of the Corporations Act and the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6) of the Corporations Act) in relation to the Share Scheme) have been satisfied. The certificate constitutes conclusive evidence that such conditions precedent have been satisfied.

ST.GEORGE SCHEME BOOKLET

4.                        Implementation of SAINTS Scheme

4.1                 Lodgement of Court order

As soon as practicable following approval of this SAINTS Scheme by the Court in accordance with section 411(4)(b) of the Corporations Act, and in any event by no later than 10.00am on the Business Day following the date of the Court approval, St.George will lodge with ASIC an office copy of the Court order under section 411(10) of the Corporations Act approving this SAINTS Scheme. This SAINTS Scheme will come into effect on the Effective Date.

4.2                 Transfer of Scheme SAINTS

On the Implementation Date, subject to the provision by Westpac of the SAINTS Scheme Consideration in the manner contemplated by clause 5.1:

(a)               all of the Scheme SAINTS (together with all rights and entitlements attaching to the Scheme SAINTS as at the Implementation Date) will be transferred to Westpac without the need for any further act by any SAINTS Scheme Participant (other than acts performed by St.George or its directors or officers as attorney and agent for the SAINTS Scheme Participants under clause 9.1) and the transfer will be deemed to be effective on the Implementation Date;

(b)              St.George will deliver to Westpac duly completed and executed share transfer forms (or a master transfer form) executed by St.George on behalf of each SAINTS Scheme Participant to transfer all of the Scheme SAINTS to Westpac; and

(c)               subject to the execution of the share transfer forms (or master transfer form) by Westpac as transferee and delivery thereof to St.George, St.George will enter the name and address of Westpac in the SAINTS Register in respect of all the Scheme SAINTS transferred to Westpac in accordance with the terms of this SAINTS Scheme.

4.3                 Entitlement to SAINTS Scheme Consideration

On the Implementation Date, in consideration for the transfer to Westpac of each Scheme SAINTS, each SAINTS Scheme Participant will be entitled to receive the SAINTS Scheme Consideration in accordance with clause 5.

4.4                 Agreement by SAINTS Scheme Participants

The SAINTS Scheme Participants agree to the transfer of their Scheme SAINTS to Westpac in accordance with the terms of this SAINTS Scheme.

4.5                 Warranties by SAINTS Scheme Participants

The SAINTS Scheme Participants are deemed to have warranted to St.George, in its own right and for the benefit of Westpac, that:

(a)               all their SAINTS (including any rights and entitlements attaching to those shares) which are transferred to Westpac under this SAINTS Scheme will, at the date of the transfer of them to Westpac, be fully paid and free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; and

(b)              they have full power and capacity to sell and to transfer their SAINTS together with any rights attaching to such SAINTS.

4.6                 Beneficial entitlement by Westpac

Westpac shall be beneficially entitled to the Scheme SAINTS transferred to it under this SAINTS Scheme pending registration by St.George of Westpac in the SAINTS Register as the holder of the Scheme SAINTS.

4.7                 Appointment of Westpac as sole proxy

From the Effective Date until St.George registers Westpac as the holder of all SAINTS in the SAINTS Register, each SAINTS Scheme Participant:

(a)                   is deemed to have irrevocably appointed Westpac as attorney and agent (and directed Westpac in such capacity) to appoint an officer or agent nominated by Westpac as its sole proxy and, where applicable, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme SAINTS registered in their name and sign any shareholders’ resolutions, whether in person, by proxy or by corporate representative;

(b)                  undertakes not to otherwise attend shareholders’ meetings, exercise the votes attaching to the Scheme SAINTS registered in their name and sign any shareholders’ resolutions, whether in person, by proxy or corporate representative;

(c)                   must take all other actions in the capacity of a registered holder of Scheme SAINTS as Westpac reasonably directs; and

(d)                  acknowledges and agrees that in exercising the powers referred to in clause 4.7(a), Westpac and any officer or agent nominated by Westpac under clause 4.7(a) may act in the best interests of Westpac as the intended registered holder of the Scheme SAINTS.

5.                        SAINTS Scheme Consideration

5.1                 Provision of SAINTS Scheme Consideration

(a)                   Before 11.00am on the Implementation Date, St.George must procure Westpac to deposit an amount equal to the aggregate amount of SAINTS Scheme Consideration payable to all SAINTS Scheme Participants in cleared funds in a trust account operated by the Trustee, such amount to be held on trust for those SAINTS Scheme Participants, except that any interest (less bank fees and other charges) on the amount deposited by Westpac in respect of the SAINTS Scheme Consideration shall be for the account of Westpac.

(b)                  On the Implementation Date, subject to St.George having complied with paragraph (a), the Trustee must pay from the trust account referred to in paragraph (a) to each SAINTS Scheme Participant such amount of cash as is due to that SAINTS Scheme Participant as SAINTS Scheme Consideration in respect of all that SAINTS Scheme Participant’s Scheme SAINTS.

Annexure A.2 SAINTS Scheme of Arrangement (continued)

(c)               Unless paragraph (d) applies, the amount referred to in paragraph (b) may be paid by the Trustee doing any of the following at its election:

(i)                  sending the amount to the SAINTS Scheme Participant’s Registered Address by cheque in Australian currency drawn out of the trust account established in accordance with paragraph (a); or

(ii)               depositing or procuring the St.George Share Registry to deposit the amount into an account with any Australian ADI (as defined in the Corporations Act) notified to St.George by an appropriate authority from the SAINTS Scheme Participants.

(d)              In the event that:

(i)                  a SAINTS Scheme Participant does not have a Registered Address; or

(ii)               the Trustee believes that a SAINTS Scheme Participant is not known at the SAINTS Holder’s Registered Address,

and no account has been notified to St.George in accordance with paragraph (c)(ii), or a deposit into such an account is rejected or refunded, the Trustee may credit the amount payable to the relevant SAINTS Scheme Participant to a separate bank account of St.George to be held until the SAINTS Scheme Participant claims the amount or the amount is dealt with in accordance with unclaimed money legislation. St.George must hold the amount on trust, but any benefit accruing from the amount will be to the benefit of St.George. An amount credited to this account is to be treated as having been paid to the SAINTS Scheme Participant when credited to the account. St.George must maintain records of the amounts paid, the people who are entitled to the amounts and any transfers of the amounts.

(e)               To the extent that there is a surplus in the amount held by the Trustee in the trust accounts established under this clause 5.1, that surplus may be paid by the Trustee to Westpac following the satisfaction of the Trustee’s obligations under this clause 5.1.

5.2                     Joint Holders

In the case of SAINTS held in joint names, any SAINTS Scheme Consideration shall be payable to and be forwarded to the holder whose name appears first in the SAINTS Register as at the Scheme Record Date.

6.                 Stub Dividend

6.1          Stub Dividend

If the Implementation Date occurs after 20 November 2008, then St.George must procure that its Directors declare a dividend, in an amount calculated in accordance with clause 6.2, as may be adjusted in accordance with clause 6.3, which will:

(a)               have the Scheme Record Date as the record date; and

(b)              be payable on the Implementation Date to each SAINTS Scheme Participant,

(the Stub Dividend).

6.2          Calculation of Stub Dividend

(a)               The amount of any Stub Dividend will be calculated in accordance with the following formula:

Stub Dividend = (Dividend Rate x Face Vale x N)/365

where:

Face Value is $100;

N is the number of days from (and including) 20 November 2008 until (but not including) the Implementation Date; and

Dividend Rate expressed as a percentage per annum is calculated in accordance with the following formula:

(Market Rate + Margin) x (1 – T)

where:

Market Rate means the Bank Bill Swap Rate for 90 day bills applying on 20 November 2008 expressed as a percentage per annum;

Bank Bill Swap Rate means the rate, expressed as a percentage per annum, calculated as the average mid rate for bills of a term of 90 days which average rate is displayed on the Reuters page designated BBSW (or any page which replaces that page) on 20 November 2008, or if there is a manifest error in the calculation of that average rate or that average rate is not displayed by 10.30am on that date, the rate specified in good faith by St.George at or around that time on that date having regard, to the extent possible, to:

(i)                  the rate otherwise bid and offered for bills of that term or for funds of that tenor displayed on that page BBSW (or any page which replaces that page) at that time on the date; and

(ii)               if bid and offer rates for bills of that term are not otherwise available, the rates otherwise bid and offered for funds of that tenor at or around that time;

Margin is 1.35% per annum; and

T means the Australian corporate tax rate applicable on the allotment date of the SAINTS, being 0.30.

(b)      All calculations of Stub Dividends will be rounded to four decimal places. For the purposes of making any Stub Dividend payment in respect of a SAINTS Scheme Participant’s total holding of SAINTS, any fraction of a cent will be disregarded.

ST.GEORGE SCHEME BOOKLET

6.3                 Franking adjustment

(a)               If, on the Implementation Date, the Australian corporate tax rate applicable to the franking account of St.George from which the Stub Dividend will be franked (Ti) differs from the Australian corporate tax rate on the allotment date of the SAINTS (T), the Stub Dividend will be adjusted in accordance with the following formula (rounded to the nearest four decimal places):

Stub Dividend x	(1 – Ti)

(1 – T)

where:

Stub Dividend is the amount calculated under clause 6.2;

Ti is the Australian corporate tax rate applicable to the franking account of St.George from which the Stub Dividend will be franked, expressed as a decimal; and

T means 0.30.

(b)              If the Stub Dividend is not franked to 100% under Part 3-6 of the Tax Act (or any provisions that revise or replace that part), the Stub Dividend will be adjusted in accordance with the following formula:

D
1 – (Ti x (1 – F))

where:

D is the Stub Dividend calculated under paragraph (a), or clause 6.2 where there has been no application of paragraph (a);

Ti has the same meaning as in paragraph (a); and

F is the franking percentage (within the meaning of Part 3-6 of the Tax Act or any part that replaces or revises that part) of the Stub Dividend, expressed as a decimal to four decimal places.

6.4             Payment of Stub Dividend

(a)               If a Stub Dividend is payable, St.George must on the Implementation Date pay each SAINTS Scheme Participant such amount of cash as is due to that SAINTS Scheme Participant as a Stub Dividend in respect of all the SAINTS held by the SAINTS Scheme Participant on the Scheme Record Date.

(b)              Unless paragraph (c) applies, the amount referred to in paragraph (a) may be paid by St.George doing any of the following at its election:

(i)                      sending the amount to the SAINTS Scheme Participant’s Registered Address by cheque in Australian currency; or

(ii)                   depositing or procuring the St.George Share Registry to deposit the amount into an account with any Australian ADI (as defined in the Corporations Act) notified to St.George by an appropriate authority from the SAINTS Scheme Participants.

(c)          In the event that:

(i)                 a SAINTS Scheme Participant does not have a Registered Address; or

(ii)              St.George believes that a SAINTS Scheme Participant is not known at the SAINTS Holder’s Registered Address,

and no account has been notified to St.George in accordance with paragraph (b)(ii), or a deposit into such an account is rejected or refunded, St.George may credit the amount payable to the relevant SAINTS Scheme Participant to a separate bank account of St.George to be held until the SAINTS Scheme Participant claims the amount or the amount is dealt with in accordance with unclaimed money legislation. St.George must hold the amount on trust, but any benefit accruing from the amount will be to the benefit of St.George. An amount credited to this account is to be treated as having been paid to the SAINTS Scheme Participant when credited to the account. St.George must maintain records of the amounts paid, the people who are entitled to the amounts and any transfers of the amounts.

(d)              To the extent that there is a surplus in the amount held by St.George in the trust account, that surplus may be paid by St.George to Westpac following the satisfaction of St.George’s obligations under this clause 6.4.

(e)               In the case of SAINTS held in joint names, any Stub Dividend shall be payable to and be forwarded to the holder whose name appears first in the SAINTS Register as at the Scheme Record Date.

6.5             Withholding obligations

Despite anything else in this clause 6, St.George will be entitled to deduct from any Stub Dividend payable to a SAINTS Scheme Participant the amount of any withholding or other tax, duty or levy required by law to be deducted in respect of such amount. If any such deduction has been made and the amount of the deduction accounted for by St.George to the relevant revenue authority and the balance of the amount payable has been paid to the SAINTS Scheme Participant concerned, then the full amount payable to such SAINTS Scheme Participant shall be deemed to have been duly paid and satisfied by St.George. St.George will pay the full amount required to be deducted to the relevant revenue authority within the time allowed for such payment.

6.6             Future dividends

Following transfer of the Scheme SAINTS to Westpac, the SAINTS will be governed by their terms of issue except that “N” in clause 2.1 of the terms of issue will be the number of days from (and including) the Implementation Date (as defined in this SAINTS Scheme) until (but not including) the relevant Dividend Payment Date (as defined in the terms of issue).

Annexure A.2 SAINTS Scheme of Arrangement (continued)

7.                   Dealings in SAINTS

7.1            Dealings

For the purpose of establishing who are SAINTS Scheme Participants, dealings in SAINTS will only be recognised if:

(a)               in the case of dealings of the type to be effected using CHESS, the transferee is registered in the SAINTS Register as the holder of the relevant SAINTS on or before the Scheme Record Date; and

(b)              in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before the Scheme Record Date at the place where the SAINTS Register is kept.

7.2            SAINTS Register

(a)               St.George must register registrable transmission applications or transfers of SAINTS received in accordance with clause 7.1(b) by the Scheme Record Date.

(b)              St.George will not accept for registration or recognise for any purpose any transmission application or transfer in respect of SAINTS received after the Scheme Record Date, except a transfer to Westpac pursuant to this SAINTS Scheme and any subsequent transfer by Westpac.

(c)               For the purpose of determining entitlements to the SAINTS Scheme Consideration, St.George will, until the SAINTS Scheme Consideration has been provided, maintain the SAINTS Register in accordance with the provisions of this clause 7 and the SAINTS Register in this form will solely determine entitlements to the SAINTS Scheme Consideration and any Stub Dividend.

(d)              St.George must procure that, on or before 9.00am on the Business Day following the Scheme Record Date, details of the names, registered addresses and holdings of SAINTS of every SAINTS Scheme Participant as shown in the SAINTS Register at the Scheme Record Date are available to Westpac in such form as Westpac may reasonably require.

(e)               As from the Scheme Record Date (and other than for Westpac, or its successors in title), all share certificates and holding statements for the SAINTS will cease to have effect as documents of title, and each entry on the SAINTS Register at that date will cease to have any effect other than as evidence of entitlement to the SAINTS Scheme Consideration and any Stub Dividend.

8.                   Quotation of SAINTS

On a date after the Implementation Date to be determined by Westpac, St.George will apply for termination of the official quotation on the ASX of SAINTS.

9.                   General

9.1            Appointment of attorney

Each SAINTS Scheme Participant, without the need for any further act, irrevocably appoints St.George and all its directors and officers (jointly and severally) as its attorney and agent for the purposes of:

(a)               executing any document or doing any other act necessary to give effect to this SAINTS Scheme and the transactions contemplated by it including, without limitation, executing a proper instrument of transfer of its SAINTS for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the SAINTS held by SAINTS Scheme Participants; and

(b)              enforcing the Deed Poll against Westpac (and St.George undertakes in favour of each SAINTS Scheme Participant that it will enforce the Deed Poll against Westpac on behalf of and as attorney and agent for the SAINTS Scheme Participants).

9.2            St.George and all SAINTS Scheme Participants bound

This SAINTS Scheme binds St.George and all SAINTS Scheme Participants and, to the extent of any inconsistency and to the extent permitted by law, overrides the St.George Constitution and the terms of issue of the SAINTS.

9.3            Amendments to SAINTS Scheme

If the Court proposes to approve this SAINTS Scheme subject to any variations, alterations or conditions, St.George may by its counsel or solicitor consent on behalf of all persons concerned to those variations, alterations or conditions to which Westpac has consented.

9.4            Notices

Where a notice, transfer, transmission application, direction or other communication referred to in this SAINTS Scheme is sent by post to St.George, it shall not be deemed to be received in the ordinary course of post or on a date other than the date (if any) on which it is actually received at St.George’s registered office or at the address of the St.George Share Registry.

9.5            SAINTS Scheme Participants’ consent

The SAINTS Scheme Participants consent to St.George doing all things necessary, expedient or incidental to the implementation of this SAINTS Scheme, including (to the extent permitted by law) the provision of any information held by St.George in relation to the SAINTS Scheme Participants to Westpac.

9.6            Costs and stamp duty

St.George will pay the costs of this SAINTS Scheme, except that Westpac will pay all stamp duties (if any) and any related fines and penalties on the transfer by SAINTS Scheme Participants of the Scheme SAINTS to Westpac.

9.7             Further acts

St.George will execute all documents and do all acts and things necessary for the implementation and performance of its obligations under this SAINTS Scheme.

9.8            Governing law

The proper law of this SAINTS Scheme is the law of the State of New South Wales. The parties submit to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales.

ST.GEORGE SCHEME BOOKLET

Annexure A Schemes of Arrangement

Annexure A.3 Option Scheme of Arrangement

Annexure A.3 Option Scheme of Arrangement (continued)

Scheme of Arrangement

Pursuant to section 411 of the Corporations Act 2001 (Cth)

Parties

Between:	St.George Bank Limited (ACN 055 513 070) of Level 15, 182 George Street, Sydney, NSW 2000 (St.George)

And:	The holders of zero exercise price options granted by St.George pursuant to the Executive Performance Share Plan (other than Excluded Award Option Holders) as at the Scheme Record Date

1.      Definitions and Interpretation

1.1    Definitions

The following definitions apply unless the context requires otherwise.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691) or, as the context requires, the financial market operated by it.

Award Option means a zero exercise price option granted by St.George pursuant to the St.George Executive Performance Share Plan.

Award Option Holder means a person who is registered in the Award Option Register as the holder of one or more Award Options from time to time.

Award Option Register means the register of holders of Award Options maintained by St.George in accordance with the Corporations Act.

Board means the board of directors of St.George.

Business Day means a week day on which trading banks are open for business in Sydney, Australia.

CHESS means the clearing house electronic sub-register system operated by ASX Settlement and Transfer Corporation Pty Limited (ACN 008 504 532).

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia.

Court Approval Date means the first day on which an application made to the Court for an order approving this Option Scheme pursuant to section 411(4)(b) of the Corporations Act is heard or, if the application is adjourned for any reason, the first day on which the adjourned application is heard.

Deed of Cancellation means a deed dated on or around 8 September 2008 between St.George, Westpac and the holder of options granted under the St.George Executive Option Plan.

Deed Poll means the deed poll dated 10 September 2008 executed by Westpac in favour of Option Scheme Participants.

Effective means, in relation to the Option Scheme or the Share Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Option Scheme or the Share Scheme.

Effective Date means the date on which this Option Scheme becomes Effective.

Excluded Award Option Holder means any Award Option Holder who has entered into a Deed of Cancellation with St.George and Westpac.

Grant Date means, in respect of a Tranche of Award Options, the date on which that Tranche of Award Options was granted, as set out in Schedule 1.

Implementation Date means the fifth Business Day after the Scheme Record Date, or such other date as St.George and Westpac may agree.

Merger Implementation Agreement means the Merger Implementation Agreement between Westpac and St.George dated 26 May 2008 (as amended and restated on 8 September 2008) under which each party undertakes specific obligations to give effect to this Option Scheme, among other things.

Option Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac.

Option Scheme Consideration means 1.31 Westpac Shares for each Award Option held by an Option Scheme Participant as at the Scheme Record Date subject, where applicable under clause 5.2, to disposal restrictions applicable under the Westpac Restricted Share Plan.

Option Scheme Participant means a person who is an Award Option Holder as at the Scheme Record Date (other than an Excluded Award Option Holder).

ST.GEORGE SCHEME BOOKLET

Prescribed Exercise Date means in respect of a Tranche of Award Options, the date set out in Schedule 1 (being the date prescribed on the Grant Date as the date on which it may first become exercisable), or where the performance conditions in respect of an Award Option are to be tested for the financial year ending 30 September 2008 and that testing results in the Award Option being able to be retested on a future prescribed exercise date, 30 September 2009.

Related Body Corporate has the meaning given in the Corporations Act.

Scheme Record Date means 7.00pm (Sydney time) on the fifth Business Day after the Effective Date or such earlier date (after the Effective Date) as Westpac and St.George may agree in writing.

Scheme Option means an Award Option held by an Option Scheme Participant as at the Scheme Record Date.

Share Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between St.George and the St.George Shareholders (other than any person holding St.George Shares on behalf of, or for the benefit of, Westpac or any of its related entities).

Share Scheme Record Date means the record date under the Share Scheme, being the relevant time and date for determining the St.George Shareholders entitled to the consideration to be provided under the Share Scheme.

St.George Constitution means the constitution of St.George from time to time.

St.George Executive Performance Share Plan means the award plan approved by St.George shareholders on 3 February 1998 as amended from time to time.

St.George Group means St.George and its Related Bodies Corporate.

St.George Share means a fully paid ordinary share issued in the capital of St.George.

St.George Shareholder means a person who is registered in the St.George Share register as the holder of one or more St.George Shares from time to time.

Tranche means a group of Award Options that are subject to the same terms and conditions.

Westpac means Westpac Banking Corporation (ACN 007 457 141).

Westpac Constitution means the constitution of Westpac as amended from time to time.

Westpac Restricted Share means Westpac Shares allocated under the Westpac Restricted Share Plan

Westpac Restricted Share Plan means the employee share plan that offers Westpac Restricted Shares which was approved by Westpac shareholders on 14 December 2006 as amended from time to time.

Westpac Share means a fully paid ordinary share issued in the capital of Westpac.

1.2     Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)      The singular includes the plural and conversely.

(b)      A gender includes all genders.

(c)      If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)      A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)      A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Option Scheme.

(f)       A reference to an agreement or document (including a reference to this Option Scheme) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Option Scheme or that other agreement or document.

(g)      A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(h)      A reference to legislation or to a provision of legislation includes a modification or re enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)       A reference to $ is to the lawful currency of Australia.

(j)       Words and phrases not specifically defined in this Option Scheme have the same meanings (if any) given to them in the Corporations Act.

(k)      A reference to time is a reference to time in Sydney, Australia.

(l)       If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(m)     The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

Annexure A.3 Option Scheme of Arrangement (continued)

2.       Preliminary

2.1     St.George

(a)      St.George is a public company incorporated in Australia and registered in New South Wales and a company limited by shares.

(b)      St.George is admitted to the official list of ASX.

(c)      As at 28 August 2008, St.George had on issue:

(i)       566,529,267 St.George Shares which are officially quoted on the ASX;

(ii)      3,500,000 subordinated adjustable income non-refundable Tier 1 securities (known as “SAINTS”) which are officially quoted on the ASX;

(iii)     1,500,000 non-cumulative unsecured preference shares (known as “SPS”) which are officially quoted on the ASX;

(iv)    3,250,000 non-cumulative, unsecured, converting preference shares (known as “CPS”) which are officially quoted on the ASX;

(v)     4,000,000 non-cumulative, unsecured converting preference shares (known as “CPS II”) which are officially quoted on the ASX;

(vi)    2,247 redeemable preference borrower shares which are not quoted on any stock exchange;

(vii)   194,700 redeemable preference depositor shares which are not quoted on any stock exchange; and

(viii)  1,720,116 options (including Award Options) to acquire St.George Shares which are not quoted on any stock exchange.

2.2     Westpac

(a)      Westpac is a public company incorporated in Australia and registered in New South Wales and a company limited by shares.

(b)      Westpac is admitted to the official list of ASX and Westpac Shares are officially quoted on the ASX.

2.3     Consequence of Option Scheme becoming Effective

(a)      To facilitate this Option Scheme, St.George and Westpac have entered into the Merger Implementation Agreement. If this Option Scheme becomes Effective, then:

(i)       all the Scheme Options will be cancelled;

(ii)      each Option Scheme Participant will be entitled to receive the Option Scheme Consideration in respect of each of their Scheme Options;

(iii)     the Option Scheme Consideration will be provided to Option Scheme Participants in accordance with the provisions of this Option Scheme;

(iv)    the Award Option Register will be updated accordingly to reflect the cancellation of all of the Options; and

(v)     it will bind St.George and all Option Scheme Participants, including those who do not attend the meeting of Option Scheme Participants to vote on this Option Scheme, those who do not vote at that meeting and those who vote against this Option Scheme at that meeting.

(b)      Westpac has executed the Deed Poll in favour of the Option Scheme Participants pursuant to which it has covenanted to provide to each Option Scheme Participant the Option Scheme Consideration to which such Option Scheme Participant is entitled under this Option Scheme and to carry out its other obligations under this Option Scheme.

2.4     End date

This Option Scheme will lapse and be of no further force or effect if:

(a)      the Effective Date does not occur on or before 31 December 2008; or

(b)      the Merger Implementation Agreement is terminated in accordance with its terms,

unless Westpac and St.George otherwise agree.

3.       Conditions Precedent

3.1     Conditions precedent to Option Scheme

The Option Scheme is conditional upon, and will have no force or effect until, satisfaction of each of the following conditions:

(a)      before 8.00am on the Court Approval Date, the Option Scheme being approved by the requisite majorities of Award Option Holders under section 411(4) of the Corporations Act;

(b)      on the Court Approval Date, the Court approving this Option Scheme, with or without modification, pursuant to section 411(4)(b) of the Corporations Act;

(c)      such other conditions imposed by the Court under section 411(6) of the Corporations Act as are acceptable to Westpac and St.George having been satisfied;

(d)      the Share Scheme becoming Effective; and

(e)      the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act in relation to this Option Scheme.

ST.GEORGE SCHEME BOOKLET

3.2    Satisfaction of conditions

The fulfilment of clause 3.1 is a condition precedent to the operation of the provisions of clauses 4.2, 4.3, 5.1, 5.2 and 5.3 of this Option Scheme.

3.3    Certificates

At the hearing on the Court Approval Date, St.George must provide to the Court a certificate confirming (in respect of matters within its knowledge) whether or not as at 8.00am on the Court Approval Date the condition precedent in clause 3.1(a) has been satisfied. The certificate constitutes conclusive evidence that such condition precedent is satisfied.

4.      Implementation of Option Scheme

4.1    Lodgement of Court order

As soon as practicable following approval of this Option Scheme by the Court in accordance with section 411(4)(b) of the Corporations Act, and in any event by no later than 10.00am on the Business Day following the date of the Court approval, St.George will lodge with ASIC an office copy of the Court order under section 411(10) of the Corporations Act approving this Option Scheme. This Option Scheme will come into effect on the Effective Date.

4.2    Cancellation of Scheme Options

On the Implementation Date, subject to the provision by Westpac of the Option Scheme Consideration in the manner contemplated by clause 5, debts and claims evidenced by, and all rights and obligations pertaining to or under, the Scheme Options will be cancelled and extinguished without the need for any further act by any Option Scheme Participant, and the Option Scheme Participant:

(a)     releases St.George from all its obligations in relation to those Scheme Options;

(b)     releases and waives any and all rights the Option Scheme Participant may have had (including to be issued St.George Shares or Award Options) in relation to those Scheme Options (including under the St.George Executive Performance Share Plan); and

(c)     authorises St.George to update the Award Option Register recording the cancellation of the Award Options that make up part of the Scheme Options.

4.3    Entitlement to Option Scheme Consideration

On the Implementation Date, in consideration for the cancellation of their Scheme Options, each Option Scheme Participant will be entitled to receive the Option Scheme Consideration in accordance with clause 5.

4.4    Agreement by Option Scheme Participants

(a)     The Option Scheme Participants agree to the cancellation of their Scheme Options by St.George in accordance with the terms of this Option Scheme.

(b)     The Option Scheme Participants who receive Westpac Shares as Option Scheme Consideration accept those Westpac Shares and agree to:

(i)      become a member of Westpac for the purposes of section 231 of the Corporations Act; and

(ii)     be bound by the Westpac Constitution.

4.5    Warranties by Option Scheme Participants

The Option Scheme Participants are deemed to have warranted to St.George, in its own right and for the benefit of Westpac, that:

(a)     all their Scheme Options (including any rights and entitlements attaching to those Scheme Options) will, at the date of cancellation of those Scheme Options, be free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; and

(b)     they have full power and capacity to deal with their Scheme Options together with any rights attaching to such Scheme Options.

5.      Option Scheme Consideration

5.1    Provision of Option Scheme Consideration

Subject to clauses 3.1, 5.2, 5.3 and 5.6, in consideration for the cancellation of the Scheme Options on the Implementation Date and each Option Scheme Participant giving the releases in clause 4.2, Westpac will issue or transfer to each Option Scheme Participant the Option Scheme Consideration.

5.2    Restrictions

(a)     Where Westpac Shares are to be issued or transferred under clause 5.1 to an Option Scheme Participant as Option Scheme Consideration on the Implementation Date in respect of a Scheme Option that is part of a Tranche of Award Options where the Prescribed Exercise Date for that Tranche is after the Scheme Record Date then:

(i)      the Westpac Shares to be issued or transferred in respect of those Scheme Options will be allocated as Westpac Restricted Shares on the following basis:

(A)   the Grant Date set out in Schedule 1 in respect of those Scheme Options will be the “Vesting Period Commencement Date” as defined in and for the purposes of the Westpac Restricted Share Plan;

(B)    the Prescribed Exercise Date in respect of those Scheme Options will be the “Vesting Date” as defined in and for the purposes of the Westpac Restricted Share Plan;

Annexure A.3 Option Scheme of Arrangement (continued)

(C)    the “Vesting Period” for the purposes of the Westpac Restricted Share Plan means the period from the Vesting Period Commencement Date until the Vesting Date, each as defined above; and

(D)    the Westpac Restricted Shares will be subject to a “Holding Lock” for the “Holding Lock Period” (as those terms are defined in the Westpac Restricted Share Plan) in accordance with the terms of the Westpac Restricted Share Plan; and

(ii)     Westpac shall be deemed to have made an offer to issue or transfer those Westpac Shares under the Westpac Restricted Share Plan immediately following the transfer of all the St.George Shares to Westpac under the Share Scheme and the Option Scheme Participant shall be deemed to have:

(A)   accepted that offer; and

(B)    agreed to be bound by the rules of the Westpac Restricted Share Plan on the basis set out in this Option Scheme,

as evidenced by Westpac recording in the register of holders of Westpac Shares the issue or transfer of Westpac Restricted Shares in the name of the Option Scheme Participant.

(b)     Each Option Scheme Participant acknowledges that any such Westpac Restricted Shares they receive may not be sold or transferred, and are subject to forfeiture under the terms of the Westpac Restricted Share Plan, until the Prescribed Exercise Date set out in Schedule 1 which applied to the corresponding Scheme Option has passed.

5.3    Fractional Entitlements

If the number of Scheme Options held by an Option Scheme Participant is such that an entitlement of that Option Scheme Participant to Westpac Shares in respect of a Tranche is not a whole number then:

(a)     any fractional entitlement to Westpac Shares which is 0.5 or greater will be rounded up to the nearest whole number of Westpac Shares in respect of that Tranche; and

(b)     any fractional entitlement to Westpac Shares which is less than 0.5 will be rounded down to the nearest whole number of Westpac Shares in respect of that Tranche.

5.4    Provision of Westpac Shares as Option Scheme Consideration

The obligation of Westpac to provide Westpac Shares pursuant to clause 5.1 will be satisfied by Westpac as follows:

(a)     on the Implementation Date, entering the name of each Option Scheme Participant in the Westpac share register in respect of the Westpac Shares which that Option Scheme Participant is entitled to receive under this Option Scheme; and

(b)     within 5 Business Days after the Implementation Date, sending or procuring the despatch by pre-paid ordinary post to each Option Scheme Participant to their address recorded in the Award Option Register on the Scheme Record Date, a holding statement for the Westpac Shares issued or transferred to that Option Scheme Participant in accordance with this Option Scheme.

5.5    Status of Westpac Shares

Westpac Shares that are issued or transferred to Option Scheme Participants as Option Scheme Consideration will:

(a)     rank equally with all existing Westpac Shares, other than with respect to Westpac’s dividend for the financial year ending 30 September 2008 to which Option Scheme Participants will not be entitled; and

(b)     be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except that the Westpac Restricted Shares to be issued under the Option Scheme will be subject to such disposal restrictions as are imposed under or pursuant to the Westpac Restricted Share Plan and this Option Scheme).

5.6    Cessation of employment

If an Award Option Holder ceases employment with St.George before the Implementation Date and subject to the Share Scheme becoming Effective:

(a)     except as set out in this clause 5.6, the Award Option Holder’s Award Options will be dealt with in accordance with the terms of the St.George Executive Performance Share Plan and the terms of the Award Option Holder’s contract of employment with St.George;

(b)     if the date on which the Award Option Holder ceases employment (Cessation Date) is on or before 30 September 2008:

(i)      the performance conditions for each Tranche of Award Options will be tested for the financial year ended 30 September 2008; and

(ii)     on the Implementation Date, any Award Options that did not vest on 30 September 2008 will be cancelled and extinguished in accordance with clause 4.2 and the Award Option Holder will not be entitled to receive any Westpac Shares in respect of those Award Options under clause 4.3; or

(c)     if the Cessation Date is after 30 September 2008, on the Implementation Date:

(i)      any Award Options with a first Prescribed Exercise Date on 30 September 2009 or any Award Options that did not vest on 30 September 2008 because the performance conditions were not satisfied but which are subject to retesting on 30 September 2009 will be cancelled and extinguished in accordance with clause 4.2 in consideration for the issue or transfer of Westpac Shares under clause 5.1, and clause 5.2 will not apply; and

ST.GEORGE SCHEME BOOKLET

(ii)     any Award Options with a first Prescribed Exercise Date after 30 September 2009 will be cancelled and extinguished in accordance with clause 4.2 and the Award Option Holder will not be entitled to receive any Westpac Shares in respect of those Award Options under clause 4.3.

6.      Dealings in Award Options

6.1    Exercise prior to Share Scheme Record Date

For the purpose of establishing who are Option Scheme Participants, St.George will not accept as valid, nor recognise for any purpose, any notice of exercise of an Award Option registered in the name of an Award Option Holder:

(a)     received after 5.00pm on the day which is two Business Days immediately before the Share Scheme Record Date; or

(b)     which is not in accordance with the terms of grant of the Award Options.

6.2    Registration as holder of ordinary shares

St.George will issue, and register the Award Option Holder as the holder of, a St.George Share in respect of the exercise of an Award Option registered in the name of the Award Option Holder permitted by clause 6.1 and in accordance with the terms of grant of the Award Option, and the Award Option Holder acknowledges and agrees that, if the Share Scheme becomes Effective, the Award Option Holder will be bound by the terms of the Share Scheme in respect of each such St.George Share and, accordingly, each such St.George Share will be transferred to Westpac in accordance with the Share Scheme on the Implementation Date.

6.3    St.George Award Option Register

(a)     For the purpose of determining entitlements to the Option Scheme Consideration, St.George will, until the Option Scheme Consideration has been provided, maintain the Award Option Register in accordance with the provisions of this clause 6 and the Award Option Register in this form will solely determine entitlements to the Option Scheme Consideration.

(b)     St.George must procure that, on or before 9.00am on the Business Day following the Scheme Record Date, details of the names, registered addresses and holdings of Award Options of every Option Scheme Participant as shown in the Award Option Register at the Scheme Record Date are available to Westpac in such form as Westpac may reasonable require.

(c)     As from the Scheme Record Date, all Award Option certificates will cease to have effect and each entry on the Award Option Register at that date will cease to have any effect other than as evidence of entitlement to the Option Scheme Consideration.

7.      General

7.1    Appointment of attorney

Each Option Scheme Participant, without the need for any further act, irrevocably appoints St.George and all its directors and officers (jointly and severally) as its attorney and agent for the purposes of:

(a)     executing any document or doing any other act necessary to give effect to this Option Scheme and the transactions contemplated by it; and

(b)     enforcing the Deed Poll against Westpac (and St.George undertakes in favour of each Option Scheme Participant that it will enforce the Deed Poll against Westpac on behalf of and as attorney and agent for the Option Scheme Participants).

7.2    St.George and all Option Scheme Participants bound

This Option Scheme binds St.George and all Option Scheme Participants and, to the extent of any inconsistency and to the extent permitted by law, overrides the St.George Constitution.

7.3    Amendments to Option Scheme

If the Court proposes to approve this Option Scheme subject to any variations, alterations or conditions, St.George may by its counsel or solicitor consent on behalf of all persons concerned to those variations, alterations or conditions to which Westpac has consented.

7.4    Notices

Where a notice, transfer, transmission application, direction or other communication referred to in this Option Scheme is sent by post to St.George, it shall not be deemed to be received in the ordinary course of post or on a date other than the date (if any) on which it is actually received at St.George’s registered office.

7.5    Option Scheme Participants’ consent

The Option Scheme Participants consent to St.George doing all things necessary, expedient or incidental to the implementation of this Option Scheme, including the provision of any information held by St George in relation to the Option Scheme Participants to Westpac.

7.6    Costs

St.George will pay the costs of this Option Scheme.

7.7    Further acts

St.George will execute all documents and do all acts and things necessary for the implementation and performance of its obligations under this Option Scheme.

7.8    Inconsistency

This Option Scheme binds St.George and all Option Scheme Participants and, to the extent of any inconsistency, overrides the terms and conditions of the St.George Executive Performance Share Plan.

7.9    Governing law

The proper law of this Option Scheme is the law of the State of New South Wales. The parties submit to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales.

Annexure A.3 Option Scheme of Arrangement (continued)

Schedule 1

St.George Award Options

Prescribed Exercise Date* (or “Vesting Date”
Grant Date	Tranche	as applying to Westpac Restricted Shares)
1 October 2004	MTI 2004 T2	Not applicable	(1)
1 October 2005	MTI 2005 T1	Not applicable	(1)
1 October 2005	MTI 2005 T2	30 September 2008
3 February 2006	MTI 2005 T2	30 September 2008
17 May 2006	MTI 2005 T1	Not applicable	(1)
17 May 2006	MTI 2005 T2	30 September 2008
17 May 2006	Unlatching T1	Not applicable	(1)
17 May 2006	Unlatching T2	Not applicable	(1)
17 May 2006	Unlatching T3	17 May 2009
1 October 2006	MTI 2006 T1	30 September 2008
1 October 2006	MTI 2006 T2	30 September 2009
1 October 2006	STIDO 2006	1 October 2009
2 April 2007	STIDO 2006	1 October 2009
30 April 2007	STIDO 2006	1 October 2009
1 July 2007	STIDO 2006	1 October 2009
1 October 2007	MTI 2007 T1	30 September 2009
1 October 2007	MTI 2007 T2	30 September 2010
1 October 2007	STIDO 2007	1 October 2010
4 February 2008	MTI 2007 T1	30 September 2009
4 February 2008	MTI 2007 T2	30 September 2010
21 April 2008	MTI 2007 T1	30 September 2009
21 April 2008	MTI 2007 T2	30 September 2010
10 June 2008	MTI 2007 T1	30 September 2009
10 June 2008	MTI 2007 T2	30 September 2010
9 July 2008	MTI 2007 T1	30 September 2009
9 July 2008	MTI 2007 T2	30 September 2010

*       Where the performance conditions in respect of an Award Option are to be tested for the financial year ending 30 September 2008 (and where that date appears in the third column of the table above) and that testing results in the Award Option being able to be retested on a future prescribed exercise date, the Prescribed Exercise Date will be 30 September 2009 (notwithstanding the notation in the table above).

(1)     These Award Options are vested but unexercised at the date of the Scheme Booklet.

ST.GEORGE SCHEME BOOKLET

Annexure B Deed Poll

Annexure B Deed Poll (continued)

Date	10 September 2008

Parties

1.	Westpac Banking Corporation (ACN 007 457 141) of Level 20, 275 kent Street, Sydney, NSW 2000 (Westpac)

In favour of:

•

each person who is registered as the holder of one or more fully paid ordinary shares in St.George Bank Limited (ACN 055 513 070) (St.George) as at the Scheme Record Date of the Share Scheme other than Excluded Shareholders (Share Scheme Participants);

• each person who is registered as the holder of one or more SAINTS as at the Scheme Record Date of the SAINTS Scheme other than Excluded SAINTS Holders (SAINTS Scheme Participants); and

• each person who is registered as the holder of one or more Award Options as at the Scheme Record Date of the Option Scheme other than Excluded Award Option Holders (Option Scheme Participants).

Recitals

A	Westpac and St.George have entered into the Merger Implementation Agreement.

B

Westpac is entering into this Deed Poll to covenant in favour of Share Scheme Participants, SAINTS Scheme Participants and Option Scheme Participants that it will observe and perform all obligations under the Schemes which are attributed to Westpac.

Operative provisions

1.      Definitions and Interpretation

1.1    Definitions

In this Deed Poll the following definitions apply unless the context otherwise requires:

(a)     Government Agency means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity in any part of the world;

(b)     Merger Implementation Agreement means the Merger Implementation Agreement dated 26 May 2008 between Westpac and St.George, as amended and restated on 8 September 2008;

(c)     Option Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between St.George and Option Scheme Participants, the form of which is included in the Scheme Booklet, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac;

(d)     SAINTS Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between St.George and SAINTS Scheme Participants, the form of which is included in the Scheme Booklet, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac;

(e)     Scheme Participants means the Share Scheme Participants, SAINTS Scheme Participants and Option Scheme Participants, and Scheme Participant means any of them as the context requires;

(f)      Schemes means the Share Scheme, SAINTS Scheme and Option Scheme, and Scheme means any one of them as the context requires;

(g)     Share Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between St.George and Share Scheme Participants, the form of which is included in the Scheme Booklet, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed or consented to by St.George and Westpac; and

(h)     other capitalised words and phrases have the same meaning as given to them in the relevant Scheme.

ST.GEORGE SCHEME BOOKLET

1.2    Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)     The singular includes the plural and conversely.

(b)     A gender includes all genders.

(c)     If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)     A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)     A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Deed Poll.

(f)      A reference to an agreement or document (including a reference to this Deed Poll) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed Poll or that other agreement or document.

(g)     A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(h)     A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)      A reference to $ is to the lawful currency of Australia.

(j)      Words and phrases not specifically defined in this Deed Poll have the same meanings (if any) given to them in the Corporations Act.

(k)     A reference to time is a reference to time in Sydney, Australia.

(l)      If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(m)    The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

1.3    Nature of Deed Poll

Westpac acknowledges that:

(a)     this Deed Poll may be relied on and enforced by any Scheme Participant in accordance with its terms, even though the Scheme Participants are not party to it; and

(b)     under each Scheme, each Scheme Participant irrevocably appoints St.George and all of its directors, secretaries and officers (joint and severally) as its agent and attorney for the purposes of, among other things, enforcing this Deed Poll against Westpac.

2.      Conditions and Termination

2.1    Conditions

(a)     The obligations of Westpac under clause 3.1 are subject to the Share Scheme becoming Effective.

(b)     The obligations of Westpac under clause 3.2 are subject to the SAINTS Scheme becoming Effective.

(c)     The obligations of Westpac under clause 3.3 are subject to the Option Scheme becoming Effective.

2.2    Termination

The obligations of Westpac under this Deed Poll will automatically terminate, and the terms of this Deed Poll will be of no further force or effect, if:

(a)     the Effective Date of the Share Scheme does not occur on or before 31 December 2008; or

(b)     the Merger Implementation Agreement is terminated in accordance with its terms,

unless Westpac and St.George otherwise agree.

2.3    Consequences of termination

If this Deed Poll is terminated under clause 2.2, in addition and without prejudice to any other rights, powers or remedies available to them:

(a)     Westpac is released from its obligation to further perform this Deed Poll except those obligations contained in clause 6; and

(b)     Scheme Participants retain the rights they have against Westpac in respect of any breach of this Deed Poll which occurs before it is terminated.

Annexure B Deed Poll (continued)

3.      Consideration under the Schemes

3.1    Share Scheme Consideration

Subject to clause 2.1(a), in consideration for the transfer to Westpac of each St.George Share held by a Share Scheme Participant on the Scheme Record Date, Westpac will provide the Share Scheme Consideration to be provided to Share Scheme Participants in accordance with clause 5 of the Share Scheme.

3.2    SAINTS Scheme Consideration

Subject to clause 2.1(b), in consideration for the transfer to Westpac of each SAINTS held by a SAINTS Scheme Participant on the Scheme Record Date, Westpac will provide the SAINTS Scheme Consideration to be provided to those SAINTS Scheme Participants in accordance with clause 5 of the SAINTS Scheme.

3.3    Option Scheme Consideration

Subject to clause 2.1(c), in consideration for the cancellation and extinguishment of the debts and claims evidenced by, and the rights and obligations pertaining to, all of the Award Options held by Option Scheme Participants on the Scheme Record Date, Westpac will provide the Option Scheme Consideration to be provided to Option Scheme Participants in accordance with clause 5 of the Option Scheme.

4.      Warranties

4.1    Warranties in favour of Share Scheme Participants and Option Scheme Participants

Westpac represents and warrants in favour of each Share Scheme Participant and Option Scheme Participant that:

(a)     upon issue or transfer (as applicable):

(i)      the New Westpac Shares will rank equally in all respects with all existing Westpac Shares, other than with respect to the Westpac 2008 Final Dividend (as defined in the Merger Implementation Agreement) to which holders of New Westpac Shares will not be entitled; and

(ii)     each New Westpac Share will be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except that the Westpac Restricted Shares (as defined in the Merger Implementation Agreement) to be issued or transferred under the Option Scheme will be subject to such disposal restrictions as are imposed under or pursuant to the Westpac Restricted Share Plan (as defined in the Merger Implementation Agreement) and the Option Scheme); and

(b)     it will not make any election under any applicable tax legislation or rulings made by a Government Agency (including the Australian Tax Office) pursuant to such legislation to prevent a capital gains tax (CGT) scrip-for-scrip rollover from being available to Scheme Participants who exchange St.George Shares for New Westpac Shares under the Share Scheme.

4.2    Warranties in favour of all Scheme Participants

Westpac represents and warrants in favour of each Scheme Participant that:

(a)     it is a body corporate duly incorporated under the laws of its jurisdiction of incorporation or formation;

(b)     it has the corporate power to enter into and perform its obligations under this Deed Poll and to carry out the transactions contemplated by this Deed Poll;

(c)     it has taken all necessary corporate action to authorise its entry into this Deed Poll and has taken or will take all necessary corporate action to authorise the performance of this Deed Poll and to carry out the transactions contemplated by this Deed Poll; and

(d)     this Deed Poll is valid and binding on it.

5.      Continuing Obligations

This Deed Poll is irrevocable and remains in full force and effect until:

(a)     Westpac has fully performed its obligations under this Deed Poll; or

(b)     this Deed Poll is terminated under clause 2.2, whichever occurs first.

6.      Stamp Duty

Westpac will:

(a)     pay, or procure the payment of, all stamp duties and any related fines and penalties (if any) in respect of this Deed Poll, the performance of this Deed Poll and each transaction effected by or made under this Deed Poll; and

(b)     indemnify each Scheme Participant against any liability arising from failure to comply with paragraph (a).

ST.GEORGE SCHEME BOOKLET

7.      General

7.1    Notices

Any notice or other communication to Westpac in respect of this Deed Poll must be in legible writing and in English and:

(a)     must be addressed as shown below:

Attention: Company Secretary
Westpac Banking Corporation
Level 20, 275 kent Street
Sydney, NSW 2000
Fax: +61 2 8253 3550

(b)      must be signed by the person making the communication or by a person duly authorised by that person;

(c)       must be delivered or posted by prepaid post to the address of Westpac in accordance with clause 7.1(a) or sent by facsimile to the facsimile number of Westpac specified above;

(d)      will be regarded as received by the addressee:

(i)      if by delivery, on delivery at the address of Westpac as provided in clause 7.1(a), unless that delivery is not made on a Business Day or after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day;

(ii)     if sent by prepaid post, three Business Days after posting (or seven Business Days), if posted to or from a place outside Australia; and

(iii)    if a facsimile, at the time of which that fax is sent or shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not a Business Day or is after 5.00pm on a Business Day when that communication will be regarded as received at 9.00am on the next Business Day.

7.2    Governing law and jurisdiction

This Deed Poll is governed by the laws of New South Wales. Westpac irrevocably submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales.

7.3    No waiver

No failure to exercise, nor any delay in exercising any right, power or remedy by Westpac or a Scheme Participant operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the person granting that waiver unless made in writing.

7.4    Variation

A provision of this Deed Poll may not be varied unless the variation is agreed to in writing by St.George, in which event Westpac will enter into a further Deed Poll in favour of the Scheme Participants giving effect to the variation.

7.5    Cumulative rights

The rights, powers and remedies of Westpac and the Scheme Participants under this Deed Poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this Deed Poll.

7.6    Assignment

The rights and obligations of Westpac and each Scheme Participant under this Deed Poll are personal and must not be assigned, charged or otherwise dealt with at law or in equity.

7.7    Further action

Westpac will promptly do all things and execute and deliver all further documents required by law or reasonably requested by St.George, a Scheme Participant or any other person to give full force and effect to this Deed Poll.

Annexure B Deed Poll (continued)

Executed as a Deed Poll in Sydney, New South Wales.

Executed as a Deed Poll by Westpac Banking Corporation under power of attorney in the presence of:

Gail Spark	Christopher David Mellor
Signature of witness	Signature of attorney

Gail Spark	Christopher David Mellor, Tier One Attorney
Name of witness (print)	Name of attorney (print)

Anthony Wong
Signature of attorney

Anthony Wong, Tier One Attorney Name of attorney (print)

ST.GEORGE SCHEME BOOKLET

Annexure C Notices of Scheme Meetings

Annexure C.1 Notice of Share Scheme Meeting

Annexure C.1 Notice of Share Scheme Meeting (continued)

St.George Bank Limited (ABN 92 055 513 070)

Notice of Court ordered meeting of St.George Bank Limited Ordinary Shareholders (“St.George Shareholders”)

Notice is given that, by an order of the Court made on 29 September 2008 pursuant to section 411(1) of the Corporations Act, a meeting of St.George Shareholders (other than Excluded Shareholders)(1) will be held in Sydney at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney on Thursday 13 November 2008 starting at 10.00am (Sydney time).

Purpose of the meeting

The purpose of the meeting is to consider and, if thought fit, to agree to a scheme of arrangement proposed to be made between St.George and the St.George Shareholders (other than Excluded Shareholders).

A copy of the Share Scheme and a copy of the explanatory statement required by section 412 of the Corporations Act in relation to the Share Scheme are contained in the Scheme Booklet of which this notice forms part.

Resolution

The meeting will be asked to consider and, if thought fit, to pass the following resolution:

“That, pursuant to and in accordance with section 411 of the Corporations Act 2001 (Cth), the scheme of arrangement proposed between St.George Bank Limited and the holders of its fully paid ordinary shares (other than Excluded Shareholders), as contained in and more particularly described in the Scheme Booklet of which the notice convening this meeting forms part, is approved and the Board of Directors of St.George Bank Limited is authorised to agree to such alterations or conditions as are thought fit by the Court and, subject to approval of the scheme of arrangement by the Court, to implement the scheme of arrangement with any such alterations or conditions.”

Required voting majority

In accordance with section 411(4)(a) of the Corporations Act, the resolution to approve the Share Scheme must be approved by a majority in number of St.George Shareholders present and voting at the meeting (whether in person or by corporate representative, proxy or attorney), being a majority whose shares in aggregate are at least 75% of the total of all St.George Shares voted at the meeting.

Court approval

In accordance with section 411(4)(b) of the Corporations Act, the Share Scheme (with or without modification) is subject to the approval of the Court. If the resolution set out in this notice is approved by the requisite majorities, and the other Conditions Precedent to the Share Scheme (other than approved by the Court) are satisfied or waived by the time required under the Share Scheme, St.George intends to apply to the Court for the necessary orders to give effect to the Share Scheme.

By order of the Board

Dated 29 September 2008

Michael Bowan
Company Secretary

(1)               An “Excluded Shareholder” is a St.George Shareholder who is Westpac or a Related Body Corporate of Westpac. However, such a St.George Shareholder will not be an Excluded Shareholder if that St.George Shareholder has no beneficial interest in any St.George Shares held. Where such a St.George Shareholder has a beneficial interest in some, but not all, of the St.George Shares held, that person will be an Excluded Shareholder, but only in respect of those St.George Shares in which a beneficial interest is held.

ST.GEORGE SCHEME BOOKLET

Explanatory notes

Terms used in this Notice of Share Scheme Meeting (including in these explanatory notes) have the same meaning as set out in the glossary contained in Section 13 of the Scheme Booklet of which this Notice of Share Scheme Meeting forms part.

This Notice of Share Scheme Meeting should be read in conjunction with the entire Scheme Booklet of which it forms part. The Scheme Booklet contains important information to assist you in determining how to vote on the resolution.

Entitlement to vote

Pursuant to section 411 of the Corporations Act and all other enabling powers, the Court has determined that the time for determining eligibility to vote at the Share Scheme Meeting is 7.00pm (Sydney time) on Tuesday 11 November 2008. Only those St.George Shareholders (other than Excluded Shareholders) entered on the Share Register at that time will be entitled to attend and vote at the Share Scheme Meeting.

Voting

Voting will be by poll. If you are a St.George Shareholder entitled to attend and vote at the Share Scheme Meeting, you may vote by:

•	attending the meeting and voting in person or, in the case of corporations, by corporate representative;

•	appointing an attorney to attend and vote on your behalf; or

•	appointing one or two proxies to attend and vote on your behalf, using the Ordinary Shareholders Proxy Form accompanying the Scheme Booklet of which this notice forms part.

St.George Shareholders or their representatives who plan to attend the Share Scheme Meeting are asked to arrive at the venue at approximately 9.30am (Sydney time) (that is, 30 minutes prior to the time designated for the start of the Share Scheme Meeting), so that their shareholding may be checked against the Share Register, their power of attorney or appointment as corporate representative can be verified (as the case may be) and their attendance noted.

Jointly held securities

If the St.George Shares are jointly held, only one of the joint shareholders is entitled to vote. If more than one shareholder votes in respect of jointly held St.George Shares, only the vote of the shareholder whose name appears first on the Share Register will be counted.

Voting in person

To vote in person at the Share Scheme Meeting, you must attend the Share Scheme Meeting.

An eligible St.George Shareholder who wishes to attend and vote at the Share Scheme Meeting in person will be admitted to the Share Scheme Meeting and given a voting card on disclosure at the point of entry to the Share Scheme Meeting of their name and address.

Voting by corporate representative

In order to vote in person at the Share Scheme Meeting, an eligible St.George Shareholder that is a corporation may appoint an individual to act as its representative. The appointment must comply with the requirements of section 250D of the Corporations Act, meaning that St.George will require a Certificate of Appointment of Corporate Representative executed in accordance with the Corporations Act. A copy of such a Certificate may be obtained from the St.George Registry. The Certificate should be lodged with the St.George Registry before the Share Scheme Meeting or at the registration desk on the day of the meeting. The Certificate will be retained by St.George.

If a Certificate is completed by an individual or a corporation under power of attorney, the power of attorney under which the Certificate is signed, or a certified copy of that power of attorney, must accompany the completed Certificate unless the power of attorney has previously been noted by St.George.

Voting by attorney

An eligible St.George Shareholder is entitled to appoint an attorney to attend the Share Scheme Meeting on the shareholder’s behalf. An attorney need not be a member of St.George. Each attorney will have the right to vote on the poll and also to speak at the Share Scheme Meeting.

The power of attorney appointing the attorney in respect of the Share Scheme Meeting must be duly executed and specify the name of the applicable St.George Shareholder, the company (that is, St.George) and the attorney, and also specify the meetings at which the appointment may be used. The appointment may be a standing one.

The power of attorney, or a certified copy of the power of attorney, should be lodged with the St.George Registry before the Share Scheme Meeting or at the registration desk on the day of the meeting.

An attorney will be admitted to the Share Scheme Meeting and given a voting card on providing at the point of entry of the Share Scheme Meeting written evidence of their appointment, their name and address and the identity of their appointor.

The appointment of an attorney will not preclude any eligible St.George Shareholder from attending the Share Scheme Meeting in person and voting at the Share Scheme Meeting.

Annexure C.1 Notice of Share Scheme Meeting (continued)

Voting by proxy

An eligible St.George Shareholder is entitled to appoint one or two proxies. A proxy need not be a member of St.George. Each proxy will have the right to vote on a poll and also to speak at the Share Scheme Meeting.

To appoint a proxy, the St.George Shareholder should complete, sign and deliver the Ordinary Shareholders Proxy Form accompanying this Scheme Booklet. If a St.George Shareholder wishes to appoint two proxies, a separate Ordinary Shareholders Proxy Form should be used for each. A request should be made to the St.George Registry for an additional Ordinary Shareholders Proxy Form. Replacement Ordinary Shareholders Proxy Forms can also be requested from the St.George Registry.

Where two proxies are appointed, each proxy should be appointed to represent a specified proportion of the St.George Shareholder’s voting rights. If the proxy appointments do not specify the proportion of the St.George Shareholder’s voting rights that each proxy may exercise, each proxy may exercise half of the St.George Shareholder’s votes.

St.George Shareholders should consider how they wish the proxy to vote. That is, whether the St.George Shareholder wishes the proxy to vote ‘For’ or ‘Against’, or abstain from voting on, the resolution, or whether to leave the decision to the appointed proxy after discussion at the Share Scheme Meeting.

The chairman and the other St.George Directors intend to vote all valid undirected proxies which they receive in favour of the resolution.

If a proxy is not directed how to vote on an item of business, the proxy may vote, or abstain from voting, as that person thinks fit. If a proxy is instructed to abstain from voting on an item of business, that person is directed not to vote on the St.George Shareholder’s behalf on a show of hands or on a poll, and the shares the subject of the proxy appointment will not be counted in computing the required majority.

Eligible St.George Shareholders who return their Ordinary Shareholders Proxy Forms but do not nominate the identity of their proxy will be taken to have appointed the chairman of the meeting as their proxy to vote on their behalf. If an Ordinary Shareholders Proxy Form is returned but the nominated proxy does not attend the meeting, the chairman of the meeting will act in place of the nominated proxy and vote in accordance with the directions on the Ordinary Shareholders Proxy Form. Proxy appointments in favour of the chairman of the Share Scheme Meeting, the company secretary of St.George, or any St.George Director which do not contain a direction will be used to support the resolution to approve the Share Scheme.

A proxy will be admitted to the Share Scheme Meeting and given a voting card on providing at the point of entry to the Share Scheme Meeting written evidence of their name and address.

The appointment of a proxy will not preclude any eligible St.George Shareholder from attending in person, revoking a proxy and voting at the Share Scheme Meeting.

The instrument appointing a proxy is required to be in writing under the hand of the appointor or of that person’s attorney and, if the appointor is a corporation, in accordance with the Corporations Act or under the hand of an authorised officer or attorney. Where two or more persons are registered as a member, each person must sign the Ordinary Shareholders Proxy Form.

If an Ordinary Shareholders Proxy Form is completed by an individual or a corporation under power of attorney:

•	the power of attorney under which the form is signed, or a certified copy of that power of attorney, must accompany the completed Ordinary Shareholders Proxy Form; and

•	the Ordinary Shareholders Proxy Form may only be lodged in person or by post,

unless the power of attorney has previously been noted by the St.George Registry, in which case the Ordinary Shareholders Proxy Form can also be lodged by fax.

Completed Ordinary Shareholders Proxy Forms can be returned using the return addressed envelope provided with the Scheme Booklet of which this notice forms part. A Proxy Form must be received in person, by post or by facsimile at the St.George Registry in accordance with the directions on the back of the enclosed Ordinary Shareholders Proxy Form by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. An Ordinary Shareholders Proxy Form received after this time will be invalid.

Online submission of proxy appointment(s) Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au.

To use this Online Proxy Facility, you will need your Securityholder Reference Number (SRN) or Holder Identification Number (H IN) and postcode, as shown on your Ordinary Shareholders Proxy Form. You will be taken to have signed the Ordinary Shareholders Proxy Form if you lodge it in accordance with the instructions on the website. If you wish to use this facility, you must lodge your Ordinary Shareholders Proxy Form through the facility by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. A proxy appointment cannot be submitted electronically by a person acting on behalf of a St.George Shareholder under a power of attorney or similar authority. The Online Proxy Facility may not be suitable for some St.George Shareholders who wish to appoint two proxies with different voting directions. Please read the instructions for the Online Proxy Facility carefully before you lodge your proxy using this facility.

ST.GEORGE SCHEME BOOKLET

Annexure C Notices of Scheme Meetings

Annexure C.2 Notice of SAINTS Scheme Meeting

Annexure C.2 Notice of SAINTS Scheme Meeting (continued)

St.George Bank Limited (ABN 92 055 513 070)

Notice of Court ordered meeting of SAINTS Holders

Notice is given that, by an order of the Court made on 29 September 2008 pursuant to section 411(1) of the Corporations Act, a meeting of SAINTS Holders (other than Excluded SAINTS Holders(1)) will be held in Sydney at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney on Thursday 13 November 2008. The meeting will start at the later of 11.00am (Sydney time) and the conclusion or adjournment of the St.George Extraordinary General Meeting to be held immediately prior to the SAINTS Scheme Meeting on the same day.

Purpose of the meeting

The purpose of the meeting is to consider and, if thought fit, to agree to a scheme of arrangement proposed to be made between St.George and the SAINTS Holders.

A copy of the SAINTS Scheme and a copy of the explanatory statement required by section 412 of the Corporations Act in relation to the SAINTS Scheme are contained in the Scheme Booklet of which this notice forms part.

Resolution

The meeting will be asked to consider and, if thought fit, to pass the following resolution:

“That, pursuant to and in accordance with section 411 of the Corporations Act 2001 (Cth), the scheme of arrangement proposed between St.George Bank Limited and the holders of its non-cumulative, redeemable and convertible preference shares known as SAINTS, as contained in and more particularly described in the Scheme Booklet of which the notice convening this meeting forms part, is approved and the Board of Directors of St.George Bank Limited is authorised to agree to such alterations or conditions as are thought fit by the Court and, subject to approval of the scheme of arrangement by the Court, to implement the scheme of arrangement with any such alterations or conditions.”

Required voting majority

In accordance with section 411(4)(a) of the Corporations Act, the resolution to approve the SAINTS Scheme must be approved by a majority in number of SAINTS Holders present and voting at the meeting (whether in person or by corporate representative, proxy or attorney), being a majority whose SAINTS in aggregate are at least 75% of the total of all SAINTS voted at the meeting.

Court approval

In accordance with section 411(4)(b) of the Corporations Act, the SAINTS Scheme (with or without modification) is subject to the approval of the Court. If the resolution set out in this notice is approved by the requisite majorities, and the Share Scheme and Constitution Amendment are approved by St.George Shareholders and the other conditions precedent to the Share Scheme and the SAINTS Scheme (other than approval by the Court and the Share Scheme becoming Effective) are satisfied or waived, St.George intends to apply to the Court for the necessary orders to give effect to the SAINTS Scheme.

By order of the Board

Dated 29 September 2008

Michael Bowan

Company Secretary

(1)           An “Excluded SAINTS Holder” means a SAINTS Holder who is Westpac or a Related Body Corporate of Westpac. However, such a SAINTS Holder will not be an Excluded SAINTS Holder if that SAINTS Holder has no beneficial interest in any SAINTS held. Where such a SAINTS Holder has a beneficial interest in some, but not all, of the SAINTS held, that person will be an Excluded SAINTS Holder, but only in respect of those SAINTS in which a beneficial interest is held.

ST.GEORGE SCHEME BOOKLET

Explanatory notes

Terms used in this Notice of SAINTS Scheme Meeting (including in these explanatory notes) have the same meaning as set out in the glossary contained in Section 13 of the Scheme Booklet of which this Notice of SAINTS Scheme Meeting forms part.

This Notice of SAINTS Scheme Meeting should be read in conjunction with the entire Scheme Booklet of which it forms part. The Scheme Booklet contains important information to assist you in determining how to vote on the resolution.

Entitlement to vote

Pursuant to section 411 of the Corporations Act and all other enabling powers, the Court has determined that the time for determining eligibility to vote at the SAINTS Scheme Meeting is 7.00pm (Sydney time) on Tuesday 11 November 2008. Only those SAINTS Holders (other than Excluded SAINTS Holders) entered on the SAINTS Register at that time will be entitled to attend and vote at the SAINTS Scheme Meeting.

Voting

Voting will be by poll. If you are a SAINTS Holder entitled to attend and vote at the SAINTS Scheme Meeting, you may vote by:

•        attending the meeting and voting in person or, in the case of corporations, by corporate representative;

•        appointing an attorney to attend and vote on your behalf; or

•                       appointing one or two proxies to attend and vote on your behalf, using the SAINTS Holders Proxy Form accompanying the Scheme Booklet of which this notice forms part.

SAINTS Holders or their representatives who plan to attend the SAINTS Scheme Meeting and who will not be attending the Share Scheme Meeting or the Extraordinary General Meeting are asked to arrive at the venue at approximately 10.30am (Sydney time) (that is, 30 minutes prior to the earliest time designated for the start of the SAINTS Scheme Meeting). This is so their SAINTS holding may be checked against the SAINTS Register, their power of attorney or appointment as corporate representative can be verified (as the case may be) and their attendance noted.

Jointly held securities

If the SAINTS are jointly held, only one of the joint SAINTS Holders is entitled to vote. If more than one SAINTS Holder votes in respect of jointly held SAINTS, only the vote of the SAINTS Holder whose name appears first on the SAINTS Register will be counted.

Voting in person

To vote in person at the SAINTS Scheme Meeting, you must attend the SAINTS Scheme Meeting.

An eligible SAINTS Holder who wishes to attend and vote at the SAINTS Scheme Meeting in person will be admitted to the SAINTS Scheme Meeting and given a voting card on disclosure at the point of entry to the SAINTS Scheme Meeting of their name and address.

Voting by corporate representative

In order to vote in person at the SAINTS Scheme Meeting, an eligible SAINTS Holder that is a corporation may appoint an individual to act as its representative. The appointment must comply with the requirements of section 250D of the Corporations Act, meaning that St.George will require a Certificate of Appointment of Corporate Representative executed in accordance with the Corporations Act. A copy of such a Certificate may be obtained from the St.George Registry. The Certificate should be lodged with the St.George Registry before the SAINTS Scheme Meeting or at the registration desk on the day of the meeting. The Certificate will be retained by St.George.

If a Certificate is completed by an individual or a corporation under power of attorney, the power of attorney under which the Certificate is signed, or a certified copy of that power of attorney, must accompany the completed Certificate unless the power of attorney has previously been noted by St.George.

Voting by attorney

An eligible SAINTS Holder is entitled to appoint an attorney to attend the SAINTS Scheme Meeting on the SAINTS Holder’s behalf. An attorney need not be a member of St.George. Each attorney will have the right to vote on the poll and also to speak at the SAINTS Scheme Meeting.

The power of attorney appointing the attorney in respect of the SAINTS Scheme Meeting must be duly executed and specify the name of the applicable SAINTS Holder, the company (that is, St.George) and the attorney, and also specify the meetings at which the appointment may be used. The appointment may be a standing one.

The power of attorney, or a certified copy of the power of attorney, should be lodged with the St.George Registry before the SAINTS Scheme Meeting or at the registration desk on the day of the meeting.

An attorney will be admitted to the SAINTS Scheme Meeting and given a voting card on providing at the point of entry of the SAINTS Scheme Meeting written evidence of their appointment, their name and address and the identity of their appointor.

The appointment of an attorney will not preclude any eligible SAINTS Holder from attending the SAINTS Scheme Meeting in person and voting at the SAINTS Scheme Meeting.

Annexure C.2 Notice of SAINTS Scheme Meeting (continued)

Voting by proxy

An eligible SAINTS Holder is entitled to appoint one or two proxies. A proxy need not be a member of St.George. Each proxy will have the right to vote on a poll and also to speak at the SAINTS Scheme Meeting.

To appoint a proxy, the SAINTS Holder should complete, sign and deliver the SAINTS Holders Proxy Form accompanying this Scheme Booklet. If a SAINTS Holder wishes to appoint two proxies, a separate SAINTS Holders Proxy Form should be used for each. A request should be made to the St.George Registry for an additional SAINTS Holders Proxy Form. Replacement SAINTS Holders Proxy Forms can also be requested from the St.George Registry.

Where two proxies are appointed, each proxy should be appointed to represent a specified proportion of the SAINTS Holder’s voting rights. If the proxy appointments do not specify the proportion of the SAINTS Holder’s voting rights that each proxy may exercise, each proxy may exercise half of the SAINTS Holder’s votes.

SAINTS Holders should consider how they wish the proxy to vote. That is, whether the SAINTS Holders wishes the proxy to vote ‘For’ or ‘Against’, or abstain from voting on, the resolution, or whether to leave the decision to the appointed proxy after discussion at the SAINTS Scheme Meeting.

The chairman and the other St.George Directors intend to vote all valid undirected proxies which they receive in favour of the resolution.

If a proxy is not directed how to vote on an item of business, the proxy may vote, or abstain from voting, as that person thinks fit. If a proxy is instructed to abstain from voting on an item of business, that person is directed not to vote on the SAINTS Holder’s behalf on a show of hands or on a poll, and the shares the subject of the proxy appointment will not be counted in computing the required majority.

Eligible SAINTS Holders who return their SAINTS Holders Proxy Forms but do not nominate the identity of their proxy will be taken to have appointed the chairman of the meeting as their proxy to vote on their behalf. If a SAINTS Holders Proxy Form is returned but the nominated proxy does not attend the meeting, the chairman of the meeting will act in place of the nominated proxy and vote in accordance with the directions on the SAINTS Holders Proxy Form. Proxy appointments in favour of the chairman of the SAINTS Scheme Meeting, the company secretary of St.George, or any St.George Director which do not contain a direction will be used to support the resolution to approve the SAINTS Scheme.

A proxy will be admitted to the SAINTS Scheme Meeting and given a voting card on providing at the point of entry to the SAINTS Scheme Meeting written evidence of their name and address.

The appointment of a proxy will not preclude any eligible SAINTS Holder from attending in person, revoking a proxy and voting at the SAINTS Scheme Meeting.

The instrument appointing a proxy is required to be in writing under the hand of the appointor or of that person’s attorney and, if the appointor is a corporation, in accordance with the Corporations Act or under the hand of an authorised officer or attorney. Where two or more persons are registered as a member, each person must sign the SAINTS Holders Proxy Form.

If a SAINTS Holders Proxy Form is completed by an individual or a corporation under power of attorney:

•                      the power of attorney under which the form is signed, or a certified copy of that power of attorney, must accompany the completed SAINTS Holders Proxy Form; and

•                      the SAINTS Holders Proxy Form may only be lodged in person or by post,

unless the power of attorney has previously been noted by the St.George Registry, in which case the SAINTS Holders Proxy Form can also be lodged by fax.

Completed SAINTS Holders Proxy Forms can be returned using the return addressed envelope provided with the Scheme Booklet of which this notice forms part. A SAINTS Holders Proxy Form must be received in person, by post or by facsimile at the St.George Registry in accordance with the directions on the back of the enclosed Proxy Form by no later than 12.00pm (Sydney time) on 11 November 2008. A SAINTS Holders Proxy Form received after this time will be invalid.

Online submission of proxy appointment(s)

Alternatively, SAINTS Holders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au.

To use this Online Proxy Facility, you will need your Securityholder Reference Number (SRN) or Holder Identification Number (HIN) and postcode, as shown on your SAINTS Holders Proxy Form. You will be taken to have signed the SAINTS Holders Proxy Form if you lodge it in accordance with the instructions on the website. If you wish to use this facility, you must lodge your SAINTS Holders Proxy Form through the facility by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. A proxy appointment cannot be submitted electronically by a person acting on behalf of a SAINTS Holder under a power of attorney or similar authority. The Online Proxy Facility may not be suitable for some SAINTS Holders who wish to appoint two proxies with different voting directions. Please read the instructions for the Online Proxy Facility carefully before you lodge your proxy using this facility.

ST.GEORGE SCHEME BOOKLET

Annexure C Notices of Scheme Meetings

Annexure C.3 Notice of Option Scheme Meeting

Annexure C.3 Notice of Option Scheme Meeting (continued)

St.George Bank Limited (ABN 92 055 513 070)

Notice of Court ordered meeting of Award Option Holders

Notice is given that, by an order of the Court made on 29 September 2008 pursuant to section 411(1) of the Corporations Act, a meeting of Award Option Holders will be held in Sydney at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney on Thursday 13 November 2008. The meeting will start at the later of 11.30am (Sydney time) and the conclusion or adjournment of the SAINTS Scheme Meeting to be held on the same day.

Purpose of the meeting

The purpose of the meeting is to consider and, if thought fit, to agree to a scheme of arrangement proposed to be made between St.George and the Award Option Holders (other than Excluded Award Option Holders).

A copy of the Option Scheme and a copy of the explanatory statement required by section 412 of the Corporations Act in relation to the Option Scheme are contained in the Scheme Booklet of which this notice forms part.

Resolution

The meeting will be asked to consider and, if thought fit, to pass the following resolution:

“That, pursuant to and in accordance with section 411 of the Corporations Act 2001 (Cth), the scheme of arrangement proposed between St.George Bank Limited and the holders of Award Options (other than Excluded Award Option Holders), as contained in and more particularly described in the Scheme Booklet of which the notice convening this meeting forms part, is approved and the Board of Directors of St.George Bank Limited is authorised to agree to such alterations or conditions as are thought fit by the Court and, subject to approval of the scheme of arrangement by the Court, to implement the scheme of arrangement with any such alterations or conditions.”

Required voting majority

In accordance with section 411(4)(a) of the Corporations Act, the resolution to approve the Option Scheme must be approved by a majority in number of Award Option Holders present and voting at the meeting (whether in person or by proxy or attorney), being a majority whose Award Options amount to at least 75% of the total value of Award Options held by Award Option Holders present and voting at the Option Scheme Meeting.

Court approval

In accordance with section 411(4)(b) of the Corporations Act, the Option Scheme (with or without modification) is subject to the approval of the Court. If the resolution set out in this notice is approved by the requisite majority, and the Share Scheme and Constitution Amendment are approved by St.George Shareholders, and all other conditions precedent to the Share Scheme (other than approval by the Court) have been satisfied or waived, St.George intends to apply to the Court for the necessary orders to give effect to the Option Scheme.

By order of the Board

Dated 29 September 2008

Michael Bowan

Company Secretary

ST.GEORGE SCHEME BOOKLET

Explanatory notes

Terms used in this Notice of Option Scheme Meeting (including in these explanatory notes) have the same meaning as set out in the glossary contained in Section 13 of the Scheme Booklet of which this Notice of Option Scheme Meeting forms part.

This Notice of Option Scheme Meeting should be read in conjunction with the entire Scheme Booklet of which it forms part. The Scheme Booklet contains important information to assist you in determining how to vote on the resolution.

Entitlement to vote

Pursuant to section 411 of the Corporations Act and all other enabling powers, the Court has determined that the time for determining eligibility to vote at the Option Scheme Meeting is 7.00pm (Sydney time) on Tuesday 11 November 2008. Only those Award Option Holders (other than Excluded Award Option Holders) entered on the Award Option Register at that time will be entitled to attend and vote at the Option Scheme Meeting.

Voting

Voting will be by poll. If you are an Award Option Holder entitled to attend and vote at the Option Scheme Meeting, you may vote by:

•                  attending the meeting and voting in person;

•                 appointing an attorney to attend and vote on your behalf; or

•                 appointing one or two proxies to attend and vote on your behalf, using the Award Option Holders Proxy Form accompanying the Scheme Booklet of which this notice forms part.

Award Option Holders or their representatives who plan to attend the Option Scheme Meeting and who are not attending either the Share Scheme Meeting, Extraordinary General Meeting or SAINTS Scheme Meeting are asked to arrive at the venue at approximately 11.00am (Sydney time) (that is, 30 minutes prior to earliest time designated for the start of the Option Scheme Meeting), so that their Award Option holding may be checked against the Award Option Register, their power of attorney can be verified and their attendance noted.

Voting in person

To vote in person at the Option Scheme Meeting, you must attend the Option Scheme Meeting.

An eligible Award Option Holder who wishes to attend vote at the Option Scheme Meeting in person will be admitted to the Option Scheme Meeting and given a voting card on disclosure at the point of entry to the Option Scheme Meeting of their name and address.

Voting by attorney

An eligible Award Option Holder is entitled to appoint an attorney to attend the Option Scheme Meeting on the option holder’s behalf. An attorney need not be a member of St.George. Each attorney will have the right to vote on the poll and also to speak at the Option Scheme Meeting.

The power of attorney appointing the attorney in respect of the Option Scheme Meeting must be duly executed and specify the name of the applicable Award Option Holder, the company (that is, St.George) and the attorney, and also specify the meetings at which the appointment may be used. The appointment may be a standing one.

The power of attorney, or a certified copy of the power of attorney, should be lodged with the St.George Registry before the Option Scheme Meeting or at the registration desk on the day of the meeting.

An attorney will be admitted to the Option Scheme Meeting and given a voting card on providing at the point of entry of the Option Scheme Meeting written evidence of their appointment, their name and address and the identity of their appointor.

The appointment of an attorney will not preclude any eligible Award Option Holder from attending the Option Scheme Meeting in person and voting at the Option Scheme Meeting.

Voting by proxy

An eligible Award Option Holder is entitled to appoint one or two proxies. A proxy need not be a member of St.George. Each proxy will have the right to vote on a poll and also to speak at the Option Scheme Meeting.

To appoint a proxy, the Award Option Holder should complete, sign and deliver the Award Option Holders Proxy Form accompanying this Scheme Booklet. If an Award Option Holder wishes to appoint two proxies, a separate Award Option Holders Proxy Form should be used for each. A request should be made to the St.George Registry for an additional Award Option Holders Proxy Form. Replacement Award Option Holders Proxy Forms can also be requested from the St.George Registry.

Where two proxies are appointed, each proxy should be appointed to represent a specified proportion of the Award Option Holder’s voting rights. If the proxy appointments do not specify the proportion of the Award Option Holder’s voting rights that each proxy may exercise, each proxy may exercise half of the Award Option Holder’s votes.

Award Option Holders should consider how they wish the proxy to vote. That is, whether the Award Option Holder wishes the proxy to vote ‘For’ or ‘Against’, or abstain from voting on, the resolution, or whether to leave the decision to the appointed proxy after discussion at the Option Scheme Meeting.

Annexure C.3 Notice of Option Scheme Meeting (continued)

The chairman and the other St.George Directors intend to vote all valid undirected proxies which they receive in favour of the resolution.

If a proxy is not directed how to vote on an item of business, the proxy may vote, or abstain from voting, as that person thinks fit. If a proxy is instructed to abstain from voting on an item of business, that person is directed not to vote on the Award Option Holder’s behalf on a show of hands or on a poll, and the shares the subject of the proxy appointment will not be counted in computing the required majority.

Eligible Award Option Holders who return their Award Option Holders Proxy Forms but do not nominate the identity of their proxy will be taken to have appointed the chairman of the meeting as their proxy to vote on their behalf. If an Award Option Holders Proxy Form is returned but the nominated proxy does not attend the meeting, the chairman of the meeting will act in place of the nominated proxy and vote in accordance with the directions on the Award Option Holders Proxy Form. Proxy appointments in favour of the chairman of the Option Scheme Meeting, the company secretary of St.George, or any St. George Director which do not contain a direction will be used to support the resolution to approve the Option Scheme.

A proxy will be admitted to the Option Scheme Meeting and given a voting card on providing at the point of entry to the Option Scheme Meeting written evidence of their name and address.

The appointment of a proxy will not preclude any eligible Award Option Holder from attending in person, revoking a proxy and voting at the Option Scheme Meeting.

The instrument appointing a proxy is required to be in writing under the hand of the appointor or of that person’s attorney.

If an Award Option Holders Proxy Form is completed by an individual under power of attorney:

•                  the power of attorney under which the form is signed, or a certified copy of that power of attorney, must accompany the completed Award Option Holders Proxy Form; and

•                  the Award Option Holders Proxy Form may only be lodged in person or by post,

unless the power of attorney has previously been noted by the St.George Registry, in which case the Award Option Holders Proxy Form can also be lodged by fax.

Completed Award Option Holders Proxy Forms can be returned using the return addressed envelope provided with the Scheme Booklet of which this notice forms part. An Award Option Holders Proxy Form must be received in person, by post or by facsimile at the St.George Registry in accordance with the directions on the back of the enclosed Award Option Holders Proxy Form by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. An Award Option Holders Proxy Form received after this time will be invalid.

Online submission of proxy appointment(s)

Alternatively, Award Option Holders (other than Excluded Award Option Holders who are not entitled to vote) can submit their proxy appointment(s) online at www.stgeorgemerger.com.au.

To use this Online Proxy Facility, you will need your Security holder Reference Number (SRN) or Holder Identification Number (HIN) and postcode, as shown on your Award Option Holders Proxy Form. You will be taken to have signed the Award Option Holders Proxy Form if you lodge it in accordance with the instructions on the website. A proxy appointment cannot be submitted electronically by a person acting on behalf of an Award Option Holder under a power of attorney or similar authority. The Online Proxy Facility may not be suitable for some Award Option Holders who wish to appoint two proxies with different voting directions. Please read the instructions for the Online Proxy Facility carefully before you lodge your proxy using this facility.

ST.GEORGE SCHEME BOOKLET

Annexure D Notice of Extraordinary General Meeting

Annexure D Notice of Extraordinary General Meeting (continued)

St.George Bank Limited (ABN 92 055 513 070)

Notice of Extraordinary General Meeting of St. George Shareholders

Notice is given that an Extraordinary General Meeting of St.George Bank Limited ABN 92 055 513 070 will be held in Sydney at Exhibition Hall 1, Sydney Convention and Exhibition Centre, Darling Harbour, Sydney on Thursday 13 November 2008 starting at the later of 10.30am (Sydney time) and the conclusion or adjournment of the Share Scheme Meeting.

Purpose of the meeting

The purpose of the meeting is to consider and, if thought fit, to agree to an amendment to the St.George Constitution to remove the 10% limit on the amount of issued share capital in St.George that any one shareholder (together with their associates) can hold.

As Westpac intends to acquire 100% of the issued ordinary capital of St.George pursuant to the Share Scheme, the Constitution Amendment must occur in order for the Share Scheme to be implemented.

The Constitution Amendment is conditional upon the Share Scheme becoming Effective. If the Constitution Amendment is approved by the requisite majority but the Share Scheme does not become Effective, the St.George Constitution will not change.

Resolution

The meeting will be asked to consider and, if thought fit, to pass the following resolution as a special resolution:

“That, upon the Effective Date for the Share Scheme, the St.George Constitution be amended by:

(i)        deleting the entire text of Article 10 and replacing with the words ‘Not used’;

(ii)       deleting the entire text of Article 11 and replacing with the words ‘Not used’; and

(iii)      deleting the entire text of Article 12 and replacing with the words ‘Not used’.”

Required voting majority

In accordance with section 136(2) of the Corporations Act, a resolution to approve an amendment to the St.George Constitution must be approved by a special resolution. This means 75% of St.George Shareholders present and voting at the meeting (whether in person or by corporate representative, proxy or attorney) must vote in favour of the resolution for it to be passed.

By order of the Board

Dated 29 September 2008

Michael Bowan
Company Secretary

ST.GEORGE SCHEME BOOKLET

Explanatory notes

Terms used in this Notice of Extraordinary General Meeting (including in these explanatory notes) have the same meaning as set out in the glossary contained in Section 13 of the Scheme Booklet of which this Notice of Extraordinary General Meeting forms part.

Entitlement to vote

St.George has determined, in accordance with the Corporations Act and ASTC Settlement Rules, that for the purpose of voting at the Extraordinary General Meeting, the time for determining eligibility to vote at the Extraordinary General Meeting is 7.00 pm (Sydney time) on Tuesday 11 November 2008. Only those St.George Shareholders entered on the Share Register at that time will be entitled to attend and vote at the Extraordinary General Meeting.

Articles proposed to be deleted from the St.George Constitution

The text of the articles of the St.George Constitution that are proposed to be deleted is as follows:

“LIMITATION ON SHARE OWNERSHIP

10.    Overriding provision

(1)               Articles 10, 11 and 12 apply despite anything else in these Articles.

(2)               In Articles 10, 11 and 12:

(a)               “share” means an issued share in the capital of the company and includes, if any shares have been converted into stock under Article 43, a stock unit.

(b)                       a person shall be taken to own a share if, and only if:

(i)                       that person has a relevant interest in the share for the purposes of Division 5 of Part 1.2 of the Law; or

(ii)                    unless that person is a nominee body corporate in respect of which a certificate by the Commission is in force under Section 609(3) of the Law, an associate of that person has such a relevant interest in the share.

(c)                        “associate” in relation to a person (the “primary person”) means:

(i)                       if the primary person is a body corporate, a person who in relation to that body corporate is a person mentioned in Section 11(a), (b) or (c) of the Law; or

(ii)               a person with whom the primary person has, or proposes to enter into, a relevant agreement:

(A)                because of which one of those persons has or will have power (even if it is in any way qualified):

(I)                     to exercise;

(II)                 to control, directly or indirectly, the exercise of; or

(III)             to influence substantially the exercise of;

any voting power attached to shares in the company;

(B)                  for the purpose of controlling or influencing:

(I)                     the composition of the company’s board of directors; or

(II)                 the conduct of affairs of the company;

(C)                  under which one of those persons:

(I)                     will or may acquire; or

(II)                 may be required by the other to acquire;

shares in the company in which the other has a relevant interest; or

(D)      under which one of those persons may be required to dispose of shares in the company in accordance with the other’s directions,

whatever other effect the relevant agreement may have.

(d)                       a person acquires shares in the company if, and only if:

(i)                       the person acquires a relevant interest in those shares as a result of a transaction entered into by or on behalf of the person in relation to those shares, in relation to any other securities of the company or in relation to securities of any other body corporate; or

(ii)                    the person acquires any legal or equitable interest in securities of the company or in securities of any other body corporate and, as a result of the acquisition, another person acquires a relevant interest in those shares.

(e)                        a person disposes of shares in the company if, and only if, having a relevant interest in those shares, the person ceases to have a relevant interest in those shares.

(f)                 “Law” means the Corporations Law in force as at 1 January 1992.

(g)              “person” does not include the company or any subsidiary of the company.

(h)              a reference to the formation by the directors of an opinion or a belief is a reference to an opinion or belief, as the case may be, formed by a simple majority of directors in their absolute discretion present and voting at any meeting of directors. The directors shall not be obliged to provide to any person any reason or grounds for any such opinion or belief.

(i)                  “body corporate”, “relevant agreement”, “relevant interest” and “securities” have the same meaning as those expressions have when used in the Law.

Annexure D Notice of Extraordinary General Meeting (continued)

11.    No more than 10% of voting shares

(1)               A person shall not own more than 10 per cent of the shares.

(2)     A person shall not acquire any shares if any person would, immediately after the acquisition, own more than 10 per cent of the shares.

(3)     The directors shall not allot any unissued shares if they are of the opinion that if those shares were allotted a person would contravene sub-article (1).

(4)     The directors shall decline to register any transfer or transmission of any shares if they are of the opinion that if that transfer or transmission were registered a person would contravene sub-article (1).

(5)     The directors shall not authorise the issue or allotment of any securities of the company which, by virtue of any terms or conditions applicable to them, are convertible, or may be converted, into shares unless those terms or conditions provide that those securities may not be so converted by their holder if the directors are of the opinion that such a conversion will result in a person contravening sub-article (1).

(6)               A person who contravenes sub-article (1), and any person believed by the directors to be a member in respect of any share owned by the first mentioned person does not, while that contravention continues, have any right:

(a)        to vote any shares owned by that person at any general meeting of the company or at any meeting of the holders of the shares of any class or combination of classes. At any general or other meeting:

(i)         a ruling by the chair that a person does not have a right to vote for the reason set out in this paragraph shall be final and bind the person concerned; and

(ii)        no resolution shall be invalid by reason only that it is found later that a person voted on that resolution when that person did not have a right to vote at that meeting for the reason set out in this paragraph; and

(b)                       to dividend or other distribution by the company (including any distribution on a winding up of the company) under these Articles in relation to any shares owned by that person except that, if the shares which cause that person to contravene sub-article (1) were acquired or are owned by a person in that person’s capacity as executor or administrator of a deceased member, this paragraph (b) shall not apply until six months has elapsed from the death of that member.

(7)              A member who is paid a distribution by the company to which a person is not entitled under paragraph (6)(b) unless the directors believe that such member was not aware that such person contravened sub-article (1) shall refund that payment to the company promptly upon notice from the company requiring that payment to be refunded. The company has a first and paramount lien on any share (even if fully paid) on which a payment mentioned in this sub-article is made and may enforce that lien in the manner specified in Articles 18, 19 and 20.

12.    Directors may require disposition

(1)               If the directors are of the opinion that a person (in this Article 12, the “owner”) contravenes Article 11(1), the directors may cause a notice to be given to any person believed by the directors to be a member in respect of any share owned by the owner, requiring the disposal, within a period of not less than 28 days specified in the notice, of such number of shares as the notice may specify or, if the notice does not specify a number, so many of the shares held by that member as the directors may consider necessary to ensure that, after that disposal, the owner will not contravene Article 11(1).

(2)               (a)     If the requirements of a notice given under sub-article (1) are not complied with, the company may sell, in such manner and on such terms as the directors in their absolute discretion determine, the number of shares specified in the notice or, if the notice did not specify a number, so many of the shares owned by the owner as the directors may consider necessary to ensure that, after that sale, the owner will not contravene Article 11(1), and a transfer of any such shares signed by a director for the purpose of giving effect to the sale shall be as valid and effectual as if signed by the member in respect of the shares.

(b)     The company may receive and give a good discharge for the proceeds of a sale under paragraph (a), may pay or recoup out of those proceeds all costs and expenses of or incidental to the sale and shall pay the net amount to the person (the “former member”) who immediately before the sale was the member in respect of the shares sold.

(c)     The company shall not be bound to see to the application of the net amount paid to the former member under paragraph (b) and that amount may be paid by cheque posted to the former member at his address appearing in the register.

(3)           The omission to give a notice to a person under sub-article (1) shall not affect the validity of a notice given to another person in respect of a share owned by the owner.”

ST.GEORGE SCHEME BOOKLET

Voting

Voting will be by poll. If you are a St.George Shareholder entitled to attend and vote at the Extraordinary General Meeting, you may vote by:

•      attending the meeting and voting in person or, in the case of corporations, by corporate representative;

•      appointing an attorney to attend and vote on your behalf; or

•                  appointing one or two proxies to attend and vote on your behalf, using the Ordinary Shareholders Proxy Form accompanying the Scheme Booklet of which this notice forms part.

St.George Shareholders or their representatives who plan to attend the Extraordinary General Meeting and who are not attending the Share Scheme Meeting are asked to arrive at the venue at approximately 9.30am (Sydney time) (that is, 30 minutes prior to the time designated for the start of the Share Scheme Meeting), so that their shareholding may be checked against the St.George Share Register, their power of attorney or appointment as corporate representative can be verified (as the case may be) and their attendance noted.

Jointly held securities

If the St.George Shares are jointly held, only one of the joint shareholders is entitled to vote. If more than one shareholder votes in respect of jointly held St.George Shares, only the vote of the shareholder whose name appears first on the Share Register will be counted.

Voting in person

To vote in person at the Extraordinary General Meeting, you must attend the Extraordinary General Meeting.

An eligible St.George Shareholder who wishes to attend and vote at the Extraordinary General Meeting in person will be admitted to the Extraordinary General Meeting and given a voting card on disclosure at the point of entry to the Extraordinary General Meeting of their name and address.

Voting by corporate representative

In order to vote in person at the Extraordinary General Meeting, an eligible St.George Shareholder that is a corporation may appoint an individual to act as its representative. The appointment must comply with the requirements of section 250D of the Corporations Act, meaning that St.George will require a Certificate of Appointment of Corporate Representative executed in accordance with the Corporations Act. A copy of such a Certificate may be obtained from the St.George Registry. The Certificate should be lodged with the St.George Registry before the Extraordinary General Meeting or at the registration desk on the day of the meeting. The Certificate will be retained by St.George.

If a Certificate is completed by an individual or a corporation under power of attorney, the power of attorney under which the Certificate is signed, or a certified copy of that power of attorney, must accompany the completed Certificate unless the power of attorney has previously been noted by St.George.

Voting by attorney

An eligible St.George Shareholder is entitled to appoint an attorney to attend the Extraordinary General Meeting on the shareholder’s behalf. An attorney need not be a member of St.George. Each attorney will have the right to vote on the poll and also to speak at the Extraordinary General Meeting.

The power of attorney appointing the attorney in respect of the Extraordinary General Meeting must be duly executed and specify the name of the applicable St.George Shareholder, the company (that is, St.George) and the attorney, and also specify the meetings at which the appointment may be used. The appointment may be a standing one.

The power of attorney, or a certified copy of the power of attorney, should be lodged with the St.George Registry before the Extraordinary General Meeting or at the registration desk on the day of the meeting.

An attorney will be admitted to the Extraordinary General Meeting and given a voting card on providing at the point of entry of the Extraordinary General Meeting written evidence of their appointment, their name and address and the identity of their appointor.

The appointment of an attorney will not preclude any eligible St.George Shareholder from attending the Extraordinary General Meeting in person and voting at the Extraordinary General Meeting.

Voting by proxy

An eligible St.George Shareholder is entitled to appoint one or two proxies. A proxy need not be a member of St.George. Each proxy will have the right to vote on a poll and also to speak at the Extraordinary General Meeting.

To appoint a proxy, the St.George Shareholder should complete, sign and deliver the Ordinary Shareholders Proxy Form accompanying this Scheme Booklet. If a St.George Shareholder wishes to appoint two proxies, a separate Ordinary Shareholders Proxy Form should be used for each. A request should be made to the St.George Registry for an additional Ordinary Shareholders Proxy Form. Replacement Ordinary Shareholders Proxy Forms can also be requested from the St.George Registry.

Where two proxies are appointed, each proxy should be appointed to represent a specified proportion of the St.George Shareholder’s voting rights. If the proxy appointments do not specify the proportion of the St.George Shareholder’s voting rights that each proxy may exercise, each proxy may exercise half of the St.George Shareholder’s votes.

St.George Shareholders should consider how they wish the proxy to vote. That is, whether the St.George Shareholder wishes the proxy to vote ‘For’ or ‘Against’, or abstain from voting on, the resolution, or whether to leave the decision to the appointed proxy after discussion at the Extraordinary General Meeting.

The chairman and other St.George Directors intend to vote all undirected proxies which they receive in favour of the resolution.

Annexure D Notice of Extraordinary General Meeting (continued)

If a proxy is not directed how to vote on an item of business, the proxy may vote, or abstain from voting, as that person thinks fit. If a proxy is instructed to abstain from voting on an item of business, that person is directed not to vote on the St.George Shareholder’s behalf on a show of hands or on a poll, and the shares the subject of the proxy appointment will not be counted in computing the required majority.

Eligible St.George Shareholders who return their Ordinary Shareholders Proxy Forms but do not nominate the identity of their proxy will be taken to have appointed the chairman of the meeting as their proxy to vote on their behalf. If an Ordinary Shareholders Proxy Form is returned but the nominated proxy does not attend the meeting, the chairman of the meeting will act in place of the nominated proxy and vote in accordance with the directions on the Ordinary Shareholders Proxy Form. Proxy appointments in favour of the chairman of the Extraordinary General Meeting, the company secretary of St.George, or any St.George Director which do not contain a direction will be used to support the resolution to approve the Constitution Amendment.

A proxy will be admitted to the Extraordinary General Meeting and given a voting card on providing at the point of entry to the Extraordinary General Meeting written evidence of their name and address.

The appointment of a proxy will not preclude any eligible St.George Shareholder from attending in person, revoking a proxy and voting at the Extraordinary General Meeting.

The instrument appointing a proxy is required to be in writing under the hand of the appointor or of that person’s attorney and, if the appointor is a corporation, in accordance with the Corporations Act or under the hand of an authorised officer or attorney. Where two or more persons are registered as a member, each person must sign the Proxy Form.

If an Ordinary Shareholders Proxy Form is completed by an individual or a corporation under power of attorney:

•                  the power of attorney under which the form is signed, or a certified copy of that power of attorney, must accompany the completed Ordinary Shareholders Proxy Form; and

•                  the Ordinary Shareholders Proxy Form may only be lodged in person or by post,

unless the power of attorney has previously been noted by the St.George Registry, in which case the Ordinary Shareholders Proxy Form can also be lodged by fax.

Completed Ordinary Shareholders Proxy Forms can be returned using the return addressed envelope provided with the Scheme Booklet of which this notice forms part. An Ordinary Shareholders Proxy Form must be received in person, by post or by facsimile at the St.George Registry in accordance with the directions on the back of the enclosed Ordinary Shareholders Proxy Form by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. An Ordinary Shareholders Proxy Form received after this time will be invalid.

Online submission of proxy appointment(s)

Alternatively, St.George Shareholders can submit their proxy appointment(s) online at www.stgeorgemerger.com.au.

To use this Online Proxy Facility, you will need your Securityholder Reference Number (SRN) or Holder Identification Number (HIN) and postcode, as shown on your Ordinary Shareholders Proxy Form. You will be taken to have signed the Ordinary Shareholders Proxy Form if you lodge it in accordance with the instructions on the website. If you wish to use this facility, you must lodge your Ordinary Shareholders Proxy Form through the facility by no later than 12.00pm (Sydney time) on Tuesday 11 November 2008. A proxy appointment cannot be submitted electronically by a person acting on behalf of a St.George Shareholder under a power of attorney or similar authority. The Online Proxy Facility may not be suitable for some St.George Shareholders who wish to split their votes on an item of business or appoint two proxies with different voting directions. Please read the instructions for the Online Proxy Facility carefully before you lodge your proxy using this facility.

ST.GEORGE SCHEME BOOKLET

Annexure E Addendum to Notice of Extraordinary

General Meeting: Statement pursuant to section 249P of the Corporations Act

Annexure E Addendum to Notice of Extraordinary General Meeting:

Statement pursuant to section 249P of the Corporations Act (continued)

The following four pages constitute a statement prepared by the Financial Sector Union on behalf of a number of St.George Shareholders who have requested that St.George give the statement pursuant to section 249P of the Corporations Act in relation to the Extraordinary General Meeting. The content of the statement has not been prepared or endorsed by St.George, and St.George disclaims all responsibility for its content.

ST.GEORGE SCHEME BOOKLET

Statement Pursuant to Section 249P of the Corporations Act 2001

To: ST.GEORGE BANK LIMITED ABN 92 055 513 070 (“Company”)

Pursuant to section 249P of the Corporations Act 2001, we the undersigned, being (when aggregated with other signatories) in total at least 100 members of the Company who are entitled to vote at a general meeting, request the Company to give to all its members the statement outlined below that has been provided by the members making the request about a matter that may be properly considered at a general meeting.

“Shareholders opposing the merger with
Westpac Banking Corporation”

St George is an extremely well known and respected Australian bank with a long history of commitment to its customers, staff and shareholders. It began as a building society in 1937 and has successfully differentiated itself from other major banks by building a customer friendly brand, focussed on product innovation and servicing local communities. St George’s success is based on this differentiation and is due to the goodwill it has invested in its customers, communities and staff. This investment has built St George into a great Australian institution.

The Finance Sector Union (FSU) and other members believe the merger with Westpac is not in the best interests of customers, staff and shareholders.

We believe that the merger will:

•      Result in the loss of up to 5,000 staff ;

•      Reduce choice and customer service for Australian banking customers;

•      Eventually see the iconic St.George and BankSA brands disappear.

There is every reason to believe that St George shares will remain profitable without the merger. In 2008, St George has the highest projected earnings per share growth of any of the major banks(1). For the past 5 years, St George’s share price continues to outperform Westpac’s, and St George has consistently increased return on equity (23.2% as of September 2007)(2). The merger with Westpac will fundamentally change the nature of St George and may well result in lower shareholder returns over the long term.

(1) St George figures show Westpac is getting a bargain, 13 August 2008, The Australian.

(2) St George Financial Results for year ending 30 September, 2007, St George Website

Annexure E Addendum to Notice of Extraordinary General Meeting:

Statement pursuant to section 249P of the Corporations Act (continued)

THE ST GEORGE BRAND

A merger between two companies is designed to create one company. Whilst Westpac asserts that their aim is to keep the St George brand separate from Westpac, in practise this is simply an illusion of choice and competition. The Australian Competition and Consumer Commission noted that “common ownership will remove the incentive for the two organisations to compete on price or on other aspects of the service offering.”(3)

Westpac’s record of maintaining separate branding and culture post mergers is poor. They failed to do this with Bank of Melbourne and failed again with Challenge Bank (WA). The St George and BankSA brands are very valuable and that value would be at risk if Westpac failed to properly protect and preserve the culture underpinning them.

The only way to genuinely retain St George as an independent company and independent competitor is to oppose the merger.

EMPLOYMENT

Industry analysts predict that up to 5,000 staff will lose their jobs if the merger proceeds with job cuts likely across duplicated back office functions such as call-centres, processing and support roles. The remaining staff will lose entitlements if St George ceases to be their employer.

St George has been a market leader and employer of choice in the finance sector. The superior terms and conditions enjoyed by St George staff have encouraged high levels of engagement, greater productivity and, consequently, good returns for shareholders.

Conversely, Westpac has failed to negotiate a collective agreement for its staff since 2002. In addition, Westpac employees continue to report chronic problems with under-staffing, unrealistic sales targets and dissatisfaction with pay levels. These issues impact on customer service and Westpac’s customer satisfaction rating is consistently lower than St George.

CHOICE AND CUSTOMER SERVICE

St George is a market leader in customer satisfaction making it the envy of the major banks. Since 2001, St George has rated as much as 10% higher in customer satisfaction than Westpac.(4) This has resulted in the attraction of new customers and sustained loyalty amongst existing customers.

If the merger proceeds there will be one less bank and consequently less choice for Australian consumers. A recent national poll of 1,000 people conducted by

(3) ACCC Public Competition Assessment Westpac Banking Corporation – proposed acquisition of St George Bank Limited, 13 August 2008.

(4) Roy Morgan Data (as cited in The Sheet), 28 May 2008

ST.GEORGE SCHEME BOOKLET

McNair Ingenuity(5) found that Australians are not satisfied with the current state of the banking market and sceptical about the merger delivering better outcomes for consumers.

The survey found that:

•      75% believe that the merger would mean less competition;

•                72% are already of the view that there is not enough competition between banks;

•                89% do not believe that the merger would result in lower fees;

•                69% believe that the merger would mean less pressure on banks to reduce fees and charges; and

•                21% of respondents with St George accounts indicated they would be likely to change banks if the merger proceeds.

A recent survey also found that most St George small business customers believed a merger with Westpac would be negative for their banking relationship and a significant number said they would consider switching banks.(6) These results cast doubt on Westpac’s business model that assumes revenue attrition of less than 5%.(7)

Westpac’s hopes that it will lose less than 5% of revenue post merger is not supported by its track record in mergers, is much more ambitious than any previous result from bank mergers in Australia and is inconsistent with the view that many people prefer St George because it isn’t one of the major banks.

The merger may create a bigger bank; however it may not necessarily create a better bank for customers.

CONCLUSION

The merger will have long term costs for all stakeholders. Consumers will have less choice, St George staff may lose their jobs and a high performing, iconic company that has maintained great returns for shareholders will disappear.

The success of St George is based on differentiation. It is not one of the big four.

As a St George shareholder you can be rightfully proud of the company you have helped build. You have contributed to developing a unique organisation that has successfully challenged its competitors to provide better banking services to the Australian community.

St George can continue to do this and still provide you with substantial returns on your investment well into the future. But it needs your continued commitment.

(5) McNair Ingenuity Research, June 2008.

(6) St George figures show Westpac is getting a bargain, 13 August 2008, The Australian.

(7) St George & Westpac proposed merger – ASX announcement 26 May 2008.

Annexure E Addendum to Notice of Extraordinary General Meeting:

Statement pursuant to section 249P of the Corporations Act (continued)

We urge you to consider all the consequences of the merger over the longer term.

We recommend that shareholders vote against the proposed constitutional amendment and the Scheme of Arrangement that will allow Westpac to takeover St George.

SIGNATURES OF MEMBER/S WHO ARE GIVING NOTICE:

Signature	Print Full Name		Date

Street Address	Suburb	State	Postcode

Signature	Print Full Name		Date

Street Address	Suburb	State	Postcode

Signature	Print Full Name		Date

Street Address	Suburb	State	Postcode

Signature	Print Full Name		Date

Street Address	Suburb	State	Postcode

Post to Reply Paid 9893 Melbourne VIC 3001
(no stamp needed)

Please Return by Friday 12th September 2008
or call 1300 366 378 for more information.

Corporate directory

St.George Bank Limited

Registered Office

St.George Bank Limited

St.George House

4–16 Montgomery House

kogarah NSW 2217

T +61 2 9236 1111

St.George InfoLine

(Australia) 1800 804 457

(Overseas) +61 3 9415 4024

Between 9.00am and 5.00pm (Sydney time),
Monday to Friday

St.George corporate website www.stgeorge.com.au

St.George website for Merger Proposal,
SAINTS Scheme and Option Scheme www.stgeorgemerger.com.au

St.George Registry

Computershare Investor Services Pty Limited

Level 2, 60 Carrington Street

Sydney NSW 2000

T +61 3 9415 4024

F + 61 3 9473 2118

Financial adviser to St.George

UBS AG, Australia Branch

Level 16, Chifley Tower

2 Chifley Square

Sydney NSW 2000

Legal adviser to St.George

Allens Arthur Robinson

Level 28, Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000

Tax adviser to St.George

Greenwoods & Freehills Pty Limited

Level 39, MLC Centre

19–29 Martin Place

Sydney NSW 2000

External auditor to St.George

KPMG

10 Shelley Street

Sydney NSW 2000

Investigating Accountant

PricewaterhouseCoopers Securities Ltd

201 Sussex Street

Sydney NSW 2000

Independent Expert

Grant Samuel & Associates Pty Limited

Level 19, Governor Macquarie Tower

1 Farrer Place

Sydney NSW 2000

Approximately 95% of the paper used in this booklet is ENVI Catalogue, a carbon neutral paper, proudly manufactured in Australia, by Australian Paper at the Westley Vale Mill in Tasmania.